                    PROSPECTUS OF JACOR COMMUNICATIONS, INC.
                            INFORMATION STATEMENT OF
                   SECRET COMMUNICATIONS LIMITED PARTNERSHIP

    This Prospectus/Information Statement relates to the proposed purchase ("Acquisition") by Jacor Broadcasting Corporation, an Ohio corporation ("JBC") and wholly owned subsidiary of Jacor Communications, Inc. ("Jacor"), of certain assets ("Stations Assets") relating to WLTF(FM) and WTAM(AM) (the "Stations"), radio stations owned and operated by Secret Communications Limited Partnership ("Secret"), pursuant to the Assets Purchase Agreement dated as of April 24, 1997, by and between JBC and Secret ("Purchase Agreement").

    This Prospectus/Information Statement is being furnished to the partners of Secret in connection with the issuance of the shares of Jacor common stock, $.01 par value ("Jacor Common Stock"), pursuant to the Purchase Agreement.

    A copy of the Purchase Agreement is included as Appendix I to this Prospectus/Information Statement.

    This Prospectus/Information Statement also constitutes a prospectus of Jacor filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 750,000 shares of Jacor Common Stock to be issued in connection with the Acquisition pursuant to the Purchase Agreement. Jacor will file an application with the Nasdaq Stock Market's National Market (the "Nasdaq National Market") seeking approval for quotation on the Nasdaq National Market of the Jacor Common Stock to be issued in connection with the Acquisition. Under Delaware Law, the Acquisition does not require the approval of the Jacor stockholders.

    The Purchase Agreement provides that in consideration for the sale of the Stations Assets to JBC, (i) Secret shall receive $23,968,750, subject to certain adjustments as described below (the "Cash Consideration") and (ii) Secret or the partners of Secret as determined by Secret in its sole discretion shall receive an aggregate of 750,000 shares of Jacor Common Stock (the "Stock Consideration"). Secret has determined that the Stock Consideration will be paid to the partners of Secret. In the event that subsequent to the date of the Purchase Agreement and prior to the closing of the transactions contemplated by the Purchase Agreement (the "Closing Date"), Jacor shall pay a dividend in Jacor Common Stock, subdivide Jacor Common Stock into a larger number of shares or combine Jacor Common Stock into a smaller number of shares, there shall be a proportional adjustment in the number of shares of Jacor Common Stock to be distributed to the partners of Secret.

    Except as otherwise provided in the Purchase Agreement, all deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities (as defined in the Purchase Agreement) and arising from the conduct of business and operations of the Stations shall be prorated between JBC and Secret in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern Standard Time, on the date immediately preceding the Closing Date.

    SEE "RISK FACTORS" AT PAGE 14 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED REGARDING THE SECURITIES OFFERED HEREBY.
                            ------------------------

    SECRET IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO SECRET.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT IS JULY 24, 1997.

    THIS PROSPECTUS/INFORMATION STATEMENT IS FIRST BEING MAILED OR DELIVERED
              TO THE PARTNERS OF SECRET ON OR ABOUT JULY 24, 1997

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/INFORMATION
STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/INFORMATION STATEMENT
DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE,
THE SECURITIES OFFERED BY THIS PROSPECTUS/ INFORMATION STATEMENT, IN ANY
JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE
DELIVERY OF THIS PROSPECTUS/ INFORMATION STATEMENT NOR ANY DISTRIBUTION OF
SECURITIES PURSUANT TO THIS PROSPECTUS/INFORMATION STATEMENT SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROSPECTUS/INFORMATION
STATEMENT.

                             AVAILABLE INFORMATION

    Jacor is subject to the informational requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street,
N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048.
Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates. Jacor files its reports, proxy statements, and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such information.

    This Prospectus/Information Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The
Registration Statement, including any amendments, schedules, and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus/ Information Statement as to the contents of any contract or other document referred to herein include all material terms of such contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Jacor Common Stock is traded on the Nasdaq National Market. Reports, proxy and information statements, and other information concerning Jacor are available for inspection and copying at the offices of The Nasdaq Stock Market at 1735 K
Street, N.W., Washington, D.C. 20006-1506. Application has been made to list on the Nasdaq National Market the Jacor Common Stock to be issued in connection with the Acquisition. Secret is a privately held company and is not subject to the information requirements or proxy rules contained in or adopted pursuant to the Exchange Act.

    All information contained in this Prospectus/Information Statement relating to Jacor has been supplied by Jacor and all information relating to Secret has been supplied by Secret. Neither Jacor nor Secret assumes any responsibility for the accuracy or completeness of the information provided by the other.

                                       2
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                               TABLE OF CONTENTS

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AVAILABLE INFORMATION....................................................................................          2
TABLE OF CONTENTS........................................................................................          3
PROSPECTUS/INFORMATION STATEMENT SUMMARY.................................................................          5
  Parties to the Acquisition.............................................................................          5
  Authorization by Secret and Jacor......................................................................          5
  The Acquisition........................................................................................          6
  Consideration..........................................................................................          6
  Reasons for the Acquisition............................................................................          6
  Termination; Termination Remedies......................................................................          7
  Financing Arrangements.................................................................................          7
  Interests of Certain Persons in the Acquisition........................................................          7
  Regulatory Matters.....................................................................................          7
  Nasdaq Listing.........................................................................................          8
  Certain Federal Income Tax Consequences................................................................          8
  Accounting Treatment...................................................................................          8
  Recent Developments....................................................................................          8
  Summary Unaudited Pro Forma Financial Information......................................................          9
  Summary Historical Financial Data......................................................................         11
  Per Share Data.........................................................................................         12
  Market Prices and Dividends............................................................................         12
RISK FACTORS.............................................................................................         14
AUTHORIZATION BY SECRET AND JACOR........................................................................         16
THE ACQUISITION..........................................................................................         17
  Background of and Reasons for the Acquisition..........................................................         17
  Delivery of Consideration..............................................................................         17
  Certain Terms of the Purchase Agreement and Related Agreements.........................................         17
  Financing Arrangements.................................................................................         23
  Interests of Certain Persons in the Merger.............................................................         24
  Regulatory Matters.....................................................................................         25
  Nasdaq Listing.........................................................................................         25
  Certain Federal Income Tax Consequences................................................................         25
  Accounting Treatment...................................................................................         26
  Federal Securities Law Consequences....................................................................         26
UNAUDITED PRO FORMA FINANCIAL INFORMATION................................................................         28
SELECTED HISTORICAL FINANCIAL DATA OF JACOR..............................................................         34
SELECTED HISTORICAL FINANCIAL DATA OF THE STATIONS.......................................................         36
BUSINESS OF JACOR........................................................................................         38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JACOR..................................         61
BUSINESS OF THE STATIONS.................................................................................         65
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF JACOR...........         66
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE STATIONS....         72
RIGHTS OF STOCKHOLDERS...................................................................................         73

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
DESCRIPTION OF JACOR CAPITAL STOCK.......................................................................         74
  Common Stock...........................................................................................         74
  Class A and Class B Preferred Stock....................................................................         75
  Citicasters Warrants...................................................................................         75
  Regent Warrants........................................................................................         77
  Registrar and Transfer Agent...........................................................................         79
DESCRIPTION OF OTHER JACOR INDEBTEDNESS..................................................................         79
  1996 10 1/8% Notes.....................................................................................         79
  Liquid Yield Option-TM- Notes..........................................................................         80
  1996 9 3/4% Notes......................................................................................         81
  1997 8 3/4% Notes......................................................................................         82
LEGAL MATTERS............................................................................................         83
EXPERTS..................................................................................................         83
INDEX TO FINANCIAL STATEMENTS............................................................................        F-1
ANNEX I     ASSETS PURCHASE AGREEMENT....................................................................      A-I-1
ANNEX II    FORM OF REGISTRATION RIGHTS AGREEMENT........................................................     A-II-1

                    PROSPECTUS/INFORMATION STATEMENT SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS/INFORMATION STATEMENT. THIS SUMMARY SETS FORTH ALL MATERIAL ELEMENTS OF SUCH MATTERS BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING IN THIS PROSPECTUS/ INFORMATION STATEMENT AND THE ANNEXES HERETO. PARTNERS OF SECRET ARE URGED TO READ THIS PROSPECTUS/INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM (I) "JACOR" REFERS TO JACOR COMMUNICATIONS, INC. AND ITS SUBSIDIARIES AND THEIR COMBINED OPERATIONS ON A HISTORICAL BASIS; AND (II) "COMPANY" REFERS TO JACOR, THE ENTITIES, RADIO STATIONS AND OTHER ASSETS TO BE OWNED BY JACOR ASSUMING THE PENDING TRANSACTIONS ARE CONSUMMATED AS CURRENTLY SET FORTH IN THE RESPECTIVE TRANSACTION AGREEMENTS. THE TERM "PENDING TRANSACTIONS" REFERS TO THE ACQUISITION AND TO THE PENDING ACQUISITIONS, DISPOSITIONS AND EXCHANGES DESCRIBED UNDER "BUSINESS OF JACOR--PENDING RADIO STATION TRANSACTIONS."

PARTIES TO THE ACQUISITION

    JACOR. Jacor, upon consummation of the Pending Transactions, will be the third largest radio group in the nation as measured by revenue and will be the country's fourth largest provider of syndicated radio programming. Jacor's strategic objective is to maximize revenue and broadcast cash flow by becoming the leading radio broadcaster in geographically diverse broadcast areas and by leveraging its expertise in programming, production, syndication and distribution.

    The Company will own and/or operate 154 radio stations and one television station in 33 broadcast areas across the United States upon consummation of the Pending Transactions. The Company's broadcast areas, as a group, are among the most attractive in the country, demonstrating radio revenue growth in excess of the radio industry average over the last five years. Jacor also produces 54 syndicated programs and services for more than 4,000 radio stations, which programs include RUSH LIMBAUGH and DR. DEAN EDELL, the number one and number three rated radio programs in the United States, respectively. See "BUSINESS OF JACOR."

    JBC. JBC is a wholly-owned subsidiary of Jacor. JBC owns and/or operates the following radio stations located in Ohio: (i) in Cincinnati: WLW-AM, WEBN-FM, WOFX-FM, WCKY-AM, WAQZ-FM, WAZU-AM, WSAI-AM; (ii) in Lima: WIMA-FM, WIMT-FM, WBUK-AM, WLVZ-FM; and (iii) in Toledo: WCWA-AM, WIOT-FM.

    The mailing address and telephone number of the principal executive offices of Jacor and JBC are 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 and (606) 655-2267.

    SECRET. Secret is a Delaware limited partnership engaged primarily in radio broadcasting. Secret has two general partners, one of which is a corporation and the other of which is a limited partnership, and one individual limited partner. As of the date hereof, Secret has sold or has entered into agreements to sell all of the radio stations that it owns, including the stations whose assets are being sold pursuant to the Purchase Agreement. The mailing address and telephone number of the principal executive offices of Secret are 312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202, (513) 621-1600. See "BUSINESS OF SECRET."

AUTHORIZATION BY SECRET AND JACOR

    The Purchase Agreement has been approved by the general partners of Secret subject to the effective registration of the Stock Consideration and the receipt by all partners of Secret of the Prospectus/ Information Statement and the satisfaction of the conditions to closing set forth in the Purchase Agreement. No further action by the partners of Secret is necessary to effect the Acquisition. ACCORDINGLY, SECRET IS NOT ASKING PARTNERS FOR A PROXY AND PARTNERS OF SECRET ARE REQUESTED NOT TO SEND A PROXY.

    The Purchase Agreement also has been approved by the Boards of Directors of Jacor and JBC. The Purchase Agreement and the Acquisition do not require the approval of the Jacor stockholders under Delaware law. No additional corporate action by Jacor or JBC will be required to effect the Acquisition. See "AUTHORIZATION BY SECRET AND JACOR."

THE ACQUISITION

    The Acquisition will be consummated and become effective within five (5) business days after the later to occur of: (a) the satisfaction or waiver of the conditions to the Acquisition as set forth in the Purchase Agreement, and (b) the issuance of a Final Order (as defined in the Purchase Agreement) by the Federal Communications Commission ("FCC"); provided, however, that JBC may in its sole discretion waive the requirement that a Final Order be issued and elect (subject to the satisfaction or waiver of conditions) to close at any time (upon not less than five (5) business days notice to Secret) after the release of the initial FCC approval on public notice that it has consented to the transaction contemplated by the Purchase Agreement (the "Closing"). See "THE ACQUISITION--Certain Terms of the Purchase Agreement and Related Agreements."

CONSIDERATION

    The Purchase Agreement provides that in consideration for the sale of the Stations Assets to JBC, (i) Secret shall receive Cash Consideration consisting of $23,968,750, subject to certain adjustments as described below and (ii) Secret or the partners of Secret as determined by Secret in its sole discretion shall receive Stock Consideration consisting of an aggregate of 750,000 shares of Jacor Common Stock. Secret has determined that the Stock Consideration will be paid to the partners of Secret. In the event that subsequent to the date of the Purchase Agreement and prior to the Closing Date, Jacor shall pay a dividend in Jacor Common Stock, subdivide Jacor Common Stock into a larger number of shares or combine Jacor Common Stock into a smaller number of shares, there shall be a proportional adjustment in the number of shares of Jacor Common Stock to be distributed to the partners of Secret.

    Except as otherwise provided in the Purchase Agreement, all deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities (as defined in the Purchase Agreement) and arising from the conduct of business and operations of the Stations shall be prorated between JBC and Secret in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern Standard Time, on the date immediately preceding the Closing Date.

REASONS FOR THE ACQUISITION

    JACOR. Since 1993, Jacor has been actively seeking to expand through acquisitions and has identified potential acquisition and merger candidates. Since the enactment of the Telecommunications Act of 1996 (the "TeleCom Act") on February 8, 1996, through July 15, 1997, Jacor has acquired or entered into agreements to acquire 130 radio stations and two television stations and entered into an exclusive sales agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. Jacor has also disposed or agreed to dispose of nine radio stations. In addition, Jacor has exchanged one of the television stations and three radio stations for 11 radio stations and has entered into an agreement to exchange four Kansas City radio stations for six radio stations in Dayton, Ohio. Jacor also acquired a leading provider of syndicated talk radio programming, a leading provider of satellite and network services for the radio broadcasting industry and a leading provider of traffic reporting services in the San Diego and Los Angeles broadcast areas. Jacor continues to negotiate for additional acquisitions in its existing locations and new locations.

    SECRET. The TeleCom Act loosened the restrictions on how many stations one could own in a given market, and eliminated the restrictions on how many stations one could own nationwide. These relaxed restrictions effectively increased the number of potential buyers for any given station, which had the effect of increasing the value of radio stations in general. As a result, the investors of Secret determined that through a rational and selective disposition of its radio stations they would be able to realize a targeted return on their investment in Secret. Secret has embarked on such a plan of disposing of its holdings in radio stations, and this present transaction is part of that plan.

TERMINATION; TERMINATION REMEDIES

    The Purchase Agreement may be terminated before the consummation of the Acquisition by either JBC or Secret under various circumstances, including the failure to consummate the Acquisition on or before March 1, 1998. If Secret fails to perform under the provisions of the Purchase Agreement, JBC shall be entitled to specific performance of the terms of the Purchase Agreement in addition to any other remedies. If any action is brought by JBC to enforce the Purchase Agreement, Secret shall waive the defense that there is an adequate remedy at law. If the parties fail to consummate the Purchase Agreement on the Closing Date solely due to JBC's material breach of the Purchase Agreement and Secret is not at that time in material breach of the Purchase Agreement, Secret shall be entitled to obtain specific performance of the terms of the Purchase Agreement in addition to any other remedies.

FINANCING ARRANGEMENTS

    Jacor expects that the funds necessary to pay the Cash Consideration will be obtained from borrowings under its June 1996 credit facility, as amended and restated in February 1997 (the "Credit Facility"), and/or cash on hand which includes proceeds from the May 1997 offerings by Jacor of 7,647,500 shares of Common Stock to the public and 673,628 shares of Common Stock to affiliates of Equity Group Investments, Inc., an affiliate of the Zell/Chilmark Fund L.P. (collectively, the "1997 Equity Offerings") and the June 1997 offering by Jacor Communications Company ("JCC"), a wholly owned subsidiary of Jacor, of 8 3/4% Senior Subordinated Notes due 2007 (the "1997 8 3/4% Notes Offering"). See "THE ACQUISITION--Financing Arrangements."

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

    Other than the limited partner's ownership of the limited partnership interests in Secret, the officers and members of the management committee of Secret do not have any additional interests in the Acquisition.

    In connection with the Purchase Agreement, Jacor and JBC will enter into a Registration Rights Agreement with Secret and certain of its partners which provides that Jacor will register for resale the shares of Jacor Common Stock comprising the Stock Consideration issued to the partners of Secret if a partner is unable to sell the shares without registration. See "FEDERAL SECURITIES LAWS CONSEQUENCES."

REGULATORY MATTERS

    The receipt of certain federal and state governmental or regulatory approvals is required in order to consummate the Acquisition, including the consent and approval of the FCC and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). JBC and Secret have agreed in the Purchase Agreement to use their reasonable best efforts to obtain such approvals or waivers, but there can be no assurance as to when or if such approvals or waivers will be obtained such that the Acquisition may be consummated. As of the date hereof, the applicable waiting period under the HSR Act has terminated and the FCC has issued an Initial Order approving the Acquisition. See "THE ACQUISITION--Regulatory Matters."

NASDAQ LISTING

    Jacor will use its reasonable best efforts to cause the shares of Jacor Common Stock comprising the Stock Consideration to be listed for trading on the Nasdaq National Market. See "THE ACQUISITION--Nasdaq Listing."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes the Acquisition will be considered a taxable transaction to Secret and its partners. Gain or loss to Secret and its partners on the disposition of the Stations Assets will be measured by the difference between the amount realized by Secret and Secret's tax basis in the Stations Assets. The amount realized by Secret will be the sum of the Cash Consideration and the fair market value of the Stock Consideration on the Closing Date. The amount realized will be allocated to each of the Stations' Assets based on the allocation agreed to by Secret and JBC pursuant to the Purchase Agreement.

    For purposes of Section 1231 of the Internal Revenue Code, the Stations Assets will be considered as property used in the trade or business. In determining whether the gains or losses on the disposition of the Stations Assets will be considered as gains or losses from the sale or exchange of capital assets, Section 1231 will apply separately to each of the partners of Secret. The disposition of certain of the Stations Assets will also be subject to Sections 1245 and 1250 of the Internal Revenue Code, which may have the effect of requiring a portion of any gain realized by Secret and its partners to be treated as ordinary income.

    The shares of Jacor Common Stock received by the partners of Secret in the Acquisition will have a tax basis for federal income tax purposes in their hands equal to the fair market value of such shares on the Closing Date. The holding period for the shares in the hands of the partners of Secret will begin on the Closing Date.

    ALL SECRET PARTNERS SHOULD READ CAREFULLY THE DISCUSSION IN THE "THE ACQUISITION--CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC CONSEQUENCES TO THEM OF THE ACQUISITION UNDER FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

    The Acquisition will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. See "THE ACQUISITION--Accounting Treatment."

RECENT DEVELOPMENTS

    Since the enactment of the Telecom Act on February 8, 1996, through July 15, 1997, Jacor has acquired and entered into binding agreements to acquire 130 radio stations, two television stations and entered into an exclusive sales agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. The aggregate consideration provided by Jacor in these transactions was approximately $1.5 billion. Jacor has also disposed or agreed to dispose of nine radio stations for approximately $75.0 million. In addition, Jacor has exchanged one of the television stations and three radio stations for 11 radio stations in transactions valued in the aggregate at approximately $245.0 million and has entered into an agreement to exchange four Kansas City radio stations for six radio stations in Dayton, Ohio valued at approximately $70.0 million. Jacor has also entered into a non-binding letter of intent to exchange one station in one of Jacor's existing broadcast areas for another station in that same broadcast area in a transaction that would be valued at approximately $4.5 million. Jacor also acquired for approximately $79.0 million a leading provider of syndicated talk radio programming, a leading provider of satellite and network services for the radio broadcasting industry and a leading provider of traffic reporting services in the San Diego and Los Angeles broadcast areas.

    In addition, Jacor has acquired Premiere Radio Networks, Inc., a creator, producer and distributor of radio programming, research and other services, for approximately $189.8 million (the "Premiere Merger"). Pursuant to other pending transactions (the "Pending Transactions"), Jacor will acquire 25 radio stations for a purchase price aggregating approximately $108.2 million (including $26.4 million already advanced by Jacor to fund various escrow deposits and loans). Jacor has entered into two non-binding letters of intent and one binding letter of intent pursuant to which Jacor and the prospective sellers have agreed to negotiate exclusively the terms and conditions of definitive acquisition agreements. If such negotiations and transactions are successfully completed, Jacor would acquire an additional five radio stations for an aggregate purchase price of approximately $6.5 million. Jacor is currently negotiating additional possible acquisitions each of which may or may not result in additional acquisitions. Jacor is also engaged in preliminary discussions with owners of numerous other broadcasting businesses. Such transactions, if any, may involve the payment of cash, shares of Common Stock and/or the exchange of the Company's other broadcast properties. However, there can be no assurance that Jacor will successfully complete all or any such transactions or what the consequences thereof would be. For more information about Jacor's recent acquisitions and dispositions, see "BUSINESS OF JACOR."

    For a discussion of the risks associated with Jacor's growth strategy, see "RISK FACTORS" beginning on page 14.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

    The following sets forth summary unaudited pro forma combined financial information derived from the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus/Information Statement. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996, and the latest twelve months ("LTM") ended March 31, 1997, give effect to each of the following transactions as if such transactions had been completed January 1, 1996: (i) the 1997 Equity Offerings and the 1997 8 3/4% Notes Offering, (ii) the Premiere Merger, (iii) the EFM Acquisition, (iv) Jacor's 1996 acquisitions of Citicasters Inc. ("Citicasters") and Noble Broadcast Group, Inc. ("Noble"), the acquisition of the Selected Gannett Radio Stations (as defined herein) and the Tampa Television Station divestiture, and other immaterial acquisitions completed in 1996, (v) Jacor's 1997 acquisition of Regent Communications, Inc. ("Regent") and other 1997 immaterial acquisitions, including the Acquisition, both completed and pending as of April 30, 1997 ((iv) and (v) collectively, the "Other Acquisitions"). The pro forma condensed consolidated balance sheet as of March 31, 1997 has been prepared as if the Acquisition and other transactions pending as of April 30, 1997 (not including immaterial acquisition agreements entered into by Jacor after April 30, 1997) had occurred on March 31, 1997. This Acquisition is not considered a significant transaction for purposes of the pro forma financial information and is therefore not separately reflected in the pro forma financial statements.

    The Summary Unaudited Pro Forma Financial Information does not purport to present the actual financial position or results of operations of Jacor had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Summary Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Financial Information and should be read in conjunction therewith. See the Consolidated Financial Statements and the Notes thereto for Jacor and the Stations' Combined Financial Statements included herein.

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
                                                                                   YEAR ENDED        LTM ENDED
                                                                                DECEMBER 31, 1996  MARCH 31, 1997
                                                                                -----------------  --------------
STATEMENT OF OPERATIONS DATA:
  Net revenue.................................................................     $   523,169       $  533,627
  Broadcast operating expenses................................................         359,793          368,124
  Depreciation and amortization...............................................          87,215           88,020
  Corporate general and administrative expenses...............................           9,108           10,190
  Operating income............................................................          64,750           64,990
  Interest expense............................................................          75,487           75,487

OTHER FINANCIAL DATA:
  Broadcast cash flow(1)......................................................     $   163,376       $  165,503
  Broadcast cash flow margin(2)...............................................            31.2%            31.0%
  EBITDA(1)...................................................................     $   154,268       $  155,313
  Cash interest expense.......................................................          66,386           66,386
  Capital expenditures........................................................          13,102           14,687

CREDIT RATIOS(3):
  Ratio of EBITDA to cash interest expense....................................            2.3x             2.3x
  Ratio of long term debt (net of cash) to EBITDA.............................            5.1x             5.1x

                                                                                                        AS OF
                                                                                                    MARCH 31, 1997
                                                                                                    --------------
BALANCE SHEET DATA:
  Working capital.................................................................................   $     39,731
  Intangible assets...............................................................................      1,970,354
  Total assets....................................................................................      2,348,212
  Long-term debt, including current portion.......................................................        798,000
  Liquid Yield Option Notes.......................................................................        120,183
  Total shareholders' equity......................................................................        912,827

------------------------

(1) "Broadcast cash flow" means operating income before depreciation and amortization, and corporate general and administrative expenses. "EBITDA" means operating income before depreciation and amortization. Broadcast cash flow and EBITDA should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, they are widely used in the broadcasting industry as a measure of a company's operating performance because they assist in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance. Pro forma EBITDA excludes $2,303 of special bonuses.

(2) Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.

(3) The pro forma credit ratio reflects the cash and long term debt of Jacor as of March 31, 1997 as adjusted to give effect to the 1997 Equity Offerings, the 1997 8 3/4% Notes Offering and the application of the proceeds therefrom to reduce outstanding indebtedness under the Credit Facility to the extent permitted thereunder.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following sets forth summary historical financial data for Jacor and the Stations for the three years ended December 31, 1996 and the three month periods ended March 31, 1996 and 1997. The comparability of the historical consolidated financial data reflected in this financial data has been significantly impacted by acquisitions and dispositions. The information presented below is qualified in its entirety by, and should be read in conjunction with, "SELECTED HISTORICAL FINANCIAL DATA OF JACOR" and the Consolidated Financial Statements and the Notes thereto for Jacor, and "SELECTED HISTORICAL FINANCIAL DATA OF THE STATIONS" included herein.

                                   HISTORICAL
                             (DOLLARS IN THOUSANDS)

JACOR

                                                                                            THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             MARCH 31,
                                                       ----------------------------------  --------------------
                                                          1994        1995        1996       1996       1997
                                                       ----------  ----------  ----------  ---------  ---------
STATEMENT OF OPERATIONS DATA
  Net revenue........................................  $  107,010  $  118,891  $  223,761  $  30,074  $  88,828
  Broadcast operating expenses.......................      80,468      87,290     151,056     23,870     67,305
  Depreciation and amortization......................       9,698       9,483      23,404      2,619     13,369
  Corporate general and
    administrative expenses..........................       3,361       3,501       7,629      1,139      2,762
  Operating income...................................      13,483      18,617      39,360      2,446      5,392
  Net income.........................................       7,852      10,965       5,105        891     (8,140)

OTHER FINANCIAL DATA
  Broadcast cash flow................................  $   26,542  $   31,601  $   72,696  $   6,203  $  21,523
  Broadcast cash flow margin.........................        24.8%       26.6%       32.5%      20.6%      24.2%
  EBITDA.............................................  $   23,181  $   28,100  $   62,764  $   5,064  $  18,761
  Capital expenditures...............................  $    2,221  $    4,969  $   11,852  $   3,437  $   4,860

STATIONS

                                                                                            THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             MARCH 31,
                                                       ----------------------------------  --------------------
                                                          1994        1995        1996       1996       1997
                                                       ----------  ----------  ----------  ---------  ---------
STATEMENT OF OPERATIONS DATA
  Net revenue........................................  $    9,253  $    9,415  $    9,720  $   1,838  $   1,807
  Broadcast operating expenses.......................       7,054       7,534       7,775      2,085      1,776
  Depreciation and amortization......................       1,089       1,155       1,054        265        278
  Corporate general and administrative expenses......         649         644         713        146        244
  Operating income...................................         462          81         178       (659)      (491)
  Interest expense...................................         713         637         540        135        126
  Net income.........................................        (296)       (101)       (405)      (804)      (628)

OTHER FINANCIAL DATA
  Broadcast cash flow................................  $    2,200  $    1,880  $    1,945  $    (248) $      31
  Broadcast cash flow margin.........................          24%         20%         20%       -13%         2%
  EBITDA.............................................  $    1,551  $    1,236  $    1,232  $    (393) $    (213)
  Capital expenditures...............................  $      235  $      328  $      156  $      15  $      25

PER SHARE DATA

    Set forth below are historical earnings (loss) per share before extraordinary items, cash dividends per share and book value per share data of Jacor and unaudited pro forma per share data of the combined companies. The data set forth below should be read in conjunction with Jacor's audited financial statements and the Stations' financial statements, including the notes thereto, which are included in this Prospectus/Information Statement. The data should also be read in conjunction with the unaudited pro forma combined condensed financial statements, including the notes thereto, included elsewhere in this Prospectus/Information Statement.

                                                                                                    THREE MONTHS
                                                                                   YEAR ENDED           ENDED
                                                                                DECEMBER 31, 1996  MARCH 31, 1997
                                                                                -----------------  ---------------
HISTORICAL:
Earnings per share............................................................      $    0.30         $   (0.08)
Cash dividends per share......................................................             --                --
Book value per share..........................................................      $   15.56         $   17.10

PRO FORMA:
Loss per share................................................................      $   (0.09)        $   (0.16)
Cash dividends per share......................................................             --                --
Book value per share..........................................................            N/A         $   20.11

MARKET PRICES AND DIVIDENDS

    Secret is a privately held limited partnership and its partnership interests do not trade in any established public market. Jacor Common Stock is quoted on the Nasdaq National Market under the symbol "JCOR."

    The table below sets forth, for the calendar quarters indicated, the reported high and low per share sales prices of Jacor Common Stock, as reported on the Nasdaq National Market.

                                                                                                        JACOR
                                                                                                     COMMON STOCK
                                                                                                 --------------------
                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
1995
  First Quarter................................................................................  $   14.50  $   12.00
  Second Quarter...............................................................................      17.00      13.00
  Third Quarter................................................................................      19.25      15.00
  Fourth Quarter...............................................................................      17.50      15.00

1996
  First Quarter................................................................................  $   22.25  $   16.00
  Second Quarter...............................................................................      31.25      19.50
  Third Quarter................................................................................      35.00      24.75
  Fourth Quarter...............................................................................      36.38      23.75

1997
  First Quarter................................................................................  $   31.75  $   25.63
  Second Quarter...............................................................................  $   38.63  $   26.50
  Third Quarter (through July 22, 1997)........................................................  $   46.25  $   37.25

    On April 24, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Purchase Agreement, the closing price per share of Jacor Common Stock was $28.00. On July 22, 1997, the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Information Statement, the closing price per share of Jacor Common Stock was $44.13.

    Jacor has not declared any cash dividend on its common stock since its inception. Jacor intends to retain future earnings for use in its business and does not anticipate paying any dividends on Jacor Common Stock in the foreseeable future. Under Jacor's existing credit facilities, Jacor is prohibited from paying cash dividends on Jacor Common Stock except as may be provided therein. See "THE ACQUISITION--Financing Arrangements."

    On April 11, 1997, there were approximately 1,500 holders of record of Jacor Common Stock.

                                  RISK FACTORS

    RISKS OF ACQUISITION STRATEGY. Jacor intends to pursue growth through the opportunistic acquisition of broadcasting companies, radio station groups, individual radio stations and entities that provide programming and services to radio station groups or individual radio stations. In this regard, Jacor routinely reviews such acquisition opportunities. Jacor believes that currently there are a number of acquisition opportunities that would be complementary to its business. Jacor cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be. The consummation of each of the Pending Transactions requires FCC approval with respect to the transfer of the associated broadcast licenses. Jacor has filed or will file in the ordinary course applications seeking FCC approval for the Pending Transactions. In addition, the consummation of certain of the Pending Transactions is subject to the expiration or termination of the applicable waiting periods under the HSR Act. With regard to each Pending Transaction, Jacor will use its reasonable best efforts to obtain such approvals or waivers, but there can be no assurance that (i) the FCC will approve the transfer of the broadcast licenses in connection with each Pending Transaction;
(ii) the FCC or a court would affirm the FCC consent to the Pending Transaction if such review is undertaken; (iii) the HSR Act waiting periods with respect to the various Pending Transactions will expire without objections being raised by either the Federal Trade Commission (the "FTC") or the Antitrust Division that would not be eliminated without substantial changes to the terms of the applicable Pending Transactions; or (iv) Jacor will be successful in consummating various Pending Transactions in a timely manner or on the terms originally agreed upon by the parties to the transactions. See "THE ACQUISITION--Regulatory Matters."

    Jacor's acquisition strategy involves numerous risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. There can be no assurance that Jacor's management will be able to manage effectively the resulting business or that such acquisitions will benefit Jacor.

    In addition to the expenditure of capital relating to the Pending Transactions (see "THE ACQUISITION--Financing Arrangements"), future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, Jacor may be required to raise additional financing. There is no assurance that such additional financing will be available to Jacor on acceptable terms.

    INCREASED ANTITRUST SCRUTINY. Subsequent to the passage of the Telecom Act, the radio broadcast industry has been subject to an increased amount of scrutiny by the Antitrust Division. Such scrutiny caused Jacor to experience delays in closing several mergers and acquisitions and to incur increased transaction costs. Jacor could experience similar delays and increased costs in connection with future transactions, including one or more of the Pending Transactions.

    Although Jacor does not believe that antitrust considerations will adversely affect Jacor's ability to successfully implement its business strategy, the effects of the Antitrust Division's heightened level of scrutiny on the radio broadcast industry and on Jacor are uncertain. There can be no assurance that these concerns will not negatively impact Jacor. See "THE ACQUISITION--Regulatory Matters."

    FCC REGULATION OF BROADCASTING INDUSTRY. The broadcasting industry is subject to extensive regulation by the FCC which, among other things, requires approval for the issuance, renewal, transfer and assignment of broadcasting station operating licenses, limits the number of broadcasting properties Jacor may acquire and regulates the operations of broadcasting stations. Additionally, in certain circumstances, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules will operate to impose limitations on alien ownership and voting of the capital stock of Jacor. Jacor's Certificate of Incorporation permits the redemption of Common Stock from stockholders where necessary to protect Jacor's regulatory licenses. See "DESCRIPTION OF JACOR CAPITAL STOCK." The FCC is considering changes to its rules in response to the Telecom Act and other industry developments. There can be no assurance that any such rule changes will not negatively impact Jacor's operations in the future. See "THE ACQUISITION--Regulatory Matters."

    Jacor's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years. Some of Jacor's operating licenses expire at various times in 1997. Although it is rare for the FCC to deny a renewal application, there can be no assurance that the pending or future renewal applications will be approved, or that such renewals will not include conditions or qualifications that could adversely affect Jacor's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon Jacor's business, financial condition and results of operations. See "THE ACQUISITION--Regulatory Matters."

    COMPETITION; BUSINESS RISKS. Broadcasting is a highly competitive business. Jacor's radio and television stations compete for audiences and advertising revenues with other radio and television stations, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising and direct mail, within their respective geographic areas. Audience ratings and revenue shares are subject to change and any adverse change in a particular geographic area could have a material and adverse effect on the revenue of stations located in that geographic area. Future operations are further subject to many variables which could have an adverse effect upon Jacor's financial performance. These variables include economic conditions, both generally and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. Although Jacor believes that each of its stations will be able to compete effectively in its respective broadcast area, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues.

    SUBSTANTIAL LEVERAGE AND LIMITED FINANCIAL FLEXIBILITY. The Pending Transactions (including the Acquisition) may result in a higher level of indebtedness for Jacor. Jacor's outstanding indebtedness may have the following important consequences: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on Jacor's ability to obtain additional debt financing; and (iii) increased vulnerability to adverse general economic and industry conditions. In addition, the Credit Facility has a number of financial covenants, including interest coverage, fixed charge coverage, debt service coverage and a maximum ratio of debt to earnings before other expenses (income), interest expenses, taxes, depreciation and amortization. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

    SHARE OWNERSHIP BY ZELL/CHILMARK. Zell/Chilmark Fund L.P. ("Zell/Chilmark") currently holds approximately 29.9% of the outstanding Jacor Common Stock and Zell/Chilmark is Jacor's largest stockholder as of the date hereof. The large share ownership of Zell/Chilmark may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Jacor, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then-current market prices.

    Subject to certain restrictions under the Securities Act, Zell/Chilmark is free to sell shares of Common Stock from time to time for any reason. By virtue of its current control of Jacor, Zell/Chilmark could sell large amounts of Jacor Common Stock by causing Jacor to file a registration statement with respect to such stock. In addition, Zell/Chilmark could sell its shares of Jacor Common Stock without registration pursuant to Rule 144 under the Securities Act. Jacor can make no prediction as to the effect, if any, that such sales of shares of Jacor Common Stock would have on the prevailing market price. Sales of substantial amounts of Jacor Common Stock, or the availability of such shares for sale, could adversely affect prevailing market prices. Sales or transfers of Jacor Common Stock by Zell/Chilmark could result in another person or entity becoming the controlling shareholder of Jacor.

    KEY PERSONNEL. Jacor's business is dependent upon the performance of certain key employees, including its Chief Executive Officer and its President. Jacor employs several on-air personalities with significant loyal audiences in their respective broadcast areas. Jacor generally enters into long-term employment agreements with its key on-air talent to protect its interests in those relationships, but there can be no assurance that all such on-air personalities will remain with Jacor.

    CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK. Jacor has approximately 55,000,000 shares of Jacor Common Stock which are authorized but unissued (assuming no exercise of options) and 4,000,000 shares of preferred stock authorized but unissued for future issuance, without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

    One of the effects of the existence of unissued and unreserved Jacor Common Stock or preferred stock may be to enable the Jacor Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Jacor by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Jacor.

    The issuance of preferred stock could have the effect of delaying or preventing a change in control of Jacor. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Jacor Common Stock or could adversely effect the rights and powers, including voting rights of the holders of the Jacor Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Jacor Common Stock. Jacor does not currently have any plans to issue additional shares of Jacor Common Stock or preferred stock other than shares of Jacor Common Stock which may be issued in connection with acquisitions, upon private or public sales of its capital stock at fair market value, upon the exercise of options and stock units which have been granted or which may be granted in the future to directors, officers, and employees of Jacor or shares of Jacor Common Stock issuable upon conversion of the LYONs, the Citicasters Warrants and the Regent Warrants, all as defined herein.

    FORWARD-LOOKING STATEMENTS. This Prospectus/Information Statement sets forth or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus/ Information Statement Summary," as well as within the Prospectus/Information Statement generally. In addition, when used in this Prospectus/Information Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth or incorporated by reference in this Prospectus/Information Statement generally. Jacor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Jacor cautions the reader, however, that this list of risk factors may not be exhaustive.

                       AUTHORIZATION BY SECRET AND JACOR

    The Purchase Agreement has been approved by the general partners of Secret subject to the effective registration of the Stock Consideration and the receipt by all partners of Secret of the Prospectus/ Information Statement and the satisfaction of the conditions to closing set forth in the Purchase Agreement.

    The Purchase Agreement also has been approved by the Jacor and JBC Boards of Directors. The Purchase Agreement and the Acquisition do not require the approval of the Jacor stockholders under the

Delaware General Corporate Law (the "DGCL"). No additional corporate action by Jacor or JBC will be required to effect the Acquisition.

                                THE ACQUISITION

    The description of the Purchase Agreement set forth in this Section includes all material terms of the Purchase Agreement but does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which is attached as Annex I to this Prospectus/Information Statement and is incorporated by reference herein.

BACKGROUND OF AND REASONS FOR THE ACQUISITION

    JACOR. Since 1993, Jacor has been actively seeking to expand through acquisitions and has identified numerous potential acquisition and merger candidates. Since the enactment of the Telecom Act on February 8, 1996 through July 15, 1997, Jacor has spent and agreed to spend approximately $1.5 billion on acquisitions. Jacor continues to negotiate for additional acquisitions in its existing locations and in new locations. Jacor identified the Stations as potential acquisition candidates in the first quarter of 1997 and began to review information regarding Secret and the Stations at that time.

    SECRET. The TeleCom Act loosened the restrictions on how many stations one could own in a given market, and eliminated the restrictions on how many stations one could own nationwide. These relaxed restrictions effectively increased the number of potential buyers for any given station, which had the effect of increasing the value of radio stations in general. As a result, the investors of Secret determined that through a rational and selective disposition of its radio stations they would be able to realize a targeted return on their investment in Secret. Secret has embarked on such a plan of disposing of its holdings in radio stations, and this present transaction is part of that plan.

DELIVERY OF CONSIDERATION

    The Purchase Agreement provides that at the Closing JBC shall (i) deliver the Cash Consideration by wire transfer to Secret and (ii) deliver the Stock Consideration to Secret or to the partners of Secret as determined by Secret in its sole discretion, to be distributed entirely to Secret or pro rata to the partners of Secret as determined pursuant to the Purchase Agreement. Secret has determined that the Stock Consideration will be delivered to the partners of Secret.

CERTAIN TERMS OF THE PURCHASE AGREEMENT AND RELATED AGREEMENTS

    REPRESENTATIONS AND WARRANTIES. The Purchase Agreement contains various representations and warranties of the parties, each of which survives the consummation of the Acquisition, including, among other things, representations from the parties, as of the date of the Purchase Agreement relating to (i) each party's organization and similar corporate matters; (ii) the authorization, execution, delivery, performance and enforceability of the Purchase Agreement and related matters; (iii) the absence of conflicting agreements or required consents; (iv) with respect to JBC, the absence of material litigation; (v) the accuracy of the information provided by each party with respect to this Prospectus/Information Statement; (vi) the issuance and registration of the Jacor Common Stock; (vii) government authorizations required for the conduct of the business and operations of the Stations; (viii) the Stations' compliance with all applicable FCC regulations; (ix) Secret's payment of taxes; (x) good and marketable title to the Stations Assets and real property used in connection with the operations of the Stations ("Real Estate"); (xi) the validity and enforceability of contracts relating to the Stations ("Contracts") and Secret's compliance with such Contracts; (xii) certain environmental matters, (xiii) Secret's intellectual property rights, (xiv) the accuracy of certain financial statements of the Stations and compliance with generally accepted accounting principles, and (xv) certain personnel and employment agreement issues of Secret.

    COVENANTS. Pursuant to the Purchase Agreement, JBC has agreed, subject to the satisfaction or waiver of the conditions of the Purchase Agreement, to (i) purchase the Stations Assets from Secret and assume the Assumed Liabilities (as defined in the Purchase Agreement) of Secret on the Closing Date; (ii) notify Secret in writing of any change in any of the information contained in the representations and warranties contained in the Purchase Agreement and of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against JBC which challenges the transactions contemplated by the Purchase Agreement; (iii) not take any action which is materially inconsistent with its obligations under the Purchase Agreement or take any action which would cause any representation or warranty of JBC contained in the Purchase Agreement to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by the Purchase Agreement. The Purchase Agreement also obligates JBC, subject to the terms of the Time Brokerage Agreement by and between Secret and JBC (the "Time Brokerage Agreement"), for a period of 120 days from the Closing Date ("Collection Period") to use reasonable efforts to assist Secret in collection of Secret's accounts receivable arising prior to the Closing Date ("Secret's Accounts Receivable") in the normal and ordinary course of JBC's business and to apply all such amounts collected to the debtor's oldest account receivable first, subject to certain exceptions under the Purchase Agreement. Every 30 days during the Collection Period, JBC shall make a payment to Secret equal to the amount of all collections of Secret's Accounts Receivable during such 30 day period less any commissions and/or other expenses due thereon.

    Pursuant to the Purchase Agreement, Secret has agreed that prior to the Closing Date, except as permitted by the Purchase Agreement or the prior written consent of JBC, Secret shall: (i) subject to JBC's time brokering of the Stations pursuant to the Time Brokerage Agreement, (a) conduct the business and operations of the Stations in the ordinary and prudent course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Stations; (b) preserve the Stations' operations, advertisers, customers, suppliers and others having business relations with the Stations; (c) operate the Stations in accordance with FCC rules and regulations;
(ii) promptly notify JBC of any fact relating to Secret which would cause the FCC to deny its consent to the transactions contemplated by the Purchase Agreement and to use its best efforts to take such steps as may be necessary to remove any such impediments to the FCC's consent; (iii) subject to JBC's time brokering of the Stations pursuant to the Time Brokerage Agreement, not (a) sell, lease or dispose of or commit to sell, lease or dispose of any of the Stations Assets; (b) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (c) except as required by applicable law, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations; (d) grant or agree to grant any specific bonus or increase in compensation to any executive or management employee of the Stations other than in accordance with past practice or in compliance with the Stations' budgets for 1997 or for which Secret has disclosed and for which it will be solely responsible; (e) provide any new pension, retirement or other employment benefits for employees of the Stations or any increases in any existing benefits; (f) modify, change or terminate any Contract; (g) create, assume or permit to exist any mortgage, pledge, lien, or other charge or encumbrance or rights affecting any of the Stations Assets, except for those in existence on the date of the Purchase Agreement; (h) change the call letters of the Stations; or (i) take any action which could hinder or delay the consummation of the transactions contemplated by the Purchase Agreement; (iv) provide JBC and its representatives, upon JBC's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Secret's personnel, properties, books, Contracts, reports and records, real estate, buildings and equipment relating to the Stations and to the Stations' employees, and furnish JBC with information and copies of all documents and agreements relating to the Stations and the operations thereof that JBC reasonably requests; (v) deliver to JBC within 30 days of the end of each calendar quarter an unaudited statement of revenue and expenses of the Stations and a balance sheet for the month then ended in addition to any and all information customarily prepared by the Stations concerning the financial condition and results of operations for the Stations;
(vi) cooperate, and use its reasonable best efforts to cause its independent accountants to reasonably cooperate with JBC, at JBC's expense, in order to enable JBC to have Secret's or JBC's independent accountants prepare audited financial statements for the Stations for the most recently completed fiscal year-end; (vii) use its reasonable best efforts to obtain (a) any third party consents necessary for the assignment of Contracts and (b) estoppel certificates from any and all lessors who are party to certain real estate contracts as disclosed in a schedule to the Purchase Agreement;
(viii) use its reasonable best efforts to transfer to JBC any discounts or other benefits which it enjoys under any Contract; (ix) notify JBC of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated by the Purchase Agreement and if any of the normal broadcast transmissions of any Stations are interrupted, interfered with or in any way impaired and provide JBC with prompt written notice of the problem and the measures being taken to correct such problem; (x) not take any action which is materially inconsistent with its obligations under the Purchase Agreement, or take any action which would cause any representation or warranty of Secret contained in the Purchase Agreement to be or become false or invalid or which could hinder or delay the consummation of the Acquisition; (xi) transfer, convey, assign and deliver to JBC on the Closing Date the Stations Assets and the Assumed Liabilities as provided in the Purchase Agreement; (xii) not (a) waive or release any right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with past practices; (b) transfer or grant any material rights under any of the Stations Licenses (as defined herein); (c) enter into any commitment for capital expenditures for which JBC would become liable after the Closing Date; (d) subject to JBC's time brokering of the Stations pursuant to the Time Brokerage Agreement, introduce any material changes in the broadcast hours or in the format of the Stations or any other material change in the Stations' programming policies; (e) enter into any transaction or make or enter into any contract or commitment with respect to any of the Stations or the Stations Assets which is not in the ordinary course of business consistent with past practices; and (f) change the call letters of any Station; (xiii) deliver to JBC and Jacor a letter ("Affiliate Letter") identifying all persons who are, at the time of the transactions contemplated by the Purchase Agreement are submitted to the partners of Secret for approval, "affiliates" of Secret for purposes of Rule 145 under the Securities Act ("Secret Rule 145 Affiliates") and cause each person who is identified as a Secret Rule 145 Affiliate in such letter to deliver to JBC and Jacor on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit F to the Purchase Agreement; (xiv) use its best efforts to complete construction under Construction Permit BP-960711AA and to file and prosecute FCC Form 302 License to Cover.

    In addition to the foregoing, Secret has agreed that, commencing on the date of the Purchase Agreement through the Closing or earlier termination of the Purchase Agreement, JBC shall have the exclusive right to consummate the transactions contemplated in the Purchase Agreement, and during such exclusive period, Secret agrees that neither Secret nor any partner or employee or other representative or agent of Secret: (i) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Stations Assets or any securities of Secret (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition Transaction"); (ii) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (iii) will continue any existing activities, discussions or negotiations with any parties conducted prior to the date of the Purchase Agreement with respect to any Acquisition Proposal or Acquisition Transaction. Secret has agreed to take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them pursuant to the Purchase Agreement.

    The Purchase Agreement also obligates JBC and Secret to, among other things,
(i) subject to the requirements of applicable law, and except as otherwise provided in the Purchase Agreement, keep confidential all information obtained by each of them with respect to the other party in connection with the Purchase Agreement and the negotiations preceding the Purchase Agreement and use such information solely in connection with the transactions contemplated by the Purchase Agreement; (ii) cooperate with one another in taking any reasonable actions necessary or helpful to accomplish the transactions contemplated by the Purchase Agreement; (iii) use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by the Purchase Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated by the Purchase Agreement; (iv) cooperate to prepare and file the Registration Statement; and (v) prior to the Closing, enter into an agreement providing for shelf registration of resale of the shares of Jacor Common Stock comprising the Stock Consideration.

    The Purchase Agreement may be terminated in the event of certain breaches of a representation, warranty or covenant therein. See "THE ACQUISITION--Certain Terms of the Acquisition Agreement-- Termination; Termination Remedies."

    CONDITIONS PRECEDENT TO THE ACQUISITION. The obligations of JBC and Secret to effect the Acquisition are subject to the fulfillment or waiver of certain conditions specified in the Purchase Agreement.

    Such conditions specified with respect to JBC's obligations to close include, among others: (i) the representations and warranties of Secret contained in the Purchase Agreement shall be true and complete in all material respects as of the date of the Purchase Agreement and as of the Closing Date as if made on and as of that date except for changes expressly permitted or contemplated by the terms of the Purchase Agreement, or changes that result from JBC's actions under the Time Brokerage Agreement; (ii) all of the terms, covenants and conditions to be complied with and performed by Secret on or prior to the Closing Date shall have been complied with or performed in all material respects; (iii) JBC shall have received a certificate, dated as of the Closing Date, from Secret, executed by the partners of Secret, to the effect that: (a) the representations and warranties of Secret contained in the Purchase Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Secret has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date; (iv) the FCC consent shall have been obtained and, unless JBC has waived such condition, shall have become a final order; (v) Secret shall be the holder of the Stations Licenses and all other licenses, permits and other authorizations listed in a schedule pursuant to the Purchase Agreement and there shall not have been any modification of any of such licenses, permits and other authorizations which has an adverse effect on any of the Stations or the operations thereof; (vi) no suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by the Purchase Agreement in accordance with its terms; (b) question the validity or legality of any transaction contemplated by the Purchase Agreement; (c) seeks to enjoin any transaction contemplated by the Purchase Agreement; (d) seeks material damages on account of the consummation of any transaction contemplated by the Purchase Agreement; or (e) is a petition of bankruptcy by or against Secret, an assignment by Secret for the benefit of its creditors, or other similar proceeding; (vii) Secret shall have obtained and shall have delivered to JBC all third-party consents to the assignment of certain contracts and an estoppel certificate from the lessor under each of the Real Estate Contracts (as defined in the Purchase Agreement); (viii) Secret shall have delivered or caused to be delivered to JBC, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to JBC, effecting the sale, transfer, assignment and conveyance of the Stations Assets to JBC; (ix) within 45 days after the date of the Purchase Agreement, JBC shall have received a complete Phase I environmental audit report at JBC's sole expense which report shall be satisfactory to JBC in all respects; (x) JBC shall have obtained, at its expense, a commitment for an ALTA title insurance policy and staked on ground ALTA survey for each of the Real Estate which shall in all respects be acceptable to JBC; (xi) within 45 days after the date of the Purchase Agreement, JBC shall have determined to its sole satisfaction that services for utilities, including without limitation, for water and sewer service, telephone service, electric and/or gas service, and sanitary services are sufficient to service the current use of the Real Estate and that all buildings, structures, towers, antennae, improvements, and fixtures comprising part of the real properties leased by Secret are in good and technically sound operating condition, have no latent structural or mechanical defects of material significance and are suitable for the purposes for which they are being used; (xii) within 30 days from the date of the Purchase Agreement, (a) the Boards of Directors of JBC and Jacor shall have approved and ratified the Purchase Agreement and the consummation of the transactions contemplated by the Purchase Agreement; and (b) the lenders of JBC, Jacor and any of their affiliates shall have granted in writing their consent and any required waivers to the transactions contemplated by the Purchase Agreement; (xiii) from the date of the Purchase Agreement through the Closing Date, the Time Brokerage Agreement shall not have been terminated by JBC as permitted by the Time Brokerage Agreement as a result of Secret's material noncompliance with its obligations under the Time Brokerage Agreement; (xiv) the Registration Statement and any post-effective amendments required or deemed necessary by Jacor shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission; (xv) Secret shall have given written notice to renew the lease agreement between Cannell Communications, L.P. and Booth American Company for the WLTF(FM) Tower and Transmitter Site on or before May 10, 1997 and Secret shall provide JBC with written evidence of such renewal notice on or before May 15, 1997.

    The conditions subject to fulfillment or waiver as specified in the Purchase Agreement with respect to Secret's obligations to close include, among others:
(i) the representations and warranties of JBC contained in the Purchase Agreement shall be true and complete in all material respects as of the date of the Purchase Agreement and as of the Closing Date as if made on and as of that date except for changes expressly permitted or contemplated by the terms of the Purchase Agreement; (ii) all of the terms, covenants and conditions to be complied with and performed by JBC on or prior to the Closing Date shall have been complied with or performed in all material respects; (iii) Secret shall have received a certificate, dated as of the Closing Date, executed by the President of JBC, to the effect that: (a) the representations and warranties of JBC contained in the Purchase Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and
(b) JBC has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date; (iv) the FCC consent shall have been obtained and, unless JBC has waived such condition, shall have become a final order; (v) no suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by the Purchase Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated by the Purchase Agreement; (c) seeks to enjoin any transaction contemplated by the Purchase Agreement; (d) seeks material damages on account of the consummation of any transaction contemplated by the Purchase Agreement; or (e) is a petition of bankruptcy by or against JBC, an assignment by JBC for the benefit of its creditors, or other similar proceeding;
(vi) JBC shall have delivered or caused to be delivered to Secret on the Closing Date the closing documents specified in the Purchase Agreement; (vii) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission; (viii) Secret and Jacor shall have entered into an agreement providing for shelf registration of resale of the shares of Jacor Common Stock comprising the Stock Consideration; and (ix) JBC shall have satisfied or waived certain of its conditions of the Closing as set forth in the Purchase Agreement.

    TERMINATION; TERMINATION REMEDIES. The Purchase Agreement may be terminated at any time prior to the Closing (i) by written mutual consent; (ii) by JBC if Secret shall have breached in any material respect any of its representations or warranties or defaulted in any material respect in the observance or in the due and timely performance of any of its covenants or agreements contained in the Purchase Agreement and such breach or default has not been cured within thirty
(30) days of the date of notice of breach or default served by JBC; (iii) by Secret if JBC should have breached in any material respect any of its representations or warranties or defaulted in any material respect in the observance or in the due and timely performance of any of its covenants or agreements contained in the Purchase Agreement and such breach or default has not been cured within thirty (30) days of the date of notice of breach or default served by Secret; (iv) by JBC if the FCC denies the application for FCC consent and approval of the assignment of the Stations Assets and all licenses, permits and other authorizations issued by the FCC ("Stations Licenses") or designates such application for a hearing neither as a result of any action or inaction by Secret; (v) by either party if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Purchase Agreement or if any court, legislature body or governmental or regulatory authority shall have taken action that would make the consummation of the transactions contemplated by the Purchase Agreement illegal;
(vi) by either party if the Closing shall not have been consummated on or before March 1, 1998; (vii) by JBC if it shall become apparent in JBC's judgment reasonably exercised that any condition to JBC's obligation to close as set forth in the Purchase Agreement will not be satisfied on or before March 1, 1998; or (viii) by JBC if Secret fails to properly notify JBC of certain events as set forth in Section 9.2 of the Purchase Agreement.

    In addition, in the event that any normal broadcast transmission of either Station is interrupted, interfered with or in any way impaired and either of such Stations is not restored so that operation is resumed to full licensed power and antenna height within five days of such event, or if more than one such material event occurs within any 30 day period, or if any of the Stations shall be off the air for more than 72 consecutive hours, then JBC shall have the right to terminate the Purchase Agreement.

    If the parties fail to consummate the Purchase Agreement on the Closing Date due solely to JBC's material breach of the Purchase Agreement, and Secret is not at that time in material breach of the Purchase Agreement, Secret shall be entitled to obtain specific performance of the terms of the Purchase Agreement in addition to any other remedies including, but not limited to, monetary damages.

    If Secret fails to perform under the provisions of the Purchase Agreement, JBC shall be entitled to obtain specific performance of the terms of the Purchase Agreement in addition to any other remedies including, but not limited to, monetary damages. If any action is brought by JBC to enforce the Purchase Agreement, Secret shall waive the defense that there is an adequate remedy at law.

    SURVIVAL. The Purchase Agreement provides that all covenants and agreements (together, "Agreements") shall survive the Closing without limitation while the survival of certain of the representations and warranties (together, "Warranties") are subject to limitations as specified in the Purchase Agreement.

    INDEMNIFICATION. The Purchase Agreement provides that Secret shall defend, indemnify and hold harmless JBC from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages"), incurred by JBC arising out of or related to: (i) any breach of the Agreements or Warranties given or made by Secret in the Purchase Agreement; (ii) the Retained Liabilities (as defined in the Purchase Agreement);
(iii) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated by the Purchase Agreement; (iv) the conduct of the business and operations of the Stations or any portion thereof by Secret or the use or ownership of any of the Stations Assets by Secret prior to the Closing Date, but excluding all Damages arising from JBC's actions under the Time Brokerage Agreement; and (v) the failure of JBC to hire any employee of Secret.

    The Purchase Agreement also provides that JBC shall defend, indemnify and hold harmless Secret from and against any and all Damages incurred by Secret arising out of or related to: (a) any breach of the Agreements and Warranties given or made by JBC in this Agreement; (b) the Assumed Liabilities; and (c) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets on or after the Closing Date.

    Notwithstanding the foregoing provisions neither party shall have an obligation to defend, indemnify and hold harmless the other party for Damages arising out of any matter for any breach of the Agreements or Warranties until and only to the extent that the aggregate Damages on account thereof, exceed $250,000. The foregoing does not apply to JBC's obligation to pay the Cash Consideration and the Stock Consideration.

    AMENDMENT. No amendment or waiver of compliance with any provision or condition of the Purchase Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

    EXPENSES. Except as set forth below or otherwise expressly set forth in the Purchase Agreement, each party to the Acquisition shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of the Purchase Agreement. All costs of transferring the Stations Assets in accordance with the Purchase Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes shall be paid by Secret. Any filings or grant fees imposed by any governmental authority the consent of which or the filing with which is required for the consummation of the Acquisition shall be paid equally by JBC and Secret. Secret shall pay one-half of the first $500,000 of all expenses and filing fees relating to the Registration Statement up to a maximum amount of $250,000.

    TIME BROKERAGE AGREEMENT. Simultaneously with the execution of the Purchase Agreement, JBC and Secret entered into a Time Brokerage Agreement. Pursuant to the Time Brokerage Agreement, Secret agreed to make available to JBC the broadcasting transmission facilities of the Stations and/or cause to be broadcast on the Stations JBC's programmings beginning within five business days after the applicable waiting periods shall have expired or been terminated under the HSR Act and ending on the earlier of (i) the Closing Date or (ii) the date which is ten days following any termination of the Purchase Agreement in accordance with the terms thereof. The Time Brokerage Agreement went into effect as of June 1, 1997.

    An event of default by either party under the Time Brokerage Agreement shall constitute a material default under the Purchase Agreement and insofar as the cure period specified in the Time Brokerage Agreement has expired no further cure period shall be afforded under the provisions of the Purchase Agreement.

    ASSIGNMENT AND ASSUMPTION AGREEMENT. In order to effectuate the assignment and assumption of the Assumed Liabilities pursuant to the Purchase Agreement, JBC and Secret have also entered into an assignment and assumption agreement.

FINANCING ARRANGEMENTS

    Jacor expects that the funds necessary to pay the Cash Consideration will be obtained from borrowings under the Credit Facility and/or cash on hand which includes proceeds from the 1997 Equity Offerings and the 1997 8 3/4% Notes Offering.

    CREDIT FACILITY. JCC entered into its existing Credit Facility on June 12, 1996, as amended and restated on February 14, 1997, with a syndicate of banks and other financial institutions. The Credit Facility provides availability of $750.0 million of loans to JCC in three components: (i) a revolving credit facility of up to $450.0 million with mandatory semi-annual commitment reductions beginning June 12, 1999 and a final maturity date of June 12, 2003;
(ii) a term loan of $200.0 million with scheduled semi-annual reductions beginning December 12, 1997 and a final maturity date of June 12, 2003; and
(iii) a tranche B term loan of $100.0 million with scheduled semi-annual reductions beginning December 12, 1998 and a final maturity date no later than June 12, 2004. The Credit Facility bears interest at a rate that fluctuates with a bank base rate and/or the Eurodollar rate per annum.

    In June 1997, Jacor entered into discussions to expand the availability under the Credit Facility from up to $750.0 million up to $1.15 billion. There can be no assurance that the availability under the Credit Facility will be increased.

    The loans under the Credit Facility are guaranteed by each of Jacor's direct and indirect subsidiaries other than certain immaterial subsidiaries. Jacor's obligations with respect to the Credit Facility and each guarantor's obligations with respect to the related guaranty are secured by substantially all of their respective assets, including, without limitation, inventory, equipment, accounts receivable, intercompany debt and, in the case of Jacor's subsidiaries, capital stock. JCC's obligations under the Credit Facility are secured by a first priority lien on the capital stock of Jacor's and JCC's subsidiaries and by the guarantee of JCC's parent, Jacor.

    The Credit Facility contains covenants and provisions that restrict, among other things, Jacor's and JCC's ability to: (i) incur additional indebtedness;
(ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) make capital expenditures; (viii) enter into leases; (ix) engage in certain transactions with affiliates; and (x) make restricted junior payments. The Credit Facility also requires the satisfaction of certain financial performance criteria (including a consolidated interest coverage ratio, a leverage-to-operating cash flow ratio and a consolidated operating cash flow available for fixed charges ratio) and the repayment of loans under the Credit Facility with proceeds of certain sales of assets and debt issuances, and with 50% of Jacor's and JCC's Consolidated Excess Cash Flow (as defined in the Credit Facility).

    Events of default under the Credit Facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults on other indebtedness, change of control events under other indebtedness (including the LYONs, the 1996 10 1/8% Notes, the 1996 9 3/4% Notes and the 1997 8 3/4% Notes, all as defined herein) and certain events of bankruptcy, insolvency and reorganization. In addition, the Credit Facility includes events of default for JCC and the cessation of any lien on any of the collateral under the Credit Facility as a perfected first priority lien and the failure of Zell/Chilmark appointees to represent at least 30% of the Jacor Board of Directors.

    For purposes of the Credit Facility, a change of control includes the occurrence of any event that triggers a change of control under the LYONs, the 1996 10 1/8% Notes, the 1996 9 3/4% Notes or the 1997 8 3/4% Notes. Such change of control under the Credit Facility would constitute an event of default which would give the syndicate the right to accelerate the unpaid principal amounts due under the Credit Facility. Upon such acceleration, there is no assurance that JCC will have funds available to fund such repayment or that such funds will be available on terms acceptable to JCC.

    1997 EQUITY OFFERINGS. In May, 1997 Jacor sold 7,647,500 shares of Common Stock to the public and 673,628 shares of Common Stock to affiliates of Equity Group Investments, Inc., an affiliate of Zell/ Chilmark. A portion of the $247.1 million net proceeds from the 1997 Equity Offerings may be used to pay all or part of the Cash Consideration.

    1997 8 3/4% NOTES OFFERING. In June, 1997 JCC issued and sold 8 3/4% Senior Subordinated Notes due 2007. In addition to repaying a portion of the Credit Facility, a portion of the $147.0 million net proceeds from the 1997 8 3/4% Notes Offering may be used to pay all or part of the Cash Consideration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Other than the limited partner's ownership of the limited partnership interests in Secret, the officers and members of the management committee of Secret do not have any additional interests in the Acquisition.

    In connection with the Purchase Agreement, Jacor and JBC will enter into a Registration Rights Agreement with Secret and certain of its partners which provides that Jacor will register the shares of Jacor

Common Stock comprising the Stock Consideration if a partner is unable to sell the shares without registration. See "FEDERAL SECURITIES LAWS CONSEQUENCES." The form of the Registration Rights Agreement to be entered into is attached as Annex II to this Prospectus/Information Statement.

REGULATORY MATTERS

    The receipt of certain federal and state governmental or regulatory approvals are required in order to consummate the Acquisition, including the consent and approval of the FCC and the expiration of the waiting period under the HSR Act. JBC and Secret have agreed in the Purchase Agreement to use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all such approvals.

    FCC APPROVALS. On May 1, 1997 Jacor filed an application ("Assignment Application") with the FCC requesting the FCC's consent to the assignment of the Stations Licenses to Jacor Broadcasting Corporation. The Mass Media Bureau of the FCC, acting pursuant to delegated authority, granted its initial approval of the applications on June 16, and public notice of the grants was issued by the FCC on June 23, 1997. No party filed a petition to deny, as permitted pursuant to section 309(d) of the Communications Act or to Jacor's knowledge, other objection to the Assignment Application prior to grant.

    Within thirty days following FCC public notice of such a grant (in this case, July 23, 1997), parties in interest may file a petition for reconsideration requesting that the FCC (or the FCC's staff in the case of a staff grant, as here), reconsider its action. Alternatively in the case of a staff grant, as here, parties in interest may within the same thirty day period file an "Application for Review" requesting that the FCC review and set aside the staff grant. In the event of a staff grant, as here, a party in interest could take both actions, by first filing a petition for reconsideration with the staff and later, within thirty days following public notice of the denial of that petition, filing an Application for Review. Moreover, if the FCC denies an Application for Review, or if it acts upon its own review of the staff grant, within thirty days of public notice of an action by the FCC, parties in interest may appeal the FCC's action to the U.S. Court of Appeals for the District of Columbia Circuit. In addition, the FCC staff may reconsider on its own motion its action granting the Assignment Application within thirty days following public notice of such grant (in this case, July 23, 1997). No such actions have been taken to Jacor's knowledge. To Jacor's knowledge, no party has filed a petition for reconsideration or an Application for Review, nor has the FCC staff undertaken reconsideration as of this date. In the case of a staff grant, the FCC may also review the staff action on its own motion within forty days following public notice of the staff's action (in this case, August 4, 1997). No such action has been taken as of this date to Jacor's knowledge.

    HSR APPLICATION. Under the HSR Act and the rules promulgated thereunder by the FTC, the Acquisition may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. JBC and Secret each filed with the Antitrust Division and the FTC a Notification and Report Form (the "Notification and Report Form") with respect to the Acquisition on May 5, 1997. As of the date hereof, the applicable waiting period under the HSR Act has terminated.

NASDAQ LISTING

    Jacor will use its reasonable best efforts to cause the Jacor Common Stock to be issued pursuant to the Acquisition to be listed for trading on the Nasdaq National Market.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes the Acquisition will be considered a taxable transaction to Secret and its partners. Gain or loss to Secret and its partners on the disposition of the Stations Assets will be measured by the difference between the amount realized by Secret and Secret's tax basis in the Stations Assets. The amount realized by Secret will be the sum of the Cash Consideration and the fair market value of the Stock Consideration on the Closing Date. The amount realized will be allocated to each of the Stations Assets based on the allocation agreed to by Secret and JBC pursuant to the Purchase Agreement.

    For purposes of Section 1231 of the Internal Revenue Code, the Stations Assets will be considered as property used in the trade or business. In determining whether the gains or losses on the disposition of the Stations Assets will be considered as gains or losses from the sale or exchange of capital assets, Section 1231 will apply separately to each of the partners of Secret. The disposition of certain of the Stations Assets will also be subject to Sections 1245 and 1250 of the Internal Revenue Code, which may have the effect of requiring a portion of any gain realized by Secret and its partners to be treated as ordinary income.

    The shares of Jacor Common Stock received by the partners of Secret in the Acquisition will have a tax basis for federal income tax purposes in their hands equal to the fair market value of such shares on the Closing Date. The holding period for the shares in the hands of the partners of Secret will begin on the Closing Date.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE ACQUISITION. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION TO THE HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    The Acquisition will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the Closing Date, the Stations' consolidated results of operations will be included in Jacor's consolidated results of operations. For purposes of preparing Jacor's consolidated financial statements, Jacor will establish a new accounting basis for the Stations' assets and liabilities based upon the fair market values thereof and Jacor's purchase price, including the costs of the Acquisition. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed financial information appearing elsewhere in this Prospectus/Information Statement are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information to comply with disclosure requirements of the Commission. Although the final allocation will differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Jacor Common Stock received by the Partners in the Acquisition will be freely transferable, except that shares of Jacor Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Secret prior to the Acquisition may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Jacor) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Jacor or Secret generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Purchase Agreement requires Secret to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of any shares of Jacor Common Stock issued to such affiliate in or pursuant to the Acquisition in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

    Pursuant to the terms of the Registration Rights Agreement, Jacor has agreed to file with the Commission no later than ten business days after Jacor's receipt of written notice from a holder of Registrable Securities (as defined in the Registration Rights Agreement) informing Jacor of the reasons why such holder is unable to sell all of the holder's Registrable Securities without registration under the Securities Act (excluding the manner of sale requirement contained in Rule 144), a registration statement under the Securities Act to provide for the sale by the holders of the Registrable Securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

    Pursuant to the Purchase Agreement, Jacor will also file an application with the Nasdaq Stock Market seeking approval for quotation on the Nasdaq National Market of the shares of Jacor Common Stock to be issued in connection with the Acquisition.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the historical financial statements of Jacor and the Stations and has been prepared to illustrate the effects of the acquisitions described below and the related financing transactions.

    The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996, the LTM ended March 31, 1997 and the three months ended March 31, 1996, give effect to each of the following transactions as if such transactions had been completed January 1, 1996: (i) the 1997 Equity Offerings and the 1997 8 3/4% Notes Offering, (ii) the Premiere Merger, (iii) the EFM Acquisition, and (iv) the Other Acquisitions. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 1997 gives effect to: (i) the 1997 Equity Offering and the 1997 8 3/4% Notes Offering, (ii) the Premiere Merger, (iii) the EFM Acquisition, and (iv) Jacor's 1997 acquisition of Regent and other 1997 immaterial acquisitions, including the Acquisition, both completed and pending as of April 30, 1997. The pro forma condensed consolidated balance sheet as of March 31, 1997 has been prepared as if the Acquisition and the other Pending Transactions (and not including the immaterial acquisition agreements entered into by Jacor after April 30, 1997) had occurred on March 31, 1997. This Acquisition is not considered a significant transaction for purposes of the pro forma financial information and is therefore not separately reflected in the pro forma financial statements.

    The Pending Transactions will be accounted for using the purchase method of accounting. The total purchase costs of the Pending Transactions will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary. The final allocation of the purchase price will be contingent upon the receipt of final appraisals of the acquired assets. The unaudited Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated dates.

    The unaudited Pro Forma Financial Information should be read in conjunction with Jacor's Consolidated Financial Statements and notes thereto and the Stations' Combined Financial Statements included herein.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEAR ENDED DECEMBER 31, 1996
                                                         -------------------------------------------------------------------
                                                                         OTHER           JACOR
                                                                      ACQUISITIONS       OTHER
                                                         HISTORICAL    PRO FORMA      ACQUISITIONS   HISTORICAL   HISTORICAL
                                                           JACOR      ADJUSTMENTS      PRO FORMA        EFM        PREMIERE
                                                         ----------   -----------     ------------   ----------   ----------
Net revenue............................................   $223,761     $220,373(a)      $444,134      $47,357      $23,826
Broadcast operating expenses...........................    151,065      154,119(a)       305,184       29,538       16,533
Depreciation and amortization..........................     23,404       40,993(a)        64,397           84        1,908
Corporate general and administrative expenses..........      7,629        1,479(a)         9,108       13,645
Unusual charges........................................                                                                417
Special bonuses........................................      2,303                         2,303
                                                         ----------   -----------     ------------   ----------   ----------
    Operating income (loss)............................     39,360       23,782           63,142        4,090        4,968
Interest expense.......................................    (32,244)     (46,232)(b)      (78,476)                     (102)
Gain on sale of radio stations and other assets........      2,539                         2,539
Write-off of debt issuance costs.......................                                                             (1,949)
Other income (expense), net............................      5,716                         5,716          488        1,217
                                                         ----------   -----------     ------------   ----------   ----------
    Income (loss) before income taxes and extraordinary
      items............................................     15,371      (22,450)          (7,079)       4,578        4,134
                                                         ----------   -----------     ------------   ----------   ----------
Income tax (expense) benefit...........................     (7,300)       6,629(h)          (671)                   (1,698)
                                                         ----------   -----------     ------------   ----------   ----------
    Income (loss) before extraordinary items...........   $  8,071     $(15,821)        $ (7,750)     $ 4,578      $ 2,436
                                                         ----------   -----------     ------------   ----------   ----------
                                                         ----------   -----------     ------------   ----------   ----------
    Income (loss) per common share.....................   $   0.30
                                                         ----------
                                                         ----------
Number of common shares used in per share
  computations.........................................     26,830
                                                         ----------
                                                         ----------

                                                                                                     LTM ENDED
                                                                                                     MARCH 31,
                                                                                                       1997
                                                                                                     ---------
                                                          PREMIERE        ACQUISITION      TOTAL       TOTAL
                                                          PRO FORMA        PRO FORMA     COMBINED    COMBINED
                                                         ADJUSTMENTS      ADJUSTMENTS    PRO FORMA   PRO FORMA
                                                         -----------      -----------    ---------   ---------
Net revenue............................................    $ 7,852(c)                    $523,169    $533,627
Broadcast operating expenses...........................      5,932(c)      $  2,606(d)    359,793     368,124
Depreciation and amortization..........................      2,400(c)        18,426(e)     87,215      88,020
Corporate general and administrative expenses..........                     (13,645)(d)     9,108      10,190
Unusual charges........................................                        (417)(f)
Special bonuses........................................                                     2,303       2,303
                                                         -----------      -----------    ---------   ---------
    Operating income (loss)............................       (480)          (6,970)       64,750      64,990
Interest expense.......................................                       3,091(b)    (75,487)    (75,487)
Gain on sale of radio stations and other assets........                                     2,539       4,695
Write-off of debt issuance costs.......................                       1,949(g)
Other income (expense), net............................       (632)(c)                      6,789       6,855
                                                         -----------      -----------    ---------   ---------
    Income (loss) before income taxes and extraordinary
      items............................................     (1,112)          (1,930)       (1,409)      1,053
                                                         -----------      -----------    ---------   ---------
Income tax (expense) benefit...........................        354(c)          (755)(h)    (2,770)     (1,743)
                                                         -----------      -----------    ---------   ---------
    Income (loss) before extraordinary items...........    $  (758)        $ (2,685)     $ (4,179)   $   (690)
                                                         -----------      -----------    ---------   ---------
                                                         -----------      -----------    ---------   ---------
    Income (loss) per common share.....................                                  $  (0.09)   $  (0.02)
                                                                                         ---------   ---------
                                                                                         ---------   ---------
Number of common shares used in per share
  computations.........................................                                    45,382(n)   45,382
                                                                                         ---------   ---------
                                                                                         ---------   ---------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED MARCH 31, 1997
                                                    ------------------------------------------------------
                                                                      OTHER         JACOR
                                                                   ACQUISITIONS     OTHER
                                                    HISTORICAL      PRO FORMA    ACQUISITIONS   HISTORICAL
                                                      JACOR        ADJUSTMENTS    PRO FORMA        EFM
                                                    ----------     -----------   ------------   ----------
Net revenue.......................................   $ 88,828       $ 11,151(a)    $ 99,979      $11,191
Broadcast operating expenses......................     67,305          9,956(a)      77,261        6,833
Depreciation and amortization.....................     13,369          3,411(a)      16,780           16
Corporate general and administrative expenses.....      2,762                         2,762        1,146
                                                    ----------     -----------   ------------   ----------
    Operating income (loss).......................      5,392         (2,216)         3,176        3,196
Interest expense..................................    (17,176)        (2,353)(b)    (19,529)
Gain on sale of radio stations and other assets...      4,695                         4,695
Other income (expense), net.......................        405                           405            6
                                                    ----------     -----------   ------------   ----------
    Income (loss) before income taxes and
      extraordinary items.........................     (6,684)        (4,569)       (11,253)       3,202
                                                    ----------     -----------   ------------   ----------
Income tax (expense) benefit......................      4,100          1,781(h)       5,881
                                                    ----------     -----------   ------------   ----------
    Income (loss) before extraordinary items......   $ (2,584)      $ (2,788)      $ (5,372)     $ 3,202
                                                    ----------     -----------   ------------   ----------
                                                    ----------     -----------   ------------   ----------
    Loss per common share.........................   $  (0.08)
                                                    ----------
                                                    ----------
Number of common shares used in per share
  computations....................................     34,085
                                                    ----------
                                                    ----------

                                                                                               THREE
                                                                                              MONTHS
                                                                                               ENDED
                                                                                             MARCH 31,
                                                                                               1996
                                                                                             ---------
                                                                   ACQUISITION     TOTAL       TOTAL
                                                    HISTORICAL      PRO FORMA    COMBINED    COMBINED
                                                     PREMIERE      ADJUSTMENTS   PRO FORMA   PRO FORMA
                                                    ----------     -----------   ---------   ---------
Net revenue.......................................   $ 7,190                     $118,360    $107,902
Broadcast operating expenses......................     5,163        $    650(d)    89,907      81,576
Depreciation and amortization.....................     1,073           4,632(e)    22,501      21,696
Corporate general and administrative expenses.....                    (1,146)(d)    2,762       1,680
                                                    ----------     -----------   ---------   ---------
    Operating income (loss).......................       954          (4,136)       3,190       2,950
Interest expense..................................                       773(b)   (18,756)    (18,756)
Gain on sale of radio stations and other assets...                                  4,695       2,539
Other income (expense), net.......................       170                          581         515
                                                    ----------     -----------   ---------   ---------
    Income (loss) before income taxes and
      extraordinary items.........................     1,124          (3,363)     (10,290)    (12,752)
                                                    ----------     -----------   ---------   ---------
Income tax (expense) benefit......................      (461)            964(h)     6,384       5,357
                                                    ----------     -----------   ---------   ---------
    Income (loss) before extraordinary items......   $   663        $ (2,399)    $ (3,906)   $ (7,395)
                                                    ----------     -----------   ---------   ---------
                                                    ----------     -----------   ---------   ---------
    Loss per common share.........................                               $  (0.09)   $  (0.16)
                                                                                 ---------   ---------
                                                                                 ---------   ---------
Number of common shares used in per share
  computations....................................                                 45,382(n)   45,382
                                                                                 ---------   ---------
                                                                                 ---------   ---------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                          AS OF MARCH 31, 1997
                                                    ----------------------------------------------------------------
                                                                   OTHER         JACOR
                                                                ACQUISITION      OTHER
                                                    HISTORICAL   PRO FORMA    ACQUISITIONS   HISTORICAL   HISTORICAL
                                                      JACOR     ADJUSTMENTS    PRO FORMA       EFM(O)      PREMIERE
                                                    ----------  -----------   ------------   ----------   ----------

Current assets:
  Cash and cash equivalents.......................  $   12,418   $ (6,831)(j)  $    5,587     $  4,868     $11,584
  Accounts receivable.............................      86,326        156(i)       86,482        2,220       6,973
  Prepaid expenses and other current assets.......      17,081        754(i)       17,835        7,283       2,049
                                                    ----------  -----------   ------------   ----------   ----------
      Total current assets........................     115,825     (5,921)        109,904       14,371      20,606
Property and equipment............................     157,631     27,418(i)      185,049          153       2,375
Intangible assets.................................   1,531,138    209,732(i)    1,740,870                   29,405
Other assets......................................      87,827    (24,174)(i)      54,653           33       5,632
                                                                   (9,000)(j)
                                                    ----------  -----------   ------------   ----------   ----------
      Total assets................................  $1,892,421   $198,055      $2,090,476     $ 14,557     $58,018
                                                    ----------  -----------   ------------   ----------   ----------
                                                    ----------  -----------   ------------   ----------   ----------
Current liabilities:
  Accounts payable, accrued expenses and other
    current liabilities...........................  $   65,496   $  1,199(i)   $   66,695     $ 11,155     $ 3,354
  Long-term debt, current portion.................       8,500                      8,500
                                                    ----------  -----------   ------------   ----------   ----------
      Total current liabilities...................      73,996      1,199          75,195       11,155       3,354
Long-term debt....................................     688,500    173,000(j)      861,500
5 1/2% Liquid Yield Option Notes..................     120,183                    120,183
Other liabilities.................................     111,035      1,206(i)      112,241        3,322       1,825
Deferred tax liability............................     302,884                    302,884                    3,726
Shareholders' equity:
  Common stock ...................................         348          9(j)          357            2          79
  Additional paid-in capital......................     538,564     22,641(j)      561,205                   40,997
  Common stock warrants...........................      31,500                     31,500
  Unrealized gain on investments..................       8,191                      8,191
  Retained earnings...............................      17,220                     17,220           78       8,037
                                                    ----------  -----------   ------------   ----------   ----------
      Total shareholders' equity..................     595,823     22,650         618,473           80      49,113
                                                    ----------  -----------   ------------   ----------   ----------
      Total liabilities and shareholders'
       equity.....................................  $1,892,421   $198,055      $2,090,476     $ 14,557     $58,018
                                                    ----------  -----------   ------------   ----------   ----------
                                                    ----------  -----------   ------------   ----------   ----------


                                                    ACQUISITION     TOTAL
                                                     PRO FORMA     COMBINED
                                                    ADJUSTMENTS   PRO FORMA
                                                    -----------   ----------
Current assets:
  Cash and cash equivalents.......................   $(15,446)(l) $   6,593
  Accounts receivable.............................                   95,675
  Prepaid expenses and other current assets.......                   27,167
                                                    -----------   ----------
      Total current assets........................    (15,446)      129,435
Property and equipment............................        528(k)    188,105
Intangible assets.................................    200,079(k)  1,970,354
Other assets......................................                   60,318

                                                    -----------   ----------
      Total assets................................   $185,161     $2,348,212
                                                    -----------   ----------
                                                    -----------   ----------
Current liabilities:
  Accounts payable, accrued expenses and other
    current liabilities...........................                $  81,204
  Long-term debt, current portion.................                    8,500
                                                                  ----------
      Total current liabilities...................                   89,704
Long-term debt....................................   $(72,000)(l)   789,500
5 1/2% Liquid Yield Option Notes..................                  120,183
Other liabilities.................................                  117,388
Deferred tax liability............................     12,000(k)    318,610
Shareholders' equity:
                                                          (81)(m)
  Common stock ...................................        101(l)        458
  Additional paid-in capital......................    (40,997)(m)   855,458
                                                      294,253(l)
  Common stock warrants...........................                   31,500
  Unrealized gain on investments..................                    8,191
  Retained earnings...............................     (8,115)(m)    17,220
                                                    -----------   ----------
      Total shareholders' equity..................    245,161       912,827
                                                    -----------   ----------
      Total liabilities and shareholders'
       equity.....................................   $185,161     $2,348,212
                                                    -----------   ----------
                                                    -----------   ----------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 1997
                                 (IN THOUSANDS)

(a) These adjustments reflect additional revenues and expenses related to the Other Acquisitions.

                                                               YEAR ENDED DECEMBER 31, 1996
                                                    --------------------------------------------------
                                                                BROADCAST   DEPRECIATION
                                                       NET      OPERATING        AND       CORPORATE G
                                                     REVENUE    EXPENSES    AMORTIZATION       & A
                                                    ---------  -----------  -------------  -----------
Noble.............................................  $  10,715   $   9,062     $   2,365            --
Citicasters.......................................    101,806      58,543        21,913     $   1,479
Gannett...........................................      2,202       6,727            --            --
Regent............................................     33,797      26,447         6,897            --
Other.............................................     71,853      53,340         9,818            --
                                                    ---------  -----------  -------------  -----------
    Total.........................................  $ 220,373   $ 154,119     $  40,993     $   1,479
                                                    ---------  -----------  -------------  -----------
                                                    ---------  -----------  -------------  -----------

                                                      THREE MONTHS ENDED MARCH 31, 1997
                                                    -------------------------------------
                                                                BROADCAST   DEPRECIATION
                                                       NET      OPERATING        AND
                                                     REVENUE    EXPENSES    AMORTIZATION
                                                    ---------  -----------  -------------
Regent............................................         --   $     233     $   1,145
Other.............................................  $  11,151       9,723         2,266
                                                    ---------  -----------  -------------
                                                       11,151       9,956         3,411
                                                    ---------  -----------  -------------
                                                    ---------  -----------  -------------

(b) These adjustments represent additional interest expense associated with Jacor's borrowings under the Credit Facility, the issuance of the 10 1/8% Notes, 9 3/4% Notes and Liquid Yield Option Notes, which proceeds were used to finance acquisitions. The assumed interest rate under the Credit Facility was 7 1/8%, which represents the rate as of April 1997.

(c) These adjustments represent additional revenues and expenses related to Premiere's acquisitions of After MidNite Entertainment, completed January 1997, and Cutler Productions, SJM Productions and Philadelphia Music Works ("PMW"), which were completed at various dates during the second half of 1996.

(d) These adjustments represent the elimination of $11,039 and $1,146 of corporate expenses related to the EFM Acquisition and the reclassification of $2,606 and $650 in operating expenses for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, to conform with Jacor's reporting practices. The elimination of expenses is due primarily to salaries of the selling shareholder whose employment was not continued.

(e) These adjustments reflect the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired in the Premiere Merger and the EFM Acquisition including, an increase in property and equipment and identifiable intangible assets, to their estimated fair market values and the goodwill associated with the acquisition of Premiere. Goodwill is amortized over 40 years.

(f) These adjustments represent costs recorded by Premiere related to certain attempted business acquisitions and the assimilation of completed business acquisitions, including miscellaneous severance, professional fees and transition costs.

(g) These adjustments represent the elimination of debt issuance costs written off by Premiere in 1996.

(h) To provide for the tax effect of pro forma adjustments using an estimated statutory tax rate of 40%. The acquisition adjustments described in Note (a) include non-deductible goodwill amortization estimated to be approximately $5,000 for the year ended December 31, 1996 and $1,250 for the three months ended March 31, 1997. The acquisition adjustments for the Premiere Merger include non-deductible goodwill amortization estimated to be approximately $3,800 for the year ended December 31, 1996 and $950 for the three months ended March 31, 1997.

(i) These adjustments represent the allocation of the purchase price of the Other Acquisitions to the estimated fair value of the assets acquired and liabilities assumed, and the recording of goodwill associated with the acquisitions. Previously funded escrow deposits of $24,174 were allocated as part of the purchase price.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 1997
                                 (IN THOUSANDS)

(j) The adjustment represents the issuance of stock, and Credit Facility borrowings to finance the Other Acquisitions.

                                                                                          OTHER
                                                                                       ACQUISITIONS
                                                                                       -----------

Common Stock Issued..................................................................   $  22,650
Credit Facility Borrowings...........................................................     173,000
                                                                                       -----------
    Total............................................................................   $ 195,650
                                                                                       -----------
                                                                                       -----------

    The Company utilized $6,831 in excess cash and $9,000 of proceeds from the sale of an investment to finance, in part, the Other Acquisitions.

(k) The adjustments represent the allocation of the purchase price of the EFM Acquisition and the Premiere Merger to the estimated fair value of the assets acquired and liabilities assumed, and the recording of goodwill associated with these acquisitions.

(l) The adjustment represents the proceeds from the Offering, the net proceeds from the 1997 Equity Offerings, to be utilized in part to finance a portion of the Premiere Merger Consideration, and the issuance of stock to the Premiere stockholders, borrowings under the Credit Facility to finance the EFM Acquisition and excess cash utilized to pay down Credit Facility borrowings.

                                                           EFM      PREMIERE     OFFERING      TOTAL
                                                        ---------  -----------  -----------  ---------

1997 Equity Offerings Net Proceeds....................         --   $ 245,554            --  $ 245,554
Common Stock Issued to Premiere Stockholders..........         --      48,800            --     48,800
Offering Proceeds.....................................         --          --       150,000    150,000
Credit Facility Borrowings (repayments)...............  $  50,000    (122,000)     (150,000)  (222,000)
Excess Cash Utilized..................................         --      15,446            --     15,446
                                                        ---------  -----------  -----------  ---------
                                                        $  50,000   $ 187,800   $         0  $ 237,800
                                                        ---------  -----------  -----------  ---------
                                                        ---------  -----------  -----------  ---------

    Common Stock issued to Premiere stockholders includes Jacor stock options issued to certain Premiere option holders valued at $5,700.

(m) The adjustments represent the elimination of historical stockholders' equity of the EFM Companies and Premiere as these acquisitions will be accounted for as purchases.

(n) The pro forma weighted average shares outstanding includes all shares of Common Stock outstanding at December 31, 1996 and March 31, 1997 and the shares issued in the 1997 Equity Offerings, the shares issued in conjunction with the acquisition of Regent and the shares issued to the Premiere stockholders. The pro forma weighted average shares of Jacor do not reflect any outstanding options and warrants as they are antidilutive.

(o) The historical balance sheet for the EFM Companies has been prepared as of December 31, 1996, the latest date for which a historical balance sheet was available. The historical balance sheet of the EFM Companies is not material to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                  SELECTED HISTORICAL FINANCIAL DATA OF JACOR
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The selected consolidated financial data for Jacor presented below for, and as of the end of each of the years in the five-year period ended December 31, 1996, is derived from Jacor's Consolidated Financial Statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial statements at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the auditors' report thereon are included elsewhere in this Prospectus/Information Statement. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited. In the opinion of Jacor's management, the unaudited financial statements from which such data have been derived include all adjustments (consisting only of normal, recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. This selected consolidated financial data should be read in conjunction with the "Unaudited Pro Forma Financial Information." Comparability of Jacor's historical consolidated financial data has been significantly impacted by acquisitions, dispositions and the recapitalization and refinancing completed in the first quarter of 1993.

                                                                                                          THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                  -----------------------------------------------------  --------------------
                                                    1992       1993       1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING STATEMENT DATA(1):
  Net revenue...................................  $  70,506  $  89,932  $ 107,010  $ 118,891  $ 223,761  $  30,074  $  88,828
  Broadcast operating expenses..................     55,782     69,520     80,468     87,290    151,065     23,871     67,305
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Station operating income excluding
    depreciation and amortization...............     14,724     20,412     26,542     31,601     72,696      6,203     21,523
  Depreciation and amortization.................      6,399     10,223      9,698      9,483     23,404      2,619     13,369
  Reduction in carrying value of assets to net
    realizable value............................         --      8,600         --         --         --
  Corporate general and administrative
    expenses....................................      2,926      3,564      3,361      3,501      7,629      1,139      2,762
  Special Bonuses...............................         --         --         --         --      2,303         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income (loss).......................     (3,201)     6,625     13,483     18,617     39,360      2,445      5,392
  Net interest income (expense).................    (13,443)    (2,476)       684       (184)   (26,528)    (1,884)   (17,176)
  Gain on sale of radio stations................                                                  2,539      2,539      4,695
  Other non-operating expenses, net.............     (7,057)       (11)        (2)      (168)                             405
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations
    before income tax and extraordinary item....  $ (23,701) $   4,138  $  14,165  $  18,265  $  15,371  $   3,101  $  (6,684)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations after
    income tax but before extraordinary items
    and the cumulative effect of accounting
    changes.....................................  $ (23,701) $   1,438  $   7,852  $  10,965  $   8,071  $   1,842  $  (2,584)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss).............................  $ (23,701) $   1,438  $   7,852  $  10,965  $   5,105  $     891(2) $  (8,140)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per common share(3):
    Primary and fully diluted...................  $  (61.50) $    0.10  $    0.37  $    0.52  $    0.19  $    0.04  $   (0.24)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average shares outstanding(3):
    Primary and fully diluted...................        381     14,505     21,409     20,913     26,830     20,503     34,085
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA(1):........................
  Broadcast cash flow(4)........................  $  14,724  $  20,412  $  26,542  $  31,601  $  72,696  $   6,203  $  21,523
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Broadcast cash flow margin(5).................       20.9%      22.7%      24.8%      26.6%      32.5%      20.6%      24.2%
  EBITDA(4).....................................  $  11,798  $  16,848  $  23,181  $  28,100  $  62,764  $   5,069  $  18,761
  Capital expenditures..........................        915      1,495      2,221      4,969     11,852      3,437      4,860

                                                                   AS OF DECEMBER 31,                      AS OF
                                                  -----------------------------------------------------  MARCH 31,
                                                   1992(6)     1993       1994       1995       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA(1):
  Working capital (deficit).....................  $(140,547) $  38,659  $  44,637  $  24,436  $ 111,070  $  41,829
  Intangible assets (net of accumulated
    amortization)...............................     70,038     84,991     89,543    127,158  1,290,172  1,531,138
  Total assets..................................    122,000    159,909    173,579    208,839  1,704,942  1,892,421
  Total long-term debt (including current
    portion)....................................    140,542                           45,500    670,000    697,000
  Common stock purchase warrants................      1,383        390        390        388     26,500     31,500
  Shareholders' equity (deficit)................    (50,840)   140,413    149,044    139,073    486,936    595,823

------------------------------

(1) The comparability of the information reflected in this selected financial data is affected by Jacor's purchase of radio station KBPI-FM (formerly KAZY-FM), in Denver (July 1993); the purchase and interim operation of radio station WOFX-FM (formerly WPPT-FM) under a local marketing agreement in Cincinnati (April 1994); the purchase or radio stations WJBT-FM, WZAZ-AM, and WSOL-FM (formerly WHJX-FM) in Jacksonville (August 1995); the purchase of radio stations WDUV-FM and WBRD-AM in Tampa (August 1995); the Noble acquisition and the Citicaster Merger in 1996; the sale of radio stations WMJI-FM, in Cleveland and WYHY (FM), in Nashville (January 1991), the sale of Telesat Cable TV (May 1994), the January 11, 1993 recapitalization plan, that substantially modified Jacor's debt and capital structure (such recapitalization was accounted for as if it had been completed January 1,
    1993) and the March 1993 refinancing. For information related to acquisitions in 1993, 1994 and 1995 see Notes 2 and 3 of Notes to Consolidated Financial Statements. For information related to the disposition during 1994, see Note 4 of Notes to Consolidated Financial Statements.

(2) Net income for the year ended December 31, 1996 and the three months ended March 31, 1996 includes, as extraordinary items, losses of approximately $3.0 million and $1.0 million, respectively for the write-off of unamortized costs associated with amended credit facilities.

(3) Income (loss) per common share for the two years ended December 31, 1992 is based on the weighted average number of shares of Jacor Common Stock outstanding and gives consideration to the dividend requirements of the convertible preferred stock and accretion of the change in redemption value of certain common stock warrants. Jacor's stock options and convertible preferred stock were antidilutive and, therefore, were not included in the computations. The redeemable common stock warrants were antidilutive for 1992 and were not included in the computations. Such warrants were dilutive in 1991 using the "equity method" under Emerging Issues Task Force Issue No. 88-9 and, therefore, the common shares issuable upon conversion were included in the 1991 computation. Income per share for the three years ended December 31, 1996 is based on the weighted average number of common shares outstanding and gives effect to both dilutive stock options and dilutive stock purchase warrants during the periods. Income (loss) per common share and weighted average shares outstanding for the year ended December 31, 1992 are adjusted to reflect the 0.0423618 reverse stock split in Jacor Common Stock effected by the January 1993 recapitalization.

(4) "Broadcast cash flow" means operating income before reduction in carrying value of assets, depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income before reduction in carrying value of assets, depreciation and amortization. Broadcast cash flow and EBITDA should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although this measure of performance is not calculated in accordance with generally accepted accounting principles, it is widely used in the broadcasting industry as a measure of a company's operating performance because it assists in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

(5) Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.

(6) Pro forma amounts as of December 31, 1992, to give effect to the January 11, 1993 recapitalization plan that substantially modified Jacor's debt and capital structure (in 000s):

Working capital..................................................................  $  15,933
Intangible assets (net of accumulated amortization)..............................     82,857
Total assets.....................................................................    142,085
Long-term debt...................................................................     64,178
Common stock purchase warrants...................................................        403
Shareholders' equity.............................................................     50,890

                       SELECTED HISTORICAL FINANCIAL DATA
                                OF THE STATIONS

    The selected financial data for the Stations presented below for, and as of the end of each of the years in the two-year period ended December 31, 1996, is derived from the Stations' Combined Financial Statements, which are unaudited for the year ended December 31, 1995 and audited for the year ended December 31, 1996 by Arthur Andersen LLP, independent public accountants. The Combined Financial Statements and the auditors' report thereon for the year ended December 31, 1996 are included elsewhere in this Prospectus/Information Statement. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited. In the opinion of Secret's management, the unaudited financial statements from which such data have been derived include all adjustments (consisting only of normal, recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. This selected consolidated financial data should be read in conjunction with the "Unaudited Pro Forma Financial Information."

                           WLTF-FM/WTAM-AM, CLEVELAND
                   CONDENSED COMBINED STATEMENT OF OPERATIONS

                                             YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                      -------------------------------------  -------------------------------------
                                          1996                     1995          1997                     1996
                                      ------------             ------------  ------------             ------------
                                                               (UNAUDITED)   (UNAUDITED)              (UNAUDITED)
Net revenue.........................  $  9,719,580         3%  $  9,414,665  $  1,806,570        -2%  $  1,837,694
Broadcast operating expenses........     7,774,873         3%     7,534,324     1,775,698       -15%     2,085,247
Depreciation/amortization...........     1,054,304        -9%     1,154,579       278,445         5%       265,453
Central office general and
  administrative expenses...........       712,779        11%       644,383       243,922        68%       145,558
                                      ------------             ------------  ------------             ------------
Operating income....................       177,624       118%        81,379      (491,495)                (658,564)

Interest expense....................       540,390       -15%       637,461       125,780        -7%       134,722
                                      ------------             ------------  ------------             ------------
Loss before income taxes............      (362,766)                (556,082)     (617,275)                (793,286)
Income taxes........................        42,500        -5%        44,646        10,625         0%        10,625
                                      ------------             ------------  ------------             ------------
Net income..........................  $   (405,266)            $   (600,728) $   (627,900)            $   (803,911)
                                      ------------             ------------  ------------             ------------
                                      ------------             ------------  ------------             ------------

                           WLTF-FM/WTAM-AM, CLEVELAND
                            COMBINED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                         1996
                                                                      DECEMBER 31,   -------------    MARCH 31,
                                                                          1995                          1997
                                                                      -------------                 -------------
                                                                       (UNAUDITED)                   (UNAUDITED)
                                              ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........................................  $       2,000  $       2,000  $       2,000
  Accounts receivable (net of allowance for doubtful accounts of
    $100,000, $100,000 and $86,035, respectively)...................      2,074,005      2,156,463      1,493,312
  Trade receivables.................................................         63,768         73,495         99,109
  Prepaid expenses..................................................        181,905        131,633        182,274
                                                                      -------------  -------------  -------------
    Total current assets............................................      2,321,678      2,363,591      1,776,695
                                                                      -------------  -------------  -------------

PROPERTY AND EQUIPMENT, net.........................................      1,363,185      1,274,235      1,224,815

INTANGIBLE ASSETS, net..............................................     15,486,164     14,668,620     14,460,764
                                                                      -------------  -------------  -------------
TOTAL ASSETS........................................................  $  19,171,027  $  18,306,446  $  17,462,274
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............................  $     514,430  $     618,078  $     552,755
  Trade payables....................................................         34,201         51,416         41,956
  Interest payable..................................................         19,509         27,960          7,555
  Current maturities of long-term debt..............................       --              481,671        565,294
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................        568,140      1,179,125      1,167,560
                                                                      -------------  -------------  -------------

LONG-TERM DEBT, less current maturities.............................      7,704,753      7,122,586      7,038,963

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL AND STATION EQUITY
  Balance, beginning of period......................................     10,524,881     10,898,135     10,004,735
  Net amounts transferred to central office.........................     (1,388,809)    (1,766,949)      (412,915)
  Contributed capital...............................................      2,362,790      1,278,815        291,831
  Net loss for the period...........................................       (600,728)      (405,266)      (627,900)
                                                                      -------------  -------------  -------------
  Balance, end of period............................................     10,898,134     10,004,735      9,255,751
                                                                      -------------  -------------  -------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.............................  $  19,171,027  $  18,306,446  $  17,462,274
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               BUSINESS OF JACOR

    Jacor, upon consummation of the Pending Transactions, will be the third largest radio group in the nation as measured by revenue and will be the country's fourth largest provider of syndicated radio programming. Jacor's strategic objective is to maximize revenue and broadcast cash flow by becoming the leading radio broadcaster in geographically diverse broadcast areas and by leveraging its expertise in programming production, syndication and distribution.

    The Company will own and/or operate 154 radio stations and one television station in 33 broadcast areas across the United States upon consummation of the Pending Transactions. The Company's broadcast areas, as a group, are among the most attractive in the country, demonstrating radio revenue growth in excess of the radio industry average over the last five years. Jacor also produces 54 syndicated programs and services for more than 4,000 radio stations, which programs include RUSH LIMBAUGH and DR. DEAN EDELL, the number one and number three rated radio programs in the United States, respectively.

    Jacor's principal executive offices are located at 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 and its telephone number is
(606) 655-2267.

BROADCASTING SERVICES ACQUISITIONS

    PREMIERE MERGER. In June 1997, pursuant to an Agreement and Plan of Merger dated as of April 7, 1997 by and among Jacor, JCC, PRN Holding Acquisition Corp., a Delaware corporation ("Acquisition Corp.") and newly-formed subsidiary of JCC, and Premiere (the "Merger Agreement"), and a related stock purchase agreement with Premiere's largest stockholder, Jacor acquired all of the outstanding shares of Premiere. Premiere produces 52 syndicated programs and services, and has over 6,300 contracts to broadcast its programming and to use its services on more than 4,000 radio stations. Premiere distributes its programs and services in exchange for commercial broadcast time that it can resell to advertisers.

    Pursuant to the terms of the Merger Agreement, Acquisition Corp. merged with and into Premiere such that each outstanding share of Premiere capital stock (other than Premiere shares held by Jacor, treasury shares and dissenting shares, if any) were converted into the right to receive $13.50 in cash (the "Cash Consideration") and .13778841 shares (the "Exchange Ratio") of Common Stock (the "Stock Consideration," and together with the Cash Consideration, the "Merger Consideration"). Premiere was the surviving company in the Premiere Merger and is now a subsidiary of JCC.

    In order to facilitate the Premiere Merger, JCC concurrently purchased all of the outstanding shares of common stock of Archon Communications, Inc. ("Archon"), the largest stockholder of Premiere capital stock. Archon's principal business activity is the ownership of Premiere common stock, Premiere Class A common stock and options and warrants to acquire Premiere common stock. For their shares in Archon, the Archon shareholders received an amount of cash and Common Stock calculated in the same manner as the Merger Consideration received by the other Premiere stockholders, plus cash equal to Archon's cash on hand (net of Archon's liabilities) at closing.

    The total Merger Consideration paid by Jacor, including payment for certain Premiere warrants and stock options, aggregated approximately $189.8 million inclusive of the amounts paid to the Archon shareholders as discussed in the preceding paragraph. Of such amount, approximately $138.8 million was paid in cash and the remainder was paid in 1,416,886 shares of Common Stock and 303,000 shares of Common Stock reserved for issuance pursuant to option agreements with certain members of Premiere's management. The total net consideration paid by Jacor, net of Premiere's cash on hand and excess working capital acquired by Jacor in the Premiere Merger, was approximately $169.0 million.

    EFM COMPANIES. In April 1997, Jacor acquired substantially all of the assets relating to the broadcast distribution and related print and electronic media publishing businesses (the "EFM Acquisition") of EFM Media Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. (collectively, the "EFM Companies"). The business of the EFM Companies included the ownership and distribution of the RUSH LIMBAUGH and DR. DEAN EDELL programs, syndicated talk programming for radio broadcasting, which contracts were assigned to Jacor in the acquisition. Jacor paid $50.0 million in cash for the assets of the EFM Companies.

    The RUSH LIMBAUGH program, a nationally syndicated talk radio program, is broadcast on more than 600 radio stations. The DR. DEAN EDELL program, a health care and medicine talk radio program, is broadcast on more than 300 radio stations.

    NSN NETWORK SERVICES. Also in April 1997, Jacor acquired the assets of Standard Broadcast Service, Inc., a satellite systems integrator, Internet service provider and communications consultant focused on the radio broadcasting industry, which conducts business under the trade name NSN Network Services, Ltd. ("NSN Network Services"). The purchase price paid by Jacor for the assets of NSN Network Services was $11.0 million, of which approximately $9.3 million was paid in cash and approximately $1.7 million was paid in 59,540 shares of Common Stock.

    The principal products and services of NSN Network Services include satellite audio systems for radio broadcasting, Wide Area Network business connectivity, Internet server systems and software, satellite remote telephone systems and paging systems, and communications consulting. These technologies will create efficiencies and lower costs related to the distribution of programming among Jacor's radio stations. Further, these technologies will enhance Jacor's back-office backbone to facilitate the sharing of financial data and other communications. Jacor will also benefit from the significant management expertise that it will acquire, which Jacor would have otherwise had to obtain from third parties.

    AIRWATCH ACQUISITION. In April 1997, Jacor acquired the assets of Airwatch Communications, Inc. ("Airwatch") and Airtraffic Communications, Inc. ("Airtraffic") for a purchase price of approximately $18.0 million in cash. Airwatch and Airtraffic provide traffic reporting services to radio broadcasting companies, independent radio stations and television stations in the San Diego and Los Angeles broadcast areas, respectively. Airwatch provides traffic report services for 16 radio stations and six television stations, including two of Jacor's radio stations in San Diego. Airtraffic provides traffic report services for 26 radio stations and one television station in Los Angeles. Jacor's other radio stations in San Diego currently obtain traffic report services from a competitor of Airwatch and Airtraffic. Jacor intends to convert these other stations in San Diego to Airwatch and market Airwatch and Airtraffic services to other radio broadcasting and television companies.

RECENTLY COMPLETED RADIO STATION ACQUISITIONS AND DISPOSITIONS

    In February 1996, Jacor entered into an agreement to acquire Citicasters through a merger of a wholly owned Jacor subsidiary with and into Citicasters (the "Citicasters Merger"). Citicasters owned and/or operated 19 radio stations, located in Atlanta, Phoenix, Tampa, Portland, Kansas City, Cincinnati, Sacramento, Columbus, and two television stations, one located in Tampa and one in Cincinnati. The Citicasters Merger enhanced Jacor's existing station portfolios in Atlanta, Tampa and Cincinnati and created new multiple radio station platforms in Phoenix, Portland, Kansas City, Sacramento and Columbus. Jacor consummated the Citicasters Merger in September 1996 for an approximate aggregate value of $801.2 million, which included the purchase of all outstanding shares of Citicasters common stock, the assumption of Citicasters outstanding indebtedness and the issuance of warrants to purchase an aggregate of 4,400,000 shares of Common Stock at an exercise price of $28.00 per full share (the "Citicasters Warrants"). In order to complete the Citicasters Merger, Jacor agreed with the Antitrust Division to divest WKRQ-FM in Cincinnati. As described below, Jacor completed the transfer of WKRQ-FM in April 1997.

    Also, in February 1996, Jacor entered into an agreement to acquire Noble, which owned ten radio stations serving Denver, St. Louis and Toledo, and the right to provide programming to and sell the air time for one AM and one FM station serving the San Diego broadcast area (the "Noble Acquisition"). The Noble Acquisition enhanced Jacor's existing portfolio in Denver where it now owns eight stations, in addition to creating new multiple station platforms in St. Louis and Toledo. Jacor consummated the Noble Acquisition in July 1996 for an aggregate consideration of approximately $160.0 million in cash.

    Also, in February 1996, Jacor sold the business and certain operating assets of radio stations WMYU-FM and WWST-FM in Knoxville to Heritage Media Corporation. Jacor received approximately $6.5 million in cash for this sale, generating a gain of approximately $2.5 million. In March 1996, Jacor entered into an agreement for the sale of the assets of WBRD-AM in Tampa for approximately $0.5 million in cash. The sale of WBRD-AM was completed in June 1996.

    In March 1996, Jacor entered into an agreement to acquire from Asterisk Radio, Inc. the FCC licenses of WCTQ-FM and WAMR-AM in Venice, Florida and to purchase certain real estate and transmission facilities necessary to operate the stations. In June 1996, Jacor consummated this acquisition for a purchase price of approximately $4.4 million.

    In May 1996, Jacor entered into an agreement with Enterprise Media of Toledo, L.P. to acquire the FCC licenses of WIOT-FM and WCWA-AM in Toledo, Ohio and to purchase real estate and transmission facilities necessary to operate the stations. In April 1997, Jacor consummated this acquisition for a purchase price of approximately $13.0 million.

    In June 1996, Jacor entered into an agreement to acquire from Trumper Communications of Kentucky, Limited Partnership and Trumper Communications, Inc. the FCC licenses of WLAP-AM, WMXL-FM and WWYC-FM servicing Lexington, Kentucky and to purchase real estate and transmission facilities necessary to operate the stations. In August 1996, Jacor consummated this acquisition for a purchase price of approximately $14.0 million.

    In July 1996, Jacor entered into an agreement with New Wave Communications, L.P. and New Wave Broadcasting, Inc. to acquire the FCC licenses of WSPB-AM, WSRZ-FM and WYNF-FM in Sarasota, Florida and to purchase leasehold interests in real estate and transmission facilities necessary to operate the stations. In May 1997, Jacor consummated this acquisition for a purchase price of approximately $12.9 million.

    In August 1996, Jacor entered into agreements with Sarasota-Charlotte Broadcasting Corporation to acquire certain assets, a construction permit and related real estate for unconstructed radio station WEDD-FM in Englewood, Florida for an aggregate purchase price of $0.8 million. Jacor completed this transaction in February 1997.

    In September 1996, Jacor entered into an agreement with a subsidiary of Gannett Co., Inc. ("Gannett") to effect a tax-free like-kind exchange of Jacor's Tampa television station, WTSP-TV, acquired by Jacor in the Citicasters Merger, for six of Gannett's radio stations (the "Gannett Exchange"). Jacor and Gannett consummated the Gannett Exchange in December 1996. The stations Jacor acquired are KIIS-FM and KIIS-AM in Los Angeles, KSDO-AM and KKBH-FM in San Diego and WUSA-FM and WDAE-AM in Tampa-St. Petersburg (the "Selected Gannett Radio Stations"). The Company renamed WUSA-FM to WAKS-FM as Gannett retained the WUSA-FM call letters. The Gannett Exchange enhanced Jacor's existing station portfolios in San Diego and Tampa and created a new multiple radio station platform in the Los Angeles broadcast area. In connection with the closing of the Gannett Exchange, Jacor and Gannett agreed to value the exchanged assets at $170.0 million for tax purposes.

    In October 1996, Jacor entered into an agreement with Clear Channel Radio, Inc. ("Clear Channel") to purchase KTWO-AM, KMGW-FM and the Wyoming Radio Network in Casper, Wyoming for a purchase price of $1.9 million. In December 1996, Jacor and Clear Channel consummated the transaction. Also, in October 1996, Jacor entered into a binding agreement with Colfax Communications, Inc. ("Colfax") to acquire KIDO-AM and KLTB-FM in Boise, Idaho and KARO-FM in Caldwell, Idaho for a purchase price of $11.0 million. Jacor and Colfax consummated the transaction in January 1997.

    Also, in October 1996, Jacor entered into an agreement to acquire Regent through a merger of Regent with and into Jacor (the "Regent Merger"). Regent owned, operated or represented 19 radio stations located in Kansas City, Salt Lake City, Las Vegas, Louisville and Charleston. During February 1997, Jacor consummated the Regent Merger for the approximate aggregate value of $179.9 million, which included (i) the issuance of approximately 3,550,000 shares of Common Stock valued at $105.9 million, (ii) the issuance of warrants to acquire 500,000 shares of Common Stock at $40 per share valued at $5.0 million (the "Regent Warrants"), (iii) the repayment of approximately $64.0 million of debt, and (iv) approximately $5.0 million in cash. The Regent Merger enhanced Jacor's existing station portfolio in Kansas City and created new multiple radio station platforms in Salt Lake City, Las Vegas, Louisville and Charleston. In April 1997, Jacor completed the purchase of KBGO-FM (formerly KEYV-FM) in Las Vegas, Nevada for a purchase price of approximately $3.0 million, pursuant to an agreement originally entered into by Regent prior to the closing of the Regent Merger.

    Also, in October 1996, Jacor entered into an agreement with Palmer Broadcasting Limited Partnership whereby Jacor would acquire the FCC licenses and assets of WHO-AM and KLYF-FM in Des Moines and WMT-AM and WMT-FM in Cedar Rapids for a purchase price of $52.5 million in cash. The transaction was completed in March 1997.

    Also, in October 1996, Jacor entered into an agreement with Nationwide Communications, Inc. ("Nationwide") to effect a tax-free like-kind exchange of the assets of Jacor's two radio stations in Phoenix, KSLX-AM and KSLX-FM, for the assets of two of Nationwide's radio stations in San Diego, KGB-FM and KPOP-AM. The assets exchanged were valued by Jacor and Nationwide at approximately $45.0 million. This exchange of assets was consummated in April 1997.

    Also, in October 1996, Jacor entered into agreements with Par Broadcasting Company, Inc. and Par Broadcasting Company (collectively, "Par") to purchase four radio stations in San Diego, KOGO-AM, KCBQ-AM, KIOZ-FM and KKLQ-FM, for $72.0 million in cash (the "Par Transaction"), and with Entertainment Communications, Inc. ("Entercom") to sell two radio stations in Sacramento, KSEG-FM and KRXQ-FM, for $45.0 million in cash (the "Entercom Transaction"). Although not directly contingent upon each other, these transactions occured in a manner that permits them to be treated as a tax-free like-kind exchange. Also, in connection with the Par Transaction, and the Entercom Transaction, Jacor entered into an agreement in April 1997 to sell KCBQ-AM to JS Communications, Inc., which has subsequently changed its name to Regent Communications, Inc. ("JSCI") for a sale price of $6.0 million. These transactions were consummated in June 1997.

    In November 1996, Jacor entered into an agreement with Sarape
Communications, Inc. to acquire the FCC licenses and assets of KBAI-AM in Morro Bay, California for a purchase price of approximately $0.2 million. This transaction was consummated in February 1997.

    Also, in November 1996, Jacor entered into an agreement with Stanford Capital Communications, Inc. ("Stanford") to acquire the FCC licenses and operating assets of radio stations WKQQ-FM in Lexington, Kentucky and WXZZ-FM and WTKT-AM in Georgetown, Kentucky (the "Stanford Transaction") for a purchase price of $24.1 million in cash. This transaction was consummated in July 1997 upon receipt of an initial consent from the FCC, which consent has not yet become a final order.

    In December 1996, Jacor entered into an agreement with American Radio Systems Corporation and American Radio Systems License Corp. (together, "ARS") to effect a tax-free like-kind exchange of Jacor's assets of WKRQ-FM, licensed to Cincinnati, for ARS's assets of WVOR-FM, WHAM-AM and WHTK-AM, licensed to Rochester, New York, and $16.0 million in cash. This exchange of assets was consummated in April 1997.

    Also, in December 1996, Jacor entered into an agreement whereby Jacor acquired the FCC licenses and assets of WJCM-AM in Sebring, Florida from Rumbuat Management, Inc. for a purchase price of $0.2 million. This transaction was consummated in April 1997.

    Also, in December 1996, Jacor entered into an agreement with Tel Lease, Inc. to acquire the FCC licenses and assets of WAZU-FM (formerly WAHC-FM), licensed to Circleville, Ohio, and WHQK-FM (formerly WAKS-FM), licensed to Marysville, Ohio. In May 1997, Jacor consummated this acquisition for a purchase price of approximately $8.3 million.

    Also in December 1996, Jacor entered into two separate agreements to acquire the FCC licenses and assets of (i) KGLL-FM in Greeley, Colorado from Duchossois Communications Company of Colorado, Inc. and (ii) KCOL-AM and KPAW-FM in Fort Collins, Colorado from University Broadcasting Company, L.P. for an aggregate purchase price of approximately $7.2 million. These transactions were consummated in June 1997.

    In January 1997, Jacor entered into an agreement with The Great Lakes Wireless Talking Machine, LLP to acquire WNVE-FM in Rochester, New York for a purchase price of $5.5 million in cash. This transaction was consummated in April 1997.

    Also, in January 1997, Jacor entered into two separate agreements with entities affiliated with James E. Champlin to acquire the FCC licenses and assets of WLRS-FM, licensed to Louisville, Kentucky, and WMCC-FM and WLOC-AM, licensed to Munfordville, Kentucky. In April 1997, Jacor consummated the Louisville acquisition for a purchase price of $5.1 million. In May 1997, Jacor consummated the Munfordville acquisition for a purchase price of $0.3 million.

    Also, in January 1997, Jacor entered into an agreement to acquire (i) WIMA-AM and WIMT-FM, licensed to Lima, Ohio; (ii) WBUK-FM, licensed to Ft. Shawnee, Ohio; and (iii) the construction permit for WLVZ-FM, licensed to St. Mary's, Ohio, from Lima Broadcasting Co. for an aggregate purchase price of $6.5 million. This transaction was consummated in May 1997.

    Also, in January 1997, Jacor entered into an agreement with an entity affiliated with James E. Champlin to acquire the FCC licenses and assets of WLKT-FM, licensed to Lexington, Kentucky for a purchase price of $5.1 million. This transaction was consummated in July 1997 upon receipt of an intital consent from the FCC, which consent has not yet become a final order.

    In February 1997, Jacor entered into an agreement to acquire the assets of radio station KOTK-AM, licensed to Portland, Oregon, from EXCL Communications, Inc. and Portland Radio, Inc. for a purchase price of $8.3 million. This transaction was consummated in May 1997.

    Also, in February 1997, Jacor entered into three separate agreements to acquire from Auburn Cablevision, Inc. and certain of its subsidiaries the assets of radio stations WMAX-FM, in Irondequoit, New York, WMHX-FM, in Canandaigua, New York and WRCD-FM in Honeoye Falls, New York for an aggregate purchase price of $7.0 million. This transaction was consummated in June 1997.

    In March 1997, Jacor entered into an agreement to purchase the assets of KQSB-AM and KTYD-FM in Santa Barbara, California and KSBL-FM in Carpinteria, California from Criterion Media Group, Inc. for a purchase price of $13.5 million. This transaction was consummated in May 1997.

    Also, in March 1997, Jacor entered into an agreement to purchase the assets of radio station
KBKK-FM, Spanish Fork, Utah, from Garcia Broadcasting, L.L.C. for a purchase price of $4.5 million. This transaction was consummated in July 1997.

    In April 1997, Jacor entered into an agreement to acquire the assets of WLEC-AM and WCPZ-FM in Sandusky, Ohio, for a purchase price of approximately $7.7 million. This transaction was consummated in July 1997 upon receipt of an initial consent from the FCC, which consent has not yet become a final order.

PENDING RADIO STATION TRANSACTIONS

    All of the following pending radio station transactions are subject to various conditions, including approval by the FCC. There can be no assurance that Jacor will be successful in consummating all such transactions in a timely manner or on the terms described herein. See "Risk Factors--Increased Antitrust Scrutiny" and "--FCC Regulation of Broadcasting Industry."

    In April 1997, Jacor entered into a binding agreement to sell WXZZ-FM to JSCI for a sale price of $3.5 million to facilitate antitrust approval of the Stanford Transaction and the Village Transaction. An FCC application relating to the sale of WXZZ-FM was filed in April 1997, and initial FCC consent was obtained in June 1997. In July 1997 Jacor and JSCI entered into a TBA with respect to WXZZ-FM.

    In March 1997, Jacor entered into a binding agreement with BuenaVentura Communications, Inc. to purchase the assets of radio station KAHS-AM in Thousand Oaks, California for a purchase price of $0.4 million. The FCC has granted its initial consent to this transaction. Also, in March 1997, Jacor entered into a binding agreement to acquire, for the purchase price of $1.5 million, KLDZ-FM in Santa Barbara, California upon such radio station going on the air. An FCC application will not be filed with the FCC until KLDZ-FM is operating.

    In April 1997, Jacor also entered into a binding agreement to purchase the assets of radio station KFAM-AM, North Salt Lake City, Utah from General Broadcasting, Inc. for a purchase price of $1.2 million, of which approximately $0.1 million has been placed in escrow pending the closing of the transaction. The FCC has granted its initial consent to this transaction, which has become a final order.

    In addition, in April 1997, Jacor entered into two separate binding agreements with unaffiliated parties whereby Jacor will (i) sell the assets of its radio stations WEZL-FM and WXLY-FM in Charleston, South Carolina to JSCI for a sale price of approximately $13.5 million; and (ii) acquire the assets of radio stations KIGN-FM, KOLZ-FM, KGAB-AM and KLEN-FM in Cheyenne, Wyoming from Magic City Media, Inc. for a purchase price of approximately $5.5 million, of which $0.8 million has been loaned to the seller. The FCC has granted its initial consent to the Charleston transaction. A petition to deny was filed at the FCC against the Cheyenne applications, which remain pending.

    Further, in April 1997, Jacor entered into a binding agreement with LMS of Boise, Inc. ("LMS") whereby Jacor will acquire the assets of KXLT-FM and KCIX-FM in Boise, Idaho for a purchase price of approximately $8.0 million. Upon signing the agreement, Jacor loaned an amount equal to the purchase price to LMS to finance LMS's purchase of such stations. An FCC application was filed in May 1997, and initial consent was granted in July 1997, conditioned on the transaction not being consummated until the renewal application for KXLT-FM and KCIX-FM are granted.

    In May 1997, Jacor entered into a binding agreement with LMS of Twin Falls, Inc. ("LMST") and LMS Licenses, Inc. ("LMSL") to acquire LMST's and LMSL's rights to acquire radio stations KEZJ-FM, KLIX-FM and KLIX-AM in Twin Falls, Idaho pursuant to an Asset Purchase Agreement dated as of January 1997 between Lartigue Multimedia Systems, Inc. (predecessor in interest to LMST and LMSL) and B&B Broadcasting, Inc. ("B&B"). The FCC application for this transaction was filed in June 1997. In connection with this transaction, Jacor loaned $7.2 million to B&B. The purchase price for the acquisition of the three radio stations is $9.0 million, of which $1.8 million has been placed in escrow pending the closing of the transaction. In a related transaction also in May 1997, Jacor entered into two binding agreements with LMS of Pocatello, Inc. ("LMSP") to acquire the assets of (i) radio stations KPKY-FM and KWIK-AM in Pocatello, Idaho, for a purchase price of approximately $2.0 million, and (ii) radio stations KID-FM and KID-AM in Idaho Falls, Idaho, for a purchase price of approximately $1.6 million. In connection with these transactions, Jacor loaned $3.6 million to LMSP. The FCC applications for these transactions were filed in July 1997.

    Also, in May 1997, Jacor entered into a binding agreement with Iowa City Broadcasting Company, Inc. to acquire substantially all of the assets of radio stations KXIC-AM and KKRQ-FM in Iowa City, Iowa, for a purchase price of $8.0 million, of which $0.4 million has been placed in escrow pending the closing of the transaction. The FCC application for this transaction was filed in July 1997. Also, in May 1997, Jacor entered into a binding agreement with each of Cardinal Communications, Inc. and Revival II, Inc. to acquire the FCC licenses and assets of radio station KMXN-AM in Santa Rosa, California for a purchase price of $0.1 million. The FCC application for this transaction was filed in June 1997.

    In addition, in May 1997, Jacor entered into a binding agreement with Outback Broadcasting, Inc. to acquire the FCC licenses and assets of radio stations WITS-AM and WYMR-FM in Sebring, Florida for a purchase price of $700,000 of which $90,000 was paid upon execution of the agreement. An FCC application was filed in May 1997.

    In June 1997, Jacor entered into a binding agreement with ARS to effect a tax-free like-kind exchange of Jacor's assets of WDAF-AM, KYYS-FM, KMXV-FM and KUDL-FM in Kansas City for the assets of

WMMX-FM, WTUE-FM, WLQT-FM, WXEG-FM, WBTT-FM and WONE-AM in Dayton, Ohio. No cash is to be exchanged in this transaction. The FCC applications for this exchange are expected to be filed in July 1997. This exchange is also subject to the termination or expiration of the applicable waiting periods under the HSR Act.

    In July 1997, Jacor entered into an option agreement with WKBN Broadcasting Corp. for WKBN-FM and WKBN-AM in Youngstown, Ohio to acquire such stations for a purchase price of approximately $11.0 million, $2.5 million of which will be paid into escrow upon the commencement of a TBA on August 1, 1997. The FCC application for this transaction is expected to be filed in September 1998.

    Also, in July 1997, Jacor entered into a binding agreement with Continental Broadcast Group, Inc. to acquire the FCC licenses and assets of radio station WCBW-FM in Columbia, Illinois for a purchase price of $13.2 million, of which $1.75 million has been placed in escrow pending the closing of the transaction. The FCC application for this transaction is expected to be filed in July 1997.

BUSINESS STRATEGY

    Jacor's strategic objective is to maximize revenue and broadcast cash flow by becoming the leading radio broadcaster in geographically diverse broadcast areas and by leveraging its expertise in programming production, syndication and distribution. Jacor intends to acquire individual radio stations, radio groups and/or businesses that provide radio broadcasting services that strengthen its strategic position in the radio industry and enhance its operating performance. Specifically, Jacor's business strategy centers upon:

    BROADCAST AREA REVENUE LEADERSHIP. Jacor strives to maximize its audience ratings in each of its broadcast areas in order to capture the largest share of the radio advertising revenue in that area and to attract advertising away from other media. Jacor believes that the most effective way to capture a higher percentage of advertising revenue is to operate multiple radio stations within a broadcast area, tailoring each station's programming to deliver highly effective access to a target demographic. In implementing its multi-station strategy, Jacor utilizes its programming expertise over a broad range of radio formats to create distinct station personalities within a broadcast area. Jacor further enhances its ability to increase its revenues through a more complete coverage of the listener base by being an industry leader in successfully operating AM stations.

    STRATEGIC ACQUISITIONS OF COMPLEMENTARY STATIONS. Jacor focuses its acquisition strategy on acquiring stations with powerful broadcast signals that complement its existing portfolio and strengthen its overall competitive position. By operating multiple stations within its broadcast areas, Jacor seeks to position itself as the most efficient advertising medium in a geographic location, providing advertisers with wide access to a variety of demographic groups through a single purchase of advertising time. Through the acquisition of additional stations within an existing broadcast area, Jacor spreads its fixed costs over a larger base of stations and creates operating efficiencies enabling it to generate higher broadcast cash flow. Jacor may enter additional broadcast areas through acquisitions of radio groups that have multiple station platforms and/or through acquisitions of individual stations in new locations where Jacor believes a revenue-leading position can be created.

    DEVELOPMENT OF REGIONAL CLUSTERS AROUND CORE BROADCAST AREAS. Jacor believes it can leverage its position as the leader in a core broadcast area to create additional revenue and cash flow opportunities by building regional multi-station clusters around Jacor's core broadcast areas. Utilizing programming from its core broadcast areas, Jacor provides its regional clusters with high quality programming which would not otherwise be economically viable in such smaller broadcast areas and spreads the costs associated with the delivery of such programming across a greater number of stations. By improving the ratings of its regional stations with such enhanced programming, Jacor believes it can generate incremental revenue and broadcast cash flow. For example, Jacor has utilized this strategy in the Denver broadcast area by acquiring stations in Casper, Wyoming, Cheyenne, Wyoming, and Fort Collins/Greeley, Colorado to develop a regional cluster.

    DEVELOPMENT OF "STICK" PROPERTIES. In addition to acquiring developed, cash flow producing stations, Jacor also strategically acquires underdeveloped "stick" properties (I.E., properties with insignificant ratings and little or no positive broadcast cash flow). Jacor believes that acquisitions of strategically located "stick" properties often provide greater potential for revenue and broadcast cash flow growth than do acquisitions of developed properties. Historically, Jacor has been able to improve the ratings, revenue and cash flow of its "stick" properties with increased marketing and focused programming that complement its existing radio station formats. Additionally, Jacor increases the revenue and cash flow of "stick" properties by encouraging advertisers to buy advertising in a package with its more established stations. Jacor believes its current portfolio of over 50 "stick" properties creates significant potential for revenue and cash flow growth. For example, in 1992 Jacor had a total of five "stick" stations which contributed no broadcast cash flow. In 1996, Jacor had improved the broadcast cash flow of these same five stations to $9.3 million.

    ACQUISITIONS OF BROADCAST RELATED BUSINESSES. Jacor strengthens its strategic position in the radio industry through the acquisition and operation of businesses that provide services to radio broadcasting companies. Through the acquisition of Premiere, Jacor will significantly expand its production and distribution of syndicated radio programming for sale to both Jacor's radio stations and other broadcasting companies. In addition, these services will enhance the Company's ability to increase ratings for existing stations, rapidly transform "stick" properties into cash flow producing properties and maintain long-term relationships with Jacor's on-air talent. By combining the national reach of the Company's radio stations with Premiere's network sales force, the Company will maximize the commercial broadcast inventory that it can sell to advertisers. In addition, Jacor will benefit from the distribution network acquired with NSN Network Services, which network will create efficiencies and lower costs related to the distribution of programming among the Company's radio stations.

RADIO STATION OVERVIEW

    The following table sets forth certain information as of June 20, 1997 regarding the Company and its broadcast areas (not including immaterial acquisition agreements entered into by Jacor after April 30, 1997, see "Transactions--Pending Radio Station Transactions"):

  BROADCAST AREA/      PENDING ACQUISITION                                 TARGET
     STATION(1)                (P)                    FORMAT             DEMOGRAPHIC
--------------------  ---------------------  -------------------------  -------------

LOS ANGELES
  KIIS-FM                                    Contemporary Hit Radio     Adults 18-34
  KIIS-AM                                    Sports                     Men 25-54

ATLANTA
  WPCH-FM                                    Adult Contemporary         Women 25-54
  WGST-AM/FM(2)                              News Talk                  Men 25-54
  WKLS-FM                                    Album Oriented Rock        Men 18-34

SAN DIEGO(3)
  KHTS-FM                                    Rhythmic Hits              Adults 18-34
  KSDO-AM                                    Talk                       Men 25-54
  KKBH-FM                                    Adult Contemporary         Women 25-54
  KOGO-AM                                    News Talk                  Adults 25-54
  KKLQ-FM                                    Contemporary Hit Radio     Adults 18-34
  KIOZ-FM                                    Album Oriented Rock        Men 18-34
  KGB-FM                                     Classic Rock               Men 25-54
  KPOP-AM                                    Nostalgia                  Adults 35-64

ST. LOUIS
  KMJM-FM                                    Urban Contemporary         Adults 25-54
  KATZ-FM                                    Urban Adult Contemporary   Adults 25-54
  KATZ-AM                                    Gospel                     Adults 35-64

  BROADCAST AREA/      PENDING ACQUISITION                                 TARGET
     STATION(1)                (P)                    FORMAT             DEMOGRAPHIC
--------------------  ---------------------  -------------------------  -------------
TAMPA
  WFLA-AM                                    News Talk                  Adults 35-64
  WFLZ-FM                                    Contemporary Hit Radio     Adults 18-34
  WDUV-FM                                    EZ/Nostalgia               Adults 35-64
  WXTB-FM                                    Album Oriented Rock        Men 18-34
  WTBT-FM                                    Classic Rock               Men 18-34
  WAKS-FM                                    Hot Adult Contemporary     Women 18-34
  WDAE-AM                                    Sports                     Men 25-54

CLEVELAND
  WLTF-FM                           P        Adult Contemporary         Women 25-54
  WTAM-AM                           P        News Talk                  Men 25-54

DENVER(4)
  KOA-AM                                     News Talk                  Men 25-54
  KRFX-FM                                    Classic Rock               Men 25-54
  KBPI-FM                                    Rock Alternative           Men 18-34
  KTLK-AM                                    Talk                       Adults 35-64
  KHIH-FM                                    Jazz                       Adults 25-54
  KHOW-AM                                    Talk                       Adults 25-54
  KBCO-AM                                    Talk                       Adults 25-54
  KBCO-FM                                    Album Oriented Rock        Adults 25-54

PORTLAND
  KEX-AM                                     News Talk                  Adults 35-64
  KKCW-FM                                    Adult Contemporary         Women 25-54
  KKRZ-FM                                    Contemporary Hit Radio     Women 18-34
  KOTK-AM(5)                                 Talk                       Adults 35-64

CINCINNATI(4)
  WLW-AM                                     News Talk                  Men 25-54
  WEBN-FM                                    Album Oriented Rock        Men 18-34
  WOFX-FM                                    Classic Rock               Men 25-54
  WKRC-AM                                    Talk                       Adults 35-64
  WWNK-FM                                    Adult Contemporary         Women 25-54
  WAQZ-FM(2)                                 Contemporary Alternative   Adults 18-34
  WSAI-AM(2)                                 Nostalgia                  Adults 35-64
  WAZU-AM(2)                                 Info Radio                 Adults 25-54

COLUMBUS
  WTVN-AM                                    News Talk                  Adults 35-64
  WLVQ-FM                                    Album Oriented Rock        Men 18-34
  WHOK-FM                                    Country                    Adults 25-54
  WHQK-FM                                    Country                    Adults 25-54
  WLOH-AM                                    Nostalgia                  Adults 35-64
  WAZU-FM                                    Rock                       Men 18-34
  WZAZ-FM                                    Alternative                Adults 18-34

SALT LAKE CITY(4)
  KALL-AM                                    News Talk                  Adults 35-64
  KODJ-FM                                    Oldies                     Women 25-54
  KKAT-FM                                    Country                    Adults 25-54
  KURR-FM                                    New Rock                   Men 18-34
  KZHT-FM                                    Contemporary Hit Radio     Women 18-34
  KFAM-AM                           P        Beautiful/EZ               Adults 35-64
  KBKK-FM(5)                                 Country                    Adults 25-54

LAS VEGAS
  KFMS-FM                                    Country                    Adults 25-54
  KWNR-FM                                    Country                    Adults 25-54
  KBGO-FM                                    Oldies                     Women 25-54
  KSNE-FM                                    Adult Contemporary         Women 25-54

  BROADCAST AREA/      PENDING ACQUISITION                                 TARGET
     STATION(1)                (P)                    FORMAT             DEMOGRAPHIC
--------------------  ---------------------  -------------------------  -------------
ROCHESTER
  WVOR-FM                                    Adult Contemporary         Adults 25-54
  WHAM-AM                                    News Talk                  Adults 25-54
  WHTK-AM                                    Talk                       Adults 35-64
  WNVE-FM                                    New Rock                   Men 18-34
  WMAX-FM                                    Alternative                Adults 18-34
  WMHX-FM                                    Alternative                Adults 18-34
  WRCD-FM                                    New Adult Contemporary     Adults 25-54

LOUISVILLE(4)
  WDJX-FM                                    Contemporary Hit Radio     Adults 18-34
  WFIA-AM                                    Religion                   Adults 25-54
  WVEZ-FM                                    Soft Adult Contemporary    Women 25-54
  WSFR-FM                                    Classic Rock               Men 25-54
  WLRS-FM                                    Adult Contemporary         Women 25-54

JACKSONVILLE
  WJBT-FM                                    Urban                      Adults 18-34
  WQIK-FM                                    Country                    Adults 25-54
  WSOL-FM                                    Urban Adult Contemporary   Adults 25-54
  WZAZ-AM                                    Gospel                     Adults 35-64
  WJGR-AM                                    Talk                       Adults 25-54

TOLEDO
  WSPD-AM                                    News Talk                  Adult 35-64
  WVKS-FM                                    Contemporary Hit Radio     Adults 18-34
  WRVF-FM                                    Adult Contemporary         Women 25-54
  WIOT-FM                                    Album Oriented Rock        Men 18-34
  WCWA-AM                                    Nostalgia                  Adults 35-64

SARASOTA/BRADENTON
  WSRZ-FM                                    Oldies                     Women 25-54
  WYNF-FM                                    Album Oriented Rock        Men 25-54
  WSPB-AM                                    Business News              Men 35-64

DES MOINES
  WHO-AM                                     News Talk                  Men 25-54
  KLYF-FM                                    Adult Contemporary         Women 25-54

LEXINGTON
  WMXL-FM                                    Hot Adult                  Women 18-34
  WWYC-FM                                    Country                    Adults 18-34
  WLAP-AM                                    Sports                     Men 25-54
  WKQQ-FM(5)                                 Album Oriented Rock        Men 18-34
  WTKT-AM(5)                                 Urban Adult Contemporary   Adults 35-64
  WLKT-FM(5)                                 Contemporary Hit Radio     Adults 18-34

DAYTON
  WMMX-FM                           P        Hot Adult Contemporary     Women 18-34
  WTUE-FM                           P        Rock                       Men 18-34
  WLQT-FM                           P        Adult Contemporary         Women 25-54
  WXEG-FM                           P        Alternative                Men 18-34
  WBTT-FM                           P        Dance                      Persons 18-34
  WONE-AM                           P        Nostalgia                  Persons 35-64

BOISE
  KIDO-AM                                    News Talk                  Adults 25-54
  KARO-FM                                    Classic Rock               Men 25-54
  KLTB-FM                                    Oldies                     Adults 25-54
  KCIX-FM                           P        Adult Contemporary         Women 25-54
  KXLT-FM                           P        Adult Contemporary         Women 25-54

SANTA BARBARA
  KTYD-FM(5)                                 Rock                       Adults 18-34
  KQSB-AM(5)                                 Talk                       Adults 35-64
  KSBL-FM(5)                                 Adult Contemporary         Adults 25-54
  KLDZ-FM(6)                        P        --                         --

  BROADCAST AREA/      PENDING ACQUISITION                                 TARGET
     STATION(1)                (P)                    FORMAT             DEMOGRAPHIC
--------------------  ---------------------  -------------------------  -------------
CEDAR RAPIDS
  WMT-AM                                     Full Service               Adults 35-64
  WMT-FM                                     Adult Contemporary         Women 25-54

CHEYENNE
  KIGN-FM                           P        Adult Contemporary         Women 25-54
  KLEN-FM                           P        Adult Contemporary         Women 25-54
  KOLZ-FM                           P        Country                    Adults 25-54
  KGAB-AM                           P        Talk                       Adults 35-64

LIMA
  WIMA-AM(5)                                 News Talk                  Adults 35-64
  WIMT-FM(5)                                 Country                    Adults 25-54
  WBUK-FM(5)                                 Oldies                     Adults 25-54
  WCKY-FM(5)(6)                              --                         --

CASPER
  KTWO-AM                                    Full Service/Country       Adults 35-64
  KMGW-FM                                    Adult Contemporary         Women 25-54

FORT COLLINS/GREELEY
  KCOL-AM(5)                                 News Talk                  Adults 35-64
  KPAW-FM(5)                                 Oldies/Adult Contemporary  Adults 25-54
  KGLL-FM(5)                                 Country                    Adults 25-54

SANDUSKY
  WLEC-AM(5)                                 Nostalgia                  Adults 35-64
  WCPZ-FM(5)                                 Adult Contemporary         Women 25-54

VENICE/ENGLEWOOD
  WAMR-AM                                    Talk                       Adults 25-54
  WCTQ-FM                                    Country                    Adults 25-54
  WEDD-FM(6)                                 --                         --

------------------------------

(1) Jacor also owns or has the right to purchase two insignificant stations in Munfordville, Kentucky and one each in Sebring, Florida, Morro Bay, California and Thousand Oaks, California.

(2) The Company provides programming and sells air time for WGST-FM in Atlanta and WAQZ-FM, WSAI-AM and WAZU-AM in Cincinnati pursuant to LMAs.

(3) Excludes XTRA-FM and XTRA-AM, stations Jacor provides programming to and sells air time for under an exclusive sales agency agreement.

(4) Excludes KTCL-FM in Denver and WSJW-FM in Louisville on which Jacor sells advertising time pursuant to a JSA.

(5) Acquisition completed after April 30, 1997.

(6) WEDD-FM, WCKY-FM and KLDZ-FM are unconstructed stations and, as such, are not yet operating.

TELEVISION

    Jacor owns a television station in the Cincinnati broadcast area where it currently owns and operates multiple radio stations. By operating a television station in the broadcast area where Jacor has a significant radio presence, Jacor has realized significant operating efficiencies including shared news departments and reduction of administrative overhead. Jacor currently operates this television station under a temporary waiver of an FCC rule that restricts ownership of television and radio stations in the same market. This waiver will continue until at least six months after the FCC completes a pending rulemaking proceeding in which it is considering whether to substantially liberalize this rule.

BROADCASTING SERVICES

    Jacor currently owns and distributes syndicated talk programming for radio broadcasting, including such programs as RUSH LIMBAUGH and DR. DEAN EDELL. The Rush Limbaugh program is a nationally syndicated talk radio program broadcast on more than 600 radio stations. The DR. DEAN EDELL program is a health care and medicine talk radio program broadcast on more than 300 radio stations. Upon Jacor's consummation of the Premiere Merger, the Company will also be the producer and distributor for an additional 52 syndicated programs and services, including LEEZA GIBBONS ENTERTAINMENT TONIGHT ON THE RADIO, THE MELROSE PLACE MINUTE and THE JIM ROME SHOW. Premiere's programming is currently broadcast on more than 4,000 radio stations pursuant to over 6,300 contracts. See "Broadcasting Services Acquisitions."

    The Premiere Merger provided Jacor with comprehensive radio research services and a national, in-house sales force. Premiere's Newstrack service provides comprehensive weekly call-out research services for News/Talk radio formats, which research services help radio station affiliates increase their audience share and ratings. The Company will provide the research services in exchange for commercial broadcast inventory instead of on a cash basis distribution in order to make the services more attractive to radio stations which have limited cash resources and/or excess commercial broadcast inventory.

    Premiere's national, in-house sales force and infrastructure sells commercial broadcast inventory to more than 350 advertisers. The Company will leverage its sales force and generate additional revenues without significant additional overhead costs by providing network advertising sales representation services, on a commission basis, to third-party radio networks and independent programming and service suppliers that do not have their own sales forces. Jacor believes that Premiere is presently the second largest network radio advertising sales representative in the United States in terms of its gross billings. It presently represents nine independent radio networks, including WOR Radio Networks, One-on-One Sports Radio Network and Accuweather.

    In addition, Jacor will benefit from the distribution network acquired with NSN Network Services, which network will create efficiencies and lower costs related to the distribution of programming among the Company's radio stations. Further, this network will enhance the Company's back-office backbone by facilitating the sharing of financial data and other communications.

ADVERTISING

    Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers. Radio serves primarily as a medium for local advertising. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross National Product ("GNP"). Advertising revenue has risen more rapidly during the past 10 years than either inflation or the GNP. Total advertising revenue in 1996 of $11.3 billion, as reported by RAB, was its highest level in the industry's history.

    During the year ended December 31, 1996, approximately 80% of Jacor's broadcast revenue (adjusted to include the effect of Jacor's acquisitions), would have been generated from the sale of local advertising and approximately 20% from the sale of national advertising. Jacor believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by Jacor's radio stations are based primarily on (i) the station's ability to attract an audience in the demographic groups targeted by its advertisers (as measured principally by quarterly Arbitron rating surveys that quantify the number of listeners tuned to the station at various times), (ii) the number of stations in the market that compete for the same demographic group, (iii) the supply of and demand for radio advertising time and (iv) the supply and pricing of alternative advertising media.

    Jacor emphasizes an aggressive local sales effort because local advertising represents a large majority of Jacor's revenues. Jacor's local advertisers include automotive, retail, financial institutions and services and health care. Each station's local sales staff solicits advertising, either directly from the local advertiser or through an advertising agency for the local advertisers. Jacor pays a higher commission rate to the sales staff for generating direct sales because Jacor believes that through a strong relationship directly with the advertiser, it can better understand the advertiser's business needs and more effectively design an advertising campaign to help the advertiser sell its product. Jacor employs personnel in each market to produce commercials for the advertisers. National advertising sales for most of Jacor's stations are made by Jacor's national sales managers in conjunction with the efforts of an independent advertising representative who specializes in national sales and is compensated on a commission-only basis.

    Jacor believes that sports broadcasting, absent unusual circumstances, is a stable source of advertising revenues. There is less competition for the sports listener, since only one radio station can offer a particular game. In addition, due to the higher degree of audience predictability, sports advertisers tend to sign contracts which are generally longer term and more stable than Jacor's other advertisers. Jacor's sales staffs are particularly skilled in sales of sports advertising.

    According to the Radio Advertising Bureau Radio Marketing Guide and Fact Book for Advertisers, 1995-1996, each week, radio reaches approximately 76.5% of all Americans over the age of 12. More than one-half of all radio listening is done outside the home, in contrast to other advertising mediums, and three out of four adults are reached by car radio each week. The average listener spends approximately three hours and 20 minutes per day listening to radio. The highest portion of radio listenership occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 85% of people over 12 years of age and, as a result, radio advertising sold during this period achieves premium advertising rates.

    Jacor believes operating multiple stations in a market gives it significant opportunities in competing for advertising dollars. Each multiple station platform better positions Jacor to access a significant share of a given demographic segment making Jacor stations more attractive to advertisers seeking to reach that segment of the population.

COMPETITION; CHANGES IN THE BROADCASTING INDUSTRY

    The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations will depend significantly upon its audience ratings and its share of the overall advertising revenue within its market. The Company's stations will compete for listeners and advertising revenue directly with other radio stations as well as many other advertising media within their respective markets. Radio stations compete for listeners primarily on the basis of program content and by hiring high-profile talent that appeals to a particular demographic group. By building in each of its markets a strong listener base comprised of a specific demographic group, the Company will be able to attract advertisers seeking to reach those listeners.

    In addition to management experience, factors which are material to competitive position include the station's rank among radio stations in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area, and other advertising media in that market. Jacor attempts to improve its competitive position with promotional campaigns aimed at the demographic groups targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the FCC's policies and rules permit increased joint ownership and joint operation of local radio stations. Those stations taking advantage of these joint arrangements may in certain circumstances have lower operational costs and may be able to offer advertisers more attractive rates and services.

    The Company's audience ratings and competitive position will be subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of the Company's stations in that market. Although Jacor believes that each of its stations will be able to compete effectively in the market, there can be no assurance that any one of its stations will be able to maintain or increase its current audience ratings and advertising revenue.

    Although the radio broadcasting industry is highly competitive, some legal restrictions on entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that can operate in a given market is limited by the availability of the FM and AM radio frequencies that the FCC will license in that market.

    The Company's stations also compete directly for advertising revenues with other media, including broadcast television, cable television, newspapers, magazines, direct mail, coupons and billboard advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and the Internet and by digital audio broadcasting. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. Greater population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry. Jacor also competes with other radio station groups to purchase additional stations.

    The FCC has allocated spectrum for a new technology, satellite digital audio radio services ("DARS"), to deliver audio programming. The FCC has proposed, but not yet adopted licensing and operating rules for DARS, so that the allocated spectrum is not yet available for service. Jacor cannot predict when and in what form such rules will be adopted. The FCC granted a waiver in September 1995 to permit one potential DARS operator to commence construction of a DARS satellite system, with the express notice that the FCC might not license such operator to provide DARS, nor would such waiver prejudge the ongoing rule making proceeding. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and/or national audiences. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital sound following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of band width for the AM band and will soon allocate frequencies in this new band to certain existing AM station licensees that applied for migration prior to the FCC's cut-off date. At the end of a transition period, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station. None of the stations to be affiliated with the Company have sought authorizations for operations on the expanded AM band, because such signals operate at a lower power and have less coverage and thereby are not consistent with Jacor's strategic objectives.

    Television stations compete for audiences and advertising revenues with radio and other television stations and multichannel video delivery systems in their market areas and with other advertising media such as newspapers, magazines, outdoor advertising and direct mail. Competition for sales of television advertising time is based primarily on the anticipated and actually delivered size and demographic characteristics of audiences as determined by various services, price, the time of day when the advertising is to be broadcast, competition from other television stations, including affiliates of other television broadcast networks, cable television systems and other media and general economic conditions. Competition for audiences is based primarily on the selection of programming, the acceptance of which is dependent on the reaction of the viewing public, which is often difficult to predict. Additional elements that are material to the competitive position of television stations include management experience, authorized power and assigned frequency. The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of Federal regulatory bodies, including the FCC, any of which could possibly have a material effect on a television station's operations and profits. There are sources of video service other than conventional television stations, the most common being cable television, which can increase competition for a broadcasting television station by bringing into its market distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home video exhibition, direct-to-home broadcast satellite television ("DBS") entertainment services and multichannel multipoint distribution services ("MMDS"). Moreover, technology advances and regulatory changes affecting programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. The Telecom Act permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as "cable systems" or as "open video systems," each pursuant to different regulatory schemes. Jacor is unable to predict the effect that technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.

    Recent acquisitions of, or investments in, cable multiple-system operators ("MSOs") by large exchange carriers ("LECs") by Regional Bell Operating Companies ("RBOCs") in the United States, market tests by both LECs and cable MSOs in various states, and major infrastructure upgrades announced by both LECs and cable MSOs, presage major expansion of wired communications networks and consequently their capacities to deliver video programming. The Telecom Act repealed the "telephone company/cable television cross-ownership prohibition," thereby enabling LECs, including the RBOCs, to provide cable television service in their telephone service areas. LECs may not, however, acquire more than a 10 percent ownership interest in, or enter into joint ventures with, cable systems in their telephone service areas. The Telecom Act also gives LECs the option to provide video programming services over an "open video system," or OVS, in which programming on no more than one-third of the system's channels may be selected by the LEC or its affiliates. The OVS model may be attractive to LECs because it is not subject to many of the regulatory requirements applicable to traditional cable systems, such as the requirement to obtain a local cable television franchise. In addition, a number of LECs have announced their intention to provide video programming services over MMDS "wireless cable" systems.

    In addition, the FCC authorizes DBS services throughout the United States. Currently, two FCC permittees, DirecTv and United States Satellite Broadcasting, provide subscription DBS services via high power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers. Additional companies are expected to commence direct-to-home operations in the near future. DBS and MMDS, as well as other new technologies, will further increase competition in the delivery of video programming.

    Jacor cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

FEDERAL REGULATION OF BROADCASTING

    The ownership, operation and sale of stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act. On February 8, 1996, the President signed the Telecom Act. The Telecom Act, among other measures, directs the FCC to (a) eliminate the national radio ownership limits; (b) increase the local radio ownership limits as specified in the Telecom Act; (c) issue broadcast licenses for periods of eight years; (d) eliminate the opportunity for the filing of competing applications against broadcast renewal applications; and
(e) modify the rules governing in-market radio-television ownership. Certain of these measures have been adopted by the FCC. Other provisions of the Telecom Act will be acted upon by the FCC through rule-making proceedings.

    Radio stations in the United States operate either by Amplitude Modulation
(AM), conducted on 107 different frequencies located between 540 and 1600 kilohertz (kHz) (plus 10 frequencies between 1610-1710 kHz on the newly expanded AM band) in the low frequency band of the electromagnetic spectrum, or by Frequency Modulation (FM), conducted on approximately 100 different frequencies located between 88 and 108 megahertz (MHZ) at the very high frequency band of the electromagnetic spectrum.

    Television stations in the United States operate as either Very High Frequency (VHF) stations (channels 2 through 13) or Ultra High Frequency (UHF) stations (channels 14 through 69). UHF stations in many cases have a weaker signal and therefore do not achieve the same coverage as VHF stations.

    LICENSE GRANTS AND RENEWALS. The Communications Act provides that a broadcast station license may be granted to an applicant if the grant would serve the public interest, convenience and necessity, subject to certain limitations referred to below. In making licensing determinations, the FCC considers the legal, technical, financial and other qualifications of the applicant, including compliance with the Communications Act's limitations on alien ownership, compliance with various rules limiting common ownership of broadcast, cable and newspaper properties, and the "character" of the licensee and those persons holding "attributable" interests in the licensee. Broadcast station licenses are granted for specific periods of time and, upon application, are renewable for additional terms. The Telecom Act amends the Communications Act to provide that broadcast station licenses be granted, and thereafter renewed, for a term not to exceed eight years, if the FCC finds that the public interest, convenience, and necessity would be served.

    Generally, the FCC renews licenses without a hearing. The Telecom Act amends the Communications Act to require the FCC to grant an application for renewal of a broadcast station license if: (1) the station has served the public interest, convenience and necessity; (2) there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and
(3) there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC which, taken together, would constitute a pattern of abuse. Pursuant to the Telecom Act, competing applications against broadcast renewal applications will no longer be entertained. The Telecom Act provides that if the FCC, after notice and an opportunity for a hearing, decides that the requirements for renewal have not been met and that no mitigating factors warrant lesser sanctions, it may deny a renewal application. Only thereafter may the FCC accept applications by third parties to operate on the frequency of the former licensee. The Communications Act continues to authorize the filing of petitions to deny against license renewal applications during particular periods of time following the filing of renewal applications. Petitions to deny can be used by interested parties, including members of the public, to raise issues concerning the qualifications of the renewal applicant.

    License renewals (expiring in 2004 and 2005) were granted in 1996 and 1997 for Jacor's Florida, Georgia, Iowa, Kentucky, South Carolina, Indiana, St. Louis and certain of its Colorado and Ohio radio stations. Presently pending are renewal applications for certain Jacor radio stations in Idaho, Wyoming, Colorado, Nevada and Utah and for Jacor's television station, WKRC-TV, in Cincinnati, Ohio. Two Columbus, Ohio radio stations are subject to a petition challenging the renewal of their licenses and those of certain other broadcasters for alleged failure to comply with equal employment opportunity policies. Jacor has responded to that petition and anticipates obtaining license renewals for full terms for these Ohio stations. The FCC granted its initial consent to the renewal for full terms for four Cincinnati, Ohio radio stations that had been the subject of a similar petition requiring the stations to provide yearly reports for the next three years on their EEO efforts and results. That consent is the subject of a petition for reconsideration by the National Rainbow Coalition, which had initially petitioned against the renewals. Renewal applications will be filed in 1997 for the remainder of Jacor's station licenses that are currently due to expire in 1997. Jacor does not anticipate any material difficulty in obtaining license renewals for full terms in the future.

    When the FCC considers a proposed transfer of control of an FCC licensee that holds multiple FCC licenses, some of which licenses are subject to pending renewal applications, the FCC's past policy has been either to defer action on the transfer application until the pending renewals have been granted or to grant the transfer application conditioned on the transfer not being consummated until the renewals have been granted. The FCC has recently modified that policy to provide that so long as there are no unresolved issues pertaining to the qualifications of the transferor or the transferee and so long as the transferee is willing to substitute itself as the renewal applicant, the FCC will grant a transfer application for a licensee holding multiple licenses and permit consummation of the transfer notwithstanding the pendency of renewal applications for one or several of the licensee's stations. The FCC still continues to apply its policy to defer action or condition its consent on the renewal grant for transactions in which all, or a majority, of the stations to be transferred have pending renewal applications.

    LICENSE ASSIGNMENTS AND TRANSFERS OF CONTROL. The Communications Act prohibits the assignment of a license or the transfer of control of a corporation holding such a license without the prior approval of the FCC. Applications to the FCC for such assignments or transfers are subject to petitions to deny by interested parties and must satisfy requirements similar to those for renewal and new station applicants.

    OWNERSHIP RULES. Rules of the FCC limit the number and location of broadcast stations in which one licensee (or any party with a control position or attributable ownership interest therein) may have an attributable interest. The FCC, pursuant to the Telecom Act, eliminated the "national radio ownership rule." Consequently, there now is no limit imposed by the FCC to the number of radio stations one party may own nationally.

    The "local radio ownership rule" limits the number of stations in a radio market in which any one individual or entity may have a control position or attributable ownership interest. Pursuant to the Telecom Act, the FCC revised its rules to increase the local radio ownership limits as follows: (a) in markets with 45 or more commercial radio stations, a party may own up to eight commercial radio stations, no more than five of which are in the same service (AM or FM); (b) in markets with 30-44 commercial radio stations, a party may own up to seven commercial radio stations, no more than four of which are in the same service; (c) in markets with 15-29 commercial radio stations, a party may own up to six commercial radio stations, no more than four of which are in the same service; and (d) in markets with 14 or fewer commercial radio stations, a party may own up to five commercial radio stations, no more than three of which are in the same service, provided that no party may own more than 50% of the commercial stations in the market. In addition, the FCC has a "cross interest" policy that may prohibit a party with an attributable interest in one station in a market from also holding either a "meaningful" non-attributable equity interest (e.g., non-voting stock, voting stock, limited partnership interests) or key management position in another station in the same market, or which may prohibit local stations from combining to build or acquire another local station. The FCC is presently evaluating its cross-interest policy as well as policies governing attributable ownership interests. Jacor cannot predict whether the FCC will adopt any changes in these policies or, if so, what the new policies will be.

    Under the current rules, an individual or other entity owning or having voting control of 5% or more of a corporation's voting stock is considered to have an attributable interest in the corporation and its stations, except that banks holding such stock in their trust accounts, investment companies, and certain other passive interests are not considered to have an attributable interest unless they own or have voting control over 10% or more of such stock. The FCC is currently evaluating whether to raise the foregoing benchmarks to 10% and 20%, respectively. An officer or director of a corporation or any general partner of a partnership also is deemed to hold an attributable interest in the media license. Jacor cannot predict whether the FCC will adopt these or any other proposals.

    Under current FCC rules, shareholders of the Company with 5% or more of the outstanding votes (except for qualified institutional investors, for which the 10% benchmark is applicable), if any, are considered to hold attributable interests in the Company. Such holders of attributable interests must comply with or obtain waivers of the FCC's multiple and cross ownership limits. Jacor is not aware of any 5% or more shareholder who holds interests that would cause Jacor to exceed the FCC limits on media ownership. If such interests would arise, Jacor has the corporate power to redeem stock of its shareholder to the extent necessary to be in compliance with FCC and Communications Act requirements, including limits on media ownership by attributable parties and alien ownership.

    The rules also generally prohibit the acquisition of an ownership or control position in a television station and one or more radio stations serving the same market (termed the "one-to-a-market" rule). Current FCC policy looks favorably upon waiver requests relating to television and AM/FM radio combinations in the top 25 television markets where at least 30 separately owned broadcast stations will remain after the combination. One-to-a-market waiver requests in other markets, as well as those in the top 25 television markets that involve the combination of a television station and more than one same service (AM or FM) radio station, presently are evaluated by the FCC pursuant to a fact-based, five-part, case-by-case review. The FCC also has an established policy for granting waivers that involve "failed" stations. The FCC currently is considering changes to its one-to-a-market waiver standards in a pending rule-making proceeding. The FCC also plans to review and possibly modify its current prohibitions relating to ownership or control positions in a daily newspaper and a broadcast station in the same market. In conjunction with Jacor's acquisition of the Citicasters stations, the FCC granted Jacor's request for waivers of the one-to-a-market rule to permit common ownership of radio stations and a television station in each of Cincinnati and Tampa-St. Petersburg, subject to the outcome in the pending rule-making proceeding. The FCC waiver directed that should divestiture be required as a result of that rule-making proceeding, Jacor will be required to file an application for FCC consent to sell the necessary stations within six months from the release of the FCC order in the rule-making proceeding. The Company disposed of WTSP-TV, St. Petersburg in December 1996. The sale of that station rendered moot the one-to-a-market waiver granted Jacor for radio and television ownership in Tampa-St. Petersburg. There can be no assurance that the FCC will adopt a revised one-to-a-market policy in its rule-making proceeding that would permit the Company to continue to own WKRC-TV, Cincinnati, along with all of its current Cincinnati-area radio stations. If divestitures are required, there can be no assurance that Jacor would be able to obtain full value for such stations or that such sales would not have a material adverse impact upon Jacor's business, financial condition or results of operations. In such event, Jacor's intention would be to seek reconsideration and/or appellate court review of the FCC's decision.

    Holders of non-voting stock generally will not be attributed an interest in the issuing entity, and holders of debt and instruments such as warrants, convertible debentures, options, or other non-voting interests with rights of conversion to voting interests generally will not be attributed such an interest unless and until such conversion is effected. The FCC is currently considering whether it should attribute non-voting stock, or perhaps non-voting stock interests when combined with other rights, such as voting shares or contractual relationships, along with its review of its other attribution policies. Jacor cannot predict whether the FCC will adopt these or other changes in its attribution policies.

    Under the Communications Act, broadcast licenses may not be granted, transferred or assigned to any corporation of which more than one-fifth of the capital stock is owned of record or voted by non-U.S. citizens or foreign governments or their representatives (collectively, "Aliens"). In addition, the Communications Act provides that no broadcast license may be held by any corporation of which more than one-fourth of the capital stock is owned of record or voted by Aliens, without an FCC public interest finding. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including general and limited partnerships. The FCC also prohibits a licensee from continuing to control broadcast licenses if the licensee otherwise falls under Alien influence or control in a manner determined by the FCC to be in violation of the Communications Act or contrary to the public interest. No officers, directors or significant shareholders of Jacor are known by Jacor to be Aliens.

    REGULATION OF BROADCAST OPERATIONS. In order to retain licenses, broadcasters are obligated, under the Communications Act, to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized regulatory procedures and requirements developed to promote the broadcast of certain types of programming responsive to the problems, needs, and interests of a station's community of license.

    The regulatory changes have provided broadcast stations with increased flexibility to design their program formats and have provided relief from some record keeping and FCC filing requirements. However, licensees continue to be required to present programming that is responsive to significant community issues and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming have been considered by the FCC when evaluating licensee renewal applications and at other times.

    Stations still are required to follow various rules promulgated under the Communications Act that regulate political broadcasts, political advertisements, sponsorship identifications, technical operations and other matters. "Equal Opportunity" and affirmative action requirements also exist. Failure to observe these or other rules can result in the imposition of monetary forfeitures or in the grant of a "short" (less than full term) license term or license revocation. The Telecom Act states that the FCC may deny, after a hearing, the renewal of a broadcast license for serious violations of the Communications Act or the FCC's rules or where there have been other violations which together constitute a pattern of abuse.

    The FCC has adopted rules regarding human exposure to levels of radio frequency ("RF") radiation. These rules require applicants for new broadcast stations, renewals of broadcast licenses or modification of existing licenses to inform the FCC at the time of filing such applications whether a new or existing broadcast facility would expose people to RF radiation in excess of certain guidelines.

    AGREEMENTS WITH OTHER BROADCASTERS. Over the past several years a significant number of broadcast licensees, including certain of Jacor's subsidiaries, have entered into cooperative agreements with other stations in their market. These agreements may take varying forms, subject to compliance with the requirements of the FCC's rules and policies and other laws. One typical example is a TBA or LMA between two separately owned stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments for its own account. Another is a JSA pursuant to which a licensee sells advertising time on both its own station or stations and on another separately owned station.

    The FCC has held that LMAs do not per se constitute a transfer of control and are not contrary to the Communications Act provided that the licensee of the station maintains complete responsibility for and control over operations of its broadcast station (including, specifically, control over station finances, personnel and programming) and complies with applicable FCC rules and with antitrust laws. At present, the FCC is considering whether it should treat as attributable multiple business arrangements among local stations, such as joint sales accompanied by debt financing. Jacor cannot predict whether the FCC would require the termination or restructuring of Jacor's JSAs or other arrangements in the future.

    Under certain circumstances, the FCC will consider a radio station brokering time on another radio station serving the same market to have an attributable ownership interest in the brokered station for purposes of the FCC's radio multiple ownership rules. In particular, a radio station is not permitted to enter into a LMA giving it the right to program more than 15% of the broadcast time, on a weekly basis, of another local radio station which it could not own under the FCC's local radio ownership rules.

    The FCC's rules also prohibit a radio licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (i.e., AM-AM or FM-FM) whether it owns both stations or operates both through a LMA where both stations serve substantially the same geographic area.

    LEGISLATION AND REGULATION OF TELEVISION OPERATIONS. Television stations are regulated by the FCC pursuant to provisions of the Communications Act and the FCC rules that are in many instances the same or similar to those applicable to radio stations. Besides technical differences between television and radio, principal variances in regulation relate to limits on national and local ownership, LMAs and simulcasts, children's programming requirements, advanced television service, signal carriage rights on cable systems, license terms, "V-chip" technology and network/affiliate relations.

    The current FCC rules prohibit combined local ownership or control of television stations with overlapping "Grade B" service contours (unless established waiver standards are met). An FCC rule-making proceeding is in process to determine whether to retain, modify or eliminate these local television ownership rules. The current FCC rules permit an entity to have an attributable interest in an unlimited number of television stations so long as such stations do not reach in the aggregate more than 35% of the national television audience. Additionally, the rules prohibit (with certain qualifications) the holder of an attributable interest in a television station from also having an attributable interest in a radio station, daily newspaper or cable television system serving a community located within the relevant coverage area of that television station. As noted above, the radio/television one-to-a-market rule is under review and the FCC also plans to review and possibly modify its current broadcast/daily newspaper restriction. Pursuant to the Telecom Act, the FCC eliminated the restriction of network ownership of cable systems. The FCC will monitor the response to this change to determine if additional rule changes are necessary to ensure nondiscriminatory carriage and channel positioning of nonaffiliated broadcast stations by network-owned cable systems.

    Presently, LMAs between television stations are not treated as attributable interests and there is no restriction on same-market television simulcasts. The FCC is considering in a pending rule-making proceeding whether to treat television LMAs similar to radio LMAs for multiple ownership rule purposes. Jacor's television station is not a participant in any LMAs.

    On August 8, 1996, the FCC amended its rules implementing the Children's Television Act of 1990 (the "CTA") to establish for broadcast television renewal applications filed after August 31, 1997, a "processing guideline" of at least three hours per week of educational and informational programming for children. A television station will receive FCC staff-level approval of the portion of its license renewal application pertaining to the CTA if it satisfied the processing guideline by broadcasting at least three weekly hours of "Core Programming," which is defined as education and informational programming that, among other things, (a) has serving the educational and informational needs of children "as a significant purpose," (b) has a specified educational and informational objective and a specified target child audience, (c) is regularly scheduled, weekly programming, (d) is at least 30 minute in length, and (e) airs between 7:00 a.m. and 10:00 p.m. Alternatively, a station may qualify for staff-level approval even if it broadcasts "somewhat less" than three hours per week of Core Programing by demonstrating that it has aired a weekly package of different types of educational and informational programming that it "at least equivalent" to three hours of Core Programming. A licensee that does not meet the processing guideline under either of these alternatives will be referred by the FCC's staff to the Commissioners of the FCC, who will evaluate the licensee's compliance with CTA on the basis of both its programming and its other efforts related to children's educational and informational programming. A television station ultimately found not to have complied with the CTA could face sanctions including monetary fines and the possible non-renewal of its broadcast license.

    The FCC is conducting a rule-making proceeding to devise a table of channel allotments in connection with the introduction of "advanced" or "high definition" television service ("DTV"). The FCC has preliminarily decided to allot a second broadcast channel to each full-power commercial television station for DTV operation. According to this preliminary decision, stations would be permitted to phase in their DTV operations over a period of several years following adoption of a final table of allotments, after which they would be required to surrender their non-DTV channel. The FCC has proposed allotting all full-service television stations a second broadcast channel for digital operation that substantially replicates the service areas of their existing stations. Under this proposal, most stations, including Jacor's station, would receive a digital channel assignment in the "core spectrum" between channels 7 and 51. This proposal is open for public comment. During the past year, Congress has considered proposals that would require incumbent broadcasters to bid at auctions for the additional spectrum required to effect a transition to DTV, or alternatively, would assign additional DTV spectrum to incumbent broadcasters and require the early surrender of their non-DTV channel for sale by public auction. It is not possible to predict if, or when, any of these proposals will be adopted or the effect, if any, adoption of such proposals would have on Jacor's television station.

    FCC regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") require each television broadcaster to elect, at three-year intervals beginning

June 17, 1993, either to (a) require carriage of its signal by cable systems in the station's market ("must-carry") or (b) negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market ("retransmission consent"). In a 2-1 decision issued on December 13, 1995, a special three-judge panel of the U.S. District Court for the District of Columbia upheld the constitutionality of the must-carry provisions. The District Court's decision has been appealed to the U.S. Supreme Court, which will hear the appeal during its 1996-1997 term, with a decision expected in the second calendar quarter of 1997. In the meantime, the FCC's must-carry regulations implementing the Cable Act remain in effect. Jacor cannot predict the outcome of the Supreme Court review of the case.

    Until the passage of the Telecom Act, television licenses were granted and renewed for a maximum of five years. The Telecom Act amends the Communications Act to provide that broadcast station licenses be granted, and thereafter renewed, for a term not to exceed eight years, if the FCC finds that the public interest, convenience, and necessity would be served. The FCC has not yet implemented the change in license terms provided in the Telecom Act. The Telecom Act also requires the broadcast and cable industries to develop and transmit an encrypted rating that would permit the blocking of violent or indecent video programming and allow telephone companies to operate cable television systems in their own service areas.

    Jacor's Cincinnati television station is a CBS-network affiliate and a VHF station. The FCC currently is reviewing certain of its rules governing the relationship between broadcast television networks and their affiliated stations. The FCC is conducting a rule-making proceeding to examine its rules prohibiting broadcast television networks from representing their affiliated stations for the sale of non-network advertising time and from influencing or controlling the rates set by their affiliates for the sale of such time. Separately, the FCC is conducting a rule-making proceeding to consider the relaxation or elimination of its rules prohibiting broadcast networks from (a) restricting their affiliates' right to reject network programming; (b) reserving an option to use specified amounts of their affiliates' broadcast time; and (c) forbidding their affiliates from broadcasting the programming of another network; and to consider the relaxation of its rule prohibiting network-affiliated stations from preventing other stations from broadcasting the programming of their network.

    PROPOSED CHANGES. The FCC has not yet implemented formally certain of the changes to its rules necessitated by the Telecom Act. Moreover, the Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, (i) affect the operation, ownership and profitability of Jacor and its broadcast stations, (ii) result in the loss of audience share and advertising revenues of Jacor's radio broadcast stations, (iii) affect the ability of Jacor to acquire additional broadcast stations or finance such acquisitions, (iv) affect current cooperative agreements and/or financing arrangements with other radio broadcast licensees, or (v) affect Jacor's competitive position in relationship to other advertising media in its markets. Such matters include, for example, changes to the license authorization and renewal process; proposals to revise the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting; proposals to alter the benchmarks or thresholds for attributing ownership interest in broadcast media; proposals to change rules or policies relating to political broadcasting; changes to technical and frequency allocation matters, including those relative to the implementation of digital audio broadcasting on both a satellite and terrestrial basis; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership, alien ownership and cross-ownership policies; proposals to allow greater telephone company participation in the delivery of audio and video programming; proposals to limit the tax deductibility of advertising expenses by advertisers; potential auctions for DTV or non-DTV television spectrum; the implementation of "V-chip" technology; and changes to children's television programming requirements, signal carriage rights on cable systems and network affiliate relations.

    Although Jacor believes the foregoing discussion is sufficient to provide the reader with a general understanding of all material aspects of FCC regulations that affect Jacor, it does not purport to be a complete summary of all provisions of the Communications Act or FCC rules and policies. Reference is made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information.

    ANTITRUST CONSIDERATIONS. Certain acquisitions by Jacor of broadcasting companies, radio station groups or individual radio stations will be subject to review by the Antitrust Division and the FTC pursuant to the provisions of the HSR Act. Generally, acquisitions involving assets valued at $15.0 million or more, and certain acquisitions of voting securities, come within the purview of the HSR Act. Although it is likely that many proposed acquisitions will not require the parties to the transaction to comply with the HSR Act, or if such compliance is required, will result in rapid clearance by the antitrust agencies, in certain instances, the antitrust agencies may choose to investigate the proposed acquisition, particularly if it appears that such acquisition will result in substantial concentration within a specific market. Any decision by an antitrust agency to challenge a proposed acquisition could affect the ability of Jacor to consummate the proposed acquisition, or to consummate the acquisition on the proposed terms.

    The Antitrust Division and the FTC determine between themselves which agency is to take a closer look at a proposed transaction. The Antitrust Division or the FTC, as the case may be, may then issue a formal request for additional information ("the Second Request"). Under the HSR Act, if a Second Request is issued, the waiting period then would be extended and would expire at 11:59 p.m., on the twentieth calendar day after the date of substantial compliance by both parties with such Second Request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

ENERGY AND ENVIRONMENTAL MATTERS

    Jacor's source of energy used in its broadcasting operations is electricity. No limitations have been placed on the availability of electrical power, and management believes its energy sources are adequate. Management believes that Jacor is currently in material compliance with all statutory and administrative requirements as related to environmental quality and pollution control.

EMPLOYEES

    As of December 31, 1996, Jacor employed approximately 3,500 persons, 2,500 on a full-time and 1,000 on a part-time basis. Each Jacor station has its own complement of employees which generally include a general manager, sales manager, operations manager, business manager, advertising sales staff, on-air personalities and clerical personnel.

PROPERTIES/FACILITIES

    Jacor leases approximately 16,244 square feet for its corporate offices in Covington, Kentucky under a lease expiring in 2008 with a five-year renewal option. Jacor also owns and leases space for the office and studio facilities at its radio station locations throughout the United States. The same is true for Jacor's tower sites and antennae.

    Expansion of Jacor's operations generally comes from the acquisition of stations and their facilities and ordinarily does not create a need for additional space at existing locations, although the emergence of LMAs and JSAs with other stations in Jacor's existing markets could create such a need. Any future need for additional office and studio space at existing locations will be satisfied by the construction of additions to the Jacor-owned facilities and, in the case of leased facilities, the lease of additional space or the relocation of the office and studio. Jacor's office and studio facilities are all located in downtown or suburban office buildings and are capable of being relocated to any suitable office facility in the station market area. Similarly, although many of Jacor's tower sites are strategically located, all are capable of being relocated to suitable sites in their particular station market areas.

    Jacor owns substantially all of its equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by Jacor's stations are in generally good condition. In management's opinion, the quality of the signals range from good to excellent, and Jacor is committed to maintaining and updating its equipment and transmission facilities in order to achieve the best possible signal in the market area.

    Although Jacor believes its properties are generally adequate for its operations, opportunities to upgrade facilities are continuously reviewed.

    See Notes 7 and 11 of Notes to Jacor's Consolidated Financial Statements included elsewhere herein for a description of encumbrances against Jacor's properties and Jacor's rental obligations.

LITIGATION

    From time to time, Jacor becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of Jacor's management, there are no material legal proceedings pending against Jacor.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF JACOR

    The following table sets forth, as of June 12, 1997, the number of shares and percentage of Jacor Common Stock beneficially owned by each person who is known to Jacor to be the beneficial owner of more than 5% of Jacor Common Stock, by each of Jacor's directors and nominees for election as directors, by Jacor's named executive officers, and by all of Jacor's executive officers and directors as a group.

                                          AMOUNT AND NATURE OF    PERCENT
                                               BENEFICIAL            OF
NAME OF BENEFICIAL OWNER                      OWNERSHIP(1)        CLASS(2)
----------------------------------------  ---------------------   --------
                       5% or More Beneficial Owners
Zell/Chilmark Fund L.P..................   13,349,720(3)            29.9%
David M. Schulte........................   13,349,720(4)            29.9%
FMR Corp. and related reporting
  persons...............................    3,052,943(5)             6.8%
Massachusetts Financial Services
  Company...............................    2,759,849(6)             6.2%
American Financial Group, Inc. and
  related reporting persons.............    2,182,589(7)             4.7%
Marsh and McLennan Companies, Inc. and
  related reporting persons.............    2,164,673(8)             4.8%

                     Directors and Executive Officers
John W. Alexander.......................       40,000(9)               *
Peter C.B. Bynoe........................            0                  *
Rod F. Dammeyer.........................   13,349,720(4)(10)        29.9%
F. Philip Handy.........................       60,100(11)              *
Marc Lasry..............................       27,000(9)               *
Robert L. Lawrence......................      533,255(12)            1.2%
Randy Michaels..........................      691,857(13)(14)        1.5%
Sheli Z. Rosenberg......................   13,858,363(4)(15)        31.0%
Maggie Wilderotter......................          200                  *
Samuel Zell.............................   13,852,813(3)(4)(16)     31.0%
Jon M. Berry............................      237,437(14)(17)          *
Thomas P. Owens.........................       48,455(18)              *
R. Christopher Weber....................      471,836(14)(19)        1.1%
All executive officers and directors as
  a group (21 persons)..................   16,116,956(20)           36.1%

------------------------

*Less than 1%

(1) The Commission has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership of a security within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted and includes certain shares held in the name of family members, trusts and affiliated companies as to which beneficial ownership may be disclaimed. The number of shares indicated includes shares of Jacor Common Stock issuable pursuant to options granted under Jacor's 1993 Stock Option Plan and which have vested.

(2) Under rules promulgated by the Commission, any securities not outstanding that are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) The address of Zell/Chilmark Fund L.P. ("Zell/Chilmark") is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Zell/Chilmark is a Delaware limited partnership controlled by Samuel Zell and David M. Schulte, former directors of the Company, as follows: the sole general partner of

    Zell/Chilmark is ZC Limited Partnership ("ZC Limited"); the sole general partner of ZC Limited is ZC Partnership; the sole general partners of ZC Partnership are ZC, Inc. and CZ, Inc.; Mr. Zell is the sole stockholder of ZC, Inc.; and Mr. Schulte is the sole Stockholder of CZ, Inc.

(4) All shares beneficially owned by Zell/Chilmark (See Note (3) above) are included in the shares beneficially owned by Messrs. Zell, Schulte and Dammeyer and Mrs. Rosenberg, who constitute all of the members of the management committee of ZC Limited. The address of Mr. Schulte is 875 N. Michigan Avenue, Suite 2200, Chicago, Illinois 60611. The address of Mr. Zell is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Mr. Schulte indirectly shares beneficial ownership of a 20% limited partnership interest in ZC Limited, and Mr. Zell indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited.

(5) On February 14, 1997, FMR Corp. ("FMR"), Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., and the affiliates of FMR Corp. set forth below, as a group, filed with the Commission a Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1996. FMR reported beneficial ownership of 3,052,943 shares of Jacor Common Stock. Fidelity reported beneficial ownership of 2,942,185 shares of Jacor Common Stock as a result of acting as an investment advisor to various investment companies. This number of shares includes 249,785 shares of Jacor Common Stock resulting from the assumed conversion of $18,624,000 principal amount of Liquid Yield Option Notes ("LYONs") (13.412 shares of Jacor Common Stock for each $1,000 principal amount of LYONs). Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through their control of Fidelity, each reported having the sole power to dispose of the 2,942,185 shares owned by the various investment funds ("Fidelity Funds'). Neither FMR Corp., nor Mr. Johnson, reported the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power reportedly resides in the Fidelity Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp, reported having beneficial ownership of 110,757 shares of Jacor Common Stock as a result of its serving as investment manager of institutional accounts. This number of shares includes 55,257 shares of Jacor Common Stock resulting from the assumed conversion of $4,120,000 principal amount of the LYONs. Mr. Johnson and FMR Corp., through their control of Fidelity Management Trust Company, each reported having the sole power to dispose of the 110,757 shares, the sole power to vote or to direct the voting of 62,884 shares, and no power to vote or to direct the vote of 47,873 shares owned by the institutional accounts. Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of the Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is the Chairman of FMR Corp., and Mrs. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders of FMR Corp. have entered into a shareholders' voting agreement under which all Class B shares of FMR Corp. will be voted in accordance with the majority vote of Class B shares. Accordingly, members of the Johnson family may be deemed to for a controlling group with respect to FMR Corp. under the Investment Company Act of 1940. The address of such entities and persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(6) On February 12, 1997, Massachusetts Financial Services Company ("MFS") filed with the Commission a Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1996. MFS reported having sole voting power with respect to 2,687,349 shares of Jacor Common Stock and sole dispositive power over 2,759,849 shares of Jacor Common Stock. In the aggregate, MFS reported beneficial ownership of 2,759,849 shares of Jacor Common Stock, which are also beneficially owned by other non-reporting entities as well as MFS. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116-3741.

(7) On September 20, 1996, American Financial Group, Inc., American Financial Corporation, American Enterprises, Inc., Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner filed, as a group, a Schedule 13D reporting beneficial ownership as of September 18, 1996, of 2,182,589 shares of Jacor Common Stock issuable upon the exercise of 10,723,949 warrants issued to such entities and persons in the Citicasters Merger. The address of such entities and persons is One East Fourth Street, Cincinnati, Ohio 45202.

(8) Marsh & McLennan Companies, Inc. ("MMC"), a Delaware corporation, 1166 Avenue of the Americas, New York, New York 10036 is the parent holding company of Putnam Investments, Inc. ("Putnam"), a Massachusetts corporation, One Post Office Square, Boston, Massachusetts 02109, which owns two registered investment advisors, Putnam Investment Management, Inc. ("PIM"), a Massachusetts corporation, One Post Office Square, Boston, Massachusetts 02109, and The Putnam Advisory Company, Inc. ("PAC"), a Massachusetts corporation, One Post Office Square, Boston, Massachusetts 02109. On January 27, 1997, MMC, Putnam, PAC and PIM filed as a group, a Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1997. MMC reported having no voting or dispositive power over any shares of Jacor Common Stock. Putnam reported beneficially owning 2,164,673 shares of Jacor Common Stock, of which 1,921,173 shares were also beneficially owned by PIM, and 243,500 shares were also beneficially owned by PAC. Of the 1,921,173 shares of Jacor Common Stock beneficially owned by Putnam and PIM, Putnam and PIM reported sharing voting power over none of the shares, and sharing dispositive power over all 1,921,173 shares. Of the 243,500 shares of Jacor Common Stock reportedly beneficially owned by Putnam and PAC, Putnam and PAC reported sharing voting power over 116,800 shares, and sharing dispositive power over all 243,500 shares.

(9) Includes vested options to purchase 17,000 shares.

(10) Mr. Dammeyer indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (4) above.

(11) Includes vested options to purchase 17,000 shares. Of the shares indicated, 100 shares are held by Mr. Handy's spouse, as to which Mr. Handy disclaims beneficial ownership. Also includes 13,000 shares held by H.H. Associates Trust, of which Mr. Handy is co-trustee.

(12) Includes vested options to purchase 523,010 shares. Of the shares indicated, 397 shares are owned by members of Mr. Lawrence's family.

(13) Includes vested options to purchase 467,200 shares. The number of shares indicated includes shares held as co-trustee under the Jacor Communications, Inc. Retirement Plan (the "Retirement Plan"). See Note (14) below. Also includes 15 shares as to which Mr. Michaels disclaims beneficial ownership. Does not include 300,000 shares subject to a contingent right of acquisition held by a corporation owned by Mr. Michaels.

(14) Includes 214,270 shares held under the Retirement Plan with respect to which Messrs. Michaels, Weber and Berry as co-trustees, share voting and investment power. Of these 214,270 shares, 10,803 shares are beneficially owned by the named executives.

(15) Includes vested options to purchase 7,000 shares. Mrs. Rosenberg indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (4) above. Also, Mrs. Rosenberg is a partner in SZ2 (IGP) Partnership, an Illinois general partnership ("SZ2"), which beneficially owns 60,243 shares issuable upon the exercise of certain warrants. Other partners of SZ2 include trusts created for the benefit of Mr. Zell. As a result, Mrs. Rosenberg and Mr. Zell may be deemed to be the beneficial owners of the warrants. Mrs. Rosenberg and Mr. Zell disclaim beneficial ownership of such warrants. See Note (16) below. Also includes 347,850 shares beneficially owned by Samstock, L.L.C. ("Samstock"), a Delaware limited liability company whose sole member is SZ Investments, L.L.C. ("SZ"), a Delaware limited liability company. The members of SZ include partnerships composed of trusts for whom Mrs. Rosenberg and Mr. Zell serve as trustees. As a result,

    Mrs. Rosenberg and Mr. Zell may be deemed the beneficial owners of the shares held by Samstock. See Note (16) below.

(16) Includes 5,000 shares beneficially owned by the Rochelle Zell Revocable Trust for which Mr. Zell serves as a co-trustee. Also includes 60,243 shares issuable pursuant to warrants. The warrants are beneficially owned by SZ2. Certain partners of SZ2 include Mrs. Rosenberg and trusts created for the benefit of Mr. Zell. As a result, Mrs. Rosenberg and Mr. Zell may be deemed to be beneficial owners of the warrants reported herein. Mrs. Rosenberg and Mr. Zell disclaim beneficial ownership of such warrants. Also includes 347,850 shares beneficially owned by Samstock. See Note (15) above.

(17) Includes vested options to purchase 22,912 shares. The number of shares indicated includes shares held as co-trustee under the Retirement Plan. See Note (14) above.

(18) Includes vested options to purchase 47,400 shares.

(19) Includes vested options to purchase 254,500 shares. The number of shares indicated includes shares held as co-trustee under the Retirement Plan. See Note (14) above.

(20) Includes 115,583 shares issuable pursuant to warrants (beneficial ownership of 60,258 shares of which is disclaimed, as described in Notes (15) and (16) above), vested options to purchase 1,460,173 shares and 214,270 shares held under the Retirement Plan. Does not include an aggregate of 18,700 stock units granted in July 1996 to Jacor's five non-employee directors (3,740 units to each director) in lieu of cash director fees and a special bonus. Such units are convertible into Jacor Common Stock upon the earlier of such a director no longer serving as a director or, except for units issued to Mr. Dammeyer, when the value of Jacor Common Stock equals or exceeds $53.50 per share for five consecutive trading days. Also does not include an aggregate of 22,487 stock units granted in November 1996 to certain executive officers of Jacor (9,569 stock units to each of Messrs. Michaels and Lawrence, 1,914 stock units to Mr. Owens and 1,435 stock units to Mr. Berry). Such units are convertible to Jacor Common Stock at the earlier of the executive officer's retirement, death, permanent disability or separation from service or upon a change in control of Jacor.

    No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively.

                            BUSINESS OF THE STATIONS

    The Stations to be acquired by JBC in the Acquisition are licensed in Cleveland, Ohio and provide programming to the greater Cleveland and Northern Ohio areas and sell broadcasting time to local and national advertisers. The Stations compete for audience share and advertising revenue directly with other radio stations and also compete for advertising revenues with other media, such as broadcast television, cable television, newspaper, magazine and billboard advertising. The primary source of the Stations revenue is the sale of advertising time.

    WLTF-FM is an adult contemporary stations covering the greater Cleveland area, and in the Winter 1997 Arbitron report it had a 4.4 share 12+ and ranked fifth in its target demo of women 25-54 with an 8.8 share. Its primary format competitors are WDOK-FM and WQAL-FM, which are both adult contemporary stations.

    WTAM-AM is a 50,000 watt clear channel News/Talk station which covers the northern Ohio area in the daytime and the midwestern United States at night. In the Winter 1997 Arbitron report, WTAM-AM had a 5.3 share 12+ and ranked sixth in its target demo of men 25-54 with an 6.4 share. Its primary format competitors are WERE-AM and WKNR-AM, which are all sports stations.

    The studio of the Stations are located at 1468 West 9th, Suite 805, Cleveland, Ohio 44113.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF JACOR

GENERAL

    The following discussion should be read in conjunction with the financial statements of Jacor contained herein.

    In the following analysis, Jacor's management discusses station operating income excluding depreciation and amortization. Station operating income excluding depreciation and amortization should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of Jacor's profitability or liquidity. Although this measure of performance is not calculated in accordance with generally accepted accounting principles, it is widely used in the broadcasting industry as a measure of a company's operating performance because it assists in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Station operating income excluding depreciation and amortization also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

    General economic conditions have an impact on Jacor's business and financial results. From time to time the markets in which Jacor operates experience weak economic conditions that may negatively affect revenue of Jacor. However, management believes that this impact is somewhat softened by Jacor's diverse geographical presence.

    The financial results of Jacor's business are seasonal. Revenues are generally higher in the second, third and fourth calendar quarters than in the first quarter.

    The performance of a broadcasting station group, such as Jacor, is customarily measured by its ability to generate broadcast cash flow. The primary source of Jacor's revenue is the sale of broadcasting time on its stations for advertising. Jacor's significant operating expenses are employee salaries, sports broadcasting rights fees, programming expenses, advertising and promotion expenses, rental of premises for studios and transmitting equipment and music license royalty fees. The Company works closely with local station management to implement cost control measures.

    Jacor's revenue is affected primarily by the advertising rates Jacor's stations are able to charge. These rates are, in large part, based on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as principally measured by Arbitron Metro Area Ratings Surveys.

    Most advertising contracts are short-term and run only for a few weeks. Most of Jacor's revenue is generated from local advertising, which is sold by the station's sales staff. In 1996, approximately 80% of Jacor's gross revenues was from local advertising and approximately 20% was from national advertising. A station's local sales staff solicits advertising, either directly from the local advertiser or through an advertising agency for the local advertiser. National advertising sales for most of Jacor's radio stations are made by Jacor's national sales managers in conjunction with the efforts of an independent advertising representative who specializes in national sales and is compensated on a commission-only basis.

    Sports broadcasting and the full-service programming features play an integral part in Jacor's operating strategy. As a result, because of the rights fees and related costs of broadcasting professional baseball, football and hockey, as well as the costs related to the full-service programming features of its AM radio stations, Jacor's broadcast cash flow margins are typically lower than its competitors'.

LIQUIDITY AND CAPITAL RESOURCES

ACQUISITIONS AND DISPOSITIONS COMPLETED DURING 1996

    In 1996, Jacor completed a number of acquisitions as described under "BUSINESS OF JACOR-- Recently Completed Radio Station Acquisitions and Dispositions. The acquisitions completed during 1996 were funded as follows: (i) $303.6 million proceeds from the public offering of 11.25 million shares of Common Stock, (ii) $115.2 million in proceeds from the Liquid Yield Option Notes public offering, (iii) $100 million from the 10 1/8% Senior Subordinated Notes public offering, (iv) $170 million from the 9 3/4% Senior Subordinated Notes public offering and (v) $400 million under the Credit Facility.

RADIO STATION ACQUISITIONS COMPLETED DURING THE THREE MONTHS ENDED MARCH 31,
  1997

    In the first quarter of 1997, Jacor completed acquisitions of 26 radio stations in 9 different broadcast areas for aggregate consideration of approximately $244 million, net of $5.8 million placed in escrow in 1996. The purchase price was funded through borrowings of $77 million under the Credit Facility, proceeds of $44.5 million from the sale of certain investments, the issuance of 3.55 million shares of Jacor common stock valued at $105.9 million, the issuance of warrants to acquire 500,000 shares of Jacor common stock valued at $5.0 million and the utilization of approximately $6 million in excess cash. See "BUSINESS OF JACOR--Recently Completed Radio Station Acquisitions and Dispositions."

RECENTLY COMPLETED RADIO STATION ACQUISITIONS AND DISPOSITIONS

    In the second quarter of 1997 and through July 15, 1997, the Company completed acquisitions of 40 radio stations in 18 broadcast areas for aggregate consideration of approximately $204.2 million, of which approximately $27.3 million was placed in escrow. The Company also exchanged one radio station for three additional stations plus $16 million in cash. The acquisitions were funded primarily from borrowings under the Credit Facility. See "BUSINESS OF JACOR--Recently Completed Radio Station Acquisitions and Dispositions."

PENDING RADIO STATION ACQUISITIONS AND DISPOSITIONS

    Jacor has also entered into agreements which have not yet been consummated to purchase the FCC licenses and substantially all of the broadcast assets of 25 stations in the following broadcast areas:

                                                                               TOTAL
                                                                             PURCHASE      ESCROW
LOCATION                                                                       PRICE     AMOUNT PAID
--------------------------------------------------------------------------  -----------  -----------
Santa Barbara, Thousand Oaks and Santa Rosa, California...................         2.0       --
Cleveland, Ohio...........................................................        46.0       --
Cheyenne, Wyoming.........................................................         5.5          0.8
Garden City and Eagle, Idaho..............................................         8.0          8.0
Salt Lake City, Utah......................................................         1.2          0.1
Twin Falls, Pocatello and Idaho Falls, Idaho..............................        12.6         12.6
Iowa City, Iowa...........................................................         8.0          0.4
Sebring, Florida..........................................................         0.7          0.1
Youngstown, Ohio..........................................................        11.0          2.5
Columbia, Illinois........................................................        13.2          1.8
                                                                            -----------       -----
    Total.................................................................   $   108.2    $    26.4
                                                                            -----------       -----
                                                                            -----------       -----

    In the second quarter of 1997, Jacor entered into a binding agreement to sell WEZL-FM and WXLY-FM, Charleston, SC, and WXZZ-FM, Lexington to JS Communications, Inc. for $17.0 million. Jacor also completed the sale of KCBQ-AM, San Diego to JS Communications, Inc. for $6.0 million and the sale of KSEG-FM and KRXQ-FM, Sacramento to Entercom Communications, Inc. for $45.0 million.

COMPLETED SYNDICATION AND OTHER ACQUISITIONS

    In the second quarter of 1997, Jacor acquired substantially all of the assets relating to the broadcast distribution and related print and electronic media publishing businesses of EFM Media Management, the assets of NSN Network Services, a leading provider of satellite and network services for the radio broadcasting industry, the assets of Airwatch Communications, Inc. and Airtraffic Communications, Inc. and the stock of Premiere Radio Networks, Inc. See "BUSINESS OF JACOR--Broadcasting Services Acquisitions." These acquisitions were funded from borrowings under the Credit Facility and proceeds from the 1997 Equity Offerings.

PENDING ACQUISITION FINANCING

    As of May 1, 1997, the Company had approximately $562 million of outstanding indebtedness under the Credit Facility, which includes all borrowings necessary to fund the recently completed transactions, and available borrowings of $188 million. The Company will finance the pending acquisitions utilizing available borrowings under the Credit Facility, to the extent available, and proceeds from a proposed offering of equity securities under the omnibus shelf registration statement. The Company estimates, after completion of all the pending acquisitions, outstanding borrowings under the Credit Facility of approximately $628 million. The Company believes that various additional sources are also available to fund future acquisitions. Such sources include the issuance of additional equity and or debt securities of the Company.

CREDIT FACILITIES AND OTHER

    In June 1996, the Company entered into a new credit facility (the "Credit Facility") which provided availability of $600 million. During February 1997, the Credit Facility was amended resulting in expanded availability of up to $750 million. The Credit Facility provides loans to Jacor in three components: (i) a reducing revolving credit facility of up to $450 million under which the aggregate commitments would reduce on a semi-annual basis commencing in June 1999; (ii) a $200 million amortizing term loan that would reduce on a semi-annual basis commencing in December 1997; and (iii) a $100 million amortizing term loan that would reduce on a semi-annual basis commencing in December 1998. The Credit Facility also provides the Company with additional credit for future acquisitions as well as working capital and other general corporate purposes. As of June 28, 1997, the Company had $350.8 million of outstanding indebtedness under the Credit Facility.

    The issuance of additional debt would negatively impact the Company's debt-to-equity ratio and its results of operations and cash flows due to higher amounts of interest expense. Any issuance of additional equity would soften this impact to some extent.

RESULTS OF OPERATIONS

THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH
  31, 1996

    Broadcast revenue for the first quarter of 1997 was $100.2 million, an increase of $66.6 million or 198.2% from $33.6 million during the first quarter of 1996. This increase resulted from the revenue generated at those properties owned or operated during the first quarter of 1997 but not during the comparable 1996 period. On a "same station" basis--reflecting results from stations operated in the first quarter of both 1997 and 1996--broadcast revenue for 1997 was $35.8 million, an increase of $4.7 million or 15.1% from $31.1 million for 1996. This increase resulted from an increase in advertising rates in both local and national advertising.

    Agency commissions for the first quarter of 1997 were $11.3 million, an increase of $7.8 million or 223.8% from $3.5 million during the first quarter of 1996 due to the increase in broadcast revenue.

    Broadcast operating expenses for the first quarter of 1997 were $67.3 million, an increase of $43.4 million or 182.0% from $23.9 million during the first quarter of 1996. These expenses increased as a result of expenses incurred at those properties owned or operated during the first quarter of 1997 but not during the comparable 1996 period. On a "same station" basis, broadcast operating expenses for the first quarter of 1997 were $28.3 million, an increase of $2.9 million or 11.5% from $25.4 million for the first quarter of 1996. This increase resulted from increased selling, payroll and programming costs.

    Depreciation and amortization for the first quarter of 1997 and 1996 was $13.4 million and $2.6 million, respectively. This increase was due to the acquisitions in 1996 and the first quarter of 1997.

    Operating income for the first quarter of 1997 was $5.4 million, an increase of $3.0 million or 120.4% from an operating income of $2.4 million for the first quarter of 1996.

    Interest expense in the first quarter of 1997 was $17.2 million, an increase of $15.1 million from $2.1 million in the first quarter of 1996. Interest expense increased due to an increase in outstanding debt that was incurred in connection with acquisitions.

    The gain on the sale of assets in 1997 resulted from the sale of the News Corp. Warrants in February 1997. The gain on the sale of assets in 1996 resulted from the sale of two FM radio stations in Knoxville.

    Income tax benefit was $4.1 million for the first quarter of 1997 and income tax expense for the first quarter of 1996 was $1.3 million. The effective tax rate increased in the first quarter of 1997 due to an increase in non-deductible goodwill resulting from acquisitions.

    In the first quarter of 1997 the Company recognized an extraordinary loss of approximately $5.6 million related to the write off of debt financing costs. Also, in the first quarter of 1996, the Company recognized an extraordinary loss of approximately $1.0 million related to the write off of debt financing costs.

    Net loss for the first quarter of 1997 was $8.1 million, compared to net income of $0.9 million reported by the Company for the first quarter of 1996.

THE YEAR ENDED 1996 COMPARED TO THE YEAR ENDED 1995

    Broadcast revenue for 1996 was $250.5 million, an increase of $117.4 million or 88.2% from $133.1 million during 1995. This increase resulted from the revenue generated at those properties owned or operated during 1996 but not during the comparable 1995 period. On a "same station" basis--reflecting results from stations operated for the entire twelve months of both 1996 and 1995--broadcast revenue for 1996 was $135.5 million, an increase of $13.8 million or 11.3% from $121.7 million for 1995. This increase resulted from an increase in advertising rates in both local and national advertising.

    Agency commissions for 1996 were $26.7 million, an increase of $12.5 million or 87.9% from $14.2 million during 1995 due to the increase in broadcast revenue.

    Broadcast operating expenses for 1996 were $151.1 million, an increase of $63.8 million or 73.1% from $87.3 million during 1995. These expenses increased as a result of expenses incurred at those properties owned or operated during 1996 but not during the comparable 1995 period. On a "same station" basis, broadcast operating expenses for 1996 were $82.9 million, an increase of $4.9 million or 6.3% from $78.0 million for 1995. This increase resulted from increased selling, payroll and programming costs.

    Depreciation and amortization for 1996 and 1995 was $23.4 million and $9.5 million, respectively. This increase was due to the acquisitions in 1996.

    Operating income for 1996 was $39.4 million, an increase of $20.8 million or 111.4% from an operating income of $18.6 million for 1995.

    In 1996 the Company recognized an extraordinary loss of approximately $3.0 million related to the write off of debt financing costs. Also, in the first quarter of 1997, the Company recognized an extraordinary loss of approximately $5.8 million related to the write off of debt financing costs.

    Interest expense in 1996 was $32.2 million, an increase of $30.8 million from $1.4 million in 1995. Interest expense increased due to an increase in outstanding debt that was incurred in connection with acquisitions.

    Net income for 1996 was $5.1 million, compared to net income of $11.0 million reported by the Company for 1995.

    Income tax was $7.3 million for 1996 and 1995. The effective tax rate increased in 1996 due to an increase in non-deductible goodwill resulting from the 1996 acquisitions.

THE YEAR ENDED 1995 COMPARED TO THE YEAR ENDED 1994

    Broadcast revenue for 1995 was $133.1 million, an increase of $13.5 million or 11.3% from $119.6 million during 1994. This increase resulted from an increase in advertising rates in both local and national advertising and from the revenue generated at those properties owned or operated during 1995 but not during the comparable 1994 period. On a "same station" basis--reflecting results from stations operated for the entire twelve months of both 1995 and 1994--broadcast revenue for 1995 was $125.3 million, an increase of $8.4 million or 7.2% from $116.9 million for 1994.

    Agency commissions for 1995 were $14.2 million, an increase of $1.6 million or 12.6% from $12.6 million during 1994 due to the increase in broadcast revenue. Agency commissions increased at a greater rate than broadcast revenue due to a greater proportion of agency sales.

    Broadcast operating expenses for 1995 were $87.3 million, an increase of $6.8 million or 8.5% from $80.5 million during 1994. These expenses increased as a result of increased selling and other payroll costs, programming costs and expenses incurred at those properties owned or operated during 1995 but not during the comparable 1994 period. On a "same station" basis, broadcast operating expenses for 1995 were $81.3 million, an increase of $4.2 million or 5.5% from $77.1 million for 1994.

    Depreciation and amortization for 1995 and 1994 was $9.5 million and $9.7 million, respectively.

    Operating income for 1995 was $18.6 million, an increase of $5.1 million or 38.1% from an operating income of $13.5 million for 1994.

    Interest expense for 1995 was $1.4 million, an increase of $0.9 million or 170.1% from $0.5 million for 1994. Interest expense increased due to an increase in outstanding debt that was incurred in connection with acquisitions and stock repurchases.

    Net income for 1995 was $11.0 million, compared to net income of $7.9 million reported by the Company for 1994. The 1994 period includes income tax expense of $6.3 million, while the 1995 period includes $7.3 million of income tax expense.

CASH FLOWS

    Cash flows provided by operating activities, inclusive of working capital, were $4.5 million and $4.0 million for the three months ended March 31, 1997 and 1996, respectively. Cash flows provided by operating activities for the first quarter of 1997 resulted primarily from the add-back of $13.4 million of depreciation and amortization together with the add-back of $5.6 million for the extraordinary loss net of ($4.7) million from the gain on sale of radio stations together with the ($1.7) million net change in working capital resulting in a net loss of ($8.1) million for the period. Cash flows provided by operating activities for the comparable 1996 period resulted primarily from the add-back of $2.6 million of depreciation and amortization together with the add-back of $1.0 million for the extraordinary loss net of ($2.5) million from the gain on sale of radio stations to net income of $0.9 million for the period.

    Cash flows used by investing activities were ($96.6) million and ($140.3) million for the three months ended March 31, 1997 and 1996, respectively. Investing activities include capital expenditures of $4.9 million and $3.4 million for the first quarter of 1997 and 1996, respectively. Investing activities during the first quarter of 1997 resulted primarily from the acquisition of broadcast properties of $131.1 million partially offset by the proceeds from the sale of the News Corp. Warrants. Investing activities during the first quarter of 1996 include expenditures of $48.1 million, $52.8 million, $41.6 million and $0.8 million, respectively, for acquisitions, the purchase of the Noble warrant, loans made to Noble and in connection with the Company's JSAs and other. Additionally, investing activities for the 1996 period is net of $6.5 million of proceeds from the sale of radio stations WMYU-FM and WWST-FM in Knoxville.

    Cash flows provided by financing activities were $26.3 million and $134.7 million for the three months ended March 31, 1997 and 1996, respectively. Cash flows provided by financing activities during the first quarter of 1997 resulted primarily from the $27.0 million net borrowings under the Credit Facility partially offset by $0.7 million of paid finance costs. Cash flows provided by financing activities during the first quarter of 1996 resulted primarily from the $190.0 million in borrowings under the former credit facility, together with $0.5 million in proceeds received from the issuance of common stock upon the exercise of outstanding stock options net of the $52.0 million of reduction in long-term debt and $3.7 million of paid finance costs.

    Cash flows provided by operating activities, inclusive of working capital, were $24.9 million, $20.6 million and $11.3 million for 1996, 1995 and 1994, respectively. Cash flows provided by operating activities in 1996 resulted primarily from $28.7 million in non-cash expenses, a $3.0 million add-back of the write-off of debt related financing costs, partially offset by the ($2.5) million gain on the sale of radio stations and the net change in working capital of ($10.5) million. Cash flows provided by operating activities in 1995 resulted primarily from the add-back of $9.5 million of depreciation and amortization expense to net income of $11.0 million for the period. Cash flows provided by operating activities in 1994 resulted primarily from net income of $7.9 million generated during the year. The additional $3.4 million resulted principally from the excess of the sum of the depreciation and amortization add-back of $9.7 million, together with the add-back of $1.4 million for provision for losses on accounts and notes receivable over the net change in working capital of ($7.6) million.

    Cash flows used by investing activities were $859.3 million, $64.3 million and $13.7 million for 1996, 1995 and 1994, respectively. Investing activities include capital expenditures of $11.9 million, $5.0 million and $2.2 million in 1996, 1995 and 1994, respectively. Investing activities in 1996 and 1995 included expenditures of $854.0 million and $59.8 million, respectively, for acquisitions, the purchase of intangible assets and loans made in connection with the Company's JSAs. In addition, 1996 investing activities were net of $6.6 million of proceeds from the sale of radio stations and 1994 investing activities were net of $3.2 million of payments received on notes and from the sale of assets.

    Cash flows provided by financing activities were $905.1 million, $24.2 million and $0.7 million for 1996, 1995 and 1994, respectively. Cash flows provided by financing activities in 1996 resulted primarily from: (i) the $115.2 million issuance of Liquid Yield Option Notes; (ii) the $100.0 million issuance of 10 1/8% Senior Subordinated Notes; (iii) the $170.0 million issuance of
9 3/4% Senior Subordinated Notes; (iv) net proceeds of $316.7 million from the issuance of common stock; and (v) borrowings, net of repayments, of $354.5 million under the Bank Credit Facilities. These proceeds were partially offset by the payment of $27.4 million in financing costs and the $123.1 million payoff of the Citicasters 9 3/4% Senior Subordinated Notes. Cash flows provided by financing activities in 1995 resulted primarily from the $45.5 million in borrowings under the 1993 Credit Agreement, together with $0.8 million in proceeds received from the issuance of common stock to the Company's employee stock purchase plan and upon the exercise of outstanding stock options net of the $21.7 million used to repurchase common stock. Cash flows from financing activities in 1994 resulted primarily from the proceeds received from the issuance of common stock upon the exercise of outstanding stock options.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF THE STATIONS

    The following discussion of the financial condition and results of operations of the Stations should be read in conjunction with the unaudited combined condensed financial statements of the Stations contained herein.

    The two components of the Stations operating income are net revenues (gross revenues less agency commissions) and operating expenses including depreciation and amortization. The primary source of revenues is the sale of broadcasting time for advertising. The Stations' most significant operating expenses are employee salaries and commissions, programming expenses, and advertising and promotion expenses. The Stations' revenues vary throughout the year. As is typical in the radio broadcasting industry, the Stations' first calendar quarter generally produces the lowest revenues, and the fourth quarter generally produces the highest revenues.

    Operating income does not take into account the Stations' debt service requirements, income taxes and other commitments and, accordingly, operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in the Stations' business or other discretionary uses.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

    NET REVENUE of the Stations decreased 2% to $1.8 million from $1.84 million for the three months ended March 31, 1997 ("1997 quarter") and March 31, 1996 ("1996 quarter"), respectively. The 1997 revenue decrease was caused by the decline in the WLTF-FM ratings which was offset in part by the higher revenue from WTAM-AM due to higher ratings in the 1997 quarter as compared to the 1996 quarter.

    BROADCASTING OPERATING EXPENSES in the 1997 quarter decreased 15% as compared to the 1996 quarter. In the 1997 quarter broadcasting operating expenses were $1.78 million as compared to $2.1 million in the 1996 quarter. The 15% decrease in the operating expenses was primarily due to the fact that WLTF-FM had lower marketing and promotion expenses in 1997 than in 1996.

    DEPRECIATION AND AMORTIZATION increased 5% to $0.28 in the 1997 quarter from $0.27 million in the 1996 quarter.

    OPERATING INCOME (LOSS) and INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS increased from a loss of $0.66 million in the 1996 quarter to a loss of $0.49 million in the 1997 quarter due to the results discussed above.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET REVENUE of the Stations increased 3% to $9.72 million in 1996 from $9.41 million in 1995 primarily as a result of increased revenues from WTAM-AM due to higher ratings in 1996 as compared to 1995.

    BROADCAST OPERATING EXPENSES increased 3% to $7.77 million in 1996 from $7.53 million in 1995, primarily due to increased marketing and promotion for WLTF-FM in 1996.

    DEPRECIATION AND AMORTIZATION decreased 9% from $1.15 million in 1995 to
1.05 million in 1996.

    OPERATING INCOME (LOSS) and INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS increased 118% to $0.17 million in 1996 from $0.08 million in 1995 due to the results discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    The Stations historically have generated sufficient cash flow from operating to finance its existing operations requirements.

                             RIGHTS OF STOCKHOLDERS

    Secret is a Delaware limited partnership. The rights of Secret's partners are governed by Delaware law and a partnership agreement. Jacor is incorporated under the laws of the State of Delaware, and Jacor's stockholders' rights are governed by Delaware law, Jacor's Certificate of Incorporation ("Jacor Certificate") and Jacor's Bylaws (the "Jacor Bylaws").

    Upon consummation of the Acquisition and receipt of the Stock Consideration, the Secret partners will become security holders of Jacor and, accordingly, their rights will be governed by Delaware law, the Jacor Certificate and the Jacor Bylaws.

    The following is a summary of the rights of Jacor stockholders under the Jacor Certificate and Jacor Bylaws. The following does not purport to be a complete statement of the rights of Jacor stockholders under applicable Delaware law, or a complete summary of the Jacor Certificate or Jacor Bylaws. The following description is qualified in its entirety by reference to the Jacor Certificate and the Jacor Bylaws.

    CAPITAL STOCK. As described under "DESCRIPTION OF JACOR CAPITAL STOCK," the Jacor Certificate authorizes 104,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, 2,000,000 shares are Class A Preferred Stock, $.01 par value and 2,000,000 shares are Class B Preferred Stock, $.01 par value. The Jacor Certificate permits the Jacor Board of Directors to exercise broad discretion in fixing the terms of series of the preferred stock, which is subject to Delaware law and the terms of the Jacor Certificate. The preferred stock is senior to the Jacor Common Stock, and so long as any preferred stock is outstanding, no dividend shall be declared or paid on the Jacor Common Stock or any other class of shares junior to the preferred stock. The holders of the Jacor Common Stock and the Class A Preferred Stock have full voting rights (provided that the Jacor Common Stock and the Class A Preferred Stock vote together, and not separately). The holders of the Class B Preferred Stock are not entitled to vote at meetings of stockholders, except as required by law or as lawfully fixed by the Board of Directors.

    BOARD OF DIRECTORS; COMMITTEES. The Jacor Bylaws provide that the Board of Directors shall be composed of such number of members as the Board of Directors shall from time to time designate, except in the absence of such designation, the number of members shall be seven. The Jacor Board of Directors currently consists of ten members.

    Under Jacor's Bylaws, the Board of Directors may designate, by a vote of a majority of the directors, one or more committees to consist of one or more members of the board of directors. The Jacor Bylaws provide that, to the extent provided by the Board of Directors, any committee designated by the Board of Directors may exercise the power and authority of the Board of Directors to declare dividends, authorize the issuance of stock or to adopt a certificate of ownership pursuant to Section 253 of the DGCL. One-third of a committee's members constitute a quorum, unless the committee consists of one or two members, in which case one member constitutes a quorum. Each committee may adopt its own rules regarding the conduct of meetings, except as required by law or in the Jacor Bylaws.

    PREEMPTIVE RIGHTS. The Jacor Certificate provides that no stockholder shall have preemptive rights to purchase shares.

    CUMULATIVE VOTING. Neither the Jacor Certificate nor the Jacor Bylaws, provide for cumulative voting in the election of directors.

    AMENDMENTS TO BYLAWS. Under the Jacor Certificate, the directors are granted the power to amend or repeal the existing bylaws or adopt new bylaws, although such power does not preempt or otherwise affect the power of the stockholders also to amend the bylaws.

    INDEMNIFICATION; LIMITS ON DIRECTOR LIABILITY. The Jacor Certificate provides for indemnification of directors, officers, employees and agents of the company to the fullest extent permitted by Delaware law.

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Also, the Jacor Certificate limits the personal liability of directors, except for a breach of a director's duty of loyalty to the corporation or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for willful or negligent conduct in paying dividends or repurchasing stock out of other than legally available funds, or for any transaction from which a director derived an improper personal benefit.

    COMPROMISE WITH CREDITORS AND STOCKHOLDERS. Delaware law provides that a certificate of incorporation may contain a provision allowing for a compromise or arrangement between a corporation and its creditors or stockholders. Under such a provision, whenever such a compromise or arrangement is proposed, a Delaware court may order a meeting for the purpose of eliciting an agreement to the compromise or the arrangement which would be binding on all such creditors and/or stockholders and the corporation. The Jacor Certificate contains such a provision.

                       DESCRIPTION OF JACOR CAPITAL STOCK

    Jacor's Certificate of Incorporation authorizes 104,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, 2,000,000 shares are Class A Preferred Stock, $.01 par value and 2,000,000 shares are Class B Preferred Stock, $.01 par value (together with the Class A Preferred Stock, the "Preferred Stock"). As of June 12, 1997, 44,675,934 shares of Common Stock were issued and outstanding.

COMMON STOCK

    Under Jacor's Certificate of Incorporation and Delaware law, the holders of Common Stock have no preemptive rights and the Common Stock has no redemption, sinking fund, or conversion privileges. The holders of Common Stock are entitled to one vote for each share held on any matter submitted to the stockholders and do not have the right to cumulate their votes in the election of director. All corporate action requiring stockholder approval, unless otherwise required by law, Jacor's Certificate of Incorporation or its Bylaws, must be authorized by a majority of the votes cast. Approval of only a majority of the outstanding voting shares is required to effect (i) an amendment to Jacor's Certificate of Incorporation, (ii) a merger or consolidation, and (iii) a disposition of all or substantially all of Jacor's assets. A majority of the directors on the Jacor Board of Directors, as well as a majority of the outstanding voting shares, have the ability to amend the Jacor Bylaws.

    In the event of liquidation, each share of Common Stock is entitled to share ratably in the distribution of remaining assets after payment of all debts, subject to the prior rights in liquidation of any share of preferred stock issued. Holders of shares of Common Stock are entitled to share ratably in such dividends as the Jacor Board of Directors, in its discretion, may validly declare from funds legally available therefor, subject to the prior rights of holders of shares of Jacor's preferred stock as may be outstanding from time to time. Certain restrictions on the payment of dividends are imposed under the Credit Facility. See "Risk Factors-Lack of Dividends; Restrictions on Payments of Dividends."

    Jacor's Certificate of Incorporation provides that outstanding shares of Common Stock held by a Disqualified Holder (as defined below) are subject to redemption by the Company, by action of the Jacor Board of Directors to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Company's stock possessing prescribed qualifications and/or restrictions. The Certificate of Incorporation prescribes the following terms and conditions for such redemption: (a) the redemption price of the shares to be redeemed shall be equal to the lesser of (i) the Fair Market Value (as defined below) of such shares or (ii) if such stock was purchased by such Disqualified Holder within one year of the redemption date, such Disqualified Holder's purchase price for such shares; (b) the redemption price of such shares may be paid in cash, securities (valued according to a specified method) or any combination thereof; (c) if less than all the shares held by

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Disqualified Holders are to be redeemed, the shares to be redeemed will be selected in such manner as is determined by the Jacor Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Jacor Board of Directors; (d) at least 30 days written notice of the redemption date must be given to the record holders of the shares selected to be redeemed (unless waived in writing by such holder), provided that the redemption date may be on the date on which written notice is given to such record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;
(e) from and after the redemption date, any and all rights of whatever nature, which may be held by the owners of shares called for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or securities payable in respect of such redemption; and (f) such other terms and conditions as the Jacor Board of Directors may determine.

    For purposes of the foregoing provisions of the Certificate of Incorporation, the following meanings are assigned to certain terms:
"Disqualified Holder" means any holder of shares of capital stock of the Company whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Company by any other holders, may result, in the judgment of the Jacor Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Company or any of its subsidiaries to conduct any portion of the business of the Company or its subsidiaries. "Fair Market Value" of the Company's stock of any class or series of stock means the average closing price for such a share for each of the 45 most recent days on which the shares of stock of such class or series were traded preceding the day on which notice of redemption was given, except that if such shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" is any value determined by the Jacor Board of Directors in good faith. See "RISK FACTORS--FCC Regulation of Broadcasting Industry."

CLASS A AND CLASS B PREFERRED STOCK

    No shares of Preferred Stock have been issued. The Class A Preferred Stock has full voting rights. The Class B Preferred Stock has no voting rights except as otherwise provided by law or as lawfully fixed by the Board of Directors with respect to a particular series.

    Jacor's Certificate of Incorporation authorizes the Jacor Board to provide from time to time for the issuance of the shares of Preferred Stock and by resolution to establish the terms of each such series, including (i) the number of shares of the series and the designation thereof; (ii) the rights in respect of dividends on the shares; (iii) liquidation rights; (iv) redemption rights;
(v) the terms of any purchase, retirement or sinking fund to be provided for the shares of the series; (vi) terms of conversion, if any; (vii) restrictions, limitations and conditions, if any, on issuance of indebtedness of Jacor; (viii) voting rights; and (ix) any other preferences and other rights and limitations not inconsistent with law, the Certificate of Incorporation, or any resolution of the Jacor Board.

    The issuance of Preferred Stock, while providing flexibility in connection with the possible acquisitions and other corporate purposes, could among other things adversely affect the rights of holders of Common Stock, and, under certain circumstances, make it more difficult for a third party to gain control of Jacor. In the event that shares of Preferred Stock are issued and convertible into shares of Common Stock the holders of Common Stock may experience dilution.

CITICASTERS WARRANTS

    Jacor issued the Citicasters Warrants pursuant to the terms of the Citicasters Merger agreement. If all of the Citicasters Warrants are exercised, 4,400,000 shares of Jacor Common Stock would be issued. Each

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Citicasters Warrant initially entitles the holder thereof to purchase .2035247 of a share of Jacor Common Stock at a price of $28.00 per full share (the "Citicasters Price"). The Citicasters Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Citicasters Warrant are subject to adjustment in certain events described below. Each Citicasters Warrant may be exercised until 5:00 p.m., Eastern Time, on September 18, 2001 (the "Citicasters Expiration Date") in accordance with the terms of the Citicasters Warrants and Citicasters warrant agreement. To the extent that any Citicasters Warrant remains outstanding after such time, such unexercised Citicasters Warrant will automatically terminate.

    Citicasters Warrants may be exercised by surrendering to the warrant agent a signed Citicasters Warrant certificate together with the form of election to purchase on the reverse thereof indicating the warrantholder's election to exercise all or a portion of the Citicasters Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Citicasters Price in respect of the Citicasters Warrant to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Citicasters Warrants.

    If fewer than all of the Citicasters Warrants evidenced by any certificate are exercised, the warrant agent will deliver to the exercising warrantholder a new Citicasters Warrant certificate representing the unexercised Citicasters Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Citicasters Warrant and in lieu thereof will pay in cash an amount equal to the same fraction of the closing price per share of the Jacor Common Stock, determined as provided in the Citicasters warrant agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Citicasters Warrants.

    A Citicasters Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act or the rules and regulations in effect thereunder.

    The number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant and the Citicasters Price are subject to the adjustment in connection with (i) the issuance of a stock dividend to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends, or distributions out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Citicasters Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of shares of Jacor Common Stock issuable upon the exercise of Citicasters Warrants will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant. In addition, Jacor may at its option reduce the Citicasters Price.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all of the property of Jacor, the Citicasters warrant agreement requires that effective provisions be made so that each holder of an outstanding Citicasters Warrant will have the right thereafter to exercise the Citicasters Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Citicasters Warrant were exercisable immediately prior thereto. In addition, if Jacor takes any action prior to the issuance of the Citicasters Warrants that would have required an adjustment in the exercise price of the Citicasters Warrants or in the number of shares purchasable upon exercise of the Citicasters Warrants, then the exercise price of the Citicasters Warrants or such number of shares will be adjusted upon issuance of the

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Citicasters Warrants to give effect to the adjustment which would have been required as a result of such action.

    The Citicasters warrant agreement may be amended or supplemented without the consent of the holders of Citicasters Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect interest of the warrantholders. Any other amendment to the Citicasters warrant agreement requires the consent of warrantholders representing not less than 50% of the Citicasters Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Citicasters Warrant, or the Citicasters Price therefor, or the acceleration of the Citicasters Expiration Date, and no change in the antidilution provisions which would adversely affect the interest of the holders of Citicasters Warrants, shall be made without the consent of the holder of such Citicasters Warrant, other than such changes as are specifically prescribed by the Citicasters warrant agreement or are made in compliance with the applicable law.

    No holder of Citicasters Warrants is entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Citicasters Warrants are properly exercised as provided in the Warrant Agreement.

REGENT WARRANTS

    Jacor issued one warrant to acquire a fractional share of Jacor Common Stock (the "Regent Warrants") for each outstanding share of Regent common stock pursuant to the terms of the October 1996 definitive merger agreement (the "Regent Merger Agreement") entered into by Jacor and Regent Communications, Inc. ("Regent"), whereby Regent merged with and into Jacor (the "Regent Merger"). If all of the Regent Warrants are exercised, 500,000 shares of Jacor Common Stock would be issued. Each Regent Warrant initially entitles the holder thereof to purchase .10877 of a share of Jacor Common Stock at a price of $40.00 per full share of Jacor Common Stock (the "Regent Price"). The Regent Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Regent Warrant are subject to adjustment if certain events described below occur. Each Regent Warrant may be exercised on or after the issuance thereof and until 5:00 pm., Eastern Time, on the fifth anniversary of the date that the Regent Merger becomes effective (the "Regent Expiration Date") in accordance with the terms of the Regent Warrants and the Regent Warrant Agreement; PROVIDED, HOWEVER, if any of the Regent Warrants are called for redemption by Jacor, at a price per Regent Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time under the terms of the Regent Warrant Agreement, on or after the third anniversary of the "Effective Time" (as defined in the Regent Warrant Agreement), the right to so redeem the Regent Warrants shall expire at the close of business, New York time, on such redemption date. To the extent that any Regent Warrant remains outstanding after such time, such unexercised Regent Warrant will automatically terminate.

    Regent Warrants may be exercised by surrendering to the warrant agent a signed Regent Warrant certificate together with the form of election to purchase on the reverse thereof indicating the warrant holder's election to exercise all or a portion of the Regent Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Regent Price in respect of the Regent Warrants to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Regent Warrants.

    If fewer than all the Regent Warrants evidenced by any certificate are exercised, the warrant agent will deliver to the exercising warrant holder a new Regent Warrant certificate representing the unexercised Regent Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Regent Warrant and in lieu thereof will pay in cash an amount equal to the same fraction of

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the closing price per share of Jacor Common Stock, determined as provided in the
Regent Warrant Agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Regent Warrants.

    A Regent Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act or the rules and regulations in effect thereunder.

    The number of shares of Jacor Common Stock purchasable upon the exercise of each Regent Warrant and the Regent Price are subject to adjustment in connection with (i) the issuance of a stock dividend to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends or distributions pursuant to an announced policy of Jacor payable out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Regent Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of shares of Jacor Common Stock issuable upon the exercise of the Regent Warrants will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Jacor Common Stock purchasable upon the exercise of each Regent Warrant. In addition, Jacor may at its option reduce the Regent Price to any amount deemed appropriate by the Jacor Board of Directors.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all the property of Jacor, the Regent Warrant Agreement requires that effective provisions will be made so that each holder of an outstanding Regent Warrant will have the right thereafter to exercise the Regent Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Regent Warrant were exercisable immediately prior thereto. In addition, pending execution of the Regent Warrant Agreement, the Regent Merger Agreement provides that, if after the date of the Regent Merger Agreement and prior to the issuance of the Regent Warrants, Jacor takes any action which, if the Regent Warrants had been issued and outstanding as of such date, would have required an adjustment in the exercise price of the Regent Warrants or in the number of shares purchasable upon exercise of the Regent Warrants, then the exercise price of the Regent Warrants or such number of shares will be adjusted upon issuance of the Regent Warrants to give effect to the adjustment which would have been required as a result of such action.

    The Regent Warrant Agreement may be amended or supplemented without the consent of the holders of Regent Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect the interests of the warrant holders. Any other amendment to the Regent Warrant Agreement shall require the consent of warrant holders representing not less than 50% of the Regent Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Regent Warrant, or the Regent Price therefor, or the acceleration of the Regent Expiration Date, and no change in the antidilution provisions which would adversely affect the interests of the holders of Regent Warrants, shall be made without the consent of the holder of such Regent Warrant, other than such changes as are specifically prescribed by the Regent Warrant Agreement or are made in compliance with applicable law.

    No holder of Regent Warrants shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Regent Warrants are properly exercised as provided in the Regent Warrant Agreement.

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REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Jacor Common Stock is ChaseMellon Shareholder Services LLC.

                    DESCRIPTION OF OTHER JACOR INDEBTEDNESS

    Jacor expects that the funds necessary to pay the Cash Consideration will be obtained from a combination of one or more of the following sources: borrowings under the Credit Facility, JCC's working capital, and proceeds from the 1997 Equity Offerings and 1997 8 3/4% Notes Offering. See "THE ACQUISITION--Financing Arrangements." In addition to the Credit Facility, Jacor has the following debt securities outstanding.

1996 10 1/8% NOTES

    In June 1996, Jacor and JCAC, Inc., a Florida corporation ("JCAC") and wholly-owned subsidiary of Jacor which was merged with and into Citicasters (now known as JCC) in September 1996, consummated the sale by JCAC of $100.0 million aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2006 (the "1996 10 1/8% Notes"). JCAC loaned the net proceeds of the sale of the 1996
10 1/8% Notes (the "1996 10 1/8% Notes Offering") to Jacor in connection with the financing for the Citicasters Merger. Upon the consummation of that merger, the 1996 10 1/8% Notes became obligations of Citicasters.

    The 1996 10 1/8% Notes will mature on June 15, 2006. The 1996 10 1/8% Notes bear interest at the rate per annum of 10 1/8% from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996, to the persons in whose names such 1996 10 1/8% Notes are registered at the close of business on the June 1 or December 1 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The trustee under the indenture for the 1996 10 1/8% Notes (the "1996 10 1/8% Note Indenture") authenticated and delivered the Notes for original issue in an aggregate principal amount of $100.0 million.

    The 1996 10 1/8% Notes are not redeemable at JCC's option before June 15, 2001. Thereafter, the 1996 10 1/8% Notes are subject to redemption at the option of JCC, at redemption prices declining from 105.063% of the principal amount for the twelve months commencing June 15, 2001 to 100% on and after June 15, 2004, plus in each case, accrued and unpaid interest thereon to the applicable redemption date.

    The 1996 10 1/8% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC is required to offer to repurchase all outstanding 1996 10 1/8% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1996 10 1/8% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purchase on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1996 10 1/8% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1996 10 1/8% Note Indenture will result in a default under the Credit Facility.

    A Change of Control under the indenture governing the 1996 10 1/8% Notes means any transaction or series of transactions in which any of the following occurs: (i) any person or group (within the meaning of Rule 13d-3 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act), other than Zell/ Chilmark or any of its Affiliates, becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (A) greater than 50% of the total voting power (on a fully diluted basis as if all

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convertible securities had been converted) entitled to vote in the election of directors of JCC, or the surviving person (if other than JCC), or (B) greater than 20% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC, or the surviving person (if other than JCC), and such person or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of JCC; or (ii) JCC consolidates with or merges into another person, another person consolidates with or merges into JCC, JCC issues shares of its Capital Stock or all or substantially all of the assets of JCC are sold, assigned, conveyed, transferred, leased or otherwise disposed of to any person as an entirety or substantially as an entirety in one transaction or a series of related transactions and the effect of such consolidation, merger, issuance or sale is as described in clause (i) above.

    Events of default under the 1996 10 1/8% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness therefore includes the Credit Facility, the LYONs (as defined herein), the 1996 9 3/4% Notes and the 1997 8 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

LIQUID YIELD OPTION-TM- NOTES

    In June 1996, Jacor consummated the issuance and sale of Liquid Yield Option-TM- Notes due June 12, 2011 (the "LYONs") in the aggregate principal amount at maturity of $226.0 million (excluding $33.9 million aggregate principal amount at maturity subject to the over-allotment option) (the "LYONs Offering"). Each LYON had an Issue Price of $443.14 and has a principal amount at maturity of $1,000.

    Each LYON is convertible, at the option of the holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into Jacor Common Stock at a conversion rate of 13.412 shares per LYON. The conversion rate will not be adjusted for accrued original issue discount, but is subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the Common Stock received by the holder on conversion.

    The LYONs are not redeemable by Jacor prior to June 12, 2001. Thereafter, the LYONs are redeemable for cash at any time at the option of Jacor, in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

    The LYONs will be purchased by Jacor, at the option of the holder, on June 12, 2001 and on June 12, 2005 for a Purchase Price of $581.25 and $762.39 (representing issue price plus accrued original issue discount to each date), respectively, representing a 5.50% yield per annum to the holder on such date, computed on a semiannual bond equivalent basis. Jacor, at its option, may elect to pay the purchase price on any such purchase date in cash or Jacor Common Stock, or any combination thereof. In addition, as of 35 business days after the occurrence of a change in control of Jacor occurring on or prior to June 12, 2001, each LYON will be purchased for cash, by Jacor, at the option of the holder, for a change in control purchase price equal to the issue price plus accrued original issue discount to the change in control purchase date set for such purchase. The change in control purchase feature of the LYONs may in certain circumstances have an anti-takeover effect.

    Under the indenture for the LYONs (the "LYONs Indenture"), a "Change in Control" of Jacor is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than Zell/Chilmark, Jacor, any subsidiary of Jacor, or any employee benefit plan of either Jacor or any subsidiary of Jacor, files a
Schedule 13D or 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the Jacor Common Stock or other capital stock of Jacor into which such Jacor Common Stock is reclassified or changed, with certain exceptions, or (ii) there shall be consummated any consolidation or merger of Jacor (a) in which Jacor is not the continuing or surviving corporation or (b) pursuant to which the Jacor Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of Jacor in which the holders of Jacor Common Stock immediately prior to the consolidation or merger own, directly or indirectly, at least a majority of Jacor Common Stock of the continuing or surviving corporation immediately after the consolidation or merger. A Change of Control under the LYONs Indenture constitutes an event of default under the Credit Facility.

    The LYONs Indenture includes various events of default customary for such type of agreement, such as cross defaults on other indebtedness for borrowed monies in excess of $10.0 million (which indebtedness therefore includes the Credit Facility, the 1996 10 1/8% Notes, the 1996 9 3/4% Notes and the 1997
8 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

1996 9 3/4% NOTES

    In December 1996, JCC conducted an offering (the "1996 9 3/4% Notes Offering") whereby JCC issued and sold 9 3/4% Senior Subordinated Notes due 2006 (the "1996 9 3/4% Notes") in an aggregate principal amount of $170.0 million. The 1996 9 3/4% Notes have interest payment dates of June 15 and December 15, commencing on June 15, 1997, and mature on December 15, 2006.

    The 1996 9 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of Jacor to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 1996 9 3/4% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1996 9 3/4% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1996 9 3/4% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1996 9 3/4% Note Indenture will result in a default under the Credit Facility.

    As used herein, a "Change of Control" means (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 1996 9 3/4% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 1996 9 3/4% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, the LYONs, the 1996
10 1/8% Notes and the 1997 8 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

1997 8 3/4% NOTES

    In June, 1997, JCC conducted an offering (the "1997 8 3/4% Notes Offering") whereby JCC issued and sold 8 3/4% Senior Subordinated Notes due 2007 (the "1997 8 3/4% Notes) in an aggregate principal amount of approximately $150 million. The 1997 8 3/4% Notes have interest payments dates of June 15 and December 15, commencing on December 15, 1997, and mature June 15, 2007.

    The 1997 8 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of Jacor to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 1997 8 3/4% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1997 8 3/4% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1997 8 3/4% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1997 8 3/4% Note Indenture will result in a default under the Credit Facility.

    As used herein, a "Change of Control" means (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person"or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 1997 8 3/4% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 1997 8 3/4% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, the LYONs, the 1996
10 1/8% Notes and the 1996 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

                                 LEGAL MATTERS

    The legality of the Jacor Common Stock to be issued in connection with the Acquisition is being passed upon for Jacor by Graydon, Head & Ritchey, Cincinnati, Ohio.

                                    EXPERTS

    The consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 and the combined balance sheets of EFM Media Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. (the "Combined EFM Companies") as of December 31, 1995 and 1996 and related combined statements of operations, changes in retained earnings and cash flows for the years ended December 31, 1994, 1995 and 1996, included in this Prospectus/ Information Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Premiere Radio Networks, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Prospectus/ Information Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined balance sheet of WLTF/WTAM, Cleveland as of December 31, 1996, and the related combined statements of operations and cash flows for the year then ended, included in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
AUDITED--
  Report of Independent Accountants........................................................................        F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996................................................        F-3
  Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996...............        F-4
  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1994, 1995 and 1996.....        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996...............        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7
UNAUDITED--
  Condensed Consolidated Balance Sheets at December 31, 1996 and March 31, 1997............................       F-21
  Condensed Consolidated Statements of Operations for the three months ended March 31, 1996 and 1997.......       F-22
  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and 1997.......       F-23
  Notes to Condensed Consolidated Financial Statements.....................................................       F-24
COMBINED EFM COMPANIES
  Report of Independent Auditors...........................................................................       F-28
  Combined Balance Sheets as of December 31, 1995 and 1996.................................................       F-29
  Combined Statements of Operations for the years ended December 31, 1994, 1995 and 1996...................       F-30
  Combined Statements of Changes in Retained Earnings for the years ended December 31, 1994, 1995 and
    1996...................................................................................................       F-31
  Combined Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996...................       F-32
  Notes to Financial Statements............................................................................       F-33
PREMIERE RADIO NETWORKS, INC.
  Report of Independent Auditors...........................................................................       F-37
  Consolidated Balance Sheets at December 31, 1996 and 1995................................................       F-38
  Consolidated Statements of Income for the years ended December 31, 1996, 1995 and 1994...................       F-40
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994.....       F-41
  Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994...............       F-42
  Notes to Consolidated Financial Statements...............................................................       F-43
THE STATIONS
  Report of Independent Accountants........................................................................       F-59
  Combined Balance Sheets as of December 31, 1996 and March 31, 1997 (unaudited)...........................       F-60
  Combined Statements of Operations for the years ended December 31, 1995 (unaudited) and 1996 and the
    three month period ended March 31, 1996 and 1997 (unaudited)...........................................       F-61
  Combined Statements of Cash Flows for the years ended December 31, 1995 (unaudited) and 1996 and the
    three month period ended March 31, 1996 and 1997 (unaudited)...........................................       F-62
  Notes to Combined Financial Statements...................................................................       F-63

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Jacor Communications, Inc.

    We have audited the accompanying consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacor Communications, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio
February 27, 1997

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              1996         1995
                                                                                          ------------  ----------

                                         ASSETS

Current assets:
  Cash and cash equivalents.............................................................  $     78,137  $    7,437
  Accounts receivable, less allowance for doubtful accounts of $3,950 in 1996 and $1,606
    in 1995.............................................................................        79,502      25,262
  Prepaid expenses and other current assets.............................................         8,963       3,916
                                                                                          ------------  ----------
    Total current assets................................................................       166,602      36,615
Property and equipment, net.............................................................       131,488      30,801
Intangible assets, net..................................................................     1,290,172     127,158
Other assets............................................................................       116,680      14,265
                                                                                          ------------  ----------
      Total assets......................................................................  $  1,704,942  $  208,839
                                                                                          ------------  ----------
                                                                                          ------------  ----------

                                      LIABILITIES

Current liabilities:
  Accounts payable......................................................................  $     12,600  $    2,313
  Accrued expenses and other current liabilities........................................        30,774       3,463
  Accrued payroll.......................................................................         7,562       3,178
  Accrued federal, state and local income tax...........................................         4,596       3,226
                                                                                          ------------  ----------
    Total current liabilities...........................................................        55,532      12,180
Long-term debt..........................................................................       670,000      45,500
5 1/2% Liquid Yield Option Notes........................................................       118,682      --
Other liabilities.......................................................................       108,914       3,469
Deferred tax liability..................................................................       264,878       8,617

Commitments and contingencies

                                  SHAREHOLDERS' EQUITY

Preferred Stock, authorized and unissued 4,000,000 shares...............................            --          --
Common Stock, no par value, $0.01 per share stated value; authorized 100,000,000 shares, issued and outstanding shares:
  31,287,221 in 1996 and 18,157,209 in 1995.............................................           313         182
Additional paid-in capital..............................................................       432,721     118,248
Common stock warrants...................................................................        26,500         388
Unrealized gain on investments..........................................................         2,042          --
Retained earnings.......................................................................        25,360      20,255
                                                                                          ------------  ----------
    Total shareholders' equity..........................................................       486,936     139,073
                                                                                          ------------  ----------
      Total liabilities and shareholders' equity........................................  $  1,704,942  $  208,839
                                                                                          ------------  ----------
                                                                                          ------------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Broadcast revenue............................................................  $  250,461  $  133,103  $  119,635
  Less agency commissions....................................................      26,700      14,212      12,625
                                                                               ----------  ----------  ----------
    Net revenue..............................................................     223,761     118,891     107,010
Broadcast operating expenses.................................................     151,065      87,290      80,468
Depreciation and amortization................................................      23,404       9,483       9,698
Corporate general and administrative expenses................................       7,629       3,501       3,361
Special bonuses..............................................................       2,303          --          --
                                                                               ----------  ----------  ----------
    Operating income.........................................................      39,360      18,617      13,483
Interest expense.............................................................     (32,244)     (1,444)       (534)
Gain on sale of radio stations...............................................       2,539          --          --
Other income, net............................................................       5,716       1,092       1,216
                                                                               ----------  ----------  ----------
    Income before income taxes and extraordinary loss........................      15,371      18,265      14,165
Income tax expense...........................................................      (7,300)     (7,300)     (6,313)
                                                                               ----------  ----------  ----------
  Income before extraordinary loss...........................................       8,071      10,965       7,852
Extraordinary loss, net of income tax benefit................................      (2,966)         --          --
                                                                               ----------  ----------  ----------
    Net income...............................................................  $    5,105  $   10,965  $    7,852
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net Income Per Common Share:
  Before extraordinary loss..................................................  $     0.30  $     0.52  $     0.37
  Extraordinary loss.........................................................       (0.11)         --          --
                                                                               ----------  ----------  ----------
    Net income per common share..............................................  $     0.19  $     0.52  $     0.37
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Number of common shares used in per share calculation........................      26,830      20,913      21,409
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                       COMMON STOCK
                                                  ----------------------  ADDITIONAL   COMMON    UNREALIZED
                                                               STATED      PAID-IN      STOCK      GAIN ON    RETAINED
                                                   SHARES       VALUE      CAPITAL    WARRANTS   INVESTMENTS  EARNINGS     TOTAL
                                                  ---------  -----------  ----------  ---------  -----------  ---------  ----------
Balances, January 1, 1994.......................     19,500   $     195   $  138,390  $     390   $      --   $   1,438  $  140,413
Exercise of stock options.......................         89           1          768         --          --          --         769
Other...........................................          1          --           10         --          --          --          10
Net income......................................         --          --           --         --          --       7,852       7,852
                                                  ---------       -----   ----------  ---------  -----------  ---------  ----------
Balances, December 31, 1994.....................     19,590         196      139,168        390          --       9,290     149,044
Purchase and retirement of stock................     (1,515)        (15)     (21,679)        --          --          --     (21,694)
Purchase of stock by employee stock purchase
  plan..........................................         44           1          474         --          --          --         475
Exercise of stock options.......................         28          --          195         --          --          --         195
Other...........................................         10          --           90         (2)         --          --          88
Net income......................................         --          --           --         --          --      10,965      10,965
                                                  ---------       -----   ----------  ---------  -----------  ---------  ----------
Balances, December 31, 1995.....................     18,157         182      118,248        388          --      20,255     139,073
Common stock offering...........................     11,250         113      301,636         --          --          --     301,749
Purchase of stock by employee stock purchase
  plan..........................................         48          --          672         --          --          --         672
Exercise of stock options.......................        106           1          650         --          --          --         651
Conversion of warrants..........................      1,726          17       14,704       (374)         --          --      14,347
Purchase of warrants............................         --          --       (5,080)       (14)         --          --      (5,094)
Issuance of warrants............................         --          --           --     26,500          --          --      26,500
Unrealized gain on investments..................         --          --           --         --       2,042          --       2,042
Stock related compensation......................         --          --        1,891         --          --          --       1,891
Net income......................................         --          --           --         --          --       5,105       5,105
                                                  ---------       -----   ----------  ---------  -----------  ---------  ----------
Balances, December 31, 1996.....................     31,287   $     313   $  432,721  $  26,500   $   2,042   $  25,360  $  486,396
                                                  ---------       -----   ----------  ---------  -----------  ---------  ----------
                                                  ---------       -----   ----------  ---------  -----------  ---------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Cash flows from operating activities:
  Net income.........................................................................  $   5,105  $  10,965  $   7,852
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.....................................................................      7,661      3,251      2,507
    Amortization of intangible assets................................................     15,743      6,232      7,191
    Extraordinary loss...............................................................      2,966         --         --
    Non-cash interest expense........................................................      4,327         --         --
    Provision for losses on accounts and notes receivable............................        978      1,137      1,442
    Deferred income tax benefit......................................................       (233)      (560)      (355)
    Gain on sale of radio stations...................................................     (2,539)        --         --
    Other............................................................................        892        237       (478)
    Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
      Accounts receivable............................................................    (18,626)    (2,344)    (5,766)
      Other current assets...........................................................     (4,076)     1,029     (2,008)
      Accounts payable...............................................................     10,054       (424)       372
      Accrued expenses and other liabilities.........................................      2,655      1,102        591
                                                                                       ---------  ---------  ---------
Net cash provided by operating activities............................................     24,907     20,625     11,348
                                                                                       ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures...............................................................    (11,852)    (4,969)    (2,221)
  Cash paid for acquisitions.........................................................   (826,302)   (34,008)    (4,904)
  Deposits on broadcast stations.....................................................    (23,608)        --         --
  Purchase of intangible assets......................................................         --    (15,536)    (6,262)
  Proceeds from sale of assets.......................................................      6,595         --      1,919
  Loans originated and other.........................................................     (4,097)    (9,827)    (2,182)
                                                                                       ---------  ---------  ---------
Net cash used by investing activities................................................   (859,264)   (64,340)   (13,650)
                                                                                       ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........................................    973,000     45,500         --
  Proceeds from the issuance of LYONs................................................    115,172         --         --
  Purchase of common stock...........................................................         --    (21,694)        --
  Proceeds from issuance of common stock.............................................    316,726        758        779
  Repayment of long-term debt........................................................   (471,600)        --         --
  Payment of financing costs.........................................................    (27,435)        --         --
  Other..............................................................................       (806)      (387)      (120)
                                                                                       ---------  ---------  ---------
Net cash provided by financing activities............................................    905,057     24,177        659
                                                                                       ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents                                      70,700    (19,538)    (1,643)
Cash and cash equivalents at beginning of year.......................................      7,437     26,975     28,618
                                                                                       ---------  ---------  ---------
Cash and cash equivalents at end of year.............................................  $  78,137  $   7,437  $  26,975
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest.........................................................................  $   5,300  $   1,400  $      --
    Income taxes.....................................................................  $   4,992  $   6,662  $   5,545

Supplemental schedule of non-cash investing and financing activities:
  Fair value of assets exchanged.....................................................  $ 170,000         --         --
  Liabilities assumed in acquisitions................................................  $ 296,187         --         --

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

    DESCRIPTION OF BUSINESS

    As of December 31, 1996 the Company owned and/or operated 85 radio stations and one television station in 21 broadcast areas throughout the United States.

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Jacor Communications, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    REVENUES

    Revenues for commercial broadcasting advertisements are recognized when the commercial is broadcast.

    BARTER TRANSACTIONS

    Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used. If merchandise or services are received prior to the broadcast of the advertising, a liability (deferred barter revenue) is recorded. If the advertising is broadcast before the receipt of the goods or services, a receivable is recorded.

    CONSOLIDATED STATEMENTS OF CASH FLOWS

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. The effect of barter transactions has been eliminated.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different geographic areas of the country.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation; depreciation is provided on the straight-line basis over the estimated useful lives of the assets as follows:

Land improvements....................................  20 Years
Buildings............................................  25 Years
Equipment............................................  3 to 20 Years
Furniture and fixtures...............................  5 to 12 Years
Leasehold improvements...............................  Life of lease

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

1. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED)
    INTANGIBLE ASSETS

    Intangible assets are stated at cost less accumulated amortization; amortization is provided principally on the straight-line basis over the following lives:

Broadcasting licenses and goodwill...................  40 Years
Other intangibles....................................  5 to 25 Years

    Other intangible assets consist primarily of various contracts and purchased intellectual property.

    The carrying value of intangible assets is reviewed by the Company when events or circumstances suggest that the recoverability of an asset may be impaired. If this review indicates that goodwill and licenses will not be recoverable, as determined based on the undiscounted cash flows of the entity over the remaining amortization period, the carrying value of the goodwill and licenses will be reduced accordingly.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's publicly traded debt is based on quoted market prices. It was not practicable to estimate the fair value of borrowings under the Company's Credit Facility since there is no liquid market for this debt.

    MARKETABLE EQUITY SECURITIES

    Marketable equity securities are classified as available for sale and included in other assets.

    PER SHARE DATA

    Income per share for the three years ended December 31, 1996 is based on the weighted average number of common shares outstanding and gives effect to both dilutive stock options and dilutive stock purchase warrants during the year. Fully diluted income per share is not presented since it approximates income per share.

2. ACQUISITIONS

    COMPLETED ACQUISITIONS

    In August 1995, the Company acquired certain operating assets of radio stations WDUV-FM and WBRD-AM in Tampa, Florida for approximately $14 million in cash.

    In 1995, the Company acquired the call letters, programming and certain contracts of radio station WOFX-FM in Cincinnati, Ohio and then changed the call letters of its FM broadcast station WPPT to

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
WOFX. The Company also acquired radio stations WSOL-FM (formerly WHJX), WJBT-FM and WZAZ-AM in Jacksonville, Florida. The aggregate cash purchase price for these acquisitions was approximately $9.75 million.

    During 1996, the Company acquired Noble Broadcast Group, Inc. ("Noble"), for approximately $152 million in cash plus related costs and expenses. Noble's San Diego operations, which provided programming to and sold the air time for two radio stations serving San Diego (one AM, one FM) were acquired in February 1996. Ten radio stations owned by Noble, serving Denver (two AM and two FM), St. Louis (one AM, two FM) and Toledo (one AM, two FM) were acquired on July 15, 1996.

    In September 1996, the Company acquired Citicasters Inc. ("Citicasters") for an approximate aggregate value of $801.2 million, which included the purchase of all outstanding shares of Citicasters common stock, the assumption of Citicasters outstanding indebtedness and the issuance of warrants to purchase an aggregate of 4,400,000 shares of common stock. Each Citicasters Warrant is exercisable for .2035247 of a share of the Company's common stock at an exercise price of $28.00 per full share. Citicasters owned and/or operated 19 radio stations, located in Atlanta, Phoenix, Tampa, Portland, Kansas City, Cincinnati, Sacramento, Columbus and two television stations, one located in Tampa and one in Cincinnati.

    In June 1996, the Company acquired the FCC licenses of WCTQ-FM and WAMR-AM in Venice, Florida and certain real estate and transmission facilities necessary to operate the stations for a purchase price of approximately $4.4 million in cash.

    In August 1996, the Company acquired the FCC licenses of WLAP-AM, WMXL-FM and WWYC-FM in Lexington, Kentucky and certain real estate and transmission facilities necessary to operate the stations for a purchase price of approximately $14 million in cash.

    In June 1996, the Company financed the purchase by Critical Mass Media, Inc. ("CMM") of a 40% interest in a newly formed limited liability company which purchased for $540,000 the assets of Duncan American Radio, Inc. CMM is a marketing research and radio consulting business which is owned by a limited partnership of which the Company is the 5% general partner and a corporation wholly owned by the Chief Executive Officer of the Company, is the 95% limited partner.

    In December 1996, the Company exchanged Tampa television station, WTSP-TV, acquired by the Company in the Citicasters Merger, for six radio stations owned by Gannett. The stations the Company acquired are KIIS-FM and KIIS-AM in Los Angeles, KSDO-AM and KKBH-FM in San Diego and WAKS-FM and WDAE-AM in Tampa-St. Petersburg.

    In December 1996, the Company purchased from Clear Channel Radio, Inc. radio stations KTWO-AM, KMGW-FM and the Wyoming Radio Network in Casper, Wyoming for a purchase price of $1.9 million.

    All of the above acquisitions have been accounted for as purchases. The excess cost over the fair value of net assets acquired is being amortized over 40 years. The results of operations of the acquired businesses are included in the Company's financial statements since the respective dates of acquisition. Assuming

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
each of the 1995 and 1996 acquisitions had taken place at the beginning of 1995, unaudited pro forma consolidated results of operations would have been as follows:

                                                                        PRO FORMA (UNAUDITED)
                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
    Net revenue.......................................................  $  342,649  $  314,830
    Net loss..........................................................      (8,131)     (7,944)
Net loss per common share.............................................      $(0.26)     $(0.25)

    ACQUISITIONS PENDING AS OF DECEMBER 31, 1996

    In May 1996, Jacor entered into an agreement with Enterprise Media of Toledo, L.P. to acquire the FCC licenses of WIOT-FM and WCWA-AM in Toledo, Ohio and to purchase real estate and transmission facilities necessary to operate the stations. The purchase price for the assets is $13.0 million which amount has been placed in escrow pending the closing of the transaction.

    In October 1996, the Company entered into a definitive merger agreement with Regent whereby Regent will merge with and into the Company. Regent owned, operated or represented 19 radio stations located in Kansas City, Salt Lake City, Las Vegas, Louisville and Charleston. During February 1997, the Company consummated the Regent merger for the approximate aggregate value of $185 million, which included (i) the issuance of 3.55 million shares of Jacor common stock valued at $105.9 million, (ii) the issuance of warrants to acquire 500,000 shares of the Company's common stock at $40 per share valued at $5 million and
(iii) the assumption of approximately $6 million of debt and other liabilities and $68 million in cash.

    Also in October 1996, Jacor entered into a binding agreement with Colfax Communications, Inc. ("Colfax") to acquire KIDO-AM and KLTB-FM in Boise, Idaho and KARO-FM in Caldwell, Idaho for a purchase price of $11.0 million in cash. Jacor and Colfax consummated the transaction in January 1997.

    Additionally in October 1996, Jacor entered into a binding agreement with Palmer Broadcasting Limited Partnership whereby Jacor would acquire the FCC licenses and assets of WHO-AM and KLYF-FM in Des Moines and WMT-AM and WMT-FM in Cedar Rapids for a purchase price of $52.5 million in cash. The Company consummated this transaction in March 1997.

    The Company also has acquisitions pending in the following broadcast areas:
(i) Sarasota, Florida, (ii) San Diego, California, (iii) Circleville, Marysville and Lima, Ohio, (iv) Lexington and Louisville, Kentucky, (v) Ft. Collins and Greely, Colorado, (vi) Rochester, New York, (vii) Santa Barbara, California, and
(viii) Portland, Oregon. The net cash to be paid for the acquisitions pending as of December 31, 1996 after giving effect to escrow deposits of $33.3 million, totals approximately $230 million.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1996 and 1995 consist of the following (in thousands):

                                                                            1996       1995
                                                                         ----------  ---------
Land and land improvements.............................................  $   14,269  $   2,575
Buildings..............................................................      20,249      2,585
Equipment..............................................................      97,491     26,674
Furniture and fixtures.................................................       7,524      3,505
Leasehold improvements.................................................       5,872      3,185
                                                                         ----------  ---------
                                                                            145,405     38,524
Less accumulated depreciation..........................................     (13,917)    (7,723)
                                                                         ----------  ---------
                                                                         $  131,488  $  30,801
                                                                         ----------  ---------
                                                                         ----------  ---------

4. INTANGIBLE ASSETS

    Intangible assets at December 31, 1996 and 1995 consist of the following (in thousands):

                                                                          1996         1995
                                                                      ------------  ----------
Broadcasting licenses and goodwill..................................  $  1,277,364  $  120,948
Other intangible assets.............................................        47,962      27,489
                                                                      ------------  ----------
                                                                         1,325,326     148,437
Less accumulated amortization.......................................       (35,154)    (21,279)
                                                                      ------------  ----------
                                                                      $  1,290,172  $  127,158
                                                                      ------------  ----------
                                                                      ------------  ----------

5. OTHER ASSETS

    The Company's other assets at December 31, 1996 and December 31, 1995 consist of the following (in thousands):

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
News Corp Warrants...............................................   $   39,800    $       --
Acquisition escrows..............................................       30,804            --
Marketable securities............................................       13,965            --
Other............................................................       32,111        14,265
                                                                   ------------  ------------
                                                                    $  116,680    $   14,265
                                                                   ------------  ------------
                                                                   ------------  ------------

    The News Corp Warrants were included in the Citicasters acquisition. The Company sold the News Corp Warrants in February 1997 for $44.5 million in cash and will record a pretax gain of $4.7 million in the first quarter of 1997.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

    The Company's debt obligations at December 31, 1996 and 1995 consist of the following (in thousands):

                                                                            1996       1995
                                                                         ----------  ---------
Credit facility borrowings.............................................  $  400,000  $  45,500
10 1/8% Senior Subordinated Notes, due 2006............................     100,000         --
9 3/4% Notes, due 2006.................................................     170,000         --
                                                                         ----------  ---------
                                                                         $  670,000  $  45,500
                                                                         ----------  ---------
                                                                         ----------  ---------

    NEW CREDIT FACILITY

    In June 1996, the Company entered into a new credit facility (the "Credit Facility"). The Credit Facility is with a syndicate of banks and other financial institutions. In February 1997, the Credit Facility was amended and restated to expand the availability to $750 million of loans in three components: (i) a revolving credit facility of up to $450 million with a mandatory commitment reduction of $27.5 million on June 12, 1999 continuing semi-annually through June 2002, and a final maturity date of June 12, 2003; (ii) a term loan of up to $200 million with a scheduled reduction of $8.5 million on December 12, 1997 with increasing semi-annual reductions thereafter and a final maturity date of June 12, 2003; and (iii) a term loan of up to $100 million with a scheduled reduction of $.5 million on December 12, 1998 with increasing semi-annual reductions thereafter and a final maturity date of June 12, 2004.

    Borrowings under the Credit Facility bear interest at rates that fluctuate with a bank base rate and/or the Eurodollar rate. The weighted average interest rate at December 31, 1996 was 7.83%.

    Loans under the Credit Facility are guaranteed by the Company and each of the Company's direct and indirect subsidiaries. The Company's obligations with respect to the Credit Facility and each guarantor's obligations with respect to the related guaranty is collateralized by substantially all of their respective assets, and, in the case of the Company's subsidiaries, capital stock.

    The Credit Facility contains covenants and provisions that restrict, among other things, the Company's ability to: (i) incur additional indebtedness; (ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) make capital expenditures; (viii) enter into leases; (ix) engage in certain transactions with affiliates; and (x) make restricted junior payments. The Credit Facility also requires satisfaction of certain financial performance criteria (including a consolidated interest coverage ratio, a leverage-to-operating cash flow ratio and a consolidated operating cash flow available for fixed charges ratio) and the repayment of loans under the Credit Facility with proceeds of certain sales of assets and debt issuances, and with 50% of the Company's Consolidated Excess Cash Flow (as defined in the Credit Facility).

    During 1996 the Company recognized an extraordinary loss of approximately $3 million related to the write off of debt financing costs. Also, in the first quarter of 1997, the Company recognized an extraordinary loss of approximately $5.8 million related to the write off of debt financing costs.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)
    10 1/8% SENIOR SUBORDINATED NOTES DUE 2006

    In June 1996, the Company completed an offering of $100 million of its 10 1/8% Senior Subordinated Notes (the "Notes"). The Notes will mature on June 15, 2006. Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2001. The redemption prices commence at 105.063% and are reduced by 1.688% annually until June 15, 2004 when the redemption price is 100%. At December 31, 1996 the market value of the Notes exceeded carrying value by approximately $3 million.

    9 3/4% NOTES DUE 2006

    In December 1996, the Company completed an offering of $170 million of its 9 3/4% Notes (the "9 3/4% Notes"). The 9 3/4% Notes will mature on December 15, 2006. Interest on the 9 3/4% Notes is payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1997. The 9 3/4% Notes will be redeemable at the option of the Company, in whole or part, at any time on or after December 15, 2001. The redemption prices commence at 104.875% and are reduced by 1.625% annually until December 15, 2004 when the redemption price is 100%. At December 31, 1996, the market value of the 9 3/4% Notes exceeded carrying value by approximately $3.4 million.

    The Notes and the 9 3/4% Notes were issued by JCAC, Inc., a wholly owned subsidiary formed for the purpose of completing the merger of Citicasters Inc., the predecessor to Jacor Communications Company ("JCC"), and are jointly and severally, fully and unconditionally guaranteed on a senior subordinated basis by Jacor and substantially all subsidiaries of Jacor (the "Subsidiary Guarantors"). JCC (the successor to JCAC, Inc.) and each of the Subsidiary Guarantors are wholly owned direct or indirect subsidiaries of Jacor. Separate financial statements of JCC and each of the Subsidiary Guarantors are not presented because Jacor believes that such information would not be material to investors. The direct and indirect non-guarantor subsidiaries of Jacor are inconsequential, both individually and in the aggregate.

    In addition, Jacor and JCC have a pending registration statement on Form S-3 (File No. 333-19291) for up to $250 million of debt securities that would be jointly and severally, fully and unconditionally guaranteed on a senior subordinated basis by Jacor and each of the Subsidiary Guarantors if such debt securities are issued by JCC and by JCC and each of the Subsidiary Guarantors if such debt securities are issued by Jacor.

    Summarized financial information with respect to Jacor and with respect to the Subsidiary Guarantors on a combined basis as of December 31, 1996 and 1995 and for each of the three years in the period ended

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)
December 31, 1996; and with respect to JCC as of December 31, 1996 and for the period from June 6, 1996 to December 31, 1996 is as follows:

                                                     JACOR                    JJC          COMBINED SUBSIDIARY GUARANTORS
                                       ---------------------------------  ------------  ------------------------------------
                                          1996        1995       1994         1996          1996         1995        1994
                                       ----------  ----------  ---------  ------------  ------------  ----------  ----------
Operating Statement Data (in
  thousands):
Net revenue..........................          --          --         --            --  $    223,761  $  118,891  $  107,010
Equity in earnings of
  subsidiaries.......................  $   10,237  $   10,965  $   7,852  $     11,864            --          --          --
Operating income.....................         305      10,965      7,852        11,864        49,292      18,617      13,483
Income before extraordinary items....       5,105      10,965      7,852        13,203        11,864      18,617      13,483
Net income...........................       5,105      10,965      7,852        10,237        11,864      10,965       7,852
Balance Sheet Data (in thousands):
Current assets.......................  $    1,538  $    6,802             $     75,626  $    166,602  $   36,615
Non-current assets...................     722,918     186,589                1,264,081     1,538,340     172,224
Current liabilities..................      16,253         160                    9,975        55,532      12,180
Non-Current liabilities..............     221,267      54,158                1,056,348     1,162,474      57,586
Shareholders equity..................     486,936     139,073                  273,384       486,936     139,073

7. LIQUID YIELD OPTION NOTES

    In June 1996, the Company issued 5 1/2% Liquid Yield Option Notes ("LYONs") due 2011 in the aggregate principal amount at maturity of $259.9 million. Each LYON had an issue price of $443.14 and a principal amount at maturity of $1,000. At December 31, 1996 the accreted value of the LYONs was $118.7 million which included $3.5 million of interest accreted during 1996.

    Each LYON is convertible, at the option of the holder, at any time on or prior to maturity, into Common Stock at a conversion rate of 13.412 shares per LYON.

    The LYONs are not redeemable by the Company prior to June 12, 2001. Thereafter, the LYONs are redeemable for cash at any time at the option of the Company, in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

    The LYONs will be purchased by the Company, at the option of the holder, on June 12, 2001 and June 12, 2006, for a Purchase Price of $581.25 and $762.39 (representing issue price plus accrued original issue discount to each date), respectively, representing a 5 1/2% yield per annum to the holder on such date. The Company, at its option, may elect to pay the purchase price on any such purchase date in cash or common stock, or any combination thereof.

    At December 31, 1996 the market value of the LYONs was less than the carrying value by approximately $3 million.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

8. CAPITAL STOCK

    WARRANTS

    In connection with a Stock Offering during 1996, the Company determined that it would convert the 1,983,605 outstanding 1993 Warrants into the right to receive the Fair Market Value (as defined) calculated to be $19.70 per Warrant. Prior to the conversion, the Company issued 1,726,004 shares of Common Stock with proceeds aggregating approximately $14.3 million upon exercise of such warrants by the holders. The Company used approximately $5.1 million of these proceeds to fund the conversion of the remaining 1993 Warrants presented for redemption.

9. STOCK BASED COMPENSATION PLANS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has elected not to adopt the cost recognition provisions of SFAS 123 as permitted by the statement. The Company continues to apply APB Opinion No. 25 in accounting for its stock based compensation plans.

    1993 STOCK OPTION PLAN

    Under the Company's 1993 stock option plan, options to acquire up to 2,769,218 shares of common stock can be granted to directors, officers and key employees at no less than the fair market value of the underlying stock on the date of grant. The plan permits the granting of non-qualified stock options as well as incentive stock options. Between 25% and 30% of the options vest on the date of grant and between 20% and 30% vest on each of the next three anniversaries of the grant date. Options expire 10 years after

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

9. STOCK BASED COMPENSATION PLANS (CONTINUED) grant and the plan will terminate no later than February 7, 2003. Information pertaining to the plan for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                                           NUMBER OF   WEIGHTED AVERAGE
                                                                             SHARES     EXERCISE PRICE
                                                                           ----------  -----------------
1994:
  Outstanding at beginning of year.......................................   1,405,620      $    6.06
  Granted................................................................      35,000      $   14.22
  Exercised..............................................................     (89,310)     $    5.81
  Outstanding at end of year.............................................   1,351,310      $    6.16
  Exercisable at end of year.............................................     766,170      $    5.90
  Available for grant at end of year.....................................      87,618
1995:
  Outstanding at beginning of year.......................................   1,351,310      $    6.16
  Granted................................................................     245,000      $   14.61
  Exercised..............................................................     (27,790)     $    5.81
  Outstanding at end of year.............................................   1,568,520      $    7.52
  Exercisable at end of year.............................................   1,093,340      $    6.57
  Available for grant at end of year.....................................   1,092,618
1996:
  Outstanding at beginning of year.......................................   1,568,520      $    7.52
  Granted................................................................     594,500      $   23.63
  Exercised..............................................................    (106,410)     $    6.10
  Outstanding at end of year.............................................   2,056,610      $   12.26
  Exercisable at end of year.............................................   1,507,000      $    8.68
  Available for grant at end of year.....................................     523,118

    The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1995 and 1996, respectively: risk-free interest rates are different for each grant and range from 5.24% to 6.45%; the expected lives of options are 5 years; and volatility of 35.1% for all grants. A summary of the fair value of options granted in 1996 and 1995 follows:

                                                                                           1996       1995
                                                                                         ---------  ---------
Weighted-average fair value of options granted at-the-money............................  $    9.42  $    5.70
Weighted-average fair value of options granted at a premium............................  $    8.46  $    5.33
Weighted-average fair value of all options granted during the year.....................  $    9.07  $    5.44

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

9. STOCK BASED COMPENSATION PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1996:

                                                                                  OPTIONS EXERCISABLE
                            OPTIONS OUTSTANDING                              -----------------------------
---------------------------------------------------------------------------    NUMBER
                          NUMBER                                             EXERCISABLE
  RANGE OF EXERCISE     OUTSTANDING   WEIGHTED AVERAGE    WEIGHTED AVERAGE       AT      WEIGHTED AVERAGE
        PRICES          AT 12/31/96    REMAINING LIFE      EXERCISE PRICE     12/31/96    EXERCISE PRICE
----------------------  -----------  -------------------  -----------------  ----------  -----------------
    $ 5.74 to $ 6.46     1,182,110             6.16           $    6.08       1,182,110      $    6.08
    $12.75 to $19.40       305,000             8.34           $   14.60         182,500      $   13.96
    $21.25 to $28.74       569,500             9.76           $   23.63         142,390      $   23.63
----------------------  -----------             ---              ------      ----------         ------
    $ 5.74 to $28.74     2,056,610             9.03           $   12.27       1,507,000      $    8.66

    EMPLOYEE STOCK PURCHASE PLAN

    Under the 1995 Employee Stock Purchase Plan, the Company is authorized to issue up to 200,000 shares of common stock to its full-time and part-time employees, all of whom are eligible to participate. Under the terms of the Plan, employees can choose each year to have up to 10 percent of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its beginning-of-year or end-of-year market price. Under the Plan, the Company sold 47,232 shares for $14.24 per share in 1996 and 43,785 shares for $10.84 per share in 1995. The fair market value of the right to acquire common stock under the Stock Purchase Plan was $4.81 per share in 1996 and $3.71 per share in 1995.

    Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share for 1996 and 1995 would approximate amounts below (in thousands, except per share amounts):

                                                                             1996       1995
                                                                           ---------  ---------
Net income:
  As reported............................................................     $5,105    $10,965
  Pro forma..............................................................      3,826     10,398

Net income per common share:
  As reported............................................................      $0.19      $0.52
  Pro forma..............................................................      $0.14      $0.50

    In 1996, the Company recorded compensation expense of approximately $1.9 million related to stock units issued to directors and stock options issued to non-employees of the Company. The expense related to the stock units was equal to the fair value of the stock for which the units can be converted into on the date of grant. The fair value of the options was determined using the following assumptions: risk-free interest rate of 5.79%; expected life of 5 years; and volatility of 35.1%. The options were 100% vested on the date of grant.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

10. INCOME TAXES

    Income tax expense for the years ended December 31, 1996, 1995 and 1994 is summarized as follows (in thousands):

                                                                            FEDERAL     STATE      TOTAL
                                                                           ---------  ---------  ---------
1996:
  Current................................................................  $   6,185  $   1,348  $   7,533
  Deferred...............................................................       (185)       (48)      (233)
                                                                           ---------  ---------  ---------
                                                                               6,000      1,300      7,300
  Tax benefit from extraordinary loss....................................     (1,631)      (346)    (1,977)
                                                                           ---------  ---------  ---------
                                                                           $   4,369  $     954  $   5,323
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
1995:
  Current................................................................  $   6,600  $   1,260  $   7,860
  Deferred...............................................................       (500)       (60)      (560)
                                                                           ---------  ---------  ---------
                                                                           $   6,100  $   1,200  $   7,300
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
1994:
  Current................................................................  $   5,594  $   1,075  $   6,669
  Deferred...............................................................       (300)       (56)      (356)
                                                                           ---------  ---------  ---------
                                                                           $   5,294  $   1,019  $   6,313
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    The provisions for income tax differ from the amount computed by applying the statutory federal income tax rate due to the following:

                                                                               1996       1995       1994
                                                                             ---------  ---------  ---------
Federal income tax at the statutory rate...................................  $   3,650  $   6,393  $   4,958
Amortization not deductible................................................      1,262        606        606
State income taxes, net of any current federal income tax benefit..........        620        780        662
Other......................................................................       (209)      (479)        87
                                                                             ---------  ---------  ---------
                                                                             $   5,323  $   7,300  $   6,313
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

10. INCOME TAXES (CONTINUED)
    The tax effects of the significant temporary differences which comprise the deferred tax liability at December 31, 1996, 1995 and 1994 are as follows:

                                                                 1996       1995       1994
                                                              ----------  ---------  ---------
Deferred tax assets:
  Accrued expenses..........................................  $   (9,290) $  (1,992) $  (2,184)
  Reserve for pending sale of assets........................      (1,814)
  Net operating loss carryforwards..........................     (12,000)
  Other.....................................................      (2,098)      (142)     1,160
                                                              ----------  ---------  ---------
                                                                 (25,202)    (2,134)    (1,024)
Deferred tax liabilities:
  Property and equipment....................................      32,427     12,208     11,062
  Intangibles...............................................     257,653     (1,457)      (861)
                                                              ----------  ---------  ---------
                                                                 290,080     10,751     10,201

    Net Liability...........................................  $  264,878  $   8,617  $   9,177
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

11. COMMITMENTS AND CONTINGENCIES

    LEASE AND CONTRACTUAL OBLIGATIONS

    The Company and its subsidiaries lease certain land and facilities used in their operations. The Company also has various employment agreements with broadcast personalities that provide base compensation. Future minimum payments under leases and employment agreements as of December 31, 1996 are payable as follows (in thousands):

1997...............................................  $   9,367
1998...............................................      8,830
1999...............................................      8,965
2000...............................................      3,912
2001...............................................      3,238
Thereafter.........................................      9,912
                                                     ---------
                                                     $  44,224
                                                     ---------
                                                     ---------

    Rental expense was approximately $3,996, $3,471 and $3,336 for the years ended December 31, 1996, 1995 and 1994, respectively.

    LEGAL PROCEEDINGS

    From time to time, the Company becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of the Company's management, there are no material legal proceedings pending against the Company.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

12. RETIREMENT PLAN

    The Company maintains a defined contribution retirement plan covering substantially all employees who have met eligibility requirements. The Company matches participating employee contributions, subject to a maximum contribution by the Company of between 1 1/2% to 3% of such employee's annual compensation up to $150,000 of such compensation. Total expense related to this plan was $756,618, $334,253 and $289,487 in 1996, 1995 and 1994, respectively.

13. RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The Company will implement the Statement in the fourth quarter 1997, the effect of which has not yet been determined.

                               SUPPLEMENTARY DATA

QUARTERLY FINANCIAL DATA FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
  (UNAUDITED)

                                                              FIRST     SECOND      THIRD     FOURTH
YEAR                                                         QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
----------------------------------------------------------  ---------  ---------  ---------  ---------  ----------
1996
Net revenue...............................................  $  30,074  $  43,120  $  54,326  $  96,241  $  223,761
Operating income..........................................      2,544      9,372      9,229     18,215      39,360
Net income before extraordinary loss......................      1,842      3,761      2,100        368       8,071
Net income................................................        891      3,761         85        368       5,105
Net income per common share:(1)
  Before extraordinary loss...............................       0.09       0.17       0.06       0.01        0.30
  Extraordinary loss......................................      (0.05)      0.00      (0.06)      0.00       (0.11)
                                                            ---------  ---------  ---------  ---------  ----------
    Net income per common share...........................       0.04       0.17       0.00       0.01        0.19
1995
Net revenue...............................................  $  24,016  $  30,866  $  32,294  $  31,715  $  118,891
Operating income..........................................      1,061      5,628      5,899      6,029      18,617
Net income................................................        751      3,529      3,488      3,197      10,965
Net income per common share(1)............................       0.04       0.17       0.17       0.16        0.52

------------------------

NOTE:

(1) The sum of the quarterly net income (loss) per share amounts does not equal the annual amount reported as per share amounts are computed independently for each quarter.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------

                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................  $     12,418   $   78,137
  Accounts receivable, less allowance for doubtful accounts of $4,265 in 1997 and
    $3,950 in 1996...................................................................        86,326       79,502
  Prepaid expenses and other current assets..........................................        17,081        8,963
                                                                                       ------------  ------------
    Total current assets.............................................................       115,825      166,602
Property and equipment, net..........................................................       157,631      131,488
Intangible assets, net...............................................................     1,531,138    1,290,172
Other assets.........................................................................        87,827      116,680
                                                                                       ------------  ------------
    Total assets.....................................................................  $  1,892,421   $1,704,942
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                     LIABILITIES
Current liabilities:
  Accounts payable, accrued expenses and other current liabilities...................  $     65,496   $   55,532
  Long-term debt, current portion....................................................         8,500
                                                                                       ------------  ------------
    Total current liabilities........................................................        73,996       55,532
Long-term debt, net of current portion...............................................       688,500      670,000
5 1/2% Liquid Yield Option Notes.....................................................       120,183      118,682
Other liabilities....................................................................       111,035      108,914
Deferred tax liability...............................................................       302,884      264,878
Commitments and contingencies........................................................

                                SHAREHOLDERS' EQUITY

Preferred Stock, authorized and unissued 4,000,000 shares............................            --           --
Common Stock, no par value, $0.01 per share stated value; authorized 100,000,000
  shares, issued and outstanding shares: 34,834,780 in 1997 and 31,287,221 in 1996...           348          313
Additional paid-in capital...........................................................       538,564      432,721
Common stock warrants................................................................        31,500       26,500
Unrealized gain on investments.......................................................         8,191        2,042
Retained earnings....................................................................        17,220       25,360
                                                                                       ------------  ------------
    Total shareholders' equity.......................................................       595,823      486,936
                                                                                       ------------  ------------
    Total liabilities and shareholders' equity.......................................  $  1,892,421   $1,704,942
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                1997       1996
                                                                                             ----------  ---------
Broadcast revenue..........................................................................  $  100,153  $  33,572
Less agency commissions....................................................................      11,325      3,498
                                                                                             ----------  ---------
    Net revenue............................................................................      88,828     30,074
Broadcast operating expenses...............................................................      67,305     23,870
Depreciation and amortization..............................................................      13,369      2,619
Corporate general and administrative expenses..............................................       2,762      1,139
                                                                                             ----------  ---------
    Operating income.......................................................................       5,392      2,446
Interest expense...........................................................................     (17,176)    (2,111)
Gain on sale of assets.....................................................................       4,695      2,539
Other income, net..........................................................................         405        227
                                                                                             ----------  ---------
    (Loss) income before income taxes and extraordinary loss...............................      (6,684)     3,101
Income tax benefit (expense)...............................................................       4,100     (1,259)
                                                                                             ----------  ---------
    (Loss) income before extraordinary loss................................................      (2,584)     1,842
Extraordinary loss, net of income tax benefit..............................................      (5,556)      (951)
                                                                                             ----------  ---------
    Net (loss) income......................................................................  $   (8,140) $     891
                                                                                             ----------  ---------
Net (loss) income per common share:
  Before extraordinary loss................................................................  $    (0.08) $    0.09
  Extraordinary loss.......................................................................       (0.16)     (0.05)
                                                                                             ----------  ---------
    Net (loss) income per common share.....................................................  $    (0.24) $    0.04
                                                                                             ----------  ---------
                                                                                             ----------  ---------
Number of common shares used in per share computations.....................................      34,085     20,503
                                                                                             ----------  ---------
                                                                                             ----------  ---------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                             1997         1996
                                                                                          -----------  -----------
Cash flows from operating activities:
  Net cash provided by operating activities.............................................        4,503        4,027
                                                                                          -----------  -----------

Cash flows from investing activities:
  Capital expenditures..................................................................       (4,860)      (3,437)
  Cash paid for acquisitions............................................................     (136,190)     (48,100)
  Proceeds from News Corp. Warrants sale................................................       44,495           --
  Proceeds from sale of radio stations..................................................           --        6,454
  Purchase of Noble warrant.............................................................           --      (52,775)
  Loans made in conjunction with acquisitions...........................................           --      (41,625)
  Other.................................................................................           --         (841)
                                                                                          -----------  -----------
  Net cash used by investing activities.................................................      (96,555)    (140,324)
                                                                                          -----------  -----------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt..............................................       77,000      190,000
  Proceeds from issuance of common stock................................................           --          496
  Repayment of long-term debt...........................................................      (50,000)     (52,000)
  Payment of finance cost...............................................................         (667)      (3,697)
  Other.................................................................................           --          (50)
                                                                                          -----------  -----------
  Net cash provided by financing activities.............................................       26,333      134,749
                                                                                          -----------  -----------

Net decrease in cash and cash equivalents...............................................      (65,719)      (1,548)
Cash and cash equivalents at beginning of period........................................       78,137        7,437
                                                                                          -----------  -----------
Cash and cash equivalents at end of period..............................................  $    12,418  $     5,889
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Supplemental schedule of non-cash investing and financing activities:
Common shares issued in acquisitions....................................................  $   105,900
Warrants issued in acquisitions.........................................................        5,000

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. FINANCIAL STATEMENTS

    The December 31, 1996 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the Company believes that the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. Results for interim periods may not be indicative of results for the full year. It is suggested that these financial statements be read in conjunction with the consolidated financial statements for the year ended December 31, 1996 and the notes thereto.

2. ACQUISITIONS AND DISPOSITIONS

    COMPLETED RADIO STATION ACQUISITIONS

    In January 1997, the Company acquired the FCC licenses and broadcast assets of KIDO-AM and KLTB-FM in Boise, Idaho and KARO-FM in Caldwell, Idaho for a purchase price of $11.0 million from Colfax Communications, Inc.

    In February 1997, the Company purchased certain assets, a construction permit and related real estate for unconstructed radio station WEDD-FM in Englewood, Florida for an aggregate of $0.8 million from Sarasota-Charlotte Broadcasting Corporation.

    Also in February 1997, the Company acquired Regent Communications, Inc. for an approximate aggregate value of $179.9 million, which included (i) the issuance of approximately 3.55 million shares of common stock valued at $105.9 million, (ii) the issuance of warrants to acquire 500,000 shares of common stock at $40 per share valued at $5.0 million, (iii) the repayment of approximately $64.0 million in debt, and (iv) approximately $5.0 million in cash. Regent owned, operated or represented 19 radio stations located in Kansas City, Salt Lake City, Las Vegas, Louisville, and Charleston.

    In March 1997, the Company acquired the FCC licenses and broadcast assets of WHO-AM and KLYF-FM in Des Moines and WMT-AM and WMT-FM in Cedar Rapids for a purchase price of $52.5 million in cash from Palmer Broadcasting Limited Partnership.

    All of the above acquisitions have been accounted for as purchases. The excess cost over the fair value of net assets acquired is being amortized over 40 years. The results of operations of the acquired businesses are included in the Company's financial statements since the respective dates of acquisition. Assuming

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2. ACQUISITIONS AND DISPOSITIONS (CONTINUED) each of the first quarter 1997 and 1996 acquisitions had taken place at the beginning of 1996, unaudited pro forma consolidated results of operations would have been as follows:

                                                                     PRO FORMA (UNAUDITED)
                                                                      QUARTER ENDED MARCH
                                                                              31,
                                                                     ----------------------
                                                                        1997        1996
                                                                     ----------  ----------
Net revenue........................................................  $  118,360  $  107,902
Net loss...........................................................      (4,665)     (9,043)
Net loss per common share..........................................  $    (0.11) $    (0.21)

    RECENTLY COMPLETED RADIO STATION ACQUISITIONS AND DISPOSITIONS

    In April 1997, Jacor acquired the FCC licenses of WIOT-FM and WCWA-AM in Toledo, Ohio and the real estate and transmission facilities necessary to operate the stations for a purchase price of $13.0 million.

    In April 1997, Jacor exchanged the assets of two radio stations in Phoenix, KSLX-AM and KSLX-FM, for the assets of two radio stations in San Diego, KGB-FM and KPOP-AM. The assets exchanged were valued at approximately $45.0 million.

    In April 1997, Jacor exchanged the FCC licenses and broadcast assets of WKRQ-FM, licensed to Cincinnati, for the assets of WVOR-FM, WHAM-AM and WHTK-AM, licensed to Rochester, New York, and $16.0 million.

    In April 1997, Jacor acquired the FCC licenses and broadcast assets of WNVE-FM in Rochester, New York for a purchase price of $5.5 million.

    In April 1997, Jacor acquired the FCC licenses and broadcast assets of: (i) WIMA-AM and WIMT-FM, licensed in Lima, Ohio, (ii) WBUK-FM, licensed to Ft. Shawnee, Ohio, and (iii) the construction permit for WLVZ-FM, licensed to St. Mary's, Ohio, for an aggregate purchase price of $6.5 million.

    In April 1997, Jacor purchased the FCC licenses and broadcast assets of KBGO-FM in Las Vegas for $3.0 million in cash, pursuant to an agreement originally entered into by Regent Communications, Inc. prior to the closing of the Regent transaction.

    RECENTLY COMPLETED RADIO STATION ACQUISITIONS AND DISPOSITIONS

    In May 1997, Jacor acquired the FCC licenses of WSPB-AM, WSRZ-FM and WYNF-FM in Sarasota, Florida and purchased leasehold interests in real estate and transmission facilities necessary to operate the stations for a purchase price of $12.9 million.

    In May 1997, Jacor acquired the FCC licenses and broadcast assets of WAZU-FM (formerly WAHC-FM), licensed to Circleville, Ohio and WHQK-FM (formerly WAKS-FM), licensed to Marysville, Ohio, for approximately $8.3 million.

    In May 1997, Jacor acquired the FCC license and broadcast assets of radio station KOTK-AM in Portland, Oregon, for a purchase price of $8.3 million.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    PENDING RADIO STATION ACQUISITIONS AND DISPOSITIONS

    The Company has also entered into agreements to purchase the FCC licenses and substantially all of the broadcast assets of 33 stations in the following broadcast areas:

                                                                               TOTAL       ESCROW
                                                                             PURCHASE      AMOUNT
LOCATION                                                                       PRICE        PAID
--------------------------------------------------------------------------  -----------  -----------
San Diego, California.....................................................   $    27.0    $     3.7
Lexington and Georgetown, Kentucky........................................        24.1          1.2
Greeley and Ft. Collins, Colorado.........................................         7.2          3.6
Sebring, Florida..........................................................         0.2           --
Lexington, Louisville, and Munfordville, Kentucky.........................        10.5          0.7
Irondequoit, Canadaigua and Honeoye Falls, New York.......................         7.0          0.3
Spanish Fork, Utah........................................................         4.5          0.1
Santa Barbara and Carpinteria, California.................................        15.0          0.3
Cleveland, Ohio...........................................................        46.0           --
Cheyenne, Wyoming.........................................................         5.5          0.8
Sandusky, Ohio............................................................         7.7          0.5
Garden City and Eagle, Idaho..............................................         8.0          8.0
Salt Lake City, Utah......................................................         1.2          0.1
                                                                            -----------       -----
    Total.................................................................   $   163.9    $    19.3
                                                                            -----------       -----
                                                                            -----------       -----

    In the second quarter of 1997, Jacor entered into a binding agreement to sell KCBQ-AM, San Diego, WEZL-FM and WXLY-FM, Charleston, SC, and WXZZ-FM, Lexington to JS Communications, Inc. for $23.0 million.

    PENDING AND COMPLETED SYNDICATION AND OTHER ACQUISITIONS

    In April 1997, the Company acquired substantially all of the assets relating to the broadcast distribution and related print and electronic media publishing businesses of EFM Media Management, for $50.0 million.

    In April 1997, Jacor purchased the assets of NSN Network Services, a leading provider of satellite and network services for the radio broadcasting industry, for $11.0 million, consisting of approximately $9.3 million in cash and $1.7 million in shares of Jacor common stock.

    Also in April 1997, the Company acquired the assets of Airwatch Communications, Inc. and Airtraffic Communications, Inc. for a purchase price of approximately $18.0 million.

    Additionally, in April 1997, Jacor entered into an agreement to acquire Premiere Radio Networks, Inc. (the "Merger Agreement") for aggregate consideration of approximately $185.8 million. The Premiere stockholders will receive $13.50 in cash and .1525424 shares of Jacor common stock for each outstanding share of Premiere common stock. The Merger Agreement consideration is subject to adjustment if the agreement is not consummated by July 31, 1997 or, if the average closing price of Jacor

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2. ACQUISITIONS AND DISPOSITIONS (CONTINUED) common stock for the 10 trading days prior to consummation of the agreement is less than $26.50 or more than $32.50.

3. OTHER ASSETS

    The Company's investment in the News Corp. Warrants was sold in February 1997 for $44.5 million and the Company recorded a pretax gain of $4.7 million.

4. RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The Company will implement the Statement in the fourth quarter 1997. Diluted Earnings Per Share, as defined by the Statement, is expected to approximate the Company's fully diluted Earnings Per Share, as currently calculated. The Company will also be required to present basic earnings per share, which will be calculated using the weighted average shares of common stock outstanding for the reporting period without giving effect to outstanding options, warrants or other potentially dilutive securities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Jacor Communications, Inc.

    We have audited the accompanying combined balance sheets of EFM Media Management, Inc., EFM Publishing, Inc., and PAM Media, Inc., (the "Combined EFM Companies") as of December 31, 1995 and 1996 and related combined statements of operations, changes in retained earnings and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Combined EFM Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principlees used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined EFM Companies as of December 31, 1995 and 1996 and the combined results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio
February 28, 1997

                           THE COMBINED EFM COMPANIES
                            COMBINED BALANCE SHEETS
                               AS OF DECEMBER 31

                                                                                         1995           1996
                                                                                     -------------  -------------
Current assets:
  Cash and cash equivalents........................................................  $   3,325,273  $   4,867,943
  Accounts receivable..............................................................      4,785,339      2,219,874
  Investment securities............................................................      5,564,434      5,894,380
  Prepaid expenses.................................................................      1,553,205      1,292,591
  Other............................................................................         30,896         95,760
                                                                                     -------------  -------------
    Total current assets...........................................................     15,259,147     14,370,578

  Property and equipment, net......................................................        175,592        153,173
  Other............................................................................         33,165         33,109
                                                                                     -------------  -------------
    Total assets...................................................................  $  15,467,904  $  14,556,830
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Current liabilities:
  Accounts payable and accrued liabilities.........................................  $   4,617,956  $   4,739,223
  Deferred income..................................................................      8,436,506      6,415,585
                                                                                     -------------  -------------
    Total current liabilities......................................................     13,054,462     11,154,808
Deferred income....................................................................      2,380,006      3,321,642
                                                                                     -------------  -------------
    Total liabilities..............................................................     15,434,468     14,476,450
                                                                                     -------------  -------------
Commitments and contingencies

Shareholders' equity:
  Common stock.....................................................................          2,020          2,020
  Retained earnings................................................................         10,234         51,798
  Net unrealized gain on investment securities.....................................         21,182         26,562
                                                                                     -------------  -------------
    Total shareholders' equity.....................................................         33,436         80,380
                                                                                     -------------  -------------
    Total liabilities and shareholders' equity.....................................  $  15,467,904  $  14,556,830
                                                                                     -------------  -------------
                                                                                     -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                           THE COMBINED EFM COMPANIES
                       COMBINED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Net revenue.........................................................  $  45,169,563  $  46,930,790  $  47,356,777

Operating expenses..................................................     29,246,898     29,520,679     29,537,668
Depreciation........................................................         78,261         85,799         83,626
Corporate general and administrative expenses:
  Executive compensation............................................     12,282,821     11,596,958     12,028,181
  Other.............................................................      1,459,798      1,632,610      1,617,205
                                                                      -------------  -------------  -------------
    Operating income................................................      2,101,785      4,094,744      4,090,097

Other income, net...................................................        353,836        445,779        487,662
                                                                      -------------  -------------  -------------
    Net income......................................................  $   2,455,621  $   4,540,523  $   4,577,759
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                           THE COMBINED EFM COMPANIES
                        COMBINED STATEMENT OF CHANGES IN
                               RETAINED EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
Balance, beginning of year...........................................  $     (10,225) $     (30,289) $      10,234
Net income...........................................................      2,455,621      4,540,523      4,577,759
Distributions to shareholders........................................     (2,475,685)    (4,500,000)    (4,536,195)
                                                                       -------------  -------------  -------------
    Balance, end of year.............................................  $     (30,289) $      10,234  $      51,798
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                           THE COMBINED EFM COMPANIES
                       COMBINED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
Cash flow from operating adtivities:
  Net income.........................................................  $   2,455,621  $   4,540,523  $   4,577,759
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.....................................................         78,261         85,799         83,626
    Changes in operating assets and liabilities:
      Accounts receivable............................................        270,875     (2,220,218)     2,565,465
      Prepaid expenses...............................................       (386,359)       558,744        260,614
      Accounts payable and accrued liabilities.......................      4,415,637     (1,283,298)       121,267
      Deferred income................................................  1,838,311....     (1,739,085)    (1,079,285)
      Other..........................................................         (4,815)       120,559        (24,638)
                                                                       -------------  -------------  -------------
Net cash provided by operating activities............................      8,667,531         63,024      6,504,808
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Capital expenditures...............................................       (188,679)       (31,878)       (61,207)
  Purchases of investments...........................................     (2,997,894)    (7,058,791)    (5,746,293)
  Proceeds from sales of investments.................................      2,941,219      6,488,880      5,421,727
                                                                       -------------  -------------  -------------
Net cash used in investing activities................................       (245,354)      (601,789)      (385,773)
                                                                       -------------  -------------  -------------
Cash flow from financing activities:
  Distributions to shareholders......................................     (2,475,685)    (4,500,000)    (4,536,195)
  Advances to shareholders...........................................        (65,515)        83,435        (40,170)
                                                                       -------------  -------------  -------------
Net cash used in financing activities................................     (2,541,200)    (4,416,565)    (4,576,365)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents.................      5,880,977     (4,955,330)     1,542,670

Cash and cash equivalents at beginning of year.......................      2,399,626      8,280,603      3,325,273
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $   8,280,603  $   3,325,273  $   4,867,943
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                           THE COMBINED EFM COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS:

    a. DESCRIPTION OF BUSINESS: The accompanying combined financial statements include the operations of EFM Publishing, Inc. ("EFM Publishing"), EFM Media Management, Inc. ("EFM Media"), and PAM Media, Inc. ("PAM Media"), (collectively the "Combined EFM Companies"). The Combined EFM Companies produce two nationally syndicated radio talk shows and a nationally published newsletter. All significant intercompany accounts and transactions have been eliminated.

    b. CASH AND CASH EQUIVALENTS: The Combined EFM Companies consider all highly liquid investments purchased with an original maturity of less than three months to be cash equivalents.

    c. PROPERTY AND EQUIPMENT: Property and equipment are stated at cost less accumulated depreciation; depreciation is provided by accelerated methods over the estimated useful lives of five and seven years.

    d. INVESTMENT SECURITIES: Investment in debt securities are considered available for sale and carried at fair value, based on quoted market prices. Unrealized gains and losses are reported as a separate component of stockholders' equity until realized.

    e. REVENUES: Broadcast revenues consist of commercial broadcasting advertisements, net of agency commissions, and syndication fees from radio stations. Advertising revenues are recognized when the commercial is broadcast. Syndication fees received in advance are recorded as deferred revenue and recognized over the length of the agreement. Publishing revenue for subscription payments received in advance is recognized over the average length of all subscriptions.

    f. ADVERTISING COSTS: Direct-response advertising is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists of television and radio advertisements, renewal notices sent to current newsletter subscribers and direct mail notices sent to former subscribers. The capitalized costs of the advertising are amortized over approximately one year.

        Advertising expense for 1994, 1995 and 1996 was approximately $4,563,000, $3,508,000 and $3,122,000, respectively.

    g. CONCENTRATIONS OF CREDIT RISK: Financial instruments which potentially subject the Combined EFM Companies to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk associated with accounts receivable are limited due to the large number of customers comprising the Combined EFM Companies' customer base.

    h. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    i. INCOME TAXES: The Combined EFM Companies have elected to be taxed as an "S" corporation under the Internal Revenue Code and New York State tax law. Accordingly, only the appropriate state and local income and franchise taxes have been provided for in the accompanying financial statements.

                           THE COMBINED EFM COMPANIES

2.  SUBSEQUENT EVENT:

    In March 1997, the Combined EFM Companies entered into an asset purchase agreement with Jacor Communications, Inc. ("Jacor"), for the sale of all operating assets of the Combined EFM Companies.

3.  PROPERTY AND EQUIPMENT:

    Property and equipment at December 31, 1995 and 1996 consists of the following:

                                                                         1995         1996
                                                                      -----------  -----------
Computer equipment..................................................  $   224,997  $   273,457
Furniture and fixtures..............................................      173,439      176,483
Other equipment.....................................................           --        9,703
                                                                      -----------  -----------
                                                                          398,436      459,643
Less accumulated depreciation.......................................     (222,844)    (306,470)
                                                                      -----------  -----------
                                                                      $   175,592  $   153,173
                                                                      -----------  -----------
                                                                      -----------  -----------

4.  INVESTMENT SECURITIES:

    A summary of the investment securities held by the Combined EFM Companies at December 31, 1995 and 1996 is as follows:

                                                                   DECEMBER 31, 1995
                                                         --------------------------------------
                                                                          GROSS        GROSS
                                                          ESTIMATED    UNREALIZED   UNREALIZED
                                                          FAIR VALUE      GAINS       LOSSES
                                                         ------------  -----------  -----------
U.S. Treasury Securities...............................  $  3,030,670   $  35,934    $
Corporate Bonds........................................     1,957,611       1,425        1,195
Bond Funds.............................................       576,153                   14,982
                                                         ------------  -----------  -----------
                                                         $  5,564,434   $  37,359    $  16,177
                                                         ------------  -----------  -----------
                                                         ------------  -----------  -----------

                                                                   DECEMBER 31, 1996
                                                         --------------------------------------
                                                                          GROSS        GROSS
                                                          ESTIMATED    UNREALIZED   UNREALIZED
                                                          FAIR VALUE      GAINS       LOSSES
                                                         ------------  -----------  -----------
U.S. Treasury Securities...............................  $  2,506,719   $  11,373    $   8,182
Corporate Bonds........................................     2,515,159       1,271        1,876
Bond Funds.............................................       872,502      23,976
                                                         ------------  -----------  -----------
                                                         $  5,894,380   $  36,620    $  10,058
                                                         ------------  -----------  -----------
                                                         ------------  -----------  -----------

                           THE COMBINED EFM COMPANIES

4.  INVESTMENT SECURITIES: (CONTINUED)
    Contractual maturities of debt securities at December 31, 1996 are as follows:

Due in: 1997....................................................  $2,503,857
       1998.....................................................    695,059
       1999.....................................................    248,400
       2000.....................................................  1,065,952
       2001.....................................................  1,257,186
       Thereafter...............................................    123,926
                                                                  ---------
                                                                  $5,894,380
                                                                  ---------
                                                                  ---------

    Net realized losses from the sale of investment securities in 1994, 1995 and 1996 were $731, $28,738 and $16,101, respectively.

5.  CAPITAL STOCK AND RELATED PARTY TRANSACTION:

    The shares of the Combined EFM Companies are owned or controlled by a sole shareholder and spouse. The following table sets forth the capitalization of the companies as of December 31, 1995 and 1996.

                                                                          ISSUED AND
                                                           AUTHORIZED     OUTSTANDING     PAR VALUE
                                                           -----------  ---------------  -----------
EFM Media................................................         200            100      $   1,000
EFM Publishing...........................................         200            100      $   1,000
PAM Media................................................      20,000             20      $      20

    EFM Media and PAM Media granted options to two senior executives to purchase approximately 35 and 5 unissued shares of EFM Media and PAM Media, respectively. The exercise price is equal to the book value of such shares based upon the most recent annual financial statements of the respective companies. The options expire ten years from the date of grant, and may be exercised at any time during that period.

6.  COMMITMENTS AND CONTINGENCIES:

    a. LEASE AND EMPLOYMENT AGREEMENT OBLIGATIONS: The Combined EFM Companies lease facilities used in their operations under noncancelable operating leases. The Combined EFM Companies also have various employment agreements with certain radio personalities and the writer of its newsletter requiring minimum payments. Future minimum payments under lease and employment agreements are as follows:

1997............................................................  $ 881,846
1998............................................................    955,021
1999............................................................     81,140
                                                                  ---------
Total commitments...............................................  $1,918,007
                                                                  ---------
                                                                  ---------

    b. LEGAL PROCEEDINGS: The Combined EFM Companies are party to various legal proceedings. In the opinion of management, the ultimate resolution of such proceedings will not have a

                           THE COMBINED EFM COMPANIES

6. COMMITMENTS AND CONTINGENCIES: (CONTINUED) significant effect on the financial position or results of operations of the Combined EFM Companies.

    c. TALENT FEE ARRANGEMENTS: The Combined EFM Companies have entered into agreements with their on-air radio personalities whereby the personalities receive compensation based upon formulas defined within the agreements. In addition, the Combined EFM Companies have entered into an agreement with the writer of the newsletter whereby the writer and one additional party are entitled to receive a percentage of revenues less certain expenses, as defined within the agreement.

7.  RETIREMENT PLAN:

    EFM Media maintains a defined contribution retirement plan covering substandially all employees who have met eligibility requirements. Employer contributions are made solely at the discretion of the employer; however, no such contributions have ever been made.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
  Premiere Radio Networks, Inc.

    We have audited the accompanying consolidated balance sheets of Premiere Radio Networks, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Premiere Radio Networks, Inc. at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Los Angeles, California
February 21, 1997

                         PREMIERE RADIO NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................  $  14,776,436  $   5,432,088
  Accounts receivable, less allowance for doubtful accounts of $144,000 (1996) and
    $214,000 (1995)................................................................      7,165,928      4,086,623
  Notes receivable from officer/employees..........................................         98,172        282,279
  Recoverable income taxes (Note 7)................................................        213,828        250,952
  Deferred income taxes (Note 7)...................................................      1,000,993        549,000
  Prepaid expenses and other assets................................................        739,208      1,375,805
                                                                                     -------------  -------------
    Total current assets...........................................................     23,994,565     11,976,747
Notes receivable from officer/employees (Note 9)...................................        668,356        845,000
Investments (Note 15)..............................................................      4,215,268             --
Deferred income taxes..............................................................         99,000             --
Property and equipment, at cost, less accumulated depreciation and amortization
 (Note 4)..........................................................................      2,318,939      1,797,337
Acquired program library and program networks, net of accumulated amortization of
 $699,217 (1996) and $367,469 (1995) (Note 2)......................................      1,368,223      1,699,971
Intellectual property, net of accumulated amortization of $1,376,893 (1996) and
 $550,200 (1995) (Note 2)..........................................................     14,002,048      4,858,749
Debt issuance costs, net of accumulated amortization of $27,300 (1995) (Notes 10
 and 11)...........................................................................             --      2,143,729
Other assets (Note 9)..............................................................        899,558        711,968
                                                                                     -------------  -------------
    Total assets...................................................................  $  47,565,957  $  24,033,501
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued expenses and other liabilities
    (Notes 8 and 10)...............................................................  $   1,535,429  $   1,722,205
  Accrued payroll, bonuses, deferred compensation and profit sharing contribution
    (Note 9).......................................................................        830,788        905,468
  Income taxes payable (Note 7)....................................................         15,920         25,022
  Deferred revenue (Notes 2 and 15)................................................        250,000         83,326
  Current portion of notes payable, net of discount of $6,568 (1996)
    (Note 5).......................................................................        505,932        400,000
                                                                                     -------------  -------------
    Total current liabilities......................................................      3,138,069      3,136,021
Notes payable, net of discount of $45,045 (1995), less current portion (Notes 2 and
 5)................................................................................         75,125      1,467,455
Deferred revenue...................................................................      1,516,800             --
Due to related party (Note 10).....................................................             --        120,000
Other liabilities (Note 9).........................................................        258,482          7,714
Commitments and contingencies (Note 6).............................................
Stockholders' equity (Notes 10 and 12):
  Preferred stock, par value $.01 per share, 5,000,000 shares authorized...........             --             --
  Common stock, par value $.01 per share, 14,000,000 shares authorized, 3,592,675
    and 3,641,650 shares issued at December 31, 1996 and 1995, respectively........         35,927         36,417
  Class A common stock, par value $.01 per share, 20,000,000 shares authorized,
    4,041,420 shares issued at December 31, 1996...................................         40,414             --
  Additional paid-in capital.......................................................     34,617,213     11,752,595
  Retained earnings................................................................      9,834,325      7,513,299
  Less cost of common stock held in treasury, 1,000 shares of common stock and
    186,600 shares of Class A common stock at December 31, 1996....................     (1,950,398)            --
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................     42,577,481     19,302,311
                                                                                     -------------  -------------
    Total liabilities and stockholders' equity.....................................  $  47,565,957  $  24,033,501
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEAR ENDED DECEMBER 31
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
Revenue:
  Gross revenue.....................................................  $  27,147,199  $  20,756,932  $  18,015,998
  Less agency commissions...........................................     (3,321,637)    (2,437,973)    (2,036,600)
                                                                      -------------  -------------  -------------
Net operating revenue...............................................     23,825,562     18,318,959     15,979,398
Operating expenses:
  Production, programming and promotions............................      7,495,131      5,472,346      5,284,036
  Selling, general and administrative...............................      9,038,141      7,827,153      7,664,557
  Depreciation and amortization.....................................      1,908,035      1,265,358        937,649
  Other charges (Note 11)...........................................        417,045             --             --
                                                                      -------------  -------------  -------------
    Total operating expenses........................................     18,858,352     14,564,857     13,886,242
                                                                      -------------  -------------  -------------
Operating income....................................................      4,967,210      3,754,102      2,093,156
Other income and expenses:
  Interest income...................................................      1,217,885        262,046         88,989
  Interest expense..................................................       (101,807)      (244,503)      (266,289)
  Gain on sale of networks..........................................             --             --      1,659,642
  Gain on sale of radio station assets..............................             --        452,919             --
  Gain (loss) on sale of marketable securities and other............             --         18,445       (221,112)
  Write-off of debt issuance costs (Note 11)........................     (1,949,120)            --             --
                                                                      -------------  -------------  -------------
                                                                           (833,042)       488,907      1,261,230
                                                                      -------------  -------------  -------------
Income before minority interest and income taxes....................      4,134,168      4,243,009      3,354,386
Minority interest in loss of joint venture..........................             --         34,121             --
                                                                      -------------  -------------  -------------
Income before income taxes..........................................      4,134,168      4,277,130      3,354,386
Provision for income taxes (Note 7).................................      1,698,000      1,721,000      1,369,000
                                                                      -------------  -------------  -------------
Net income..........................................................  $   2,436,168  $   2,556,130  $   1,985,386
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Earnings per share..................................................  $        0.28  $        0.46  $        0.43
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average common and common equivalent shares outstanding....      8,929,954      6,105,494      4,664,921
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    CLASS A
                              COMMON STOCK        COMMON STOCK        TREASURY STOCK     ADDITIONAL
                           ------------------  ------------------  --------------------    PAID-IN     RETAINED
                            SHARES    AMOUNT    SHARES    AMOUNT   SHARES     AMOUNT       CAPITAL     EARNINGS      TOTAL
                           ---------  -------  ---------  -------  -------  -----------  -----------  ----------  -----------
Balance at December 31,
 1993....................  3,000,000  $30,000         --  $   --        --  $        --  $ 5,057,234  $2,971,783  $ 8,059,017
  Net income for 1994....         --      --          --      --        --           --           --   1,985,386    1,985,386
  Exercise of options....     10,832     108          --      --        --           --       77,176          --       77,284
                           ---------  -------  ---------  -------  -------  -----------  -----------  ----------  -----------
Balance at December 31,
 1994....................  3,010,832  30,108          --      --        --           --    5,134,410   4,957,169   10,121,687
  Net income.............         --      --          --      --        --           --           --   2,556,130    2,556,130
  Sale of common stock
    and Class B
    warrants.............    500,000   5,000          --      --        --           --    3,855,877          --    3,860,877
  Issuance of Class A
    warrants.............         --      --          --      --        --           --    1,378,650          --    1,378,650
  Income tax benefit from
    stock options
    exercised............         --      --          --      --        --           --      400,000          --      400,000
  Exercise of options and
    warrants.............    130,818   1,309          --      --        --           --      983,658          --      984,967
                           ---------  -------  ---------  -------  -------  -----------  -----------  ----------  -----------
Balance at December 31,
 1995....................  3,641,650  36,417          --      --        --           --   11,752,595   7,513,299   19,302,311
  Net income.............         --      --          --      --        --           --           --   2,436,168    2,436,168
  Exchange of common
    stock for Class A
    common stock.........   (140,000) (1,400 )   140,000   1,400        --           --           --          --           --
  Issuance of Class A
    common stock.........         --      --   1,360,000  13,600        --           --   22,035,167          --   22,048,767
  Income tax benefit from
    stock options
    exercised............         --      --          --      --        --           --      262,000          --      262,000
  Stock dividend.........         --      --   2,502,988  25,030        --           --           --     (25,030)          --
  Exercise of options and
    warrants.............     91,025     910      38,432     384        --           --      567,451          --      568,745
  Unrealized loss on
    securities available
    for sale.............         --      --          --      --        --           --           --     (90,112)     (90,112)
  Purchase of treasury
    stock................         --      --          --      --   187,600   (1,950,398)          --          --   (1,950,398)
                           ---------  -------  ---------  -------  -------  -----------  -----------  ----------  -----------
Balance at December 31,
 1996....................  3,592,675  $35,927  4,041,420  $40,414  187,600  $(1,950,398) $34,617,213  $9,834,325  $42,577,481
                           ---------  -------  ---------  -------  -------  -----------  -----------  ----------  -----------
                           ---------  -------  ---------  -------  -------  -----------  -----------  ----------  -----------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31
                                          --------------------------------------
                                              1996         1995         1994
                                          ------------  -----------  -----------
OPERATING ACTIVITIES
Net income..............................  $  2,436,168  $ 2,556,130  $ 1,985,386
Adjustments to reconcile net income to
 net cash provided by (used in)
 operating activities:
  Depreciation and amortization.........     1,908,035    1,265,358      937,649
  Loss on sale of marketable
    securities..........................            --           --      221,114
  Write-off of debt issuance costs......     1,949,120           --           --
  Gain on sale of networks..............            --           --   (1,659,642)
  Gain on sale of radio station
    assets..............................            --     (452,919)          --
  Gain on sale of fixed assets..........        (1,216)     (12,636)          --
  Deferred compensation.................            --           --      106,939
  Deferred operating costs of radio
    station.............................            --     (260,071)    (431,667)
  (Decrease) increase in allowance for
    doubtful accounts...................       (70,000)       8,000       53,000
  Changes in deferred income taxes......      (551,000)    (290,000)    (353,000)
  Changes in operating assets and
    liabilities:
    Accounts receivable.................    (3,009,305)    (948,679)    (602,494)
    Income taxes........................        28,029     (404,249)     447,319
    Prepaid expenses and other current
      assets............................       566,432   (1,060,751)    (308,795)
    Notes receivable from
      officer/employees.................       110,751     (797,612)    (339,767)
    Investments.........................        (6,825)          --           --
    Other assets........................      (187,590)      25,082     (327,818)
    Accounts payable and accrued
      liabilities.......................      (227,326)     232,344      342,631
    Deferred income.....................     1,683,474     (521,129)     549,840
    Other liabilities...................       242,979      (99,225)          --
                                          ------------  -----------  -----------
Net cash provided by (used in) operating
 activities.............................     4,871,726     (760,357)     620,695
                                          ------------  -----------  -----------
INVESTING ACTIVITIES
Acquisition of property and equipment...    (1,250,046)    (631,084)    (469,579)
Acquisition of intangible assets........    (9,713,176)  (2,320,935)  (3,986,199)
Purchase of common stock of Audio Net...    (4,000,028)          --           --
Net proceeds from sale of radio station
 assets.................................            --    5,565,496           --
Net proceeds from sale of equipment.....        35,000       80,000           --
Sale of program networks................            --           --    2,136,339
Sale of marketable securities, net......            --           --    1,095,896
                                          ------------  -----------  -----------
Net cash (used in) provided by investing
 activities.............................   (14,928,250)   2,693,477   (1,223,543)
FINANCING ACTIVITIES
Proceeds from borrowings................            --           --    2,500,000
Repayment of note payable to officer....            --     (750,000)          --
Repayment of borrowings.................    (1,528,242)  (2,962,500)    (237,500)
Proceeds from issuance of common stock
 and Class B warrants...................            --    3,860,877           --
Proceeds from issuance of Class A common
 stock..................................    22,048,767           --           --
Exercise of stock options and warrants,
 including related tax benefit..........       830,745    1,384,967       77,284
Increase in debt issuance costs.........            --     (405,690)          --
Purchase of treasury stock..............    (1,950,398)          --           --
                                          ------------  -----------  -----------
Net cash provided by financing
 activities.............................    19,400,872    1,127,654    2,339,784
                                          ------------  -----------  -----------
Increase in cash and cash equivalents...     9,344,348    3,060,774    1,736,936
Cash and cash equivalents at beginning
 of year................................     5,432,088    2,371,314      634,378
                                          ------------  -----------  -----------
Cash and cash equivalents at end of
 year...................................  $ 14,776,436  $ 5,432,088  $ 2,371,314
                                          ------------  -----------  -----------
                                          ------------  -----------  -----------
Cash paid for:
  Interest..............................  $     11,034  $   198,058  $   250,135
                                          ------------  -----------  -----------
                                          ------------  -----------  -----------
  Income taxes..........................  $  1,929,612  $ 1,998,871  $ 1,271,700
                                          ------------  -----------  -----------
                                          ------------  -----------  -----------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    Premiere Radio Networks, Inc. (the Company) is an independent creator, producer and distributor of comedy, entertainment and music-related network radio programming, and research and other services. The Company derives a substantial portion of its revenues from the sale of commercial radio broadcast time to advertisers. The Company obtains commercial radio broadcast time from third party radio station affiliates in exchange for its network radio programs and services. The Company also derives a portion of its revenues from commissions on sales of commercial broadcast time which it sells on behalf of third party network radio programmers pursuant to exclusive sales representation agreements. Substantially all of the Company's accounts receivable are from advertising agencies that purchase commercial broadcast time from the Company on behalf of national advertisers. The Company generally does not require collateral from its customers.

    The Company also owned a radio station in Denver, Colorado (see Note 2). Radio station revenues were generally derived from the sale of commercial broadcast time to advertisers and from the leasing of the radio station to a buyer (from October 1, 1994 through February 28, 1995).

PRINCIPLES OF CONSOLIDATION

    The consolidated 1995 financial statements include the accounts of the Company's 75% owned joint venture (see Note 3). All material intercompany transactions and accounts have been eliminated. Effective on September 3, 1996, the Company acquired the other partner's interest in the joint venture and merged the joint venture entity into the Company as part of one of its divisions.

REVENUE RECOGNITION

    Revenue from the sale to advertisers of commercial broadcast time obtained in exchange for produced radio programs or research and other services is recognized when the commercials are broadcast. Sales representation commission revenue is recognized when the commercials are broadcast. Promotional fees are recognized as services are rendered. Amounts received prior to the rendering of promotional related services are recorded as deferred revenue.

    Radio station revenue was recognized in the period in which commercials were broadcast or in the case of the Local Programming and Marketing Agreement (LMA) (see Note 2) in the period during which the LMA pertains.

    Barter revenues, representing commercial broadcast time exchanged for products or services, are recognized when the commercials are broadcast and are recorded at the lesser of the estimated fair value of the commercial broadcast time or the estimated fair value of products or services received, whichever is more readily determinable.

PRODUCTION AND PROGRAMMING COSTS

    Production and programming costs are expensed in the period in which they occur. Costs related to programs not broadcast as of the balance sheet date are insignificant. The Company does not capitalize costs associated with production and distribution of internally developed programming, as the estimated future revenues from this programming is considered immaterial.

                         PREMIERE RADIO NETWORKS, INC.

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    Advertising costs are expensed in the period in which they occur. The accompanying statements of income include advertising costs of $105,000 in 1996, $160,000 in 1995 and $153,000 in 1994.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the related assets as follows:

       Office furniture and equipment                             5 years
       Production and programming equipment                   5 - 7 years
       Leasehold improvements                     Remaining life of lease

MARKETABLE SECURITIES

    The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates their classification at each balance sheet date. Securities are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost and investment income is included in earnings. The Company classifies certain highly liquid securities as trading securities. Trading securities are stated at fair value and unrealized holding gains and losses are included in income. Securities that are not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported in stockholders' equity.

FINANCIAL INSTRUMENTS

    The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Unless otherwise described, the fair values of financial instruments approximate their recorded values.

DEBT ISSUANCE COSTS

    Debt issuance costs include the value of certain of the Class A warrants and commitment fees, legal and other professional costs directly related to the subordinated debentures. Debt issuance costs related to commitment fees incurred in connection with the subordinated debentures were being amortized over a seven-year period using the straight-line method. During the fourth quarter of 1996, the Company wrote-off the then remaining unamortized balance of debt issuance costs (Notes 10 and 11).

INTANGIBLE ASSETS

    Intangible assets are stated at cost and consist of program networks, an acquired program library, production music libraries and other intellectual properties. The carrying value of intangible assets are

                         PREMIERE RADIO NETWORKS, INC.

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reviewed if the facts and circumstances suggest they may be impaired. If this review indicates that the intangible assets will not be recoverable based on the undiscounted cash flows over the remaining amortization period, the Company's carrying value of the intangible assets will be reduced by the estimated short fall of the discounted cash flows.

    PROGRAM NETWORKS: Program networks represent the value of contracts with various radio stations to broadcast certain Company-produced programming and the tradenames and contracts with talent, used in the production of programming. The program networks are being amortized over a seven-year or ten-year period using the straight-line method.

    ACQUIRED PROGRAM LIBRARY: The acquired program library represents the value of a compilation of sports radio broadcasts purchased by the Company to produce sports-oriented programming. The library is being amortized over a seven-year period using the straight-line method.

    INTELLECTUAL PROPERTY: Intellectual property consists of acquired software used in radio broadcast research and the tradenames Mediabase and Newstrack, and contracts with various third party radio station affiliates which subscribe to the Mediabase and/or Newstrack research services. In addition, intellectual property includes production music libraries consisting of copyrights or exclusive licenses to production music and jingles libraries, including short-form background music utilized in the production of radio programs, commercials and jingles. Intellectual property is being amortized over a seven-year or ten-year period using the straight-line method.

INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes, in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

EARNINGS PER SHARE

    The computation of earnings per common and common equivalent shares is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from the assumed exercise of stock options and warrants to purchase common stock.

    During 1996 and 1995, primary earnings per share and fully diluted earnings per share were the same. During 1994, stock options and warrants to purchase common stock were antidilutive for purposes of calculating fully diluted earnings per share.

    Earnings per share for the years ended December 31, 1996 and 1995, is computed under the modified treasury stock method which assumes the exercise of all outstanding stock options and warrants to purchase common stock, and the use of the assumed proceeds thereof to purchase up to a maximum of 20% of the then outstanding common stock of the Company. Excess proceeds derived from the assumed purchase of such shares are assumed to be utilized to first reduce the outstanding balances of notes payable and second for investment in short-term, cash equivalent marketable securities. As a result, for purposes of determining earnings per share, net income is adjusted for the hypothetical reduction in interest expense ($16,000 and $108,000 for 1996 and 1995, respectively) and for hypothetical interest

                         PREMIERE RADIO NETWORKS, INC.

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income related to the assumed investment in marketable securities ($48,000 and $140,000 for 1996 and 1995, respectively), such adjustments being made net of income taxes.

    Earnings per share for the year ended December 31, 1994 was computed under the treasury stock method. Under the treasury stock method, the Company reduces the assumed number of common shares issued from the exercise of stock options and warrants to purchase common stock by the number of treasury shares assumed to be purchased from the proceeds of such dilutive securities by utilizing the average market price of the Company's common stock.

    During March 1996 the Company's Board of Directors declared a 1-for-2 stock dividend effected in the form of a 3-for-2 stock split. The stock dividend was payable in shares of Class A common stock to holders of record of the Company's common stock and Class A common stock (Stock Dividend). All references in the financial statements to the number of shares and per share amounts prior to March 1996, have been retroactively adjusted for the stock dividend.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain pro forma disclosures are made. The Company has elected to account for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees." The Company adopted the provisions for pro forma disclosure requirements of SFAS 123 in fiscal 1996.

CHANGE IN BASIS OF PRESENTATION

    Certain reclassifications have been made to the 1995 and 1994 financial statements in order to conform to the 1996 presentation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                         PREMIERE RADIO NETWORKS, INC.

2. ACQUISITIONS AND DISPOSITIONS

RADIO STATION

    On March 12, 1993, the Company completed an acquisition of certain assets of radio station KZDG-FM in Denver, Colorado (KZDG-FM), for $3,605,395, including acquisition costs. On September 30, 1994, the Company entered into an agreement with Shamrock Broadcasting Inc. (Shamrock), a Delaware corporation, pursuant to which the Company sold the radio station and broadcast license. The sale was completed on February 28, 1995. Under the terms of the agreement, Shamrock acquired the assets of the radio station, exclusive of cash, accounts receivable and certain identified assets for $5,500,000. In connection with the sale, the Company deferred operating losses and disposition costs of $432,000 for the period October 1, 1994 to December 31, 1994. For the year ended December 31, 1994 the radio station had revenues of $1,209,000 and losses from operations before income taxes of $729,000.

    The Company also entered into a LMA with Shamrock pursuant to which the Company licensed its broadcast time to Shamrock, including advertising time, for $22,500 per month commencing October 1, 1994. The LMA terminated upon the consummation of the sale of the radio station to Shamrock.

OLYMPIA PROGRAM NETWORKS

    On November 29, 1993, the Company acquired nine radio program networks from Olympia Networks of Missouri, Inc., including three comedy, one country music and five sports program networks for $1,000,000.

    On March 1, 1994, the Company completed the sale of the five sports program networks for $2,700,000. In connection with the sale, the Company issued warrants to purchase 15,000 shares of the Company's common stock exercisable at $8 per share through February 28, 1998.

    In addition, the Company signed an agreement to provide certain future sales representation services on an exclusive basis to the buyer of the networks for a period of three years. In connection with the sales representation agreement, the Company received a nonrefundable $1,000,000 advance which was recognized as income in accordance with the terms of the agreement.

ACQUIRED SPORTS RADIO PROGRAM LIBRARY

    On December 14, 1994, the Company acquired a collection of sports radio broadcasts (the Library) from a corporation controlled by an officer of the Company. The Library was acquired for $1,500,000 (exclusive of acquisition costs of $19,286) payable, $750,000 at closing and $750,000 on April 1, 1995.

BROADCAST RESULTS GROUP (BRG)

    On August 29, 1995, the Company acquired substantially all of the assets of BRG for $2,337,500 cash and a noninterest bearing, 18-month note payable with a face amount of $412,500. The assets of BRG acquired by the Company consist principally of intellectual properties and other intangibles, including production music libraries, third-party radio station affiliate broadcast contracts, and copyrights. The Company did not assume any preacquisition accounts payable or other obligations of BRG, except for certain commitments under real property and equipment leases. The acquisition of BRG has been accounted for using the purchase method of accounting. The former chief executive officer and 39% stockholder of BRG has been employed by the Company pursuant to a four-year employment agreement.

                         PREMIERE RADIO NETWORKS, INC.

2. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    The results of operations of BRG have been included in the consolidated statement of income from the date of acquisition.

    The net purchase price was allocated as follows:

Property, plant and equipment..........................  $    25,000
Intellectual property..................................    2,543,000
Other assets...........................................       25,000
                                                         -----------
                                                         $ 2,593,000
                                                         -----------
                                                         -----------

PHILADELPHIA MUSIC WORKS (PMW)

    On September 27, 1996 the Company acquired substantially all of the assets of Philadelphia Music Works, Inc. (PMW) from an employee (the former chief executive officer of BRG) of the Company, for total consideration of $635,000, consisting of $435,000 in cash and $200,000 in a 6.5% interest, two-year promissory note payable. Further, additional consideration of up to $700,000 may be payable depending upon the audience levels delivered by PMW in the future.

    The assets of PMW acquired by the Company consist principally of intellectual properties and other intangible assets, including a library of over 6,000 jingles, third-party radio station affiliate broadcast contracts, and copyrights. The Company did not assume any pre-acquisition accounts payable or other obligations of PMW, except for certain commitments under real property and equipment leases. The acquisition of PMW has been accounted for using the purchase method of accounting.

    On September 27, 1996 the Company amended and restated an August 29, 1995 agreement pursuant to which it had entered into future commitments to acquire licenses to three (3) production music libraries from Canary Productions, Inc. (Canary), which is wholly-owned by an employee of the Company. Under the amended and restated agreement, the Company has entered into future commitments to acquire a license to one (1) additional production music library, or four (4) production music libraries in total, from Canary. The licenses to the production music libraries will be acquired by the Company, one each year during the next four years, for a purchase price that will be based upon a formula of a multiple of earnings of each such library, payable in cash or shares of the Company's Class A common stock. Subsequent to December 31, 1996, the Company acquired the license to the first such library for a nominal amount.

    The net purchase price of PMW was allocated as follows:

Property, plant and equipment.............................  $  10,000
Intellectual property.....................................    676,000
Other assets..............................................     25,000
                                                            ---------
                                                            $ 711,000
                                                            ---------
                                                            ---------

    The results of operations of PMW have been included in the consolidated statement of income from the date of acquisition.

                         PREMIERE RADIO NETWORKS, INC.

2. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
CUTLER PRODUCTIONS, INC. AND SJM PRODUCTIONS, INC. (CUTLER)

    On October 1, 1996, the Company consummated an agreement pursuant to which it acquired substantially all of the assets of Cutler Productions, Inc. and SJM Productions, Inc. (collectively, Cutler) for consideration consisting of $8,500,000 in cash.

    The assets of Cutler acquired by the Company consist principally of intellectual properties and other intangibles, including third-party radio station affiliate broadcast contracts, a library of programs and program rights, and copyrights. The Company did not assume any pre-acquisition accounts payable or other obligations of Cutler, except for certain commitments under real property and equipment leases. The acquisitions of Cutler has been accounted for using the purchase method of accounting. Cutler's sole shareholder and Chief Executive officer has been employed by the Company pursuant to a three year employment agreement.

    The net purchase price of Cutler was allocated as follows:

Property, plant and equipment..........................  $    75,000
Intellectual property..................................    8,736,000
Covenant not to compete................................      100,000
Other assets...........................................      180,000
                                                         -----------
                                                         $ 9,091,000
                                                         -----------
                                                         -----------

    The results of operations of Cutler have been included in the consolidated statement of income from the date of acquisition.

    In connection with the acquisition of Cutler, the Company paid Archon Communications Inc. (Archon) a fee of $100,000.

    The following summarized, unaudited pro forma statements of operations give effect to the acquisition of PMW and Cutler as if the acquisitions had occurred at the beginning of each period presented and after giving effect to certain adjustments, including the inclusion of PMW's and Cutler's operations during the years ended December 31, 1996 and 1995. The summarized, unaudited pro forma statements of income do not purport to be indicative of the results of operations that actually would have resulted had the sale occurred on the date indicated, and is not intended to be indicative of future results.

                                                                    YEAR ENDED DECEMBER 31
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
                                                                         (UNAUDITED)
Net operating revenue..........................................  $  28,654,000  $  22,689,000
Operating income...............................................      5,547,000      3,681,000
Net income.....................................................      2,774,000      2,516,000
Primary earnings per share.....................................  $        0.32  $        0.45
Weighted average common and common equivalent shares
 outstanding...................................................      8,929,954      6,105,494

3. JOINT VENTURES

    On May 28, 1993, the Company entered into an agreement with Mediabase, a Michigan corporation, pursuant to which the Company and Mediabase formed a joint venture to nationally syndicate the Monday

                         PREMIERE RADIO NETWORKS, INC.

3. JOINT VENTURES (CONTINUED)
Morning Replay research service to radio stations principally throughout the United States and Canada. The joint venture had commenced operations as Mediabase Premiere Radio Networks (MPRN) and was 50% owned by each party, with profits and losses shared equally. During the period May 28, 1993 through April 27, 1994, the Company accounted for this joint venture using the consolidation method of accounting as it held a majority of the seats on the Executive Committee and had management control of the joint venture.

    Effective April 27, 1994, the Company acquired the remaining 50% share of MPRN for $3,216,915, including transaction costs. The purchase price was allocated to tangible equipment of $230,000 and $2,720,559 to intellectual property (net of the carrying value of the minority interest of $266,356).

    On March 20, 1995, the Company entered into a joint venture agreement with Marketing/Research Partners, Inc. (MRPI) to nationally syndicate Newstrack (Newstrack Joint Venture), a research service jointly developed by the Company and MRPI. The Newstrack Joint Venture commenced operations on or about September 1, 1995.

    In exchange for a 75% interest in the Newstrack Joint Venture, the Company agreed to contribute $265,000 payable in four quarterly payments of $66,250 commencing on August 15, 1995, and advance certain commencement costs related to the Newstrack Joint Venture. MRPI received a 25% interest in the Newstrack Joint Venture for contributing computer systems and providing certain research services for a one-year period.

    The Company had the option to acquire MRPI's interest in the Newstrack Joint Venture anytime after May 1, 1997 based upon a multiple of Newstrack's pre-tax earnings, or at an earlier date based upon defined conditions. Effective September 3, 1996, the Company acquired the remaining 25% minority interest from MRPI for $303,188.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Office furniture and equipment....................................  $  2,101,584  $  1,758,283
Production and programming equipment..............................     1,220,861       973,372
Leasehold improvements............................................       799,449       445,417
                                                                    ------------  ------------
                                                                       4,121,894     3,177,072
Less accumulated depreciation and amortization....................     1,802,955     1,379,735
                                                                    ------------  ------------
                                                                    $  2,318,939  $  1,797,337
                                                                    ------------  ------------
                                                                    ------------  ------------

5. NOTES PAYABLE

    On March 19, 1993, the Company entered into an agreement (as subsequently amended) with Bank of America NT&SA (the Bank) whereby the Company obtained a $2,200,000 term loan which was subsequently amended to $4,200,000 on July 15, 1994 and a $2,000,000 working capital line of credit which expired on May 15, 1996. Both loans were secured by substantially all the assets of the Company. Outstanding borrowings were repaid in full in January 1996.

                         PREMIERE RADIO NETWORKS, INC.

5. NOTES PAYABLE (CONTINUED)
    In connection with the acquisition of BRG, the Company issued a $412,500 non-interest bearing note payable, due in January 1997. In connection with the acquisition of PMW the Company issued a $200,000, 6 1/2% interest note payable due in equal quarterly installments of principal and accrued interest over two years (see Note 2).

6. COMMITMENTS AND CONTINGENCIES

    The Company leases space for its office and production facilities under operating leases expiring at various dates through 2000. Renewal options are available on certain of these leases. Future minimum lease payments under noncancelable operating leases, including amounts payable under barter arrangements, at December 31, 1996, are as follows:

1997...................................................  $   899,000
1998...................................................      734,000
1999...................................................      494,000
2000...................................................      458,000
2001...................................................           --
                                                         -----------
                                                         $ 2,585,000
                                                         -----------
                                                         -----------

    Rental expense under operating leases was $671,585 in 1996, $453,248 in 1995 and $312,508 in 1994.

    The Company is, from time to time, a party to various legal actions and complaints arising in the ordinary course of business. In the opinion of the Company's management, all such matters are without merit or involve amounts which, in the event of unfavorable disposition, will not have a material impact on the Company's financial position or results of operations.

7. INCOME TAXES

    The components of the provision (benefit) for income taxes are as follows:

                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Current:
  Federal...........................................  $  1,766,000  $  1,577,000  $  1,423,000
  State.............................................       423,000       434,000       299,000
                                                      ------------  ------------  ------------
                                                         2,189,000     2,011,000     1,722,000
Deferred:
  Federal...........................................      (384,000)     (226,000)     (287,000)
  State.............................................      (107,000)      (64,000)      (66,000)
                                                      ------------  ------------  ------------
                                                          (491,000)     (290,000)     (353,000)
                                                      ------------  ------------  ------------
                                                      $  1,698,000  $  1,721,000  $  1,369,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax

                         PREMIERE RADIO NETWORKS, INC.

7. INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's current deferred tax assets as of December 31 are as follows:

                                                                          1996         1995
                                                                      ------------  ----------
Accounts receivable allowance.......................................  $    121,000  $  169,000
Deferred compensation...............................................       143,000     196,000
State income taxes..................................................        65,000      50,000
Unrealized losses on securities.....................................        78,000      18,000
Deferred revenue....................................................       706,000      33,000
Accrued expenses....................................................        17,000     110,000
Other...............................................................        29,000      33,000
                                                                      ------------  ----------
Total...............................................................     1,159,000     609,000
Valuation allowance.................................................       (60,000)    (60,000)
                                                                      ------------  ----------
Net deferred tax assets.............................................  $  1,099,000  $  549,000
                                                                      ------------  ----------
                                                                      ------------  ----------

    The effective tax rate varied from the statutory federal income tax rate as follows:

                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Statutory federal rate...........................................       34.0%      34.0%      34.0%
State and local taxes, net of federal tax benefit................        5.1        5.2        4.6
Other items......................................................        1.9        1.0        2.2
                                                                   ---------  ---------  ---------
Effective income tax rate........................................       41.0%      40.2%      40.8%
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

8. BARTER ARRANGEMENTS

    The Company exchanges otherwise perishable, unsold commercial broadcast time for products and services. Net operating revenue includes $1,517,210 in 1996, $1,337,809 in 1995 and $1,194,427 in 1994, representing the fair value of products or services exchanged for broadcast time. Selling and general and administrative expenses include the fair value of products and services utilized of $1,010,906 in 1996, $956,661 in 1995 and $1,003,222 in 1994. Additions to
property and equipment through such transactions were $70,350 in 1996, $425,936 in 1995 and $187,342 in 1994.

    Included in accounts payable, accrued expenses and other liabilities at December 31, 1996 and 1995, is $159,686 and $193,729, respectively, representing the fair value of goods and services owed by the Company to third parties under noncancelable agreements for commercial time broadcast prior to December 31 of the respective years.

9.RETIREMENT PLANS, EXECUTIVE BONUS POOL, EXECUTIVE LIFE INSURANCE AND EXECUTIVE
  LOAN

      The Company provides for retirement through a profit-sharing plan, as subsequently amended into a qualified 401(k) savings retirement plan, and through a non-qualified Supplemental Executive Retirement Plan (SERP).

    The Company's 401(k) savings retirement plan covers all eligible employees. Contributions were determined by the Board of Directors subject to maximum limitations as provided in the Internal Revenue

                         PREMIERE RADIO NETWORKS, INC.

9.RETIREMENT PLANS, EXECUTIVE BONUS POOL, EXECUTIVE LIFE INSURANCE AND EXECUTIVE
  LOAN (CONTINUED)
Code. Contributions by the Company made under the plan and included in the accompanying statements of income were $58,800 in 1996, $69,000 in 1995 and $80,000 in 1994.

    Under the 401(k) savings retirement plan (401(k) Plan), all employees who have completed one year of service or 1,000 hours of service in that year with the Company are eligible to join the 401(k) Plan on January 1 or July 1 of any given year. All eligible employees may contribute from 1% to 15% of their annual compensation on a pre-tax basis subject to annual IRS limitations. The Company makes matching contributions in an amount equal to 20% of the employee's contributions up to 10% of their annual compensation. Matching contributions made by the Company vest 20% per year beginning with the employee's first date of eligibility and participation in the 401(k) Plan.

    The Company has an Executive Bonus Pool under which bonuses are paid to executives at the discretion of the Compensation Committee. Amounts recorded as expense under the plan were $285,000 in 1996, $240,000 in 1995 and $170,000 in
1994.

    Effective December 31, 1995, the Company adopted a SERP for 5% or more stockholder/employees and certain designated executive officers of the Company. Under the SERP, all eligible employees may defer up to 100% of their annual compensation up to a maximum of $100,000 per year and earn interest on their deferred amounts. The total participant deferrals, were $120,000 and $230,000 during the years ended December 31, 1996 and 1995, respectively.

    During 1996, the Company entered into split-dollar life insurance agreements with certain executives of the Company. Under the terms of the agreements, the Company purchases life insurance policies on behalf of the executives that build cash surrender value while also providing life insurance benefits for the executives. The Company is entitled to a refund of all previously paid premiums or the cash surrender value, whichever is lower. In the event of the death of the executive, the Company will immediately be entitled to a refund of previously paid premiums. The Company may terminate the agreements at any time by giving written notice to the executive. At December 31, 1996, none of the executive insurance policies had any cash surrender value in excess of previously paid premiums.

    As contemplated pursuant to the terms of an employment agreement, on November 10, 1995, the Company loaned its Chief Executive Officer (the Executive) $800,000, which is secured by 170,000 and 85,000 shares of the Company's common stock and Class A common stock, respectively, owned by the Executive. The loan is non-recourse and bears interest, payable quarterly, at the Bank's Reference Rate, as announced on the first day of each quarter. The loan is payable on the earlier of July 28, 1999, or such date as the Executive ceases full-time employment with the Company (or, if the Company terminates such employment without cause, one year thereafter). Not less than 70% of the net proceeds of the sale by the Executive of any pledged shares and 25% of the net proceeds of sale of any other Company shares owned by the Executive shall be applied to repayment of the loan. The number of pledged shares will be reduced proportionately in the event of partial principal payments on the loan, provided that no collateral would be released to the extent the fair market value or the collateral remaining as security is less than 200% of the outstanding principal amount. During 1996, the executive repaid $197,664 in principal.

                         PREMIERE RADIO NETWORKS, INC.

10. DEBT AND EQUITY PLACEMENT

    On July 26, 1995, the Company's stockholders approved, and on July 28, 1995 (Closing Date), the Company consummated, various agreements including the Securities Purchase Agreement with Archon pursuant to which Archon provided to the Company standby commitments (Commitment Agreements) to purchase up to $10,800,000 of subordinated debentures (Debentures) and purchased from the Company 750,000 shares of common stock and 1,221,750 Class B warrants (659,250 warrants were placed in escrow to be released to Archon pro rata if Debentures were issued by the Company or upon termination of the commitments, whichever came first) for aggregate cash consideration of $4,025,000. The Debentures were issuable in units consisting of $1,000 principal amount of Debentures and 150 detachable Class A warrants exercisable at $7.00 per share (an aggregate or up to 1,620,000 detachable Class A warrants were issuable). The Debentures were issuable at the Company's call through October 28, 1996. In the event the Company did not exercise its call rights with respect to the Debentures, Archon was still entitled to receive 1,060,500 of the Class A warrants.

    On the Closing Date, the Company paid Archon a commitment fee of $108,000 for executing the Commitment Agreements and $40,000 representing the first of five annual installments for providing standby commitments to purchase the Debentures. The Company was also obligated to pay Archon a facility fee equal to 0.30% per quarter of the average principal amount of the unused subordinated debentures which facility fee was waived by Archon effective January 1, 1996. In addition, the Company paid $204,000 directly to or on behalf of Archon for legal and professional fees and expenses incurred by Archon in connection with these transactions.

    All of the securities, including the Debentures, common stock and warrants, have certain registration and piggyback rights.

    Under the Securities Purchase Agreement, Archon and the Company's principal stockholders and executive officers (the Insiders) have entered into a Stockholders' Agreement. Under the Stockholders' Agreement, the Insiders and Archon have entered into a Voting Trust Agreement pursuant to which Archon has contributed 500,000 shares of common stock and 250,000 shares of Class A common stock and the Insiders have contributed 1,288,624 shares of common stock, and 644,312 shares of Class A common stock. Through the Voting Trust Agreement, Archon has received proxies which will enable it to effectuate 50% control of the voting trust shares and 50% of the shares of Insiders not in the voting trust. In addition, Archon received three seats on the eight-member board of directors and the right to designate two outside directors.

    During January 1996, the Company completed the sale of 1,500,000 shares of Class A common stock at $18.25 per share (after giving effect to the Stock Dividend, holders received 2,250,000 shares of Class A common stock from this sale) pursuant to a follow-on public offering and received net proceeds of $22,049,000 (net of underwriting discounts, commissions and expenses). Included in prepaid expenses and other assets at December 31, 1995, is approximately $511,000 representing expenses incurred in connection with the public offering.

    In connection with this offering, the Company paid Archon a fee of $200,000.

11. WRITE-OFF OF DEBT ISSUANCE COSTS AND OTHER CHARGES

    The Company recorded, as debt issuance costs, the value of the 1,060,500 Class A warrants which were issuable to Archon whether or not the Company exercised its call rights with respect to the Debentures, commitment fees, legal, professional and other costs directly related to the Debentures

                         PREMIERE RADIO NETWORKS, INC.

11. WRITE-OFF OF DEBT ISSUANCE COSTS AND OTHER CHARGES (CONTINUED)
(Note 10). Because the Company did not call on Archon to purchase the Debentures by October 28, 1996, the Company wrote off the then remaining unamortized debt issuance costs which resulted in a one-time earnings charge during the fourth quarter of 1996 of $1,949,120.

    In connection with attempted business acquisitions and the assimilation of completed business acquisitions (Note 2) during the year ended December 31, 1996, the Company incurred professional fees, severance, transition and other costs. The costs which aggregated $417,045 were charged to expense in the 1996 statement of income.

12. STOCKHOLDERS' EQUITY

    In connection with the Company's initial public offering on May 5, 1992, the Company issued warrants for 100,000 shares of common stock (and up to 50,000 shares of Class A common stock after giving effect to the Stock Dividend) (such number of warrants are subject to adjustment under certain conditions) to the underwriter that are exercisable through April 28, 1997. At December 31, 1996, warrants for 52,667 and 27,334 shares of common stock and Class A common stock, respectively, at an exercise price of $4.31 per share were outstanding.

    The Company purchased 1,000 shares of common stock and 186,600 shares of Class A common stock in 1996 at an aggregate cost of $1,950,398. At December 31, 1996 the Company had remaining authorization under its stock repurchase program to acquire up to an aggregate value of $1,049,602 of either class of its common stock.

    As a condition, among others, to the consummation of the Securities Purchase Agreement (Note 10), the Company reincorporated from the State of California to the State of Delaware. Upon completion of the reincorporation, each outstanding share of the Company's common stock, no par value, was converted into one share of common stock, $.01 par value of the Delaware corporation. In addition, the authorized capital stock of the Delaware corporation was expanded to include 14,000,000 shares of Class A common stock, $.01 par value, and 5,000,000 shares of "blank check" preferred stock, $.01 par value. The common stock and Class A common stock are identical in all respects except that each share of common stock will be entitled to one vote and Class A common stock will be entitled to one-tenth vote on all matters submitted to stockholders.

    In August 1996, the Company's stockholders approved an amendment to the Certificate of Incorporation of the Company which provided that (a) each share of common stock is entitled to ten votes per share and each share of Class A common stock is entitled to one vote per share, (b) each share of common stock is convertible into one share of Class A common stock at the option of the holder thereof, (c) that the Company may not treat the common stock and Class A common stock differently (except for voting rights) in any merger, reorganization, recapitalization or similar transaction or support a tender offer which attempts to do so, and (d) the authorized number of shares of common stock and Class A common stock be increased to 14,000,000 and 20,000,000 shares, respectively.

13. STOCK OPTION PLANS

    On May 5, 1992, the Company established the 1992 Stock Option Plan (1992
Plan) pursuant to which 547,207 and 221,029 shares of common stock and Class A common stock, respectively, have been reserved for issuance under the 1992 Plan. All options were granted at no less than the fair market value of the shares on the date of grant (or 110% of fair market value, in the case of persons owning 10% or more of

                         PREMIERE RADIO NETWORKS, INC.

13. STOCK OPTION PLANS (CONTINUED)
the Company's stock on the date of grant). On July 26, 1995, the Company's stockholders approved the Company's 1995 Stock Option Plan (1995 Plan) pursuant to which additional options for 1,113,887 Class A common stock have been reserved for future issuance.

    The Company's 1992 Plan and 1995 Plan have certain anti-dilution provisions. As a result of the Stock Dividend, options authorized, granted and outstanding on the record date of the Stock Dividend were adjusted accordingly. At December 31, 1996, an aggregate of 1,722,438 options have been granted under the Company's stock option plans and 898,115 options were vested and exercisable.

    The Company has elected to follow APB 25 (Note 1) in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for each of the years ended December 31, 1996 and 1995: risk-free interest rates ranging from 5.5% to 6.5%; volatility factors of the expected market price of the Company's common stock of 0.551; and a weighted-average expected life of the options ranging from 1 to 5 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Given this method of amortization, the initial impact of applying SFAS 123 on pro forma net income and pro forma earnings per share is not representative of the potential impact on pro forma amounts in future years, when the effect of amortization from multiple awards would be reflected. The Company's pro forma information follows:

                                                                        1996          1995
                                                                    ------------  ------------
Pro forma net income..............................................  $  1,221,832  $  2,691,289
Pro forma earnings per share......................................  $       0.13  $       0.37

                         PREMIERE RADIO NETWORKS, INC.

13. STOCK OPTION PLANS (CONTINUED)
    The following is a summary of stock options granted, exercised and terminated through December 31:

                                                       1996                     1995                     1994
                                              -----------------------  -----------------------  -----------------------
                                                           WEIGHTED                 WEIGHTED                 WEIGHTED
                                                            AVERAGE                  AVERAGE                  AVERAGE
                                                           EXERCISE                 EXERCISE                 EXERCISE
                                               OPTIONS       PRICE      OPTIONS       PRICE      OPTIONS       PRICE
                                              ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year............     910,873   $    6.18      755,323   $    4.64      727,601   $    4.63
Granted.....................................     643,500   $   10.50      264,375   $    9.90       63,750   $    4.73
Exercised...................................     (95,230)  $    4.32     (108,825)  $    4.52      (16,250)  $    4.76
Forfeited...................................     (39,653)  $    6.78           --          --      (19,778)  $    4.63
                                              ----------  -----------  ----------       -----   ----------       -----
Outstanding at end of year..................   1,419,490   $    8.24      910,873   $    6.18      755,323   $    4.64
                                              ----------  -----------  ----------       -----   ----------       -----
                                              ----------  -----------  ----------       -----   ----------       -----
Exercisable at end of year..................     898,115   $    6.83      806,370   $    5.10      701,063   $    4.72
                                              ----------  -----------  ----------       -----   ----------       -----
                                              ----------  -----------  ----------       -----   ----------       -----
Weighted average fair value of options
 granted during year........................               $    5.11                $    3.76

    Exercise prices for options outstanding as of December 31, 1996 ranged from $3.83 to $20.00. The weighted average remaining contractual life of those options is 3.6 years. Options vest over a period of two or five years from respective grant dates.

    At December 31, 1996, the Company had outstanding, other than the Class A warrants and Class B warrants (Note 10), and the warrants issued to an underwriter in connection with its initial public offering (Note 12), 52,500 and 26,250 warrants to purchase common stock and Class A common stock issued to a company controlled by a director of the Company, respectively, at an exercise price of $5.17 per share, and 135,000 warrants to purchase Class A common stock at $8.67 per share issued to certain current and former directors of the Company.

    During October 1996 the Company granted 60,000 options to an affiliate of Archon at an exercise price of $11.00 per share.

14. NOTE RECEIVABLE

    On November 15, 1995, the Company loaned $500,000 to Major Networks, Inc. (Major) secured by certain of Major's accounts receivable and five sports programs. The loan does was noninterest bearing and was payable from proceeds of accounts receivable collected by the Company under the terms of a sales representation agreement. During 1996, the loan was repaid.

15. INVESTMENTS

    During November 1996 the Company acquired 5% of the outstanding common shares of Audionet, Inc. (Audionet) for $4,000,028 in cash. The investment which is available for sale is being carried at fair value (approximates cost at December 31, 1996). Under separate agreements, Audionet has retained the Company as Audionet's exclusive network radio sales representative, and has paid to the Company an advance of $2,000,000 towards Audionet's commitment to purchase network radio advertising from the Company over a two-year period. At December 31, 1996 the Company has recorded $1,766,800 of deferred revenue representing the unrecognized amount of the advance paid by Audionet.

                         PREMIERE RADIO NETWORKS, INC.

15. INVESTMENTS (CONTINUED)
    Also, included in investments at December 31, 1996 is $215,240 representing the estimated fair value of third-party common stock acquired in exchange for commercial time broadcast prior to December 31, 1996. At December 31, 1996, an unrealized loss of $150,112, which was offset by deferred income taxes of $60,000, was charged to stockholders' equity.

16. SUBSEQUENT EVENT--ACQUISITION OF AFTER MIDNITE ENTERTAINMENT, INC.

    Effective on January 7, 1997, pursuant to an Agreement and Plan of Merger By and Among the Company, After MidNite Entertainment, Inc. (AME) and the Shareholders of AME dated as of January 1, 1997 (Merger Agreement), a wholly-owned merger subsidiary of the Company acquired 100% of the outstanding shares of AME for consideration consisting of $3,900,000 cash and 400,000 shares of the Company's Class A common stock. Under the terms of the Merger Agreement, the Company has agreed to pay additional consideration either in cash or additional shares of Class A common stock, at its option, if the market value of the Class A common stock is less than $16.00 per share one year from the closing date of the transaction.

    Pursuant to the terms of the Merger Agreement, the sellers assumed responsibility for all pre-acquisition accounts payable or other obligations of AME, except for certain commitments under real property and equipment leases. In addition, the sellers retained AME's pre-Closing accounts receivable and cash balances as of the closing date of the transaction. The acquisition of AME will be accounted for by the Company as a purchase.

    In connection with the AME acquisition, the Company entered into various agreements with a former shareholder of AME, whereby, among other things, the Company paid the shareholder a transaction fee in the amount of $500,000. In addition, the Company has agreed to retain the shareholder under a two-year consulting agreement and the shareholder was nominated to the Company's Board of Directors in January 1997.

17.SUBSEQUENT EVENT (UNAUDITED)--SALE OF 100% OF THE COMPANY'S COMMON STOCK TO
   JACOR COMMUNICATIONS, INC.

    On April 7, 1997, the Company announced that it had signed a definitive merger agreement with Jacor Communications, Inc. (Jacor) pursuant to which Jacor will acquire 100% of the outstanding common stock, Class A common stock and common stock equivalents of the Company for cash and stock valued at approximately $185 million or approximately $18 per share, consisting of $13.50 in cash with the balance in Jacor common stock. The acquisition price is subject to adjustment in certain circumstances. Actual closing of the merger transaction is subject to regulatory review, including the expiration of the applicable Hart-Scott-Rodino waiting period, and other customary closing considerations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of

Secret Communications Limited Partnership:

    We have audited the accompanying combined balance sheet of WLTF/WTAM, CLEVELAND, as further described in Note 1, as of December 31, 1996, and the related combined statement of operations and cash flows for the year then ended. These financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the accompanying combined financial statements referred to above present fairly, in all material respects, the financial position of WLTF/WTAM, CLEVELAND as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                 /S/ ARTHUR ANDERSEN LLP

CHICAGO, ILLINOIS,

JULY 11, 1997

                              WLTF/WTAM, CLEVELAND

                            COMBINED BALANCE SHEETS

             AS OF DECEMBER 31, 1996 AND MARCH 31, 1997 (UNAUDITED)

                                                                                     DECEMBER 31,
                                                                                         1996
                                                                                     -------------    MARCH 31,
                                                                                                        1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents........................................................  $       2,000  $       2,000
  Accounts receivable (net of allowance for doubtful accounts of $100,000 and
    $86,035 respectively)..........................................................      2,156,463      1,493,312
  Trade receivables................................................................         73,495         99,109
  Prepaid expenses.................................................................        131,633        182,274
                                                                                     -------------  -------------
    Total current assets...........................................................      2,363,591      1,776,695
                                                                                     -------------  -------------

PROPERTY AND EQUIPMENT, net (note 3)...............................................      1,274,235      1,224,815

INTANGIBLE ASSETS, net (note 4)....................................................     14,668,620     14,460,764
                                                                                     -------------  -------------
TOTAL ASSETS.......................................................................  $  18,306,446  $  17,462,274
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                        LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable and accrued expenses............................................  $     618,078  $     552,755
  Trade payables...................................................................         51,416         41,956
  Interest payable.................................................................         27,960          7,555
  Current maturities of long-term debt.............................................        481,671        565,294
                                                                                     -------------  -------------
    Total current liabilities......................................................      1,179,125      1,167,560
                                                                                     -------------  -------------

LONG-TERM DEBT, less current maturities (note 6)...................................      7,122,586      7,038,963

COMMITMENTS AND CONTINGENCIES (note 7)

PARTNERS' CAPITAL AND STATION EQUITY
  Balance, beginning of period.....................................................     10,898,135     10,004,735
  Net amounts transferred to central office........................................     (1,766,949)      (412,915)
  Contributed capital..............................................................      1,278,815        291,831
  Net loss for the period..........................................................       (405,266)      (627,900)
                                                                                     -------------  -------------
  Balance, end of period...........................................................     10,004,735      9,255,751
                                                                                     -------------  -------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL............................................  $  18,306,446  $  17,462,274
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              WLTF/WTAM, CLEVELAND

                       COMBINED STATEMENTS OF OPERATIONS

           FOR THE YEARS ENDED DECEMBER 31, 1995 (UNAUDITED) AND 1996
      AND THE THREE MONTH PERIOD ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                                            1996
                                                                        -------------   THREE MONTHS ENDED MARCH
                                                                                                  31,
                                                             1995                      --------------------------
                                                         -------------                     1996          1997
                                                          (UNAUDITED)                  ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
REVENUES
  Advertising revenues.................................  $  10,751,100  $  11,032,379  $  2,086,515  $  2,043,283
  Less: agency commissions.............................      1,336,435      1,312,799       248,821       236,713
                                                         -------------  -------------  ------------  ------------
    Net revenues.......................................      9,414,665      9,719,580     1,837,694     1,806,570
                                                         -------------  -------------  ------------  ------------
OPERATING EXPENSES:
  Station operating expenses excluding depreciation and
    amortization.......................................      7,534,324      7,774,873     2,085,247     1,775,698
  Depreciation and amortization........................      1,154,579      1,054,304       265,453       278,445
  Central office general and administrative (note 8)...        644,383        712,779       145,558       243,922
                                                         -------------  -------------  ------------  ------------
    Operating expenses.................................      9,333,286      9,541,956     2,496,258     2,298,065
                                                         -------------  -------------  ------------  ------------
OPERATING INCOME.......................................         81,379        177,624      (658,564)     (491,495)
NONOPERATING EXPENSES:
  Interest expense (note 6)............................        637,461        540,390       134,722       125,780
                                                         -------------  -------------  ------------  ------------
    Non operating expenses.............................        637,461        540,390       134,722       125,780
                                                         -------------  -------------  ------------  ------------
Income before taxes....................................       (556,082)      (362,766)     (793,286)     (617,275)
Provision for state income taxes (note 2)..............         44,646         42,500        10,625        10,625
                                                         -------------  -------------  ------------  ------------
    Net loss...........................................  $    (600,728) $    (405,266) $   (803,911) $   (627,900)
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------

  The accompanying notes to financial statements are an integral part of these statements.

                              WLTF/WTAM, CLEVELAND

                       COMBINED STATEMENTS OF CASH FLOWS

           FOR THE YEARS ENDED DECEMBER 31, 1995 (UNAUDITED) AND 1996
      AND THE THREE MONTH PERIOD ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                                              1996
                                                                          -------------  THREE MONTHS ENDED MARCH
                                                                                                   31,
                                                                1995                     ------------------------
                                                            ------------                    1996         1997
                                                            (UNAUDITED)                  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................  ($   600,728) ($    405,266)  ($803,911)   ($627,900)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................     1,154,579      1,054,304     265,453      278,445
    (Gain) loss on disposal of equipment..................       (40,429)        18,390      --            4,300
    Changes in assets and liabilities:
      Decrease (increase) in receivables, net.............       125,556        (92,185)    638,295      637,537
      (Increase) decrease in prepaid expenses.............       (81,989)        50,272      (8,782)     (50,641)
      (Decrease) increase in payables and accrued
        expenses..........................................      (249,412)       120,864     (32,089)     (74,783)
      (Decrease) increase in interest payable.............       (75,998)         8,451      14,259      (20,405)
                                                            ------------  -------------  -----------  -----------
        Net cash provided by operating activities.........       231,579        754,830      73,225      146,553
                                                            ------------  -------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................................      (327,957)      (151,713)    (14,724)     (25,469)
  Proceeds from sale of equipment.........................        82,700       --            --           --
  Acquisition of call letters.............................       --             (14,487)     --           --
                                                            ------------  -------------  -----------  -----------
        Net cash (used in) investing activities...........      (245,257)      (166,200)    (14,724)     (25,469)
                                                            ------------  -------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in amounts transferred to central office.....    (1,388,809)    (1,766,949)   (335,149)    (412,915)
  Net (payments) of long-term debt........................      (960,303)      (100,496)   (100,496)      --
  Capital contributions...................................     2,362,790      1,278,815     377,144      291,831
                                                            ------------  -------------  -----------  -----------
        Net cash provided by (used in) financing
          activities......................................        13,678       (588,630)    (58,501)    (121,084)
                                                            ------------  -------------  -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................       --            --            --           --
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........         2,000          2,000       2,000        2,000
                                                            ------------  -------------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................  $      2,000  $       2,000   $   2,000    $   2,000
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                              WLTF/WTAM, CLEVELAND

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

(1) BUSINESS AND BASIS OF PRESENTATION:

    Secret Communications Limited Partnership ("Secret") owns WLTF-FM and WTAM-AM (the "Stations"). The Stations are licensed to and serve Cleveland, Ohio. The accompanying combined financial statements include the accounts of the Stations after eliminating all significant intercompany accounts and transactions.

    Secret was formed in 1994 and on August 1, 1994, the general partners of Secret contributed substantially all of the assets and debt of several radio stations to Secret. The Stations were among those included in this initial contribution.

    As further described in Note 5, Secret entered into an agreement to sell substantially all of the assets of the Stations to Jacor Broadcasting Corporation ("Jacor").

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    (a)  CASH EQUIVALENTS

    Cash equivalents include overnight repurchase agreements backed by United States securities.

    (b)  TRADE AGREEMENTS

    The Stations have entered into trade agreements which provide for the exchange of advertising time for merchandise or services and are recorded at the estimated fair market value of the goods or services to be received. Trade receivables and trade payables represent the outstanding obligations of the parties to the trade agreements as of the end of the year. Trade revenues are recognized as the advertisements are broadcast. Trade expenses are recognized as the services or merchandise is used.

    (c)  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

    (d)  INTANGIBLE ASSETS

    Intangible assets are recorded at their appraised values and are amortized using the straight-line method over estimated periods of benefit up to 40 years. Should events or circumstances occur subsequent to the acquisition of a station which bring into question the realizable value or impairment of the related goodwill and intangibles, Secret will evaluate the remaining useful life and balance of intangibles and make appropriate adjustments. Secret's principal considerations in determining impairment include the strategic benefit to Secret of the particular station and the current and expected future operating income and cash flow levels of that particular station.

    (e)  REVENUE RECOGNITION

    Advertising revenues are recognized as advertisements are broadcast.

                              WLTF/WTAM, CLEVELAND

                               DECEMBER 31, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    (g)  INCOME TAXES

    The accompanying combined financial statements do not reflect provisions for federal income taxes which are reported by the partners of Secret. The income taxes reported in the accompanying statements of operations are Cleveland city income taxes paid by the Partnership instead of the partners.

    (h)  STATEMENT OF CASH FLOWS

    Cash of $531,939 was paid for interest during the year ended December 31, 1996. Cash of $47,000 was paid for local income taxes during the year ended December 31, 1996.

    (i)  USE OF ESTIMATES

    The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following at December 31, 1996:

                                                                                   ESTIMATED
                                                                       1996      USEFUL LIVES
                                                                   ------------  -------------
Buildings and leasehold improvements.............................       625,098  5 - 10 years
Broadcasting equipment...........................................       715,473  5 - 15 years
Furniture and fixtures...........................................       195,654     5 years
Business equipment...............................................       207,133     5 years
Vehicles.........................................................       162,645     5 years
                                                                   ------------
                                                                      1,906,003
Less: Accumulated depreciation...................................      (631,768)
                                                                   ------------
                                                                   $  1,274,235
                                                                   ------------
                                                                   ------------

                              WLTF/WTAM, CLEVELAND

                               DECEMBER 31, 1996

(4) INTANGIBLE ASSETS:

    Intangible assets consisted of the following at December 31, 1996:

                                                                                    ESTIMATED
                                                                                     USEFUL
                                                                        1996          LIVES
                                                                    -------------  -----------
FCC Licenses......................................................  $  14,360,546   25 years
Network Contract..................................................        912,879   10 years
Advertiser Relationships..........................................      1,111,154    7 years
Call Letters......................................................         14,487   10 years
Goodwill..........................................................        279,253   40 years
                                                                    -------------
                                                                       16,678,319
Less: Accumulated amortization....................................     (2,009,699)
                                                                    -------------
                                                                    $  14,668,620
                                                                    -------------
                                                                    -------------

(5) SALE OF STATIONS:

    On April 24, 1997, Secret entered into a definitive agreement to sell substantially all of the assets of the Stations to Jacor. The assets sold included fixed assets and intangible assets. In addition, Secret entered into a noncompete agreement covering the Cleveland market for one year. In consideration for the assets of the Stations and the noncompete agreement, Jacor will pay Secret $23,968,750 in cash plus 750,000 shares of common stock of Jacor Communications, Inc. on the closing date. While this transaction is pending, Secret has entered into a time brokerage agreement with respect to the Stations which allows Jacor to purchase substantially all of the broadcast time on the Stations. The agreement commenced June 1, 1997 and will expire on the closing date.

    The Stations agreed to pay bonuses to certain executives and key employees if the individuals were employed by the Stations upon the close of the sale. These bonuses are accrued ratably from the commitment date, October 1, 1996, through the estimated close date, July 31, 1997. At December 31, 1996, $108,900 is accrued for these stay bonuses, with the related expense reflected in central office general and administrative expenses.

(6) LONG-TERM DEBT:

    Long-term debt consisted of a senior reducing revolving credit facility at December 31, 1996, which was used to recapitalize debt and to fund working capital for Secret at August 1, 1994. The debt was allocated to the Stations based on the ratio of the Stations' fair market value as compared to the total fair market value of Secret at August 1, 1994. Additional borrowings and repayments were allocated based on the same ratio if these borrowings and repayments were related to the general operations of all the Secret stations. Interest expense for the year ended December 31, 1996, was allocated to the Stations based on the same ratio.

    Borrowings under the revolving loans bear interest, at the option of Secret at LIBOR or prime, plus a margin. The margin over LIBOR or prime varies from time to time depending on Secret's ratio of debt to cash flow as defined in the agreement. The interest rate on the reducing revolver at December 31, 1996, ranged from 7.00% to 8.50%, with a weighted average interest rate of 7.10%.

                              WLTF/WTAM, CLEVELAND

                               DECEMBER 31, 1996

(6) LONG-TERM DEBT: (CONTINUED)
    Amounts outstanding under the reducing revolver are payable in quarterly installments beginning as early as June 30, 1995, and ending December 31, 2001. The amounts payable depend on the amounts then outstanding and correspondingly reduce the amount available to be borrowed. Based on debt outstanding, there were no amortization payments required to be made in 1996. Amounts outstanding under the revolving credit/term loan convert on June 30, 1997, to a term loan payable in quarterly installments ending December 31, 2001. In addition to scheduled amortization, Secret is required to repay revolving credit borrowings each calendar year of up to 50% of the excess cash flow for that calendar year as defined in the agreement, commencing with the year ending December 31, 1995. Based on financial ratios at December 31, 1996, there is no excess cash flow repayment due in 1997.

    The senior credit facility limits indebtedness, capital expenditures, and payment of distributions and requires certain financial ratios to be maintained among other restrictions. At December 31, 1996, Secret was in compliance with all provisions of its credit agreement. The senior credit facility is secured by substantially all of the assets of Secret.

    The future maturities of long-term debt are as follows:

1997............................................................  $ 481,671
1998............................................................  1,357,903
1999............................................................  1,614,111
2000............................................................  1,870,319
2001............................................................  2,280,253
                                                                  ---------
                                                                  $7,604,257
                                                                  ---------
                                                                  ---------

    The fair value of the debt is equal to its carrying value.

    On April 1, 1997, Secret repaid all amounts outstanding under its senior credit facility.

(7) COMMITMENTS AND CONTINGENCIES:

    The Stations have entered into operating leases with initial or remaining non-cancelable terms in excess of one year. The future minimum rental payments required for all such leases as of December 31, 1996, are as follows:

                                  YEAR ENDING
                                  DECEMBER 31,
--------------------------------------------------------------------------------
  1997..........................................................................  $    292,428
  1998..........................................................................       243,860
  1999..........................................................................       252,930
  2000..........................................................................       240,202
  2001..........................................................................       175,379
                                                                                  ------------
Total minimum payments required.................................................  $  1,204,799
                                                                                  ------------
                                                                                  ------------

    Rent expense was $290,704 for the year ended December 31, 1996.

                              WLTF/WTAM, CLEVELAND

                               DECEMBER 31, 1996

(8) RELATED PARTY TRANSACTIONS:

    Central office general and administrative expenses represent an allocation of charges incurred by Secret's headquarters for various administrative and management services, including, but not limited to, salaries, bonuses, management fees and service fees. The charges are allocated to the Stations based on the total number of markets in which Secret owns stations. Amounts charged to the Stations do not necessarily represent the amounts that would have been incurred had the Stations operated as an unaffiliated entity. However, management believes that these charges result in a reasonable level of general and administrative expenses for the Stations.

    Included in the central office general and administrative expenses are fees charged to Secret by the two general partners for management and consulting services provided to Secret. In addition, Lane Industries, Inc., a related party to the administrative general partner of Secret, provides certain tax, legal, financial, risk management and employee benefits services for an annual fee. The amount allocated to the Stations for all such services provided by the general partners amounted to $180,405 for the year ended December 31, 1996.

    As described in Note 6, a portion of Secret's senior debt and interest expense has been allocated to the Stations as of December 31, 1996, and for the year then ended.

    The Partners' Capital and Station Equity section of the Balance Sheet consists of intercompany accounts, capital contributed by the partners and retained earnings. These accounts reflect the original acquisition of the Stations and the activity between the Stations and Secret, such as cash transfers and expense allocations.

(9) DEFERRED SAVINGS PLAN:

    Secret maintains a 401(k) savings plan in which the employees of the Stations participate. Employees must have reached age 21 and have completed one year of consecutive service to participate in the plan. Employees may contribute up to 15% of their salaries in accordance with IRS limitations. Secret matches employee contributions at a rate of 75% (up to 6%) of the employee's salary. Secret's contribution to the plan related to the Stations was $82,269 for the year ended December 31, 1996.

(10) NOTE TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

    The accompanying unaudited interim combined financial statements have been prepared in accordance with generally accepted accounting practices for interim periods. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is suggested that these interim combined financial statements be read in conjunction with the financial statements and notes thereto.

    In the opinion of management, the unaudited interim combined financial statements reflect all adjustments consisting of normal recurring adjustments necessary to present fairly the combined financial position of the Stations as of March 31, 1997, and the interim combined results of operations and cash flows for all periods presented.

                                    ANNEX I

                           ASSETS PURCHASE AGREEMENT
                                 BY AND BETWEEN
                     JACOR BROADCASTING CORPORATION (BUYER)
                                      AND
               SECRET COMMUNICATIONS LIMITED PARTNERSHIP (SELLER)

                        (omitting schedules and exhibits
                              not deemed material)

                                     A-I-1

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                   ---------
ARTICLE 1
           PURCHASE OF ASSETS....................................................................................      A-I-6
           1.1        Transfer of Assets.........................................................................      A-I-6
           1.2        Excluded Assets............................................................................      A-I-8

ARTICLE 2
           ASSUMPTION OF OBLIGATIONS.............................................................................      A-I-8
           2.1        Assumption of Obligations..................................................................      A-I-8
           2.2        Retained Liabilities.......................................................................      A-I-8

ARTICLE 3
           CONSIDERATION.........................................................................................      A-I-9
           3.1        Delivery of Consideration..................................................................      A-I-9
           3.2        Proration of Income and Expenses...........................................................      A-I-9
           3.3        Allocation of Purchase Price...............................................................     A-I-10
           3.4        Subdivision of Stock.......................................................................     A-I-10

ARTICLE 4
           CLOSING...............................................................................................     A-I-10
           4.1        Closing....................................................................................     A-I-10
           4.2        Time Brokerage Agreement...................................................................     A-I-10

ARTICLE 5
           GOVERNMENTAL CONSENTS.................................................................................     A-I-11
           5.1        FCC Consent................................................................................     A-I-11
           5.2        FCC Application............................................................................     A-I-11
           5.3        HSR Application............................................................................     A-I-11

ARTICLE 6
           REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................     A-I-11
           6.1        Organization and Standing..................................................................     A-I-11
           6.2        Authorization and Binding Obligation.......................................................     A-I-11
           6.3        Qualification..............................................................................     A-I-12
           6.4        Absence of Conflicting Agreements or Required Consents.....................................     A-I-12
           6.5        Litigation.................................................................................     A-I-12
           6.6        Commissions or Finder's Fees...............................................................     A-I-12
           6.7        Issuance of Shares.........................................................................     A-I-12
           6.8        Information Supplied for Registration Statement............................................     A-I-12

ARTICLE 7
           REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................     A-I-13
           7.1        Organization and Standing..................................................................     A-I-13
           7.2        Authorization and Binding Obligation.......................................................     A-I-13
           7.3        Absence of Conflicting Agreements or Required Consents.....................................     A-I-13
           7.4        Government Authorizations..................................................................     A-I-13
           7.5        Compliance with FCC Regulations............................................................     A-I-14
           7.6        Taxes......................................................................................     A-I-14
           7.7        Personal Property..........................................................................     A-I-15
           7.8        Real Property..............................................................................     A-I-15
           7.9        Contracts..................................................................................     A-I-16
           7.10       Status of Contracts, etc...................................................................     A-I-16

                                     A-I-2

                                                                                                                     PAGE
                                                                                                                   ---------
           7.11       Environmental..............................................................................     A-I-16
           7.12       Intellectual Property......................................................................     A-I-16
           7.13       Financial Statements.......................................................................     A-I-17
           7.14       Personnel Information......................................................................     A-I-17
           7.15       Litigation.................................................................................     A-I-17
           7.16       Compliance With Laws.......................................................................     A-I-18
           7.17       Employee Benefit Plans.....................................................................     A-I-18
           7.18       Commissions or Finder's Fees...............................................................     A-I-18
           7.19       Conduct of Business in Ordinary Course: Adverse Change.....................................     A-I-18
           7.20       Intentionally Deleted......................................................................     A-I-18
           7.21       Undisclosed Liabilities....................................................................     A-I-18
           7.22       Full Disclosure............................................................................     A-I-18
           7.23       Insurance..................................................................................     A-I-18
           7.24       Information Supplied for Registration Statement............................................     A-I-19

ARTICLE 8
           COVENANTS OF BUYER....................................................................................     A-I-19
           8.1        Closing....................................................................................     A-I-19
           8.2        Notification...............................................................................     A-I-19
           8.3        No Inconsistent Action.....................................................................     A-I-19
           8.4        Accounts Receivable........................................................................     A-I-19
           8.5        Adequate Current Public Information........................................................     A-I-20

ARTICLE 9
           COVENANTS OF SELLER...................................................................................     A-I-20
           9.1        Seller's Pre-Closing Covenants.............................................................     A-I-20
           9.2        Notification...............................................................................     A-I-22
           9.3        No Inconsistent Action.....................................................................     A-I-22
           9.4        Closing....................................................................................     A-I-22
           9.5        Other Items................................................................................     A-I-22
           9.6        Exclusivity................................................................................     A-I-22
           9.7        Intentionally Deleted......................................................................     A-I-23
           9.8        Seller's Rule 145 Affiliates...............................................................     A-I-23
           9.9        Construction Permit. BP-960711AA...........................................................     A-I-23

ARTICLE 10
           JOINT COVENANTS.......................................................................................     A-I-23
           10.1       Confidentiality............................................................................     A-I-23
           10.2       Cooperation................................................................................     A-I-23
           10.3       Control of Station.........................................................................     A-I-24
           10.4       Consents to Assignment.....................................................................     A-I-24
           10.5       Filings....................................................................................     A-I-24
           10.6       Bulk Sales Laws............................................................................     A-I-24
           10.7       Employee Matters...........................................................................     A-I-24
           10.8       Seller Registration Statement..............................................................     A-I-25
           10.9       Registration Agreement.....................................................................     A-I-25

ARTICLE 11
           CONDITIONS OF CLOSING BY BUYER........................................................................     A-I-25
           11.1       Representations, Warranties and Covenants..................................................     A-I-25
           11.2       Governmental Consents......................................................................     A-I-26
           11.3       Governmental Authorizations................................................................     A-I-26

                                     A-I-3

                                                                                                                     PAGE
                                                                                                                   ---------
           11.4       Adverse Proceedings........................................................................     A-I-26
           11.5       Third-Party Consents.......................................................................     A-I-26
           11.6       Closing Documents..........................................................................     A-I-26
           11.7       Environmental Audit........................................................................     A-I-26
           11.8       Title Insurance and Surveys................................................................     A-I-26
           11.9       Real Estate................................................................................     A-I-26
           11.10      No Adverse Change..........................................................................     A-I-27
           11.11      Board and Bank Consent.....................................................................     A-I-27
           11.12      Time Brokerage Agreement Compliance........................................................     A-I-27
           11.13      Effectiveness of Registration Statement....................................................     A-I-27
           11.14      WLTF(FM) Tower and Transmitter Lease.......................................................     A-I-27

ARTICLE 12
           CONDITIONS OF CLOSING BY SELLER.......................................................................     A-I-27
           12.1       Representations, Warranties and Covenants..................................................     A-I-27
           12.2       Governmental Consents......................................................................     A-I-27
           12.3       Adverse Proceedings........................................................................     A-I-28
           12.4       Closing Documents..........................................................................     A-I-28
           12.5       Effectiveness of Registration Statement....................................................     A-I-28
           12.6       Registration Agreement.....................................................................     A-I-28
           12.7       Buyer's Conditions.........................................................................     A-I-28

ARTICLE 13
           TRANSFER TAXES; FEES AND EXPENSES.....................................................................     A-I-28
           13.1       Expenses...................................................................................     A-I-28
           13.2       Title and Transfer Taxes and Similar Charges...............................................     A-I-28
           13.3       Governmental Filing or Grant Fees..........................................................     A-I-28

ARTICLE 14
           DOCUMENTS TO BE DELIVERED AT CLOSING..................................................................     A-I-28
           14.1       Seller's Documents.........................................................................     A-I-28
           14.2       Buyer's Documents..........................................................................     A-I-29

ARTICLE 15
           SURVIVAL; INDEMNIFICATION; ETC........................................................................     A-I-30
           15.1       Survival of Representations, Etc...........................................................     A-I-30
           15.2       Indemnification............................................................................     A-I-30
           15.3       Procedures: Third Party and Direct Indemnification Claims..................................     A-I-31

ARTICLE 16
           TERMINATION RIGHTS....................................................................................     A-I-32
           16.1       Termination................................................................................     A-I-32
           16.2       Liability..................................................................................     A-I-32
           16.3       Monetary Damages, Specific Performance and Other Remedies..................................     A-I-32
           16.4       Seller's Damages...........................................................................     A-I-32

ARTICLE 17
           MISCELLANEOUS PROVISIONS..............................................................................     A-I-33
           17.1       Risk of Loss...............................................................................     A-I-33
           17.2       Certain Interpretive Matters and Definitions...............................................     A-I-33
           17.3       Further Assurances.........................................................................     A-I-33
           17.4       Benefit and Assignment.....................................................................     A-I-33
           17.5       Amendments.................................................................................     A-I-33

                                     A-I-4

                                                                                                                     PAGE
                                                                                                                   ---------
           17.6       Headings...................................................................................     A-I-33
           17.7       Governing Law..............................................................................     A-I-34
           17.8       Intentionally Deleted......................................................................     A-I-34
           17.9       Notices....................................................................................     A-I-34
           17.10      Counterparts...............................................................................     A-I-35
           17.11      No Third Party Beneficiaries...............................................................     A-I-35
           17.12      Severability...............................................................................     A-I-35
           17.13      Entire Agreement...........................................................................     A-I-35

                         LIST OF SCHEDULES AND EXHIBITS

 SCHEDULE
-----------
     1.2.8   Miscellaneous Excluded Assets
       3.1   Distribution of Shares to Partners
       6.3   Qualifications
       7.4   Station Licenses, Etc.
     7.4.3   Restrictions on Operating Status
     7.4.4   Exceptions to Short Spacing
       7.7   Tangible Personal Property
       7.8   Real Property
       7.9   (a)  Contracts
       7.9   (b)  Material Contracts
      7.11   Environmental Matters
      7.12   Intellectual Property
      7.13   Financial Statements
      7.14   Personnel Information
      7.15   Litigation
      7.16   Compliance With Laws
      7.17   Employee Benefit Plans
     9.1.5   Staying Bonuses

   EXHIBIT
-------------
      A        Time Brokerage Agreement
      B        Assignment and Assumption Agreement
      C        Noncompetition and Confidentiality Agreement
      D        (Intentionally Deleted)
      E        (Intentionally Deleted)
      F        Affiliate Letter
      G        Form of Estoppel Certificate
      H        (Intentionally Deleted)
      I        Registration Agreement

                                     A-I-5

                           ASSETS PURCHASE AGREEMENT

    THIS ASSETS PURCHASE AGREEMENT (this "Agreement") is made and entered this 24th day of April, 1997, by and among JACOR BROADCASTING CORPORATION, an Ohio corporation ("Buyer"), and SECRET COMMUNICATIONS LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller").

                                    RECITALS

    WHEREAS, Seller owns and operates radio stations WLTF (FM) and WTAM (AM) licensed to Cleveland, Ohio, (together the "Stations" and each individually a "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC"); and

    WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets and assume certain obligations associated with the ownership and operation of the Stations, all on the terms and subject to the conditions set forth herein; and

    WHEREAS, in order to induce Buyer to enter into this Agreement, Seller is willing to enter into this Agreement and make certain representations and warranties to, and covenants and agreements with, Buyer.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE OF ASSETS

    1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of Seller's leasehold interest) by Seller as the case may be, wherever situated, which are used or held for use in the operation of the Stations (the "Stations Assets"), including but not limited to all of Seller's right, title and interest in and to the assets, properties, interests and rights described in this Section 1.1:

        1.1.1 all licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including without limitation those issued by the FCC (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Stations Licenses") used or useful in connection with the operation of the Stations, including but not limited to those described in SCHEDULE 7.4, along with renewals or modifications of such items between the date hereof and the Closing Date;

        1.1.2 all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased (to the extent of Seller's leasehold interest) or held by Seller and used or useful in connection with the operations of the Stations, including but not limited to those items described or listed in SCHEDULE 7.7, together with any replacements thereof and additions thereto made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller; provided, however, Seller agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $25,000 in the aggregate;

                                     A-I-6

        1.1.3  Subject to the prior assignment and assumption thereof pursuant
    to Section   of the Time Brokerage Agreement (as defined in Section 4.2 hereof), all contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations and which are listed in SCHEDULE 7.8 and SCHEDULE 7.9(A), together with all contracts, agreements, leases and legally binding contractual rights entered into or acquired by Seller between the date hereof and the Closing Date in the ordinary course of business, consistent with past practices of Seller and in accordance with this Agreement and with respect to which Buyer specifically agrees in a writing executed at Closing to assume (collectively, the "Contracts") and all Time Sales Agreements (as defined in the Time Brokerage Agreement). In the event the Commencement Date under the Time Brokerage Agreement has not occurred prior to the Closing
    Date, then the parties shall make the calculations set forth in Section   of
    the Time Brokerage Agreement as of the Closing Date and Buyer shall be entitled to a credit against the Purchase Price, for the amount, if any, by which the aggregate net value of the Stations' Barter Payable (as defined below) as of the Closing Date exceeds the aggregate net value of the Station's Barter Receivable (as defined below) by more than Fifty Thousand Dollars ($50,000) as of the Closing Date. "Barter Payable" means the aggregate value of time owed pursuant to each of the Trade Agreements. "Barter Receivable" means the aggregate value of goods and services to be received pursuant to each of the Trade Agreements.

        1.1.4 all of Seller's rights in and to the call letters "WLTF (FM)" and "WTAM (AM)" as well as all of Seller's rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Seller, which are used or useful in connection with the operation of the Stations, including but not limited to those listed in SCHEDULE 7.12 (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

        1.1.5 all programming materials and elements of whatever form or nature owned by Seller, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to Seller that are used or useful in connection with the operation of the Stations, including all such programs, materials, elements and copyrights acquired by Seller between the date hereof and the Closing Date;

        1.1.6 all of Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, and all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

        1.1.7 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

        1.1.8 all real property owned in fee by Sellers together with all appurtenant easements thereto and all structures, fixtures and improvements located thereon as more fully described in SCHEDULE 7.8., together with any additions thereto between the date hereof and the Closing Date;

        1.1.9 except for Excluded Assets, such other assets, properties, interests and rights owned by Seller that are used or useful in connection with the operation of the Stations or that are located as of the Closing Date on the real property described on SCHEDULE 7.8.

                                     A-I-7

    The Stations Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever, except for Permitted Encumbrances, if any, as provided for in Section 7.8.3. Notwithstanding the foregoing, at or prior to the Closing, Buyer may decide, in the exercise of its sole discretion, not to purchase any one or more of the Stations Assets (and, in such event, not to assume any liability secured by, arising from the acquisition of, or otherwise relating to, any such Asset); provided, that in no event shall such decision reduce the Purchase Price.

    1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

        1.2.1 all cash and cash equivalents of Seller on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

        1.2.2 all accounts receivable or notes receivable for services performed by Seller in connection with the operation of the Stations prior to the Closing Date;

        1.2.3 subject to the limitation set forth in Section 1.1.2 of this Agreement, all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practices of Seller between the date of this Agreement and the Closing Date;

        1.2.4 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller;

        1.2.5 Sellers' documents, record books and such other books and records as pertain to the organization, existence or capitalization of Seller as a limited partnership and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving or relating to the Stations Assets or the operation or operations of the Stations;

        1.2.6 contracts of insurance, and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

        1.2.7 all pension, profit sharing or cash or deferred Section 401(k) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Sellers;

        1.2.8  any right, property or asset described in Schedule 1.2.8; and

        1.2.9 any and all assets and properties of Seller of any kind and description that are not used or not held for use in the operations of the Stations.

                                   ARTICLE 2
                           ASSUMPTION OF OBLIGATIONS

    2.1 ASSUMPTION OF OBLIGATIONS. Subject to the provisions of this Section 2.1, Section 2.2 and Section 3.3, on the Closing Date, and subject to any prior assumption under the Time Brokerage Agreement, Buyer shall assume the obligations of Seller arising or to be performed on and after the Closing Date (except to the extent such obligations arise out of or are related to activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date) under (a) the Con tracts; and (b) all Time Sales Agreements. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

    2.2 RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not

                                     A-I-8
be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Liabilities. Seller will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Seller, other than the Assumed Liabilities, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments asserted against Buyer as successor in interest to Seller. All of such liabilities, obligations and commitments of Seller described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities."

                                   ARTICLE 3
                                 CONSIDERATION

    3.1 DELIVERY OF CONSIDERATION. In consideration for the sale of the Stations Assets to Buyer, in addition to the assumption of certain obligations of Seller pursuant to Section 2.1 above, Buyer shall, at the Closing (as hereinafter defined); (i) deliver to Seller, Twenty-Three Million Nine Hundred and Sixty-Eight Thousand Seven Hundred and Fifty Dollars ($23,968,750) (the "Cash Consideration") by wire transfer of immediately available funds subject to adjustment pursuant to the provisions of Section 3.2 below and (ii) deliver to the Seller or to the partners of Seller as determined by Seller in its sole discretion no later than the effective date of the Registration Statement (as defined herein) an aggregate of Seven Hundred and Fifty Thousand shares of common stock of Jacor Communications, Inc., a Delaware corporation (the "Stock Consideration"), to be distributed entirely to the Seller or pro rata to the partners of Seller as set forth on SCHEDULE 3.1 attached hereto, subject to adjustment pursuant to the provisions of Section 3.4 below (the Cash Consideration and the Stock Consideration shall be collectively referred to as the "Purchase Price"). Jacor Communications, Inc. may be referred to herein as "Jacor".

    3.2  PRORATION OF INCOME AND EXPENSES.

        3.2.1 Except as otherwise provided herein, and except as previously prorated pursuant to the Time Brokerage Agreement (as hereinafter defined) all deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern Standard Time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Stations Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety-day limitation set forth in Section 3.2.2), utility expenses, amounts due or to become due under Contracts, rents, lease payments and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

        3.2.2 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.2, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days after the Closing Date.

                                     A-I-9

        3.2.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.2.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. If the aggregate amount in dispute is $10,000 or less, the disputed amount shall be shared equally by Buyer and Seller.

    3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in a manner reasonably determined by Buyer based upon an appraisal prepared by an appraiser selected by Buyer, and such appraisal and allocation shall be completed prior to Closing unless otherwise agreed to by the parties. Buyer shall pay for such appraisal. Seller and Buyer agree to use the allocations determined by Buyer for all tax purposes including, without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

    3.4 SUBDIVISION OF STOCK. In the event that subsequent to the date hereof and prior to the Closing Date, Jacor shall pay a dividend in the common stock of Jacor, subdivide the common stock of Jacor into a larger number of shares (it being understood that a sale or issuance of the common stock of Jacor shall not constitute such a subdivision) or combine the common stock of Jacor into a smaller number of shares (each of such events may be referred to as a "Subdivision Event"), there shall be a proportional adjustment in the number of shares of common stock of Jacor to be distributed to the Seller or to the partners of Seller, as the case may be.

                                   ARTICLE 4
                                    CLOSING

    4.1 CLOSING. Except as otherwise mutually agreed upon by Buyer and Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur within five (5) business days after the later to occur of: (a) the satisfaction or waiver of each condition to closing contained herein (excluding conditions that by their terms cannot be satisfied until the Closing Date), and provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date; and (b) the issuance of the Final Order (as defined below), or such other date as may be mutually agreed by the parties hereto (the "Closing Date"); provided, however, that Buyer may in its sole discretion, waive the requirement that a Final Order be issued and elect (subject to clause (a) above) to close at any time (upon not less than five business days' notice to Seller) after the release of the initial FCC approval on public notice that it has consented to the transaction contemplated hereby (the "Initial Approval"). For purposes of the Agreement, "Final Order" (and "Final") means an order or grant by the FCC which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction and pursuant to which the FCC consents, as the case may be, to the assignments of the FCC Licenses, contemplated by this Agreement or to the renewal of the FCC Licenses, each such order or grant being without the imposition of any conditions adverse to Buyer or any affiliate (as hereinafter defined) of Buyer with respect to the assignment of the FCC Licenses to Buyer or the continued operation of the Station or the Station Assets. In the event that the parties close before the Initial Approval has become a final order, the parties shall enter into a mutually acceptable Unwind Agreement. The Closing shall be held in the offices of Graydon, Head & Ritchey, 511 Walnut Street, Suite 1900, Cincinnati, Ohio 45202, or at such place and in such manner as the parties hereto may agree.

    4.2 TIME BROKERAGE AGREEMENT. Simultaneously with the execution hereof, Buyer and Sellers are entering into a Time Brokerage Agreement, in the form of Exhibit A hereto (the "Time Brokerage Agreement"), pursuant to which Sellers have agreed to make available to Buyer the broadcasting transmission facilities of the Stations and/or cause to be broadcast on the Stations Buyer's programming from the Commencement Date (as defined in the Time Brokerage Agreement) during the term thereof. An Event of Default by either party under the Time Brokerage Agreement shall constitute a material default under this Agreement and insofar as the cure period specified in the Time Brokerage Agreement

                                     A-I-10
has expired with respect to the default, no further cure period shall be afforded under the provisions of Section 16.1.2 or Section 16.1.3.

                                   ARTICLE 5
                             GOVERNMENTAL CONSENTS

    5.1 FCC CONSENT. It is specifically understood and agreed by Buyer and Seller that the Closing, the assignment of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and is subject to the prior consent and approval of the FCC without the imposition of any conditions materially adverse to Buyer or any affiliate of Buyer (the "FCC Consent").

    5.2 FCC APPLICATION. If the same has not already been filed as of the time of the execution hereof, then within five (5) business days after the execution of this Agreement, Buyer and Seller shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyer and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyer nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Seller or upon any of their respective affiliates). If the FCC Consent imposes any condition on Buyer or Seller or any of their respective affiliates, such party shall use its best efforts to comply with such condition; provided, however, that neither Buyer nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof.

    5.3 HSR APPLICATION. Within ten (10) business days after the execution of this Agreement, Buyer and Seller shall make any and all required governmental filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby, and shall use their best efforts to respond as promptly as practicable to all inquiries received from the applicable governmental agencies or committees for additional information or documentation. Buyer and Seller will notify each other of all correspondence, filings or communications between such party or its representatives, on the one hand, and the applicable governmental agencies or committees, on the other hand, with respect to this Agreement and the transaction contemplated hereby. Buyer and Seller will furnish each other with such necessary information and reasonable assistance as such other parties may request in connection with their preparation of all filings pursuant to the HSR Act.

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby makes the following representations and warranties to Seller each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Seller.

    6.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Jacor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    6.2 AUTHORIZATION AND BINDING OBLIGATION. Buyer has all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement

                                     A-I-11
will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

    6.3 QUALIFICATION. Except as set forth in Schedule 6.3, to the best of Buyer's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Buyer as an assignee of the Stations Licenses.

    6.4 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not conflict with the provisions of the articles of incorporation or code of regulations of Buyer;
(b) do not require the consent of any third party not affiliated with Buyer, except for the consent of the Buyer's lenders; (c) will not violate any applica-ble law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

    6.5 LITIGATION. There is no claim, litigation, proceeding or investi-gation pending or, to the best of Buyer's knowledge, threatened against Buyer, that could materially adversely affect Buyer's ability to perform its obligations pursuant to this Agreement. To the best of Buyer's knowledge, Buyer is not in violation of any law, regulation, or ordinance or any other requirement of any governmental body or court which could have a material adverse effect on Buyer's ability to perform its obligations pursuant to this Agreement.

    6.6 COMMISSIONS OR FINDER'S FEES. Neither Buyer nor any person or entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

    6.7 ISSUANCE OF SHARES. The shares of Jacor common stock to be issued as the Stock Consideration will be validly issued, fully paid, nonassessable, and free of preemptive rights, registered under the Securities Act of 1933 and will be issued in compliance with all state securities laws of Ohio, Illinois, Michigan and Delaware.

    6.8 INFORMATION SUPPLIED FOR REGISTRATION STATEMENT. The information supplied or to be supplied by Buyer with respect to Jacor, Buyer and their respective officers, directors and affiliates specifically to be included or incorporated by reference in the Registration Statement (the "Jacor Information") on Form S-4 relating to the shares of Jacor common stock to be issued as the Stock Consideration (the "Registration Statement") will not, at the time it becomes effective and at the Closing Date, as such Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form with the applicable securities laws.

                                     A-I-12

                                   ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Buyer:

    7.1 ORGANIZATION AND STANDING. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the partnership power and authority to own, lease and operate the Stations Assets and to carry on the business of the Stations as now being conducted and as proposed to be conducted between the date hereof and the Closing Date. The general partners of Seller, Broadcast Alchemy, L.P., a Delaware limited partnership and Booth Broadcasting, Inc., a Michigan corporation are duly organized, validly existing and in good standing under the laws of the States of Delaware and Michigan, respectively and have authorized Seller to enter into this Agreement and to consummate the transactions contemplated hereby, and Booth American Company, a Michigan corporation, is duly organized, validly existing and in good standing under the laws of the State of Michigan.

    7.2 AUTHORIZATION AND BINDING OBLIGATION. Seller has the power and authority, and has taken all necessary and proper action, corporate and otherwise, to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by laws affecting the enforce ment of creditor's rights or equitable principles generally.

    7.3 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 with respect to governmental consents and in SCHEDULE 7.8 or
SCHEDULE 7.9(A) with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's partnership agreement (or other charter or organizational documents) or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which Seller, or any of the Stations Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or any of the Stations Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Stations Assets.

    7.4  GOVERNMENT AUTHORIZATIONS.

        7.4.1 SCHEDULE 7.4 hereto contains a true and complete list of the Stations Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with each Station). Seller has delivered to Buyer true and complete copies of the Station Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4, including any and all amendments and other modifications thereto.

        7.4.2 Seller is the authorized legal holder of the Stations Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4, which are in full force and effect, in good standing and are unimpaired by any act of Seller or Seller's partners, employees or agents, and none of which is

                                     A-I-13
    subject to any restrictions or conditions which would limit in any material respect the full operation of the Stations as now operated.

        7.4.3 Except as set forth in SCHEDULE 7.4, there are no applications, complaints, petitions or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations. The operations of the Stations are in accordance with the Stations Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in SCHEDULE 7.4. No proceedings are pending or, to the best of Seller's knowledge, threatened, and there has not been any act or omission of Seller or Seller's partners, or employees, which may result in the revocation, modification, non-renewal or suspension of any of the Stations Licenses or the other licenses, permits and authorizations listed in SCHEDULE 7.4, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the Stations Licenses or the other licenses, permits and authorizations listed in SCHEDULE 7.4 or which may affect Buyer's ability to continue to operate the Stations as they are currently operated.

        7.4.4 Except as set forth on SCHEDULE 7.4.4, the Stations are licensed by the FCC to operate and each is operating with the maximum facilities specified in their respective Station Licenses. Except as set forth in
    SCHEDULE 7.4.4, the Stations are not short-spaced, on a grand-fathered basis or otherwise, to any existing station, outstanding domestic construction permit or pending application therefor, or to any existing or proposed domestic broadcast radio allotment.

        7.4.5 To the best of Seller's knowledge, none of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility and none of the Stations has received any complaints with respect thereto. To the best of Seller's knowledge, no other broadcast station or communications facility is causing objectionable interference to respective transmissions of the Stations or the public's reception of such transmissions.

        7.4.6 Each of the Stations Licenses has an expiration date of October 1, 2003. Seller has no reason to believe that the Stations Licenses and the other licenses, permits, or authorizations listed in SCHEDULE 7.4 will not be renewed in their ordinary course.

        7.4.7 All reports, forms, and statements required to be filed by Seller with the FCC with respect to the Stations have been filed and are substantially complete and accurate.

        7.4.8 To the best knowledge of Seller there are no facts which, under the Communi cations Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as assignor of the Stations Licenses.

        7.4.9 The operation of the Stations and all of the Stations Assets are in compliance in all respects with ANSI Radiation Standards C95.1--1992.

    7.5 COMPLIANCE WITH FCC REGULATIONS. The operation of the Stations and all of the Stations Assets are in compliance in all material respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employ ment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to the best of Seller's knowledge, there are no existing claims to the contrary.

    7.6 TAXES. Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by it. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in an amount other

                                     A-I-14
than as shown on such returns and forms is required to be paid by Seller and has not been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect any of the Stations Assets or the operation of the Stations by Buyer, and Seller has not been advised that any of its returns, federal, state, local or foreign, have been or are being audited. Seller does not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes) which could result in a lien on the Stations Assets after conveyance thereof to Buyer or in any other form of transferee liability to Buyer.

    7.7 PERSONAL PROPERTY. SCHEDULE 7.7 hereto contains a list of all material items of tangible personal property owned by Seller and used in the conduct of the business and operations of the Stations. Except as disclosed in SCHEDULE 7.7, Seller has, and following the Closing, Buyer will have, good and marketable title to all of the Stations Assets (other than those subject to lease) and none of the Stations Assets is, or at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge, except for liens for taxes not yet due and payable. The properties listed in SCHEDULE 7.7, along with those properties subject to lease and included among the Contracts, constitute all material tangible personal property necessary to operate the Stations as the same are now being operated. To the best of Seller's knowledge, all items of material tangible personal property necessary to operate the Stations are in good and techni cally sound operating condition and repair, are free from all material defect and damage, and are suitable for the purposes for which they are now being used.

    7.8  REAL PROPERTY.

        7.8.1 SCHEDULE 7.8 hereto contains a complete and accurate list and description of all real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) used by Seller in connection with the operation of the Stations (the "Real Estate"). Seller owns no real property relating to the towers, transmitters, studio sites and offices of the Stations.

        7.8.2 The Real Estate Contracts listed on SCHEDULE 7.8 are in full force and effect and are valid, binding and enforceable in accordance with their terms. Seller enjoys quiet possession of all real property subject to the Real Estate Contracts. Seller is not in default under any Real Estate Contract nor is any other party thereto, and there are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Real Estate Contracts. Seller has delivered to Buyer true and complete copies of all Real Estate Contracts. Except as expressly set forth in SCHEDULE 7.8 hereto, the assignment of the Real Estate Contracts to Buyer will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to Buyer.

        7.8.3 Seller has, and following the Closing, Buyer will have, good, marketable and insurable leasehold title to the Real Estate free and clear of any mortgages, liens, charges and encumbrances, except for Assumed Liabilities, liens for taxes not yet due and payable and easements, restrictions, liens, encumbrances, exceptions and exclusions described in
    SCHEDULE 7.8, if any ("Permitted Encumbrances"). Seller has delivered to Purchaser copies of all title insurance policies and surveys relating to the Real Estate, to the extent that such items exist.

        7.8.4 Seller has full legal and practical access to all of the real property described in SCHEDULE 7.8. The Real Estate includes all the real property, easements, rights of way, and other real property interests necessary to conduct the business and operations of the Stations as they are now conducted. To the best of Seller's knowledge, none of the buildings, structures, improvements or fixtures constructed on any real property leased by Seller in connection with the operation of the Station, including, but not limited to, all towers, guy wires and guy anchors and ground radials, encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance with all "set back" lines, easements, cove

                                     A-I-15
    nants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. To the best of Seller's knowledge, no utility lines serving such real property pass over the lands of a third party except where appropriate easements have been obtained. To the best of Seller's knowledge, all buildings, structures, towers, antennae, improvements and fixtures comprising part of the real properties leased by Seller are in good and technically sound operating condition, have no latent structural mechanical or other defects of material significance, and are reasonably suitable for the purposes for which they are being used. There is no pending or, to the best knowledge of Seller, threatened condemnation or other legal proceeding or action of any kind relating to such real property and/or title thereto.

    7.9 CONTRACTS. SCHEDULE 7.9(A) lists all Contracts to which Seller is a party, or which are binding on Seller, as of the date of this Agreement. Those Contracts, if any, requiring the consent of a third party to assignment are identified in SCHEDULE 7.9(A). Notwithstanding anything to the contrary herein, Seller shall provide Buyer with copies or summaries of all arrangements with ASCAP, BMI radio representatives, vendors of goods and services to enable Buyer to determine whether Seller enjoys a discount or other benefit under such arrangements. Those Contracts, if any, that Seller and Buyer have agreed are material to the operation of the Station Assets and the valid assignment of which and receipt by Buyer of consents thereto (along with appropriate estoppel certificates for the leases related to the Real Estate) is a condition to the consummation of the transactions contemplated hereby (the "Material Contracts") are listed on SCHEDULE 7.9(B).

    7.10 STATUS OF CONTRACTS, ETC. Seller has delivered to Buyer true and complete copies of all written Contracts and true and complete memoranda of all oral Contracts, including any and all amendments and other modifications thereto. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all respects with all Contracts and is not in default beyond any applicable grace periods under any thereof and to the best of Seller's knowledge, no other contracting party is in default under any thereof.

    7.11 ENVIRONMENTAL. Except as set forth in SCHEDULE 7.11, to the best of Seller's knowledge, Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to each of the Stations and its operations including but not limited to the FCC's guidelines regarding RF radiation. Notwithstanding anything to the contrary herein, Seller is making representations and warranties with respect to FCC guidelines regarding RF radiation without the foregoing and/or following knowledge and/or materiality qualification. The technical equipment included in the Stations Assets does not contain any PCBs. To the best of Seller's knowledge, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. SectionSection 9601 ET SEQ., Toxic Substances Control Act, 15 U.S.C. SectionSection 2601 ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. SectionSection 6901 ET SEQ. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the Stations Assets are situated including the transmitter sites or contained in the tangible personal property included in the Stations Assets. To the best of Seller's knowledge, the Stations Assets and Seller's use thereof are not in violation of any Environmental Laws or any occupational, safety and health or other applicable law now in effect. Seller shall be, as of the Closing Date and thereafter, solely responsible for all environmental liabilities, of whatsoever kind and nature, arising out of or attributable to the operation or ownership of the Station Assets prior to the Closing Date.

    7.12 INTELLECTUAL PROPERTY. SCHEDULE 7.12 hereto is a true and complete list of all Intellectual Property applied for, registered or issued to, and owned by Seller or under which Seller is a licensee and

                                     A-I-16
which is used in the conduct of the Seller's business and operations of the Stations, and except as set forth on SCHEDULE 7.12: (a) Seller's right, title and interest in the Intellectual Property as owner or licensee, as applicable, is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party and, to the extent any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested by the licensor thereof or any third party; (b) all computer software located at any of Seller's premises or used in Seller's business or operations is properly licensed to Seller, and all of Seller's uses of such computer software are authorized under such licenses; (c) all of Seller's right, title and interest in and to the Intellectual Property and computer software shall be assignable to Buyer at Closing, and upon such assignment, Buyer shall receive complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Intellectual Property; and (d) to the best of Seller's knowledge, there are no infringements or unlawful use of such Intellectual Property by Seller or any third party in connection with Seller's business or operations.

    7.13 FINANCIAL STATEMENTS. Set forth in SCHEDULE 7.13 are complete copies of the unaudited balance sheets and income statements of the Stations as of and for the periods from August 1, 1994 through December 31, 1994; from January 1, 1995 through December 31, 1995; and from January 1, 1996 through December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements (and the Interim Financial Statements (as hereinafter defined in Section 9.1.8) provided pursuant to the terms hereof) fairly present the financial condition of the Stations and have been (and in the case of the Interim Financial Statements, will be) prepared in accordance with the books and records of the Stations in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated except as has been disclosed in
SCHEDULE 7.13. The Financial Statements present (and the Interim Financial Statements will present) fairly the financial condition and results of operations of the Stations for the periods indicated. The financial information within the Financial Statements does not include (and the financial information to be within the Interim Financial Statements will not include) financial information unrelated to the operations of the Stations. December 31, 1996, is hereinafter referred to as the "Financial Statement Date."

    7.14  PERSONNEL INFORMATION.

        7.14.1 SCHEDULE 7.14 contains a true and complete list of all persons employed at the Station, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in SCHEDULE 7.17) and a list of other terms of any and all agreements affecting such persons and their employment by Seller. Seller has received no notice that, and Seller is not aware of, any employee who shall or is likely to terminate his or her employment relationship with the Stations upon the execution of this Agreement or after the Closing.

        7.14.2 Seller is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

        7.14.3 Except as disclosed in SCHEDULE 7.14, Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

    7.15 LITIGATION. Except as set forth in SCHEDULE 7.15, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Stations Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller or the Stations in any federal, state or local court, or before any administrative agency or arbitrator

                                     A-I-17

(includ-ing, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best knowledge of Seller, threatened before the FCC or any other governmental organization with respect to the business or operations of the Stations.

    7.16 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 7.16, Seller is not in violation in any material respect of, and has not received any notice asserting any non-compliance by it in connection with the operation of the Stations or use or ownership of any of the Stations Assets with, any applicable statute, rule or regulation, whether federal, state or local. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relate to the transactions contemplated hereby. Seller is in compliance, in all material respects, with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, and its present use of the Stations Assets does not violate any of such laws, regulations or orders.

    7.17 EMPLOYEE BENEFIT PLANS. SCHEDULE 7.17 contains a true and complete list of the date of this Agreement of all employee benefit plans applicable to the employees of Sellers employed at the Stations, and a brief description thereof. Seller does not maintain any other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, applicable to the employees of Seller employed at the Stations.

    7.18 COMMISSIONS OR FINDER'S FEES. Except for the payment due to Star Media, Inc., for which Seller is solely responsible, neither Seller, nor any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The breach of the foregoing representation and warranty shall not be subject to the indemnification limitations as provided under Section 15.2 below.

    7.19 CONDUCT OF BUSINESS IN ORDINARY COURSE: ADVERSE CHANGE. Since the Financial Statement Date: (a) Seller has conducted the business of the Stations only in the ordinary course consistent with past practices; (b) there has not been any material adverse change in the business, assets, properties, prospects or condition (financial or otherwise) of Seller or the Stations, or any damage, destruction, or loss affecting any of the Stations Assets; and (c) Seller has not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Stations Assets.

    7.20  INTENTIONALLY DELETED.

    7.21 UNDISCLOSED LIABILITIES. No liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Stations or the Stations Assets exists which could, after the Closing result in any form of transferee liability against Buyer or subject the Stations Assets to any lien, encumbrance, claim, charge, security interest or imposition whatsoever or otherwise affect the full, free and unencumbered use of the Stations Assets by Buyer.

    7.22 FULL DISCLOSURE. No representation or warranty made by Seller contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Seller is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

    7.23 INSURANCE. Seller now has in force adequate fire and other risk insurance covering the full replacement value of the Stations Assets and shall cause such insurance to be maintained in full force until the Closing Date. Seller also shall maintain in full force until the Closing Date, adequate general public liability insurance in amounts consistent with broadcasting industry standards for similar stations. During the period of Seller's ownership of the Stations, none of the towers or Real Estate relating to the use of or

                                     A-I-18
operation of the Stations have been materially and adversely affected in any way as a result of fire, explosion, earthquake, accident, rain, storm, drought, riot, Act of God or public enemy or any other casualty, whether or not covered by insurance.

    7.24 INFORMATION SUPPLIED FOR REGISTRATION STATEMENT. The information supplied or to be supplied by Seller and Seller's partners in the Registration Statement (other than the Jacor Information), will not, at the time it becomes effective and at the Closing Date, as such Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ********

    Whenever in this Article 7 a warranty or representation is qualified by a word or phrase referring to Seller's knowledge, it shall mean to the best of Frank E. Wood's, John Crabb's, Rob Ridder's or any of the Station's general manager's actual knowledge after having made due inquiry of the officers, directors, employees, representatives and agents of Seller who would be expected to have knowledge of the matter, and with respect to the condition of any Stations Assets, records or other object, after having inspected it.

                                   ARTICLE 8
                               COVENANTS OF BUYER

    8.1 CLOSING. Subject to Article 11 hereof, on the Closing Date, Buyer shall purchase the Stations Assets from Seller as provided in Article 1 hereof and shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

    8.2 NOTIFICATION. Buyer will provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6. Buyer shall also notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

    8.3 NO INCONSISTENT ACTION. Buyer shall not take any action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of Buyer contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

    8.4 ACCOUNTS RECEIVABLE. Subject to the terms of the Time Brokerage Agreement, Buyer acknowledges that all accounts receivable arising prior to the Closing Date in connection with the operation of the Station, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller (the "Seller Accounts Receivable") and that Buyer shall not acquire any beneficial right or interest therein or responsibility therefor. For a period of one hundred twenty (120) days from the Closing Date ("Collection Period"), Buyer agrees to use reasonable efforts to assist Seller in collection of the Seller Accounts Receivable in the normal and ordinary course of Buyer's business and will apply all such amounts collected to the debtor's oldest account receivable first, except that any such accounts collected by Buyer from persons who are also indebted to Buyer may be applied to Buyer's account if so directed by the debtor if there is a bona fide dispute between Seller and such account debtor with respect to such account and in which case the Buyer shall notify the Seller of such dispute and after such notification Seller shall have the right to pursue collection of such account and to avail itself of all legal remedies available to it. Buyer's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. Buyer agrees to reasonably cooperate with Seller, at Seller's expense, as to any litigation or other collection efforts instituted by Seller to collect any delinquent Seller Accounts Receivable. During the Collection Period, neither Seller, any partner, nor their agents shall make any

                                     A-I-19
direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Seller Accounts Receivable that are paid directly to the Seller shall be retained by the Seller, but Seller shall provide Buyer with prompt notice of any such payment. Every thirty (30) days during the Collection Period, Buyer shall make a payment to Seller equal to the amount of all collec-tions of Seller Accounts Receivable during such thirty (30) day period less any commissions and/or other expenses due thereon (which Buyer is hereby directed to pay on Seller's behalf). At the end of the 120-day collection period, any remaining Seller Accounts Receivable shall be returned to Seller for collection.

    8.5 ADEQUATE CURRENT PUBLIC INFORMATION. Buyer and Jacor will use reasonable efforts to make and keep available the "adequate current public information" required by Rule 144(c) under the Securities Act of 1933 for the period one year after the Closing.

                                   ARTICLE 9
                              COVENANTS OF SELLER

    9.1 SELLER'S PRE-CLOSING COVENANTS. Seller covenants and agrees with respect to the Stations that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, Seller shall act in accordance with the following:

        9.1.1 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Seller shall conduct the business and operations of the Stations in the ordinary and prudent course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Stations, including but not limited to maintaining the independent identity of the Stations, retaining the current format and programming (including the content thereof) of the Stations and using its reasonable best efforts to retain the services of all active employees, consultants and agents.

        9.1.2 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Seller shall preserve the operation of the Stations intact and preserve the business of the Stations' advertisers, customers, suppliers and others having business relations with the Stations and continue to conduct financial operations of the Stations, including its credit and collection and pricing policies and practices, in the ordinary course of business consistent with past practices.

        9.1.3 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Seller shall operate the Stations in all respects in accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Stations Licenses or other licenses, permits or authorizations listed in SCHEDULE 7.4 to expire, be surrendered, adversely modified, or otherwise terminated, or fail to prosecute with due diligence any pending applications to the FCC.

        9.1.4 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyer thereof and will use its best efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

        9.1.5 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement (which provisions shall control over any inconsistent provision in this Section 9.1.5), Seller shall not: (a) sell, lease or dispose of or commit to sell, lease or dispose of any of the Stations Assets, except as permitted pursuant to Section 1.1.2 hereof; (b) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (c) except as required by applicable law, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations; (d) grant or agree to grant any specific bonus or increase in compensation to any executive or management employee of the Stations other than in accordance with past practice or in compliance

                                     A-I-20
    with the Stations' budgets for 1997 or as set forth in Schedule 9.1.5 for which Seller shall be solely responsible; (e) provide for any new pension, retirement or other employment benefits for employees of the Stations or any increases in any existing benefits; (f) modify, change or terminate any Contract; (g) create, assume or permit to exist any mortgage, pledge, lien, or other charge or encumbrance or rights affecting any of the Stations Assets, except for those in existence on the date of this Agreement and disclosed in SCHEDULE 7.8 or SCHEDULE 7.9(A); (h) change the call letters of the Stations; or (i) take any action which would cause any representation or warranty contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

        9.1.6 Seller will provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 or any Schedule.

        9.1.7 In order that Buyer may have full opportunity to make such investigation as it desires of the affairs of the Stations, including the right to audit the Financial Statements and Interim Financial Statements of Seller, Seller shall give or cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Seller's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and tax returns relating to the Stations, and environmental audits in existence with respect to the Station Assets), real estate, buildings and equipment relating to the Stations and to the Stations' employees, and to furnish Buyer with information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations) that Buyer may reasonably request. The rights of Buyer under this Section 9.1 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

        9.1.8 Within thirty (30) days of the end of each calendar quarter, Seller shall deliver to Buyer an unaudited statement of revenue and expenses of the Stations and a balance sheet for the month then ended (collectively, the "Interim Financial Statements"). Seller shall also furnish to Buyer any and all information customarily prepared by the Stations concerning the financial condition and results of operations of the Stations.

        9.1.9 Seller shall cooperate, and use its reasonable best efforts to cause its independent accountants to reasonably cooperate, with Buyer, at Buyer's expense, in order to enable Buyer to have Seller's or Buyer's independent accountants prepare audited financial statements for the Stations for the most recently completed fiscal year-end. Without limiting the generality of the foregoing, Seller agrees that it will: (i) consent to the use of such audited financial statements in any registration statement or other document filed by Buyer or any of its affiliates under the Securities Act or the Exchange Act, and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Seller's or Buyer's independent accountants may reasonably request under the circumstances.

        9.1.10 Seller shall use its reasonable best efforts to obtain (i) any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, any amount then owing by Seller to such third party or the reasonable expenses incurred by such third party in connection with such assignment), and (ii) estoppel certificates from any and all lessors who are party to the Real Estate Contracts listed on SCHEDULE 7.8.

        9.1.11 Seller shall use its best efforts to transfer to Buyer any discounts or other benefits which it enjoys under any arrangement as described in Section 7.9 of this Agreement.

                                     A-I-21

    9.2 NOTIFICATION. Seller agrees to notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyer if any of the normal broadcast transmissions of any Station are interrupted, interfered with or in any way impaired, and shall provide Buyer with prompt written notice of the problem and the measures being taken to correct such problem. If either of such Stations is not restored so that operation is resumed to full licensed power and antenna height within five (5) days of such event, or if more than one (1) such material event occurs within any thirty (30) day period, or if any of the Stations shall be off the air for more than seventy-two (72) consecutive hours, then Buyer shall have the right to terminate this Agreement.

    9.3 NO INCONSISTENT ACTION. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement, or take any action which would cause any representa tion or warranty of Seller contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

    9.4 CLOSING. Subject to Article 12 hereof, on the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Stations Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.

    9.5 OTHER ITEMS. Except as otherwise specifically contemplated by this Agreement or the Time Brokerage Agreement, until the Closing Date, Seller shall not (a) waive or release any right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with past practices; (b) transfer or grant any material rights under any of the Stations Licenses; (c) enter into any commitment for capital expenditures for which Buyer would become liable after the Closing Date;
(d) subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, introduce any material changes in the broadcast hours or in the format of the Stations or any other material change in the Stations' programming policies; (e) enter into any transaction or make or enter into any contract or commitment with respect to any of the Stations or the Stations Assets which by reason of its size or otherwise is not in the ordinary course of business consistent with past practices; and (f) change the call letters of any Station.

    9.6 EXCLUSIVITY. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyer shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that Seller, nor any partner or employee or other representative or agent of Seller: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Stations Assets or any securities of Seller (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 9.6.

                                     A-I-22

    9.7  INTENTIONALLY DELETED.

    9.8 SELLER'S RULE 145 AFFILIATES. Seller shall deliver to Buyer and Jacor a letter ("Affiliate Letter") identifying all persons who are, at the time the transactions contemplated by this Agreement are submitted to the partners of Seller for approval, "affiliates" of Seller for purposes of Rule 145 under the Securities Act ("Seller's Rule 145 Affiliates"). Seller shall cause each Person who is identified as a Seller's Rule 145 Affiliate in such letter to deliver to Buyer and Jacor on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit F. Jacor shall be entitled to place legends on any certificates of Jacor Common Stock issued to such Seller's Rule 145 Affiliates to restrict transfer of such shares as set forth above, provided, however, such legends shall be removed at the request of a Seller's Rule 145 Affiliate not earlier than one year after the Closing Date.

    9.9 CONSTRUCTION PERMIT. BP-960711AA. Seller shall use its best efforts to complete construction under Construction Permit BP-960711AA and to file and prosecute FCC Form 302 License to Cover. Seller has no knowledge of any impediment to the prompt construction under and operation pursuant to such Construction Permit and Seller is aware of no reason why such License to Cover such Construction Permit would not be promptly granted.

                                   ARTICLE 10
                                JOINT COVENANTS

    Buyer and Seller hereby covenant and agree that between the date hereof and the Closing Date, each shall act in accordance with the following:

    10.1 CONFIDENTIALITY. Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, Buyer and its affiliates shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as Buyer or its affiliates deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements Buyer deems in its sole judgment to be appropriate in any and all filings, prospectuses and other similar documents. Buyer shall provide Seller with a copy of any Releases before any publication of same. Seller may make comments to Buyer with respect to any such Releases, provided however Buyer is not required to incorporate any such comments into the Releases. Notwithstanding the foregoing, any and all information required to be kept confidential pursuant to this Section 10.1 may be disclosed by Buyer to any prospective assignee of Buyer, provided that such prospective assignee agrees to abide by the terms of this Section 10.1 with regard to such information disclosed to it, and such assignee has been approved by Seller as set forth in Section 17.4.

    10.2 COOPERATION. Subject to express limitations contained elsewhere herein, Buyer and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation,

                                     A-I-23
reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

    10.3 CONTROL OF STATION. Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Stations programs, employees and policies, shall be the sole responsibility of Seller.

    10.4 CONSENTS TO ASSIGNMENT. To the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regula-tion, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. Subject to the provisions of Section 11.6, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing to the transfer and assignment to Buyer of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its best efforts to provide Buyer with the financial and business benefits of such Contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such Contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof.

    10.5  FILINGS.  In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyer and Seller shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC or to be filed under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and each shall furnish to one another all such information in its possession as may be neces sary for the completion of the reports or notifications to be filed by the other.

    10.6 BULK SALES LAWS. Seller agrees to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

    10.7 EMPLOYEE MATTERS. The parties agree that this Section 10.7 shall be subject to the rights and obligations of the parties set forth in, and any prior actions taken by the parties pursuant to, the Time Brokerage Agreement. The parties acknowledge and agree that Buyer shall have the right (but not the obligation) to interview and to elect which of the employees, if any, of Seller that it will hire. In that regard, Seller shall provide Buyer access to its personnel records and personnel files, and shall provide such other information regarding Seller's employees as Buyer may reasonably request at least two weeks prior to the commencement of the Time Brokerage Agreement. Buyer shall have the sole and exclusive right to establish the wage, any other compensation and all other terms and conditions of employment of any person hired by Buyer. Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees through the Closing Date. Seller also shall be responsible for

                                     A-I-24
providing any notice required by any state statute requiring notice to terminated or laid off employees, whether such notice is required to be given before or after the Closing Date. All employees of Seller who are offered and accept employment with Buyer shall be considered terminated employees of Seller and shall not be entitled to receive from Buyer credit for any accrued vacation days, sick days, personal days, paid time off or other such days. Seller acknowledges and agrees that, it, and not Buyer, is and shall after Closing remain solely responsible for any and all wages, compensation, commission, bonuses, severance pay, insurance, supplemental pension, deferred compensation, retirement and any other benefits, premiums and claims, due, to become due, committed, accrued or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee, current employee of Seller, relating to the period up to and including the Closing Date. Buyer, as purchaser of the Stations Assets, shall assume no employee benefit plans, programs, policies, or practices, whether or not set forth in writing, maintained by Seller at any time.

    10.8 SELLER REGISTRATION STATEMENT. (a) Promptly after the SEC's declared effectiveness of the registration statement on Form S-4 relating to the transaction between Jacor and Premiere Radio Networks, Inc., Buyer and Seller shall cooperate to prepare and file with the SEC a registration statement on Form S-4 relating to the Stock Consideration issuable at the Closing Date (the "Registration Statement") subject, however, to deferral until such time as Buyer and Seller may reasonably agree in writing. As soon as practicable following receipt of final comments from the staff of the SEC on the Registration Statement (or advice that such staff will not review such filing), Buyer shall use its best efforts to have the Registration Statement declared effective by the SEC and to maintain the effectiveness of such Registration Statement until the Closing Date. Promptly after the effectiveness of the Registration Statement, Seller shall mail the prospectus included in the Registration Statement to all the partners of Seller. Buyer and Seller shall cooperate with each other in the preparation of the Registration Statement and shall advise the other in writing if, at any time prior to the Closing Date any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings, and the Registration Statement. Seller shall pay one-half of the first Five Hundred Thousand Dollars ($500,000) of all expenses and filing fees relating to the Registration Statement up to a maximum amount of $250,000. Such fees and expenses shall not include any of Buyer's in-house allocation of fees or expenses.

    10.9 REGISTRATION AGREEMENT. Prior to the Closing Date, the parties will enter into an agreement providing for shelf registration of resale of the shares of Jacor common stock comprising the Stock Consideration substantially in the form of the Registration Agreement attached as Exhibit I.

                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYER

    The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

    11.1  REPRESENTATIONS, WARRANTIES AND COVENANTS.

        11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit or Schedule to this Agreement and delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement, or changes that result from Buyer's actions under the Time Brokerage Agreement.

        11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

                                     A-I-25

        11.1.3 Buyer shall have received a certificate, dated as of the Closing Date, from Seller, executed by the partners of Seller, to the effect that:
    (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

    11.2 GOVERNMENTAL CONSENTS. The FCC Consent shall have been obtained and, subject to the provisions of Section 4.1 hereof, shall have become a Final Order.

    11.3 GOVERNMENTAL AUTHORIZATIONS. Seller shall be the holder of the Stations Licenses and all other licenses, permits and other authorizations listed in SCHEDULE 7.4, and there shall not have been any modification of any of such licenses, permits and other authorizations which has an adverse effect on any of the Stations or the operations thereof. No application shall be pending for the renewal of any of the Stations Licenses. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or adversely modify any of the Stations Licenses or any other licenses, permits or other authorizations listed in SCHEDULE 7.4.

    11.4 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

    11.5 THIRD-PARTY CONSENTS. All Contracts and Real Estate Contracts shall be in full force and effect on the Closing Date. Seller shall have obtained and shall have delivered to Buyer all third-party consents to the assignment of the Material Contracts and Real Estate Contracts, and an estoppel certificate from the lessor under each of the Real Estate Contracts in substantially the form attached hereto as Exhibit G.

    11.6 CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyer, including, without limitation, each of the documents required to be delivered by them pursuant to
Article 14.

    11.7 ENVIRONMENTAL AUDIT. Within forty-five days after the date of this Agreement, Buyer shall have received a completed Phase I environmental audit report (the "Phase I Report") at Buyer's sole expense regarding the Real Estate which reports shall be satisfactory to Buyer in all respects.

    11.8 TITLE INSURANCE AND SURVEYS. Buyer shall have obtained a commitment for an ALTA title insurance policy and a staked on ground ALTA survey for each of the Real Estate (the "Policies" and "Surveys" respectively). Buyer shall pay all costs and expenses of obtaining the Policies and Surveys, including without limitation, the title insurance premiums associated therewith. The Policies and Surveys shall in all respects be acceptable to Buyer.

    11.9 REAL ESTATE. Within forty-five days after the date of this Agreement, Buyer shall have determined to its sole satisfaction that services for utilities, including without limitation, for water and sewer service, telephone service, electric and/or gas service, and sanitary services are sufficient to service the current use of the Real Estate and that all buildings, structures, towers, antennae, improvements, and fixtures comprising part of the real properties leased by Seller are in good and technically sound operating condition, have no latent structural or mechanical defects of material significance and are suitable for the purposes for which they are being used.

                                     A-I-26

    11.10 NO ADVERSE CHANGE. No material adverse change in condition or status of the Stations or Stations Assets shall have occurred, or be threatened to occur (i) which have not been caused by Buyer's actions under the Time Brokerage Agreement; or (ii) which have not been as a result of matters generally affecting the radio broadcast industry.

    11.11 BOARD AND BANK CONSENT. Within thirty (30) days from the date of this Agreement: (a) the Boards of Directors of Buyer and Jacor Communications, Inc. ("Jacor") shall have approved and ratified this Agreement and the consummation of the transactions contemplated hereby; and (b) the lenders of Buyer, Jacor and any of their affiliates shall have granted in writing their consent and any required waivers to the transactions contemplated hereby.

    11.12 TIME BROKERAGE AGREEMENT COMPLIANCE. From the date hereof through the Closing Date, the Time Brokerage Agreement shall not have been terminated by Buyer as permitted by the Time Brokerage Agreement as a result of Sellers' material noncompliance with its obligations under the Time Brokerage Agreement.

    11.13 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement and any post-effective amendments required or deemed necessary by Jacor in accordance with the undertakings to be made by Jacor to the SEC pursuant to Item 512 of the Registration S-K shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

    11.14 WLTF(FM) TOWER AND TRANSMITTER LEASE. Seller shall have given written notice to renew the Lease Agreement between Cannell Communications, L.P. and Booth American Company for the WLTF(FM) Tower and Transmitter Site on or before May 10, 1997 and Seller shall provide Buyer with written evidence of such renewal notice on or before May 15, 1997.

                                   ARTICLE 12
                        CONDITIONS OF CLOSING BY SELLER

    The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

    12.1  REPRESENTATIONS, WARRANTIES AND COVENANTS.

        12.1.1 All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

        12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

        12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by the President of Buyer, to the effect that: (a) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) that Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

    12.2 GOVERNMENTAL CONSENTS. The FCC Consent shall have been obtained and, subject to the provisions of Section 4.1 hereof, shall have become a Final Order.

                                     A-I-27

    12.3 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto or against Jacor which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Buyer, an assignment by Buyer for the benefit of its creditors or other similar proceeding.

    12.4 CLOSING DOCUMENTS. Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, each of the documents and Purchase Price required to be delivered by it pursuant to Article 14.

    12.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

    12.6 REGISTRATION AGREEMENT. Seller and Jacor shall have entered into the Agreement described in Section 10.9.

    12.7 BUYER'S CONDITIONS. Buyer shall have satisfied or waived the conditions of Closing set forth in Sections 11.8, 11.9 and 11.11 hereof.

                                   ARTICLE 13
                       TRANSFER TAXES; FEES AND EXPENSES

    13.1 EXPENSES. Except as set forth in Sections 10.8, 13.2 and 13.3 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to the costs and expenses in curred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

    13.2 TITLE AND TRANSFER TAXES AND SIMILAR CHARGES. All costs of transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes shall be paid by Seller.

    13.3 GOVERNMENTAL FILING OR GRANT FEES. Any filing or grant fees imposed by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby shall be paid equally by Buyer and Seller.

                                   ARTICLE 14
                      DOCUMENTS TO BE DELIVERED AT CLOSING

    14.1 SELLER'S DOCUMENTS. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

        14.1.1 Certified resolutions of the partners of Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

        14.1.2 A certificate of Seller dated the Closing Date, in the form described in Section 11.1.3;

        14.1.3 Governmental certificates showing that (a) Seller is duly organized and in good standing in the State of Delaware; (b) Booth American Company and Booth Broadcasting Inc. are duly organized and in good standing in the State of Michigan; (c) Broadcast Alchemy, L.P. is duly organized and in good standing in the State of Delaware; (d) the Seller has filed all returns, paid all

                                     A-I-28
    taxes due thereon and is currently subject to no assessment in the States of their organization, each certified as of a date not more than ten (10) business days before the Closing Date;

        14.1.4 Such certificates, bills of sale, general warranty deeds, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer), and lien releases, all in form satisfactory to Buyer and Buyer's counsel, as shall be effective to vest in Buyer good, marketable and insurable title in and to the Stations Assets, free, clear and unencumbered.

        14.1.5 An Assignment and Assumption Agreement in the form of Exhibit B effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement").

        14.1.6 A Noncompetition and Confidentiality Agreement in the form of Exhibit C between Buyer, Seller, Broadcast Alchemy, L.P. and Booth American Company (the "Noncompetition Agreement").

        14.1.7 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required to be maintained by the FCC with respect to the Stations, including the public files of the Stations, shall be left at the Stations and thereby delivered to Buyer;

        14.1.8 A written opinion of Seller's general counsel, Frost & Jacobs, with terms and conditions customary for transactions that are similar to the transactions contemplated by this Agreement and which are mutually acceptable to Buyer and Seller, and a written opinion of Seller's FCC counsel, Fisher Wayland et al., with terms and conditions customary for transactions that are similar to the transactions contemplated by this Agreement and which are mutually acceptable to Buyer and Seller, both dated as of the Closing Date;

        14.1.9 Estoppel certificates, if any, obtained from the lessors under the Real Estate Contracts, substantially in the form of Exhibit G; and

        14.1.10 Such additional information, materials, agreements, documents and instruments as Buyer and its counsel may reasonably request in order to consummate the Closing.

    14.2 BUYER'S DOCUMENTS. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

        14.2.1 Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

        14.2.2 A certificate of Buyer, dated the Closing Date, in the form described in Section 12.1.3.

        14.2.3  The Assignment and Assumption Agreement;

        14.2.4  The Noncompetition Agreement;

        14.2.5 A written opinion of Buyer's counsel, Graydon, Head & Ritchey, with terms and conditions customary for transactions that are similar to the transactions contemplated by this Agreement;

        14.2.6  Intentionally Deleted

        14.2.7  Intentionally Deleted

        14.2.8 The Purchase Price in accordance with Section 3.1 hereof consisting of wired funds and the Stock Consideration.

                                     A-I-29

        14.2.9 Such additional information, materials, agreement, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.

                                   ARTICLE 15
                        SURVIVAL; INDEMNIFICATION; ETC.

    15.1 SURVIVAL OF REPRESENTATIONS, ETC. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer, Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Seller) as follows:

        15.1.1  The Agreements shall survive the Closing without limitation.

        15.1.2 The Warranties in Sections 6.2, 6.6, 7.2, the second sentence of 7.7, the first sentence of 7.8.3, 7.18, 7.21, and 7.24 shall survive the Closing without limitation. The Warranties in Section 7.11 shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

        15.1.3 The Warranties in Section 7.6 or otherwise relating to the federal, state, local or foreign tax obligations of Seller shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

        15.1.4 All other Warranties shall survive for a period of twelve (12) months from the Closing Date.

        15.1.5 The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

        15.1.6 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Seller may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

    15.2  INDEMNIFICATION.

        15.2.1 Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages"), incurred by Buyer arising out of or related to: (a) any breach of the Agreements or Warranties given or made by Seller in this Agreement; (b) the Retained Liabilities; (c) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; (d) the conduct of the business and operations of the Stations or any portion thereof by Seller or the use or ownership of any of the Stations Assets by Seller prior to the Closing Date, but excluding all Damages arising from Buyer's actions under the Time Brokerage Agreement; and (e) the failure of Buyer to hire any employee of Seller.

        Notwithstanding the foregoing provisions of this Section 15.2.1 Seller shall have no obligation to defend, indemnify and hold harmless Buyer for Damages arising out of any matter described in clause (a) of the immediately preceding paragraph until and then only to the extent that, the aggregate Damages on account thereof, exceed $250,000.

        15.2.2 Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to:
    (a) any breach of the Agreements and

                                     A-I-30

    Warranties given or made by Buyer in this Agreement; (b) the Assumed Liabilities; and (c) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets on or after the Closing Date.

        Notwithstanding the foregoing provisions of this Section 15.2.1 Buyer shall have no obligation to defend, indemnify and hold harmless Seller for Damages arising out of any matter described in clause (a) of the immediately preceding paragraph until and then only to the extent that, the aggregate Damages on account thereof, exceed $250,000. The foregoing does not apply to Buyer's obligation to pay the Purchase Price described in Article 3.

    15.3 PROCEDURES: THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indem-nification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties also agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the period specified in Section 15.1, and that the only notice required with respect thereto shall be as specified in Section 15.1.5.

    The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

        15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

        15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within ten (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

        15.3.3  Anything in this Section 15.3 to the contrary notwith-standing:
    (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and ex pense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

        15.3.4 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                                     A-I-31

                                   ARTICLE 16
                               TERMINATION RIGHTS

    16.1 TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

        16.1.1 Upon the mutual written consent of Buyer and Seller this Agreement may be terminated on such terms and conditions as so agreed; or

        16.1.2 By written notice of Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; or

        16.1.3 By written notice of Seller to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Seller; or

        16.1.4 By written notice of Buyer to Seller if the FCC denies the FCC Application or designates it for a hearing, or by Seller to Buyer, if the FCC denies the FCC Application or desig nates it for a hearing neither as a result of any action or inaction by Seller; or

        16.1.5 By written notice of Buyer to Seller, or by Seller to Buyer, if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or by Buyer or Seller, if any court, legislative body or governmental or regulatory authority has taken action that would make the consummation of the transactions contemplated hereby illegal; or

        16.1.6 By written notice of Buyer to Seller, or by Seller to Buyer, if the Closing shall not have been consummated on or before March 1, 1998.

        16.1.7 By written notice of Buyer to Seller if it shall become apparent in Buyer's judgment reasonably exercised that any condition to Buyer's obligation to close as set forth in Article 11 hereof will not be satisfied on or before March 1, 1998.

        16.1.8 By written notice of Buyer to Seller under the conditions set forth in Section 9.2 hereof.

        Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

    16.2 LIABILITY. Except as set forth in Section 17.1 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

    16.3 MONETARY DAMAGES, SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties recognize that if Seller fails to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

    16.4 SELLER'S DAMAGES. If the parties hereto shall fail to consummate this Agreement on the Closing Date due solely to Buyer's material breach of this Agreement, and Seller is not at that time in material breach hereof, then Seller shall be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies including, but not limited to, monetary damages that may be available to it.

                                     A-I-32

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

    17.1 RISK OF LOSS. The risk of loss or damage to any of the Stations Assets prior to the Closing Date shall be upon Seller. Seller shall repair, replace and restore any such damaged or lost Stations Asset to its prior condition as soon as possible and in no event later than thirty (30) days following the loss or damage; provided, however, that in the event any loss or damage of the Stations Assets exists on the Closing Date, the Buyer at its option may extend the Closing Date until such time as Seller shall have repaired, replaced and restored any such damaged or lost Stations Asset to its prior condition or alternatively Buyer may deduct from the Purchase Price that amount which Buyer and Seller mutually reasonably determine to be sufficient to cover any such loss or damage after the payment by Seller to Buyer of any insurance proceeds related thereto and close the transaction on the Closing Date.

    17.2 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof; (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

    17.3 FURTHER ASSURANCES. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the Stations Assets being transferred hereunder, free, clear and unencumbered, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

    17.4 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Buyer nor Seller may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding anything to the contrary herein, Buyer may assign its interest in this Agreement to a third party lender without the requirement that Buyer obtain Seller's consent. In the event Buyer finds it necessary or is required to provide to a third party lender a collateral assignment of the Buyer's interest in this Agreement and/or any related documents, Seller shall cooperate with the Buyer and any third party lender requesting such assignment including but not limited to Seller signing a consent and acknowledgment of such assignment. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

    17.5 AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

    17.6 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                                     A-I-33

    17.7 GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof. Any action, suit or proceeding brought by any party to this Agreement relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof) must be brought and prosecuted as to all parties in, and each of the parties hereby consents to service of process, personal jurisdiction and venue in, the state and Federal courts of general jurisdiction located in Hamilton County, Ohio.

    17.8  INTENTIONALLY DELETED.

    17.9 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

To Buyer:            Randy Michaels, President
                     Jacor Broadcasting Corporation
                     50 East RiverCenter Boulevard
                     12th Floor
                     Covington, Kentucky 41011
                     Fax: (606) 655-9345

Copy to:             Graydon, Head & Ritchey
                     1900 Fifth Third Center
                     511 Walnut Street
                     Cincinnati, Ohio 45202
                     Attention: John J. Kropp, Esq.
                     Fax: (513) 651-3836

To Seller:           Secret Communications Limited
                     Partnership
                     312 Walnut Street
                     Cincinnati, Ohio 45202
                     Attention: Frank E. Wood
                     Fax: (513) 621-3299

Copy to:             Neil Ganulin, Esq.
                     Frost & Jacobs
                     2500 PNC Center
                     201 East Fifth Street
                     Cincinnati, Ohio 45202-4182
                     Fax: (513) 651-6981

And Copy to:         Arthur J. Schiller, Esq.
                     Lane Industries, Inc.
                     One Lane Center
                     1200 Sherman Road
                     Northbrook, Illinois 60062
                     Fax: (847) 291-5803

                                     A-I-34

    17.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by facsimile, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

    17.11 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

    17.12 SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

    17.13 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    JACOR BROADCASTING CORPORATION
                                    By: _________/s/ Jerome L. Kersting_________
                                    Name: __________Jerome L. Kersting__________
                                    Title: ________Senior Vice President________

                                    SECRET COMMUNICATIONS LIMITED PARTNERSHIP,
                                    a Delaware limited partnership.
                                    By: BROADCAST ALCHEMY, L.P.
                                      a Delaware limited partnership
                                      a General Partner

                                    By: LANE BROADCASTING, INC.
                                          a Delaware corporation
                                          Its General Partner

                                       By: ________/s/ Arthur J. Schiller_______
                                       Print Name: ______Arthur J. Schiller_____
                                       Title: _____________Secretary____________

                                     A-I-35

                                    ANNEX II
                                    FORM OF
                         REGISTRATION RIGHTS AGREEMENT

    This Registration Rights Agreement ("Agreement") is entered into as of
           , 1997, by and among JACOR COMMUNICATIONS, INC., a Delaware corporation ("Parent"), JACOR BROADCASTING CORPORATION, an Ohio corporation and an indirect, wholly-owned subsidiary of Parent ("Acquisition"), SECRET COMMUNICATIONS LIMITED PARTNERSHIP ("Seller"), BOOTH AMERICAN COMPANY, a Delaware corporation ("Partner A"), BROADCAST ALCHEMY L.P., a Delaware limited partnership ("Partner B"), and FRANK E. WOOD, ("Partner C"). Partner A, Partner B, and Partner C are sometimes individually referred to herein as a "Partner" and are sometimes collectively referred to herein as the "Partners."

    A.  Parent, Acquisition, and Seller entered into an Asset Purchase Agreement
dated as of April   , 1997 (the "Asset Purchase Agreement"), which provides,
among other things, upon the terms and subject to the conditions thereof, that Acquisition will acquire certain assets of Seller and that the Partners will receive 750,000 shares of the Parent's common stock, $.01 par value (the "Shares") in addition to certain cash consideration.

    B. In the Asset Purchase Agreement, Parent, Acquisition and Seller agreed to enter into this Agreement providing for shelf registration of resale of the Shares.

    NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS.

    As used in this Agreement, the following terms shall have the following meanings:

    "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Business Day" means any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of Ohio are not required to be open.

    "Controlling Persons": See Section 5(a) hereof.

    "Damages": See Section 5(a) hereof.

    "Delay Period": See Section 3(e) hereof.

    "Distributee": See Section 6(e) hereof.

    "Effectiveness Period": See Section 2(b) hereof.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute, and the rules and regulations of the SEC promulgated thereunder.

    "Indemnified Party": See Section 5(c) hereof.

    "Indemnifying Party": See Section 5(c) hereof.

                                     A-II-1

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

    "Registrable Securities" means the Shares issued to the Seller or the Partners pursuant to the Asset Purchase Agreement or thereafter distributed by a Partner to a Distributee, until in the case of any such security (i) it has been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective registration statement under the Securities Act, (ii) it has been transferred other than pursuant to Rule "4(1 1/2)" (or any similar private transfer exemption) under the Securities Act or (iii) in the opinion of counsel to the Parent or of counsel to a Partner, reasonably acceptable to Parent, it may be transferred by a holder without registration pursuant to Rule 144 under the Securities Act or any successor rule without regard to either the volume limitation or the manner of sale limitation contained in such rule.

    "Registration Statement" means the registration statement of Parent that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations of the SEC promulgated thereunder.

    "Shelf Registration": See Section 2(a) hereof.

SECTION 2. SHELF REGISTRATION.

        (a) Parent shall file with the SEC no later than ten business days after Parent's receipt of written notice from a holder of Registrable Securities informing Parent of the reasons why such holder is unable to sell all of the holder's Registrable Securities without registration under the Securities Act (excluding the manner of sale requirement contained in Rule 144), a Registration Statement under the Securities Act relating to the Registrable Securities, which Registration Statement shall provide for the sale by the holders thereof of the Registrable Securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the "Shelf Registration").

        (b) Parent agrees to use its best efforts to cause the SEC to declare the Registration Statement to be effective as soon as possible after the filing of such Registration Statement. Parent agrees to use its best efforts to keep the Registration Statement filed pursuant to this Section 2 continuously effective thereafter and usable for the resale of Registrable Securities for a period ending on the earlier of (i) two years from the Closing Date (as defined in the Asset Purchase Agreement), (ii) the first date on which all the Registrable Securities covered by such Shelf Registration have been sold pursuant to such Registration Statement and
    (iii) the date on which all of the Shares cease to be Registrable Securities (the "Effectiveness Period").

                                     A-II-2

SECTION 3. REGISTRATION PROCEDURES.

        (a) In connection with the registration obligations of Parent pursuant to and in accordance with Section 2 hereof (and subject to Parent's rights under this Section 3), Parent will use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto Parent shall as expeditiously as possible:

            (i) prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the Securities Act or the rules and regulations thereunder during the applicable period in accordance with the intended methods of disposition by the Partners thereof and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

            (ii) notify the selling holders of Registrable Securities promptly and (if requested by any such person) confirm such notice in writing (A) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC for amendments or supplements to the Registration Statement or related Prospectus or for additional information regarding such holder, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) of the happening of any event or the existence of any fact that requires the making of any changes in such Registration Statement, Prospectus or document incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

           (iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction in the United States;

            (iv) furnish to one counsel for the Partners, without charge, (i) a draft of any Prospectus, Prospectus supplement or post-effective amendment relating to the Registration Statement in advance of filing same with the SEC such that counsel will have a reasonable opportunity to review and comment on same, PROVIDED, HOWEVER, that Parent shall not be required to delay the filing of any such document with the SEC if in the opinion of counsel to Parent, such filing must be made more promptly to comply with applicable securities laws, rules and regulations, and (ii) one conformed copy of the Registration Statement as declared effective by the SEC and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and such number of copies of the preliminary prospectus, each amended preliminary prospectus, each final Prospectus and each post-effective amendment or supplement thereto, as the selling holders may reasonably request in order to facilitate the disposition of the Registrable Securities covered by the Registration Statement in conformity with the requirements of the Securities Act;

            (v) prior to any public offering of Registrable Securities, register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions in the United States as any selling holder shall reasonably request in writing; and do any and all other reasonable acts or things necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of such Registrable Securities covered by the Registration

                                     A-II-3

       Statement; PROVIDED, HOWEVER, that Parent shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

            (vi) except during any Delay Period, upon the occurrence of any event contemplated by paragraph 3(a)(ii)(B) or 3(a)(ii)(E) above, prepare a supplement or post-effective amendment to each Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

           (vii) cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange or automated dealer quotation system, if any, on which similar securities issued by Parent are then listed.

        (b) Parent may require each Partner of Registrable Securities as to which any registration is being effected to furnish such information regarding the distribution of such Registrable Securities and as to such Partner as it may from time to time reasonably request. If any such information with respect to any Partner is not furnished prior to the filing of the Registration Statement, Parent may exclude such Partner's Registrable Securities from such Registration Statement.

        (c) Each holder of Registrable Securities (including, without limitation, any Distributee) agrees by acquisition of such Registrable Securities that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 3(a)(ii)(B), 3(a)(ii)(C), 3(a)(ii)(D) or 3(a)(ii)(E) hereof or upon notice of the commencement of any Delay Period, such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(a)(vi) hereof, or until it is advised in writing by Parent that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus and, if requested by Parent, such holder shall deliver to Parent (at the expense of Parent) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities at the time of receipt of such request.

    (d) Each holder of Registrable Securities further agrees not to utilize any material other than the applicable current Prospectus in connection with the offering of Registrable Securities pursuant to a registration.

    (e) The foregoing notwithstanding, Parent shall have the right in its sole discretion, based on any valid business purpose (including, without limitation, to avoid the disclosure of any corporate development that Parent is not otherwise obligated to disclose or to coordinate such distribution with other shareholders that have registration rights with respect to any securities of Parent or with other distributions of Parent (whether for the account of Parent or otherwise)), to suspend the use of the Registration Statement for a reasonable length of time (a "Delay Period") and from time to time; PROVIDED, that the aggregate number of days in all Delay Periods occurring in any period of twelve consecutive months shall not exceed 120. Parent shall provide written notice to each holder of Registrable Securities covered by the Registration of the beginning and end of each Delay Period and such holders shall cease all disposition efforts with respect to Registrable Securities held by them immediately upon receipt of notice of the beginning of any Delay Period.

                                     A-II-4

    (f) Parent may, in its sole discretion, combine any offering of the Registrable Securities with any offering of other securities of Parent (whether for the account of Parent or otherwise), PROVIDED, that (A) the Partners shall have consented to the inclusion of such other securities, (B) the offering is pursuant to a firm commitment underwriting and the managing or principal underwriter shall have consented to the inclusion of such other securities, and
(C) all Registrable Securities requested to be registered and included in the offering shall be included.

    (g) Following the effectiveness of a Registration Statement through the end of the Effectiveness Period, each holder of Registerable Securities agrees, if such holder is requested by an underwriter in an underwritten offering for Parent (whether for the account of Parent or otherwise), not to effect any public sale or distribution of any of Parent's securities during such time period as Parent's directors are also required to refrain from any such sale or distribution.

SECTION 4. REGISTRATION EXPENSES.

    Whether or not the Registration Statement becomes effective, Parent shall pay all costs, fees and expenses incident to Parent's performance of or compliance with this Agreement, including, without limitation, (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or Blue Sky laws, (iii) printing expenses (including, without limitation, expenses of printing of prospectuses if the printing of prospectuses is requested by the holders of a majority of the Registrable Securities included in the Registration Statement), (iv) fees and disbursements of counsel for Parent, and (v) fees and disbursements of all independent certified public accountants of Parent and all other Persons retained by Parent in connection with the Registration Statement. Notwithstanding the foregoing, the fees and expenses of counsel to, or any other Persons retained by, any holder of Registrable Securities, and any discounts, commissions, underwriting or advisory fees, brokers' fees or fees of similar securities industry professional (including any "qualified independent underwriter" retained for the purpose of Rule 2720(c) of the National Association of Securities Dealers, Inc.) relating to the distribution of the Registrable Securities, will be payable by such holder and Parent will have no obligation to pay any such amounts.

SECTION 5. INDEMNIFICATION AND CONTRIBUTION.

    (a) INDEMNIFICATION BY PARENT. Parent agrees to indemnify and hold harmless, to the full extent permitted by law, each Partner, its partners, officers, directors, trustees, stockholders, employees, agents, and investment advisers, and each Person who controls such Partner within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, or is controlled by, such Partner, together with the partners, officers, directors, trustees, stockholders, employees, and agents of such controlling Person (collectively, the "Controlling Persons"), from and against all losses, claims, damages, liabilities, and expenses (including, without limitation, any legal or other fees and expenses reasonably incurred by any Partner or any such Controlling Person in connection with defending or investigating any action or claim in respect thereof) (collectively, the "Damages") to which such Partner, its partners, officers, directors, trustees, stockholders, employees, agents, and investment advisers, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading, or arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto), or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Damages

                                     A-II-5
arise out of or are based upon any such untrue statement or omission based upon information relating to such Partner furnished in writing to Parent by such Partner expressly for use therein.

    (b) INDEMNIFICATION BY THE PARTNERS. Each Partner agrees, severally and not jointly, to indemnify and hold harmless Parent, its directors, officers and each Person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Parent to such Partner, but only with reference to information relating to such Partner furnished to Parent in writing by such Partner expressly for use in the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) and used therein as so provided; provided, however, that such Partner shall not be obligated to provide such indemnity to the extent that such Damages result from the failure of Parent to promptly amend or take action to correct or supplement such Registration Statement or Prospectus on the basis of corrected or supplemental information provided in writing by such Partner to Parent expressly for such purpose. In no event shall the liability of any Partner of Registrable Securities hereunder be greater in amount than the amount of the proceeds received by such Partner upon the sale of the Registrable Securities giving rise to such indemnification obligation.

    (c) INDEMNIFICATION PROCEDURES. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceedings and shall pay the fees and disbursements of such counsel relating to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, or (ii) the indemnifying party fails promptly to assume the defense of such proceeding or fails to employ counsel reasonably satisfactory to such indemnified party or parties, or (iii) (A) the named parties to any such proceeding (including any impleaded parties) include both such indemnified party or parties and any indemnifying party or an Affiliate of such indemnified party or parties or of any indemnifying party, (B) there may be one or more defenses available to such indemnified party or parties or such Affiliate of such indemnified party or parties that are different from or additional to those available to any indemnifying party or such Affiliate of any indemnifying party and (C) such indemnified party or parties shall have been advised by such counsel that there may exist a conflict of interest between or among such indemnified party or parties or such Affiliate of such indemnified party or parties and any indemnifying party or such Affiliate of any indemnifying party, in which case, if such indemnified party or parties notifies the indemnifying party or parties in writing that it elects to employ separate counsel of its choice at the expense of the indemnifying parties, the indemnifying parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the indemnifying parties, it being understood, however, that unless there exists a conflict among indemnified parties, the indemnifying parties shall not, in connection with any one such proceeding or separate but substantially similar or related proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified party or parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party or parties from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party, and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                                     A-II-6

    (d) CONTRIBUTION. To the extent that the indemnification provided for in paragraph (a) or (b) of this Section 5 is unavailable to an indemnified party or insufficient in respect of any Damages, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and the Partner on the other hand in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of Parent on the one hand and of the Partners on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Parent or by the Partners and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

    Notwithstanding the provisions of this Section 5(d), no Partner shall be required to contribute any amount which, when added to any amounts payable by such Partner pursuant to Section 5(b), is in excess of the amount by which the total price at which the Registrable Securities of such Partner were sold exceeds the amount of any Damages which such Partner has otherwise been required to pay by reason of such untrue statement or omission. Each Partner's obligation to contribute pursuant to this Section 5(d) is several in the proportion that the sale proceeds received by such Partner bears to the total sale proceeds received by all of the Partners and not joint.

    Parent and each Partner agrees that it would not be just or equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 6. MISCELLANEOUS.

    (a) RULE 144. For a period of two years from the Closing Date or until such time as the Partners and their Distributees no longer hold any Registrable Securities, Parent shall comply with Rule 144(c) promulgated under the Securities Act and shall make publicly available, and available to Partners, such information as is necessary to enable Partners to sell Registrable Securities pursuant to Rule 144 promulgated under the Securities Act.

    (b) TERMINATION. This Agreement and the obligations of Parent hereunder shall terminate on the earliest of (i) the first date on which no Partners or their Distributees hold any Registrable Securities, and (ii) the close of business on the last day of the Effectiveness Period, PROVIDED, HOWEVER, the obligations of the parties pursuant to Sections 4, 5 and 6(a) hereof shall survive such termination and continue in full force and effect notwithstanding anything in this Agreement to the contrary.

    (c) AMENDMENTS AND WAIVERS. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless Parent has obtained the written consent of a Majority of Partners.

    (d) NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given: when delivered personally; one Business Day after being deposited with a next-day air courier; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed and when receipt is acknowledged, if telecopied, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof):

                                     A-II-7

    (i) if to a holder, at the most current address given by such holder to Parent in accordance with the provisions of this Section 6(c); and

    (ii) if to Parent, initially at One RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011, Attention: Randy Michaels, Fax: (606) 655-2267, with a copy to Graydon, Head & Ritchey, 1900 Fifth Third Center, Cincinnati, Ohio 45202, Attention: John J. Kropp, Esq., Fax: (513) 651-3836.

    (e) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; PROVIDED that the holders may not assign their rights hereunder except to an Affiliate of such holder or a Distributee (as defined below) and no person (other than any such Affiliate or Distributee) who acquires Registrable Securities from a holder shall have any rights hereunder. For purposes of this Agreement, the term "Distributee" shall mean any person that is a stockholder or partner of a Partner, or any person that is a stockholder or partner of a Distributee or any person that is a Distributee of a Distrubtee, to which Registrable Securities are transferred or distributed by such Partner or Distributee and specifically including those persons listed in Schedule 6(e) attached hereto. This Agreement shall survive any transfer of Registrable Securities to a Distributee and shall inure to the benefit of such Distributee.

    (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    (g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO THE PROVISIONS THEREOF GOVERNING CONFLICT OF LAWS PRINCIPLES. ANY SUIT OR PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENT, INSTRUMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT HERETO (OR THE ENFORCEMENT HEREOF OR THEREOF) MUST BE BROUGHT AND PROSECUTED AS TO ALL PARTIES IN, AND EACH OF THE PARTIES HEREBY CONSENTS TO SERVICE OF PROCESS, PERSONAL JURISDICTION AND VENUE IN, THE STATE AND FEDERAL COURTS OF GENERAL JURISDICTION LOCATED IN HAMILTON COUNTY.

    (i) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such that may be hereafter declared invalid, illegal, void, or unenforceable.

    (j) ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by Parent with respect to the Registrable Securities issued pursuant to the Asset Purchase Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    (k) CALCULATION OF TIME PERIODS. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; PROVIDED, that if the date to perform the

                                     A-II-8
act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    JACOR COMMUNICATIONS, INC.
                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    JACOR BROADCASTING CORPORATION
                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    SECRET COMMUNICATIONS LIMITED PARTNERSHIP
                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    PARTNERS
                                    [To be added]

                                     A-II-9